  As filed with the Securities and Exchange Commission on July 12, 2000



                                            Registration No. 333-81313
                                            Registration No.  333-81313-01
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                                ______________

                               Post-Effective
                             AMENDMENT NO. 1
                                      TO
                                 FORM S-4/A
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ______________
                              TELECORP PCS, INC.
            (Exact name of registrant as specified in its charter)

          Delaware                           4812                 54-1872248
(State or other jurisdiction of  (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)   Classification Code Number)  Identification No.)

                                ______________
                         TELECORP COMMUNICATIONS, INC.
            (Exact name of registrant as specified in its charter)

          Delaware                           4812                 52-2105807
(State or other jurisdiction of  (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)   Classification Code Number)  Identification No.)

                                ______________
                              1010 N. Glebe Road
                                   Suite 800
                              Arlington, VA 22201
                                (703) 236-1100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ______________
                             Thomas H. Sullivan
             Executive Vice President and Chief Financial Officer
                              TeleCorp PCS, Inc.
                         1010 N. Glebe Road, Suite 800
                              Arlington, VA 22201
                                 (703) 236-1100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ______________
                                  Copies to:

                              Brian Hoffmann, Esq.
                        Cadwalader, Wickersham & Taft
                                100 Maiden Lane
                              New York, NY 10038
                                (212) 504-6000

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Post-Effective Amendment to this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                      ___________________________________

This prospectus, dated July 12, 2000, is subject to completion and amendment.

PROSPECTUS


                               TELECORP PCS, INC.
              11 5/8% Senior Subordinated Discount Notes Due 2009


     You should carefully review the risk factors beginning on page 10 of this prospectus.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes, or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  Chase Securities Inc. may use this prospectus in connection with offers and sales of the notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Chase Securities Inc. may act as a principal or agent in these transactions. For as long as a market-making prospectus is required to be delivered, the ability of Chase Securities Inc. to make a market in the notes may in part depend on our ability to maintain a current market-making prospectus.


             The date of this prospectus is July 12, 2000.

   This Post-Effective Amendment No. 1 to the registration statement filed on Form S-4 by TeleCorp PCS, Inc. (file numbers 333-81313, 333-81313-01) contains a prospectus relating to market-making activities with respect to the 11 5/8% Senior Subordinated Discount Notes due 2009 which may, from time to time, be carried out by Chase Securities Inc.

                               ----------------

                          FORWARD-LOOKING STATEMENTS


   This prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this prospectus, including without limitation, statements under the captions "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results Of Operations," "Business," and "The Pending Merger and Related Transactions" and located elsewhere in this prospectus regarding the prospects of our industry and our prospects, plans, financial position and business strategy and statements concerning TeleCorp-Tritel Holding Company in the event the pending merger is consummated, may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negatives thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations are disclosed in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus and under "Risk Factors." All subsequent written and oral forward-looking statements attributable to us or person's acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this document. These forward-looking statements speak only as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document might not occur.
                               ----------------

                                    SUMMARY


   This summary contains basic information about us and our 11 5/8 senior subordinated discount notes due 2009. It may not contain all the information that is important to you. We encourage you to read this entire document for an understanding of the offering. In this prospectus, the words "company," "TeleCorp," "we," "our" and "us" refer to TeleCorp PCS, Inc. and its consolidated subsidiaries, prior to the pending merger discussed below. After the merger, TeleCorp and Tritel, Inc. will become wholly-owned subsidiaries of a new holding company which is currently named TeleCorp-Tritel Holding Company. In this prospectus, "Tritel" refers to Tritel, Inc. and its subsidiaries prior to the pending merger and "holding company" refers to TeleCorp-Tritel Holding Company and its subsidiaries after the merger, including TeleCorp and Tritel. We will refer to AT&T Wireless PCS, LLC as "AT&T Wireless", AT&T Wireless Services, Inc. as "AT&T Wireless Services" and AT&T Corp. as "AT&T." Except as otherwise indicated and for historical financial information, all information in this prospectus gives effect to the private offering of 10 5/8% senior subordinated notes in the aggregate principal amount of $450 million. We define certain terms used in this prospectus in the Glossary of Selected Terms.


                                    TeleCorp

   We are the largest AT&T Wireless affiliate in the United States in terms of licensed population, with licenses to serve approximately 16.7 million people in 50 markets based upon an independent valuation report. We have currently launched service in 32 of these markets covering approximately 12.4 million people, or approximately 74% of the population where we hold licenses in the United States and Puerto Rico. We provide digital wireless personal communications services, or PCS, in our covered markets and as of April 30, 2000, we had more than 254,000 customers. We have joined with Tritel and Triton PCS, two other AT&T Wireless affiliates, to operate under a common regional brand name, SunCom. In February 2000, we entered into agreements with AT&T Wireless and AT&T Wireless Services as a result of which we expect to increase our PCS licenses to a total of approximately 21.5 million people in 63 markets. These markets will encompass a contiguous territory including nine of the 100 largest metropolitan areas in the United States and popular vacation destinations such as: New Orleans and Baton Rouge, Louisiana; Memphis, Tennessee; Little Rock, Arkansas; Milwaukee and Madison, Wisconsin; Des Moines, Iowa; and San Juan, Puerto Rico and the U.S. Virgin Islands.

                     Strategic Alliance With AT&T Wireless

   AT&T is one of our largest investors and, upon consummation of the agreements entered into in February 2000, will have increased its ownership interest in us to approximately 23% from approximately 17%. As an AT&T Wireless affiliate, we benefit from many business, operational and marketing advantages, including:

  . Exclusivity. We are AT&T's exclusive provider of wireless mobility services using equal emphasis co-branding with AT&T in our covered markets, subject to AT&T's right to resell services on our network.

  . Brand. We have the right to use the AT&T brand name and logo together with the SunCom brand name and logo in our markets, giving equal emphasis to each. We also benefit from AT&T's nationwide advertising and marketing campaigns.

  . Roaming. We are AT&T's preferred roaming partner for digital customers in our markets. Our roaming revenues increased from approximately $1.9 million in the first quarter of 1999 to approximately $11.5 million in the first quarter of 2000. We believe our AT&T Wireless affiliation will continue to provide us with a valuable base of recurring roaming revenue.

  . Coast-to-Coast Coverage. Outside our markets, our customers can place and receive calls in AT&T Wireless's markets and the markets of AT&T Wireless's other roaming partners.

  . Products and Services. We receive preferred terms on selected products and services, including handsets, infrastructure equipment and back office support from companies who provide these products and services to AT&T.

  . Marketing. We benefit from AT&T's nationwide marketing and advertising campaigns. In addition, we work with AT&T's national sales representatives to jointly market our wireless services to AT&T corporate customers located in our markets.

                              Pending Transactions


   On February 28, 2000, we agreed to merge with Tritel through a merger of each of us and Tritel into newly formed subsidiaries of a new holding company. The new holding company, to be called TeleCorp-Tritel Holding Company, will be controlled by our voting preference common stockholders, and we and Tritel will become subsidiaries of the holding company. In connection with the merger, AT&T Wireless Services agreed to contribute certain wireless rights and commitments in the midwestern United States, including Milwaukee and Madison, Wisconsin, cash of approximately $20 million and a two year extension of its brand license in exchange for 9,272,740 common shares in the newly formed holding company. Should these assets be contributed to the holding company rather than the Company, the holding company will contribute these assets to us, other than the $20 million in cash and the two year extension of its brand license that we will have the benefit of. Additionally, in a separate transaction with AT&T Wireless, we agreed to exchange our licenses in several New England markets for certain wireless properties or rights to acquire additional wireless properties in certain markets in Wisconsin and Iowa, including Des Moines, and a net cash payment to us of approximately $68 million. We also obtained the right to extend the term and geographic coverage of AT&T's license agreement and AT&T Wireless Services' roaming agreement with us to include the new markets, either through amending our existing agreements or entering into new agreements with the holding company on substantially the same terms as our existing agreements. AT&T has also agreed to extend its affiliation agreements to include licenses covering an additional 1.4 million people in the Midwest if we acquire them. We will refer to the transactions described above as the "pending transactions."

   The pending merger has been unanimously approved by our and Tritel's board of directors, with three of our directors abstaining. In addition, shareholders with greater than 50% of the voting power of each company have agreed to vote in favor of the merger. The merger is subject to regulatory approval and other conditions and is expected to close in the last quarter of 2000.


                              Recent Developments


On July 11, 2000 we priced the private offering of $450 million principal amount of 10 5/8% senior subordinated notes due 2010. The private offering is made to qualified institutional buyers in the United States and to certain investors outside the United States. The purpose of the private offering is to, among other things, fund capital expenditures, including those for PCS licenses to be acquired as we grow our presence in digital wireless communications services. The offering is expected to close on July 14, 2000. For purposes of this prospectus, we have assumed that the offering of the new senior subordinated notes has been consummated, although we cannot give assurance that this in fact will happen.


The private offering of new senior subordinated notes will be within the United States to qualified institutional buyers and outside the United States to certain non-US investors. The new senior subordinated notes have a ten-year term, and interest is to be paid semi-annually in cash.


The new senior subordinated notes, at the time of issuance, will not be registered under the Securities Act of 1933 or any state securities laws. Unless they are so registered, these notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

                             Competitive Strengths

   Our goal is to provide our customers with simple-to-buy, easy-to-use wireless services, including coverage across the nation, superior call quality, competitive pricing and personalized customer care. In addition to our strategic alliance with AT&T, we believe we have several key business, operational and marketing advantages, including our:

  . Attractive Markets. The combination of our existing markets and, assuming the consummation of the pending transactions, our new markets in Wisconsin and Iowa would provide us with a contiguous footprint from the Great Lakes in the north to the Gulf Coast of the United States in the south. We believe our existing and new markets are, and will continue to be, strategically important to AT&T because they are located near or adjacent to traffic corridors in and around large markets such as Houston, St. Louis and Milwaukee. After consummation of the pending transactions, our markets would have favorable demographic characteristics for PCS, with an average population density of approximately 30% above the national average and would include major population and business centers and vacation destinations that attract millions of visitors per year. As independent wholly-owned subsidiaries of a new holding company, TeleCorp and Tritel would continue to operate in service areas in the United States covering 35 million people and 16 of the 100 largest metropolitan areas.

  . Strong Capital Base. Upon completion of this offering and the completion of an additional vendor financing facility, we expect to have sufficient capital resources to fund our current business plan through 2003, including capital expenditures and operating losses for our existing and new markets.

  . Experienced and Incentivized Management. Our 21 member senior management team has an average of 11 years of experience with leaders in the wireless industry such as AT&T, Bell Atlantic, BellSouth, Nextel, ALLTELL and Sprint Spectrum. Together, they beneficially own approximately 12% of our class A voting common stock on a fully-diluted basis.

  . Substantial Airwave Capacity. We have licenses with a minimum of 35 MHz of airwaves in our major urban markets of San Juan and New Orleans and 30 MHz in Little Rock and Memphis. Upon consummation of the pending transactions, we will have 30 and 40 MHz of capacity in the major markets of Milwaukee and Madison, Wisconsin, respectively. Megahertz, or MHz, represents a measure of airwave capacity. These amounts are equal to or greater than those held by each of our principal competitors in each of these markets. We believe these amounts of airwaves will enable us to competitively deploy new and enhanced voice and data services. This capacity will also permit us to provide service to the increasing number of wireless users and to service increased use by subscribers.

  . Substantial Progress to Date. Since we initiated service in our first market in February 1999, we have achieved substantial progress in the completion of our network and growth of our business. As of April 30, 2000, we had over 254,000 customers. As of March 31, 2000 we had constructed 815 integrated cell sites and six call connection sites and had launched service in markets encompassing 74% of the total population where we held our licenses. For the quarter ended March 31, 2000 we had revenues of $55.4 million. Additionally, we had 56 SunCom company owned stores, and over 1,300 additional outlets where retailers including Circuit City, Cellular Warehouse, Metrocall, Office Depot, Staples, Best Buy and Office Max offer our products and services.

  . Advanced Digital Technology. We are continuing to build our network using time division multiple access technology, which makes our network compatible with AT&T's network and other time division multiple access networks. This technology allows us to offer enhanced features and services relative to standard analog cellular service, including extended battery life, integrated voicemail, paging, fax and e-mail delivery, enhanced voice privacy and short-messaging capability. Our network will also serve as a platform for the development of mobile data services such as two-way data messaging and two-way data and Internet applications.

                              Corporate Structure

   The following chart illustrates our corporate structure assuming the consummation of the pending transactions. The notes were, and the new senior subordinated notes will be, issued by TeleCorp and are not guaranteed by the holding company or Tritel.



                                                                           ---------------
                                                                           Holding Company
                                                                           ---------------
                                                                __________________|__________________
                                                                |                                   |
-------------------------------                \  ----------------------------       ----------------------------
   Senior Credit Facilities    -----------------\
         $225.0 million                         /
-------------------------------                /
-------------------------------
- New Senior Subordinated Notes
         $450.0 million
                                               \
       - 11 5/8% Notes         -----------------\       TeleCorp PCS, Inc.                  Tritel, Inc.
 $364.3 million accreted value                  /
-------------------------------                /

-------------------------------                \
       Vendor Financing        -----------------\
        $44.4 million                           /
-------------------------------                /  ----------------------------       -----------------------------
                                                                |
                        _______________________________________ |
                       |                                        |
        -----------------------------------      --------------------------------
        TeleCorp Communications, Inc.
                -PCS Operations                     TeleCorp Holding Corp., Inc.            --------------------------------
                                                          and TeleCorp LLC           /              Government License
                -Guarantor of the                                                   /-------            Obligations
        New Senior Subordinated Notes                  -Holders of Licenses         \                  $17.6 million
            and the 11 5/8% Notes                                                    \      --------------------------------
        ------------------------------------     --------------------------------

                                    THE NOTES


Issuer..................... TeleCorp PCS, Inc.


Securities................. $575,000,000 aggregate principal amount at maturity of 11 5/8% Senior Subordinated
                            Discount Notes due 2009.


Maturity Date.............. April 15, 2009.


Interest and Accretion..... The notes will accrete in value until April
                            15, 2004, compounded semi-annually. At that time, cash interest on the notes will accrue and become payable on April 15 and October 15 of each year, beginning on October 15, 2004. The yield to maturity of the notes is 11 5/8% computed on a semi-annual bond-equivalent basis calculated from April 23, 1999.


Original Issue Discount.... We issued the notes with original issue discount for U.S. federal income tax
                            purposes. When computing gross income for U.S. federal income tax purposes, a holder of the notes will be required to include in gross income a portion of the original issue discount for each day during each taxable year in which any notes are held, even though no cash interest payments on the notes will be made prior to October 15, 2004. The original issue discount will be equal to the difference between the sum of all cash payments, whether denominated as interest or principal, to be made on the notes and the issue price of the notes. See "U.S. Federal Tax Considerations--Tax Consequences to U.S. Holders."


Optional Redemption........ On or after April 15, 2004, we may redeem some or all of the notes at the redemption prices described under "Description of the Notes--Optional Redemption," together with accrued and unpaid interest, if any, to the date of redemption.

                            Before April 15, 2002, we may redeem up to 35% of the aggregate principal amount at maturity of the notes with the net cash proceeds of equity offerings at a redemption price equal to 111 5/8% of the accreted value of the notes as of the date of redemption, provided that at least 65% of the aggregate principal amount at maturity of the notes remains outstanding immediately after the redemption. See "Description of the Notes-- Optional Redemption."


Change of Control.......... If we experience a change of control, you will have the right to require us to
                            repurchase your notes at a price equal to 101% of either the accreted value or the principal amount at maturity of the notes, as applicable, together with accrued and unpaid interest, if any, to the date of repurchase. See "Description of the Notes--Change of Control."


Subsidiary Guarantees...... The notes are fully and unconditionally guaranteed on an unsecured, senior
                            subordinated basis by TeleCorp
                            Communications. Some of our future
                            subsidiaries that incur debt will fully and unconditionally guarantee the notes on an unsecured, senior subordinated basis. If we fail to make payments on the notes, our guarantor subsidiaries must make them instead. Each of our guarantor subsidiaries also guarantees our senior credit facilities and are jointly and severally liable on a senior basis with us for all obligations under them. Not all of our subsidiaries guarantee payments on the notes. All obligations under our senior credit facilities are secured by pledges of all the capital stock of all our subsidiaries and security interests in, or liens on, substantially all of our other tangible and intangible assets and the tangible and intangible assets of our subsidiaries. See "Description of the Notes--Subsidiary Guarantees," "--Important Covenants" and "Our Indebtedness--Senior Credit Facilities."

Ranking...................  The notes and the subsidiary guarantees are unsecured and:

                            .       subordinate in right of payment to all of
                              our and our guarantor subsidiaries' existing and future senior debt, including our and our guarantor subsidiaries' obligations under our senior credit facilities;

                            .       equal in right of payment with any of our
                              and our guarantor subsidiaries' new 10 5/8%
                              Senior Subordinated Notes due 2010 and related guarantees, as well as future senior subordinated debt; and

                            .       senior in right of payment to all of our and
                              our guarantor subsidiaries' subordinated debt.


                            As of March 31, 2000:

                            .       our outstanding senior debt was
                              approximately $242.6 million, excluding unused commitments under our senior credit facilities;

                            .       our outstanding senior subordinated debt was
                              approximately $364.3 million (excluding the $450 million of the new senior subordinated notes); and

                            .       our outstanding subordinated debt was
                              approximately $44.4 million.

                            In addition:

                            .       the outstanding senior debt guaranteed by
                              our guarantor subsidiary was approximately $225.0 million;

                            .       the outstanding senior subordinated debt
                              guaranteed by our subsidiary guarantor was approximately $364.3 million (excluding the $450 million of the new senior subordinated notes); and

                            .       our subsidiary guarantor had no subordinated
                              debt.

                            Our subsidiaries who do not guarantee the notes had approximately $17.6 million of senior debt, consisting entirely of debt owed to the U.S. government related to our licenses and guaranteed approximately $225.0 million of our borrowing under our senior credit facilities. These subsidiaries had no senior subordinated debt or subordinated debt.

Restrictive Covenants...... We issued the outstanding notes under an indenture with Bankers Trust Company, as trustee. The indenture restricts, among other things, our ability and the ability of some of our subsidiaries to:

                            .       incur debt;

                            .       create levels of debt that are senior to the
                              notes but junior to our senior debt;

                            .       pay dividends on or redeem capital stock;

                            .       make some investments or redeem other
                              subordinated debt;

                            .       make particular dispositions of assets ;

                            .       engage in transactions with affiliates;

                            .       engage in particular business activities;
                              and

                            .       engage in mergers, consolidations and
                              particular sales of assets.

                            The indenture also limits our ability to permit restrictions on the ability of some of our subsidiaries to pay dividends or make other distributions.

                            For more details, see "Description of the Notes-- Important Covenants" and "--Merger, Consolidation and Sales of Assets."

                                 Risk Factors


  You should consider carefully all of the information described in this prospectus and, in particular, you should evaluate the specific factors under "Risk Factors" beginning on page 10.

            SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA


   The following table sets forth our summary historical consolidated financial and other data for the years ended December 31, 1998 and 1999, and as of March 31, 2000 and for the three months ended March 31, 1999 and 2000. The statements of operations data for the years ended December 31, 1998 and 1999, are derived from our audited consolidated financial statements. The statements of operations data for the three months ended March 31, 1999 and 2000 are derived from our unaudited consolidated financial statements. The balance sheet data at March 31, 2000 is derived from our unaudited consolidated financial statements. All the data should be read in conjunction with "Capitalization," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and the related notes included elsewhere in this prospectus.

                                                           For the three
                               For the year ended           months ended
                                  December 31,               March 31,
                             -----------------------  -------------------------
                               1998         1999         1999          2000
                             ---------  ------------  -----------  ------------
                                                      (unaudited)  (unaudited)
                                            ($ in thousands)
Statements of Operations
 Data:
Revenue:
 Service...................  $     --   $     41,319  $       504  $     36,937
 Roaming...................         29        29,010        1,878        11,452
 Equipment.................        --         17,353        1,858         7,057
                             ---------  ------------  -----------  ------------
 Total revenue.............         29        87,682        4,240        55,446
                             ---------  ------------  -----------  ------------
Operating expenses:
 Cost of revenue...........        --         39,259        2,684        19,026
 Operations and
  development..............      9,772        35,979        7,702        10,966
 Selling and marketing.....      6,325        71,180        7,855        34,625
 General and
  administrative...........     26,239        92,585       10,179        27,276
 Depreciation and
  amortization.............      1,584        55,110        2,764        23,468
                             ---------  ------------  -----------  ------------
 Total operating expenses..     43,920       294,113       31,184       115,361
                             ---------  ------------  -----------  ------------
 Operating loss............    (43,891)     (206,431)     (26,944)      (59,915)
Other (income) expense:
 Interest expense..........     11,934        51,313        6,320        16,990
 Interest income...........     (4,697)       (6,464)      (1,041)       (2,384)
 Other expense (income)....         27          (284)          70           (22)
                             ---------  ------------  -----------  ------------
Net loss...................    (51,155)     (250,996)     (32,293)      (74,499)
Accretion of mandatorily
 redeemable preferred
 stock.....................     (8,567)      (24,124)      (4,267)       (7,733)
                             ---------  ------------  -----------  ------------
Net loss attributable to
 common equity.............  $ (59,722) $   (275,120) $   (36,560) $    (82,232)
                             =========  ============  ===========  ============
Other Data:
 Subscribers (end of
  period)..................        --        142,231        8,805       228,337
 Covered population (end of
  period)..................        --   11.0 million  6.1 million  12.4 million
Deficiency of earnings to
 fixed charges.............  $ (59,722) $   (255,626)              $    (74,774)

                                                                At March 31,
                                                                    2000
                                                                ------------
                                                                (unaudited)
Balance Sheet Data:
Cash and cash equivalents......................................  $   94,606
Working capital................................................       8,452
Property and equipment, net....................................     461,742
PCS licenses and microwave relocation costs, net...............     273,396
Intangible assets--AT&T agreements, net........................      36,119
Total assets...................................................     948,654
Total debt.....................................................     651,325
Mandatorily redeemable preferred stock, net....................     270,914
Total stockholders' equity (deficit)...........................  $ (125,840)

                                  RISK FACTORS

   An investment in the notes involves risk. In addition to the other information in this prospectus, you should consider carefully the following risks in deciding whether to purchase notes.

Risks Relating to Our Business, Operations and Strategy

 We continue to incur significant operating losses, and we may not be able to generate positive cash flow from our operations in the future.

   We have a limited operating history and a history of operating losses. We incurred cumulative operating losses through March 31, 2000 of approximately $313.7 million. We expect to continue to incur operating losses and to generate negative cash flow from operating activities during the next several years while we develop our business and expand our networks. Our business has required and will continue to require substantial capital expenditures. In addition, we have to dedicate a substantial portion of any cash flow from operations to make interest and principal payments on our debt, as well as our subsidiaries' debt, which will reduce funds available for capital expenditures and other purposes. If we do not achieve and maintain positive cash flow from operations on a timely basis, we may be unable to develop our network or to conduct our business in an effective or competitive manner.

 We may not be able to develop the markets we agreed to acquire in the pending transactions with AT&T Wireless.

   We agreed to acquire undeveloped and partially developed licenses from AT&T Wireless in exchange for certain of our markets which already have established operations. Our customer base and revenue will decrease after we exchange the developed markets. In addition, we may not be able to obtain lease sites, network equipment or government or other approvals necessary in order to successfully develop the new markets. If we cannot successfully construct the new network, we may not be able to compensate for the decrease in customer base or revenue from the exchange of our developed market, which may slow our growth and our ability to compete in the wireless communications industry.

 We may not be able to obtain sufficient financing to complete our network, particularly with regard to the licenses we agreed to acquire from AT&T Wireless and to fund our operating losses.

   We will make significant capital expenditures to finish the building, testing and deployment of our network, particularly with regard to the licenses in the midwestern United States that we have agreed to acquire from AT&T Wireless. The actual expenditures necessary to achieve these goals may differ significantly from our estimates. We cannot predict whether any additional financing we may need will be available, what the terms of any such additional financing would be or whether our existing debt agreements would allow additional financing. We may incur variable rate debt, which would make us more vulnerable to interest rate increases. If we cannot obtain additional financing when needed, we will have to delay, modify or abandon some of our plans to construct the remainder of our network. This could slow our growth and negatively impact our ability to compete in the wireless communications industry and to fund operations.

  We would have to obtain additional financing, and the buildout of our network could be delayed if, among other things:

  .  any of our sources of capital are unavailable or insufficient;

  .  we significantly depart from our business plan;

  . we experience unexpected delays or cost overruns in the construction of our network;

  .  we experience increases in operating costs;

  . changes in technology or governmental regulations create unanticipated costs;

  .  we acquire additional licenses; or

  .  revenue from subscribers is lower than anticipated.

 Some of our stockholders are obligated to make equity contributions to us in the future and we cannot guarantee that they will make those contributions.

   We received unconditional and irrevocable equity commitments from some of our stockholders in connection with the completion of various business ventures. In return for these commitments, these stockholders received shares of our common and preferred stock, which they pledged to us and to our senior bank lenders to collateralize their commitments. These stockholders are required to fund $37.7 million of these commitments in 2000, $48.5 million in 2001 and the remaining $11.0 million in 2002. In the event that any of these stockholders do not fund the remaining portions of their commitments, we could foreclose on their pledged shares, but we would likely have to obtain alternative financing to complete our network. Such financing may not be available on terms satisfactory to us, if at all. If we are unable to secure alternate financing, we may have to delay, modify or abandon some of our plans to construct the remainder of our network.

 We may not be able to acquire the sites necessary to complete our network.

   We must lease or otherwise acquire rights to use sites for the location of network equipment and obtain zoning variances and other governmental approvals for construction of our network and to provide wireless communications services to customers in our licensed areas. If we encounter significant difficulties in leasing or otherwise acquiring rights to sites for the location of network equipment, we may need to alter the design of our network. In many cases, we will be required to obtain zoning variances and other governmental approvals or permits. In addition, because of concern over radio frequency emissions and tower appearance, some local governments have instituted moratoria on further construction of antenna sites until the respective health, safety and historic preservation aspects of this matter are studied further. Changes in our development plan could slow the construction of our network, which would make it harder to compete in the wireless communications industry or cause us not to meet development requirements.

 We may have difficulty in obtaining infrastructure equipment.

   The demand for the equipment that we require to construct our network is considerable and manufacturers of this equipment could have substantial backlogs of orders. Accordingly, the lead time for the delivery of this equipment may be long. Some of our competitors purchase large quantities of communications equipment and may have established relationships with the manufacturers of this equipment. Consequently, they may receive priority in the delivery of this equipment. Our agreements with vendors contain penalties if they do not deliver the equipment according to schedule. Nevertheless, the vendors may fail to deliver the equipment to us in a timely manner. If we do not receive the equipment in a timely manner, we may be unable to provide wireless communications services comparable to those of our competitors. In addition, we may be unable to satisfy the requirements regarding the construction of our network contained in Federal Communications Commission regulations and our agreements with AT&T. Our failure to construct our network in a timely manner could limit our ability to compete effectively, cause us to lose our licenses or cause us to breach our agreements with AT&T, which, in turn, could materially adversely affect us.

 Changes in technology and customer demands could adversely affect us.

   If our technologies become obsolete, we may need to purchase and install equipment necessary to allow us to convert to new technologies to compete in the wireless communications marketplace. We use the TDMA, or time division multiple access, technology standard in our network. Other digital technologies, such as CDMA, or code division multiple access, and GSM, or global system for mobile communications, may have significant advantages over TDMA. It is anticipated that CDMA-based PCS providers will own licenses covering virtually all of the United States population. Other PCS providers have deployed GSM technology in many of our markets. GSM is the prevalent standard in Europe. In addition, it is possible that a digital transmission technology other than TDMA may gain sufficient acceptance in the United States to adversely affect the resources currently devoted by vendors to improving TDMA digital cellular technology. If consumers perceive that another technology has marketplace advantages over TDMA, we could experience a competitive disadvantage or be forced to implement that technology at substantially increased cost.

   Although all three standards are digital transmission technologies and share certain basic characteristics that differentiate them from analog transmission technology, they are not compatible or interchangeable with each other. In order to roam in other markets where no PCS licensee utilizes the TDMA standard, our subscribers must utilize tri-mode handsets to use an analog or digital cellular system in such markets. Generally, tri-mode handsets are more expensive than single- or dual-mode handsets. The higher cost of these handsets may impede our ability to attract subscribers or achieve positive cash flow as planned.

   Our agreements with AT&T include conditions requiring us to upgrade our technology to match the technology of AT&T. We may not be able to successfully purchase and install the equipment necessary to allow us to convert to a new or different technology or to adopt a new or different technology at an acceptable cost, if at all. In addition, the technologies that we choose to invest in may not lead to successful implementation of our business plan.

 We may not be able to manage the construction of our network or the growth of our business successfully.

   We expect to experience rapid growth and development in a relatively short period of time. Our financial performance will depend on our ability to manage such growth and the successful construction of our network. Our management may not be able to direct our development effectively, including implementing adequate systems and controls in a timely manner or retaining qualified employees. This inability could slow our growth and our ability to compete in the wireless communications service industry.

 We may experience a high rate of customer turnover that could negatively impact our business.

   Many providers in the personal communications services industry have experienced a high rate of customer turnover as compared to cellular industry averages. Our strategy to address customer turnover may not be successful, or the rate of customer turnover may be unacceptable. The rate of customer turnover may be the result of several factors, including network coverage, reliability issues such as blocked and dropped calls, handset problems, non-usage of phones, change of employment, affordability and customer care concerns. Price competition and other competitive factors could also cause increased customer turnover.

 Our use of the SunCom brand name for marketing may link our reputation with another SunCom company which could result in a negative perception of our brand.

   We use the SunCom brand name to market our products and services in conjunction with other affiliates of AT&T Wireless Services, Tritel and Triton, in order to broaden our marketing exposure and share the costs of advertising. If Tritel or Triton has problems in developing and operating its network, it could harm consumer perception of the SunCom brand and, in turn, harm our reputation and business.

 Our use of the SunCom trademark may expose us to litigation.

   The State of Florida has contacted AT&T Wireless Services concerning Florida's alleged rights in the SunCom trademark. Florida uses the trademark SunCom for a communications network used solely by state agencies in Florida and certain not-for-profit entities that conduct a threshold level of business with the state. If we are not successful in reaching an amicable resolution with Florida regarding the SunCom trademark, we may need to litigate to determine the scope of the rights of the state with respect to the SunCom trademark. The outcome of any litigation is uncertain, and we may not have a continuing right to use the SunCom brand name in the areas in which Florida has done business under the SunCom trademark.

 We are dependent on the services of our senior management and on a management agreement with TeleCorp Management Corp.

   Our success depends upon the services of the members of our senior management team, particularly Mr. Vento, Mr. Sullivan and Ms. Dobson, and their ability to implement our business plan and manage our business. The loss of the services of one or more of these individuals could materially adversely affect us.

   Under our management agreement with TeleCorp Management Corp., TeleCorp Management Corp. provides management services to us regarding the design, development and operation of our network. We depend upon TeleCorp Management Corp. to perform its obligations under the management agreement. TeleCorp Management Corp., which is wholly owned by Mr. Vento and Mr. Sullivan, had no operating history before it began providing services to us. The management agreement terminates:

  .  upon thirty days' notice from TeleCorp Management Corp.;

  . upon our or our stockholders removing Mr. Vento or Mr. Sullivan as a director of TeleCorp;

  .  if we do not pay TeleCorp Management Corp.;

  .  if we become bankrupt; or

  .  on July 17, 2003, unless renewed.

   If the management agreement is terminated, our success and our ability to comply with the rules regarding F-Block and C-Block licenses could be materially adversely affected.

 Some of our stockholders have affirmative or negative control of us and they may have an interest different than yours.

   Messrs. Vento and Sullivan control a majority of our voting power and, after the merger, will control a majority of the holding company's voting power. AT&T Wireless and certain other equity holders of ours and, after the merger, of the holding company have veto power of certain actions. Messrs. Vento and Sullivan, together with these equity holders, control the election of our board of directors and, after the merger, of the holding company's board of directors. Directors and officers of a company generally do not owe a fiduciary duty to holders of debt securities, such as the notes, and they may not act in the best interests of the holders of the notes. Additionally, these stockholders' interests could conflict with our interests, and we may not be able to resolve any such conflict in our favor.

Risks relating to our pending merger with Tritel and other pending agreements

 We may be unable to consummate our pending merger with Tritel and other pending agreements.

   We have entered into agreements:

  . to merge with Tritel, where we and Tritel will become subsidiaries of a newly formed holding company;

  . to acquire from AT&T Wireless Services wireless rights and commitments in the midwestern United States, a two year extension of AT&T's brand license and additional capital in exchange for common shares in the newly formed holding company;

  . to exchange our licenses in several New England markets for certain wireless properties or rights to acquire additional wireless properties of AT&T Wireless in the Milwaukee, Wisconsin and Des Moines, Iowa markets; and

  . to extend the term and geographic coverage of AT&T's license agreement and AT&T Wireless Services' roaming agreement with us to include the new markets and additional funding.

   Each of these transactions is subject to final Federal Communications Commission approvals as well as other conditions. Additionally, the acquisition from AT&T Wireless Services of such wireless rights and commitments is conditional upon the merger and the exchange of licenses described above. Accordingly, we cannot be certain if and when we will consummate these transactions, nor can we be certain of the final terms of these transactions.

 We may not be able to exercise the right to acquire licenses which AT&T Wireless Services has the right to acquire.


   As part of the contribution from AT&T Wireless Services, we will receive an assignment of AT&T Wireless Services' rights under several agreements to purchase licenses covering certain markets in Wisconsin and Iowa. Our ability to exercise these rights is subject to numerous conditions and contingencies. There can be no assurance that we will obtain any or all of these licenses. If we cannot exercise our rights to acquire some or all of these licenses, we will not acquire additional spectrum in Wisconsin and Iowa, which may slow our growth and our ability to compete in the wireless communications industry. See "The Pending Merger and Related Transactions--Concurrent Transactions."

Risks Relating to our Relationship with AT&T

 We depend on agreements with AT&T for our success, and would have difficulty operating without them.

   We have entered into a number of agreements with AT&T, including:

  .  a license agreement;

  .  a stockholders' agreement;

  .  an intercarrier roamer services agreement;

  .  a roaming administration service agreement; and

  .  a long distance agreement.

   Our business strategy depends on our relationship with AT&T. We, along with our operating subsidiaries, are dependent on co-branding, roaming and service relationships with AT&T under our joint venture agreements. These relationships are central to our business plan. If any of these relationships were terminated, our business strategy could be significantly affected and, as a result, our operations and future prospects could be adversely affected.

   The AT&T agreements create an organizational and operational structure that defines the relationships between AT&T and us. Because of our dependence on these relationships, it is important for you to understand that there are circumstances in which AT&T can terminate our right to use its brand name, as well as other important rights under the joint venture agreements, if we violate the terms of the joint venture agreements or if certain other events occur.

   We have agreements with AT&T Wireless for equipment discounts. Any disruption in our relationship with AT&T Wireless could hinder our ability to obtain the infrastructure equipment that we use in our network or harm our relationship with our vendors.

 If we fail to maintain certain quality standards, violate terms of our licenses or AT&T Wireless engages in certain combination transactions, AT&T could terminate its exclusive relationship with us and our rights to use the AT&T brand.

   If we fail to meet specified customer care, reception quality and network reliability standards set forth under the stockholders' agreement, AT&T Wireless may terminate AT&T Wireless's exclusivity obligations with us and AT&T may terminate our rights to use the AT&T brand. If AT&T Wireless terminates its exclusivity obligations, other providers could then enter into agreements with AT&T Wireless, exposing us to increased competition, and we could lose access to customers. If we lose our rights to use the AT&T brand, we would lose the advantages associated with AT&T's marketing efforts and customers may not recognize our brand readily. We may have to spend significantly more money on advertising to create brand recognition.

   AT&T can terminate our license to use the AT&T brand name, our designation as a member of the AT&T Wireless network, or our use of other AT&T service marks if we violate the terms of the license or otherwise breach one of the AT&T agreements. The exercise by AT&T of any of these rights, or other rights described in the AT&T agreements, could significantly and materially adversely affect our operations and revenues.

   In addition, if AT&T or its affiliates combines with specified entities with over $5 billion in annual revenues from telecommunications activities, that derive less than one-third of their aggregate revenues from the provision of wireless telecommunications and that have PCS or cellular licenses that cover at least 25% of the people covered by our licenses, then AT&T Wireless may terminate its exclusivity obligations with us in markets that overlap with markets of those entities. Other providers could then enter into agreements with AT&T Wireless in those markets, exposing us to increased competition, and we could lose access to customers.

 We rely on AT&T Wireless Services for a significant portion of our roaming revenue and a decrease in this roaming revenue may have a negative impact on our business.

   Under the roaming agreement, the roaming rate that AT&T Wireless Services pays to us when AT&T Wireless Services' customers roam onto our network will decline over each of the next several years in certain of our markets. This may affect our roaming revenue, most of which has historically been derived from AT&T Wireless Services' customers traveling through our markets.

 We rely on the use of the AT&T brand name and logo to market our services, and a loss of use of this brand name and logo or a decrease in the market value of this brand name and logo would hinder our ability to market our products and may have an adverse effect on our business and results of operations.

   The AT&T brand and logo is highly recognizable and AT&T supports its brand and logo by its marketing. If we lose our rights to use the AT&T brand and logo under the license agreements with our subsidiaries, we would lose the advantages associated with AT&T's marketing efforts.

   If we lose the rights to use this brand and logo, customers may not recognize our brand readily and we may have to spend significantly more money on advertising to create brand recognition.

   In addition, our results of operations are highly dependent on our relationship with AT&T and AT&T Wireless, their success as wireless communications providers and the value of the AT&T brand and logo. If AT&T Wireless encounters problems in developing and operating its wireless network and its reputation as a wireless communications provider declines, it could adversely affect the value to us of the AT&T brand, our agreements with various AT&T entities and our results of operations. In that event, we may need to invest heavily in obtaining other operating agreements and in marketing our brand to develop our business, and we may not have funds to do so.

 AT&T Wireless can at any time require us to enter into a resale agreement that would allow AT&T Wireless to sell access to, and usage of, our services in its licensed area on a nonexclusive basis using the AT&T brand.

   Under the terms of a stockholders' agreement, we are required to enter into a resale agreement at AT&T Wireless's request. The resale agreement will allow AT&T Wireless to sell access to, and usage of, our services in its licensed area on a nonexclusive basis and using the AT&T brand. AT&T Wireless may be able to develop its own customer base in our licensed area during the term of the resale agreement.

 AT&T Wireless may terminate its rights under the stockholders' agreement, which could result in increased competition with us for subscribers who otherwise might use our services that are co-branded with AT&T.

   If AT&T Wireless engages in specified business combinations, the exercise of its termination rights under the stockholders' agreement could result in increased competition detrimental to our business. We cannot assure you that AT&T Wireless will not enter into such a business combination, and the termination of the non-compete and exclusivity provisions of the stockholders' agreement could have a material adverse effect on our operations.

 We may not be able to engage in certain activities and make acquisitions outside of our license footprint and this may limit our future growth.

   Generally, under our agreements with AT&T, we cannot engage in any business other than providing mobile wireless telecommunications services using TDMA technology or ancillary businesses, or make acquisitions of licenses outside of our license footprint without the approval of AT&T Wireless. This limitation on our ability to engage in other businesses or acquire additional licenses outside of our footprint may inhibit our future growth.


Risks Relating to the Notes

 We have substantial debt which we may not be able to service.


   We have a substantial amount of debt. As of March 31, 2000, after giving effect to the offering of the new senior subordinated notes, our outstanding debt consisted of (1) approximately $242.6 million of senior debt, consisting of approximately $225.0 million of borrowings under our senior credit facilities and $17.6 million of debt owed to the U.S. government related to our licenses,
(2) approximately $364.3 aggregate accreted value of the notes, (3) $450 million of the new senior subordinated notes and (4) approximately $44.4 million of junior subordinated notes issued to Lucent in connection with the vendor financing. In addition, Lucent has committed to make available up to an additional $50.0 million of junior subordinated notes in connection with our development of new markets. We may incur additional debt in the future. The indentures governing the notes and the new senior subordinated notes permit us to incur additional debt, subject to certain limitations. Our senior credit facilities provide for total borrowings in the amount of up to $560.0 million, and, in certain circumstances, for additional borrowings in the amount of up to $40.0 million. As of March 31, 2000, the vendor financing provided by Lucent provided for us to issue up to an additional $25.0 million aggregate principal amount of notes based upon our current markets.

   The substantial amount of our debt will have a number of important consequences for our operations, including:

  . we may not have sufficient funds to pay interest on, and principal of, our debt (including the notes and the new senior subordinated notes);

  . if payments on any debt owed to the U.S. government are not made when due, the Federal Communications Commission may:

    .  impose substantial financial penalties;

    . reclaim and reauction the related licenses, and impose a significant financial penalty in respect of each license that is reclaimed and reauctioned;

    .  deny renewal of any other licenses; and

    .  pursue other enforcement measures;

  . we will have to dedicate a substantial portion of any cash flow from operations to the payment of interest on, and principal of, our debt, which will reduce funds available for other purposes;

  . we may not be able to obtain additional financing for capital requirements, capital expenditures, working capital requirements and other corporate purposes;

  . some of our debt, including borrowings under our senior credit facilities, will be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates;

  . pledges of the capital stock of our subsidiaries and liens on substantially all of our other assets and the assets of such subsidiaries secure the debt incurred under our senior credit facilities and this debt matures prior to the maturity of the notes; and

  . our ability to adjust to changing market conditions and to withstand competitive pressures could be limited, and we may be vulnerable to additional risk in the event of a downturn in general economic conditions or our business.


   Our ability to make payments on our debt, including the notes and the new senior subordinated notes, depends upon our future operating performance, which is subject to general economic and competitive conditions and to financial, business and other factors, many of which we cannot control. If our cash flow from our operating activities is insufficient, we may take certain actions, including delaying or reducing capital expenditures, attempting to restructure or refinance our debt, selling assets or operations or seeking additional equity capital. We may be unable to take any of these actions on satisfactory terms or in a timely manner. Further, any of these actions may not be sufficient to allow us to service our debt obligations. Our existing debt agreements limit our ability to take certain of these actions. The indenture governing the notes and the indenture governing the new senior subordinated notes contain similar restrictions. Our failure to earn enough to pay our debts or to successfully undertake any of these actions could, among other things, materially adversely affect the market value of the notes.

 Our debt instruments contain restrictive covenants that may limit our operating flexibility.

   The documents governing our indebtedness, including the credit facilities and senior subordinated note indentures, contain significant covenants that limit our ability to engage in various transactions and, in the case of the credit facilities, require satisfaction of specified financial performance criteria. In addition, under each of these documents, the occurrence of specific events, in some cases after notice and grace periods, would constitute an event of default permitting acceleration of the respective indebtedness. The limitations imposed by the documents governing the outstanding indebtedness are substantial, and if we fail to comply with them our debts could become immediately payable at a time when we are unable to pay them.

 We may have to make concessions to obtain bank consents necessary to consummate the merger.

   We must obtain various consents from certain banks in order to complete the merger. We have not yet received any bank consents. We may have to make concessions in order to obtain these bank consents. There is no assurance that these concessions will not have a material adverse effect on us.

 The notes are subordinate to other debt that encumbers our assets.


   The right to payment on the notes is subordinate to all of our existing and future senior debt. Similarly, each subsidiary guarantee of the notes is subordinate to all existing and future senior debt of the applicable guarantor. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us or any guarantor, our or such guarantor's assets will be available to pay obligations on the notes or the applicable guarantee only after all outstanding senior debt of that party has been paid in full. There may not be sufficient assets remaining to make payments on amounts due on any or all of the notes then outstanding or any subsidiary guarantee. In addition, under certain circumstances, an event of a default in the payment of certain senior debt will prohibit us and the guarantors of the notes from paying the notes or the guarantees of the notes. As of March 31, 2000:

  . our outstanding senior debt was approximately $242.6 million (excluding unused commitments of $335.0 million under our senior credit facilities); and

  . the outstanding senior debt of our subsidiary guarantor was approximately $225.0 million (consisting entirely of guarantees of borrowings under our senior credit facilities).


   In addition, certain of our subsidiaries do not guarantee the notes. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any of these subsidiaries, the assets of these subsidiaries will be available to pay obligations on the notes only after all outstanding liabilities of the subsidiaries have been paid in full. As of March 31, 2000, the total liabilities of these subsidiaries was approximately $43.0 million, consisting of debt owed to the U.S. government related to our licenses in the approximate amount of $17.6 million, trade payables in the approximate amount of $12.8 million and other accrued expenses in the approximate amount of $12.6 million.

   Repayment of the notes is not, and repayment of the new senior subordinated notes will not be, guaranteed by Tritel or the new holding company.


 Although the indenture governing the notes limits the amount of debt we and certain of our subsidiaries may incur, the amount of such debt could be substantial and could be senior debt.


   The notes and the guarantees of the notes are unsecured. Thus, the notes and the guarantees of the notes rank junior in right of payment to any of our secured debt or the secured debt of the guarantors of the notes to the extent of the value of the assets securing that debt. The secured debt includes debt incurred under our senior credit facilities, which is secured by liens on substantially all of our assets and those of our subsidiaries. If an event of default were to occur under our senior credit facilities, the lenders could foreclose on that collateral regardless of any default with respect to the notes. These assets would first be used to repay in full all amounts outstanding under our senior credit facilities.

 Because a significant portion of our assets are intangible, they may have little value upon a liquidation.

   Our assets consist primarily of intangible assets, principally Federal Communications Commission licenses, the value of which will depend significantly upon the success of our PCS network business and the growth of the PCS and wireless communications industries in general. If we default on our indebtedness, or if we are liquidated, the value of these assets may not be sufficient to satisfy our obligations to our creditors and debtholders, including the holders of the notes.

 We are dependent on our subsidiaries for funds necessary to make payments on the notes.


   Almost all of our operations are conducted through our subsidiaries. As a result, we are dependent upon dividends from our subsidiaries for the funds necessary to make payments on the notes. The indenture governing the notes and the indenture governing the new senior subordinated notes limit restrictions on the ability of certain of our subsidiaries to pay dividends or make certain other distributions. Our senior credit facilities also restrict the ability of these subsidiaries to pay dividends or make other distributions. In addition, there can be no assurance that any such dividends or distributions will be adequate to allow us to make payments on the notes.

 We may not be able to satisfy our obligations owed to the holders of the notes upon a change of control.


   Upon the occurrence of a "change of control" as defined in the indenture governing the notes and the indenture governing the new senior subordinated notes, each holder of the notes will have the right to require us to repurchase that holder's notes at a price equal to 101% of either the accreted value or the principal amount at maturity of the notes, as applicable, together with accrued and unpaid interest to the date of repurchase. Certain events which would constitute a change of control under the indenture governing the notes and the indenture governing the new senior subordinated notes would also constitute a default under our senior credit facilities. In addition, our senior credit facilities effectively prevent the repurchase of the notes by us in the event of a change of control of us unless all amounts outstanding under our senior credit facilities are repaid in full. Our failure to repurchase the notes would be a default under the indenture governing the notes, which would be a default under our senior credit facilities. The inability to repay all indebtedness outstanding under our senior credit facilities upon acceleration thereof would also be a default under the indenture governing the notes. Any default under our senior credit facilities or the indenture governing the notes would materially adversely affect our business, operations and financial results as well as the market price of the notes. In the event of a change of control, we may not have sufficient assets to satisfy all obligations under our senior credit facilities and the indenture governing the notes and the indenture governing the new senior subordinated notes. Any debt we incur in the future may also prohibit certain events or transactions that would constitute a change of control under the indenture governing the notes.


   We may enter into transactions, including acquisitions, refinancings or recapitalizations, or highly leveraged transactions, that do not constitute a change of control under the indenture governing the notes. Any of these transactions may result in an increase in our debt or otherwise affect our capital structure, harm our credit ratings or have a material adverse affect on holders of the notes.

 There is no public market for the notes.


   There is no established market for the notes. The notes are not listed on any securities exchange and no quotation system quotes the notes. The initial purchasers of the notes have told us that they intend to make a market in the notes.

but they are not obliged to do so. The initial purchasers may discontinue any market-making in the notes at any time in their sole discretion. If Chase Securities Inc. conducts any market-making activities, it may be required to deliver a market-making prospectus when effecting offers and sales of the notes because affiliates of Chase Securities Inc. beneficially own some of our capital stock. For so long as a market-making prospectus is required to be delivered, the ability of Chase Securities Inc. to make a market in the notes depends, in part, on our ability to maintain a current market-making prospectus. Accordingly, we cannot ensure a liquid market for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable. Future trading prices of the notes will depend on many factors, including our operating performance and financial condition, prevailing interest rates and the market for similar securities.





You may be liable for taxes with respect to the notes before interest on the notes is paid to you.

  We issued the notes at a substantial discount from their principal amount at maturity. Original issue discount, the difference between the stated redemption price at maturity of the notes and the issue price of the notes, accrued from April 23, 1999 and will be included in your gross income for federal income tax purposes before you receive the cash payment of this interest.

We may not be able to take full advantage of tax deductions related to the notes or net operating loss carryforwards.

  U.S. federal income tax law may postpone or limit our deduction of interest or original issue discount. U.S. federal income tax law limits the use of corporate net operating loss carryforwards following particular ownership changes in a corporation. This may limit our ability to use the net operating loss carryforwards we have experienced or acquired to date to reduce future tax liabilities.


If we become bankrupt, you may be limited in the amount you can claim, and you may recognize taxable gain for any amounts you do collect.


  If a bankruptcy case were commenced by or against us under the U.S. Bankruptcy Code, your claim with respect to the principal amount of the notes may be limited to the amount you paid for your notes and that portion of the accreted original issue discount that is not deemed to constitute unmatured interest for purposes of the U.S. Bankruptcy Code. This may be less than the accreted value or the principal amount at maturity of your notes. Specifically, any original issue discount that had not amortized as of the date of the bankruptcy filing could constitute unmatured interest for purposes of the U.S. Bankruptcy Code. To the extent that the U.S. Bankruptcy Code differs from the Internal Revenue Code of 1986 in determining the method of amortization of original issue discount, the amount you collect in a bankruptcy proceeding could be different than the amount of original issue discount you have already recorded as taxable income and you may recognize taxable gain or loss upon payment of your claim.

   General declines in the market for securities like the notes may materially adversely affect the trading market for the notes, and their liquidity, regardless of our financial performance or prospects.

Risks Related to Our Industry

 We face intense competition from other PCS and cellular providers and from other technologies.

   The viability of our PCS business will depend upon, among other things, our ability to compete, especially on price, reliability, quality of service, availability of voice and data features and customer care. In addition, our ability to maintain the pricing of our services may be limited by competition, including the entry of new service providers into our markets.

   We compete directly in each of our markets with at least two wireless communications service providers such as:

  .  Verizon Wireless;

  .  BellSouth;

  .  Powertel;

  .  Nextel;

  .  Voicestream Wireless Corporation;

  .  Puerto Rico Telephone Company;

  .  Centennial Cellular;

  .  SBC Communications;

  .  US Cellular;

  .  Sprint PCS; and

  .  ALLTEL.

   Some of these providers have significant infrastructure in place, often at low historical cost, and have been operational for many years, with substantial existing subscriber bases, and may have greater capital resources than we do. We also face competition from paging, dispatch and conventional mobile radio operations, specialized mobile radio, called SMR, and enhanced specialized mobile radio, called ESMR, including those ESMR networks operated by Nextel Communications and its affiliates in our markets, and domestic and global mobile satellite service. We will also compete with resellers of wireless communications services in each of our markets. We have not obtained a significant share of the market in any of our areas of operation. We expect competition in the wireless telecommunications industry to be dynamic and intense as a result of the entrance of new competition, the development and deployment of new technologies, products and services, changes in consumer preferences and demographic trends.

   In the future, cellular and PCS providers will also compete more directly with traditional landline telephone service operators, and may compete with services offered by energy companies, utility companies and cable and wireless cable operators seeking to offer communications services by leveraging their existing infrastructure. They may attract customers away from us or prevent us from attracting customers. Additionally, continuing technological advances in telecommunications, the availability of more spectrum and Federal Communications Commission policies that encourage the development of new spectrum-based technologies make it impossible to accurately predict the extent of future competition.

 Concerns that the use of wireless handsets may pose health and safety risks may discourage the use of our PCS handsets.

   Media reports have suggested that, and studies are currently being undertaken to determine whether, radio frequency emissions from cellular and PCS wireless handsets may be linked with health risks, including cancer, and interference with various electronic medical devices, including hearing aids and pacemakers.

   Concerns over radio frequency emissions may discourage the use of wireless communications devices, such as PCS handsets, which could adversely affect our business. In addition, the Federal Communications Commission requires that certain transmitters, facilities, operations, and mobile and portable transmitting devices used in PCS handsets meet specific radio frequency emission standards. Compliance with any new restrictions could materially increase our costs. Concerns about radio frequency emissions may affect our ability to obtain licenses from government entities necessary to construct microwave sites in certain locations.

   Separately, governmental authorities may create new regulations concerning hand-held phones, and our handsets may not comply with rules adopted in the future. Noncompliance would decrease demand for our services. In addition, some state and local legislatures have passed or are considering restrictions on wireless phone use for drivers. The passage or proliferation of this or future legislation could decrease demand for our services.

   We cannot predict the effect of any governmental action concerning the usage of mobile phones. In addition, measures aimed at wireless services companies, as opposed to users, may be proposed or passed on the state or federal level in the future. Governmental actions could materially adversely affect us by requiring us to modify our operations or business plans in response to such restrictions.

 Third-party fraud causes us to incur increased operating costs.

   As do most companies in the wireless industry, we incur costs associated with the unauthorized use of our network, including administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud. Fraud impacts interconnection costs, capacity costs, administrative costs, fraud prevention costs and payments to other carriers for unbillable fraudulent roaming.

Risks Relating to Regulatory Matters

 The Federal Communications Commission has the ability to cancel or revoke our licenses which would adversely affect our business and our ability to generate income.

   Our principal assets are PCS licenses issued by the Federal Communications Commission. The Federal Communications Commission has imposed certain requirements on its licensees, including PCS operators. For example, PCS licenses may be revoked by the Federal Communications Commission at any time for cause. The licenses may also be cancelled for a violation of Federal Communications Commission regulations, failure to continue to qualify for the licenses, malfeasance, other misconduct or failure to comply with the terms of the licenses. The loss of any license, or an action that threatens the loss of any license, would have a material adverse effect on our business and operating results.

 Because we face broad and evolving government regulation, we may have to modify our business plans or operations in the future and may incur increased costs to comply with new regulations.

   The licensing, construction, operation, sale and interconnection arrangements of wireless telecommunications systems are regulated to varying degrees by the Federal Communications Commission, Congress and state and local regulatory agencies. This regulation is continually evolving. There are a number of issues as to which regulation has been or in the future may be introduced, including those regarding interference between different types of wireless telecommunications systems and the effect of wireless telecommunications equipment on medical equipment and devices. As new regulations are promulgated on these or other subjects, we may be required to modify our business plans or operations to comply with them. It is possible that the Federal Communications Commission, Congress or any state or local regulatory agency having jurisdiction over our business will adopt or change regulations or take other actions that could adversely affect our business and operating results.

   The Telecommunications Act of 1996 mandated significant changes in existing regulation of the telecommunications industry to promote competitive development of new service offerings, to expand public availability of telecommunications services and to streamline regulation of the industry. Nevertheless, the implementation of these mandates by the Federal Communications Commission and state authorities will involve numerous changes in established rules and policies that could adversely affect our business.

   All of our PCS licenses are subject to the Federal Communications Commission's buildout requirements. We have developed a buildout plan that we believe meets all Federal Communications

Commission requirements. In addition, the acquisition of new licenses in connection with the merger and separate exchange transaction will require new buildout plans. However, we may be unable to meet our buildout schedules. If there are delays in implementing our and our subsidiaries' network buildout, the Federal Communications Commission could reassess our authorized service area or, in extreme cases, it may revoke our licenses or impose fines.

   The current restrictions on foreign ownership could adversely affect our ability to attract additional equity financing from entities that are, or are owned by, foreign interests. If our foreign ownership were to exceed the then-applicable limits in the future, the Federal Communications Commission could revoke or cancel our PCS licenses or order an ownership restructuring that could cause us to incur significant costs.

 We could lose our F-Block and C-Block licenses if we fail to meet financial and other tests.

   To retain the C- and F-Block licenses and the favorable government financing granted to us, we must maintain our designated entity status as an entrepreneur and small business or very small business. To maintain all of the benefits of our designated entity status, our control group, including our qualifying investors, must retain certain minimum stock ownership and control of our voting stock, as well as legal and actual control of us for five years from the date of grant of our C- and F-Block PCS licenses, subject to possible unjust enrichment obligations for ten years. The Federal Communications Commission has indicated that it will not rely solely on legal control in determining whether the control group and its qualifying investors are truly in control of an entity. Even if the control group and the qualifying investors hold the requisite percentages of equity control, the Federal Communications Commission may still inquire to determine whether actual and voting control exists.

 Government regulation, changes in our licenses or other governmental action could affect how we do business and hinder our ability to service our debt.

   Congress, the Federal Communications Commission, the Federal Aviation Administration, state and local regulatory authorities or the courts may adopt new regulations, amend existing regulations, alter the administration of existing regulations or take other actions that might cause us to incur significant costs in making changes to our network, and such costs might affect our cash flows. Additionally, the potential allocation by the Federal Communications Commission of additional PCS licenses or other wireless licenses in our markets may increase competition in those markets which might adversely affect our operating results.

   As the Federal Communications Commission continues to implement changes to promote competition under the Communications Act of 1934, as amended by the Telecommunications Act of 1996, it may change how it regulates the way our network connects with other carriers' networks. The Federal Communications Commission may require us to provide lower cost services to other carriers, which may lessen our revenues.

   Our licenses to provide wireless communications services, which are our principal assets, have terms of ten years. The Federal Communications Commission may not renew our licenses upon the expiration of their terms. Further, the Federal Communications Commission could modify our licenses in a way that decreases their value or use to us or allocate unused airwaves for similar services. The nonrenewal or modification of any of our licenses or the allocation of additional spectrum would slow our growth and ability to compete in the wireless communications industry.

 We could lose our PCS licenses or incur financial penalties if the Federal Communications Commission determines certain of us and our subsidiaries are not small businesses, very small businesses or entrepreneurial enterprises or if we do not meet the Federal Communications Commission's minimum construction requirements.

   The Federal Communications Commission could impose penalties on us related to our subsidiaries' very small business, small business and entrepreneurial status and its requirements regarding minimum construction of our network that could slow our growth and our ability to compete in the wireless communications industry.

   Certain of our subsidiaries acquired PCS licenses as very small businesses, small businesses and entrepreneurial companies. These subsidiaries must remain very small businesses, small businesses or entrepreneurs, as the case may be, for at least five years following the original date of determination to comply with applicable rules of the Federal Communications Commission, including rules governing our capital and ownership structure and corporate governance. If the Federal Communications Commission determines that we or our subsidiaries violated these rules or failed to meet its minimum construction requirements, it could impose substantial penalties upon us. Among other things, the Federal Communications Commission could:

  .  fine us;

  .  cancel our licenses;

  .  revoke our licenses;

  .  accelerate our installment payment obligations;

  .  require a restructuring of our equity; or

  .  cause us to lose bidding credits retroactively.

                                USE OF PROCEEDS


The Company will receive none of the proceeds for the sale of the notes by Chase Securities Inc. or any of its affiliates.

                                CAPITALIZATION


   The following table sets forth as of March 31, 2000, our capitalization. This table should be read in conjunction with "Summary Historical Consolidated Financial and other Data," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and the related notes included elsewhere in this prospectus.

                                                       As of March 31, 2000
                                                       -----------------------
                                                               Actual
                                                            -----------
                                                             (unaudited)
                                                          ($ in thousands)
   Cash and cash equivalents............................       $ 94,606
                                                               ========
   Long term debt:
     Government license obligations.....................       $ 17,558
     Senior credit facilities(a)........................        225,000
     11 5/8% Notes......................................        364,341
     New Senior Subordianted Notes .....................            --
     Vendor financing(b)................................         44,426
                                                               --------
       Total debt.......................................        651,325
                                                               --------
   Mandatorily redeemable preferred stock(c)............        367,915
   Preferred stock subscriptions receivable.............        (97,001)
                                                               --------
     Mandatorily redeemable preferred stock, net........        270,914
                                                               --------
   Stockholders' equity (deficit).......................       (125,840)
                                                               --------
   Total capitalization.................................       $796,399
                                                               ========

--------
(a) Our senior credit facilities provide up to $560.0 million of term loan and revolving credit financing. As of March 31, 2000, we had drawn $225.0 million under our senior credit facilities. See "Description of Other Indebtedness--Senior Credit Facilities."
(b) We obtained a total of $40.0 million in vendor financing in the form of Series A junior subordinated notes purchased by Lucent. As of March 31, 2000, the outstanding balance of Series A notes, including accrued interest was $44.4 million. See "Description of Other Indebtedness-- Existing Vendor Financing."
(c) Represents mandatorily redeemable preferred stock issued to AT&T, Chase Capital Partners, Desai Capital Management Incorporated, Hoak Capital Corporation, J.H. Whitney III, L.P., M/C Partners, Entergy Corporation, Northwood Ventures, LLC, One Liberty Ventures, LLC, Toronto Dominion Capital, Wireless 2000, Digital PCS and stockholders of TeleCorp Holding (our predecessor company).

                      SELECTED HISTORICAL FINANCIAL DATA


   The selected historical balance sheet data presented below as of December 31, 1998 and 1999 and the selected statements of operations data for each of the three years in the period ended December 31, 1999, have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected historical balance sheet data presented below as of December 31, 1996 and 1997 and the selected statement of operations data for the period from inception on July 29, 1996 to December 31, 1996 have been derived from audited consolidated financial statements not included in this prospectus. The selected historical balance sheet data presented below as of March 31, 2000 and the selected statements of operations data for the three months ended March 31, 1999 and 2000 have been derived from unaudited consolidated financial statements included elsewhere in this prospectus. "Other Data" is not directly derived from the historical consolidated financial statements, and has been presented to provide additional information. You should read this information together with our Consolidated Financial Statements and the related notes included elsewhere in this prospectus.

                                                                                 For the three
                          July 29, 1996                                           months ended
                          (inception) to For the year ended December 31,           March 31,
                           December 31,  ---------------------------------  -------------------------
                               1996        1997      1998         1999         1999          2000
                          -------------- --------  ---------  ------------  -----------  ------------
                                                                            (Unaudited)  (Unaudited)
                                                     ($ in thousands)
Statements of Operations
 Data:
Revenue:
 Service................      $  --      $    --   $     --   $     41,319  $       504  $     36,937
 Roaming................         --           --          29        29,010        1,878        11,452
 Equipment..............         --           --         --         17,353        1,858         7,057
                              ------     --------  ---------  ------------  -----------  ------------
   Total revenue........         --           --          29        87,682        4,240        55,446
                              ------     --------  ---------  ------------  -----------  ------------
Operating expenses:
 Cost of revenue........         --           --         --         39,259        2,684        19,026
 Operations and
  development...........         --           --       9,772        35,979        7,702        10,966
 Selling and
  marketing.............          10          304      6,325        71,180        7,855        34,625
 General and
  administrative........         515        2,637     26,239        92,585       10,179        27,276
 Depreciation and
  amortization..........         --            11      1,584        55,110        2,764        23,468
                              ------     --------  ---------  ------------  -----------  ------------
   Total operating
    expenses............         525        2,952     43,920       294,113       31,184       115,361
                              ------     --------  ---------  ------------  -----------  ------------
   Operating loss.......        (525)      (2,952)   (43,891)     (206,431)     (26,944)      (59,915)
 Other (income) expense:
 Interest expense.......         --           396     11,934        51,313        6,320        16,990
 Interest income........         --           (13)    (4,697)       (6,464)      (1,041)       (2,384)
 Other expense
  (income)..............         --           --          27          (284)          70           (22)
                              ------     --------  ---------  ------------  -----------  ------------
   Net loss.............        (525)      (3,335)   (51,155)     (250,996)     (32,293)      (74,499)
   Accretion of
    mandatorily
    redeemable preferred
    stock...............        (289)        (726)    (8,567)      (24,124)      (4,267)       (7,733)
                              ------     --------  ---------  ------------  -----------  ------------
   Net loss attributable
    to common equity....      $ (814)    $ (4,061) $ (59,722) $   (275,120) $   (36,560) $    (82,232)

                              ======     ========  =========  ============  ===========  ============

Net loss attributable to
 common equity per
 share--basic and
 diluted................     $(44.45)   $(111.74) $    (2.19) $      (3.58) $     (0.62) $      (0.83)
                             =======    ========  ==========  ============  ===========  ============
Weighted average common
 equity shares
 outstanding--basic and
 diluted................      18,313      36,340  27,233,786    76,895,391   59,037,842    99,556,975
                             =======    ========  ==========  ============  ===========  ============

Other Operating Data:
 Subscribers (end of
  period)...............         --           --         --        142,231        8,805       228,337
 Covered population (end
  of period)............         --           --         --   11.0 million  6.1 million  12.4 million
 Deficiency of earnings
  to fixed charges (a)..     $  (525)   $ (3,467)  $ (59,722) $   (255,626)              $    (74,774)

                                                                       As of
                                      As of December 31,             March 31,
                               -----------------------------------  -----------
                                1996    1997      1998      1999       2000
                               ------  -------  --------  --------  -----------
                                                                    (unaudited)
                                       ($ in thousands)

Balance Sheet Data:
Cash and cash equivalents....  $   52  $ 2,567  $111,733  $182,330   $  94,606
Working (deficit) capital....    (524)  (6,656)   (4,676)   94,082       8,452
Property and equipment, net..       1    3,609   197,469   400,450     461,742
PCS licenses and microwave
 relocation costs, net.......     --    10,018   118,107   267,682     273,396
Intangible assets--AT&T
 agreements, net.............     --       --     26,285    37,908      36,119
Total assets.................   7,574   16,295   466,644   952,202     948,654
Total debt...................     499    7,727   243,385   640,571     651,325
Mandatorily redeemable
 preferred stock, net........   7,789    4,144   164,491   263,181     270,914
Total stockholders' equity
 (deficit)...................  $ (812) $(4,875) $(64,500) $(90,554)  $(125,840)

(a) The ratio of earnings to fixed charges is computed by dividing fixed charges into income before taxes plus fixed charges plus amortization of capitalized interest less interest capitalized. Fixed charges include interest expense, interest capitalized and one-third of rental expense attributable to the interest factor. On this basis, earnings before fixed charges for the periods shown were not adequate to cover fixed charges therefore the amount of the deficiency is shown. These deficiencies should not be considered indicative of future results.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

Management's Discussion and Analysis of Financial Condition and Results of Operations

   You should read the following discussion in conjunction with (1) our accompanying unaudited consolidated financial statements and notes thereto and
(2) our audited consolidated financial statements, notes thereto and management's discussion and analysis of financial condition and results of operations as of and for the years ended December 31, 1999 and 1998 included in our annual report on Form 10-K for such period. Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that are based on current expectations, estimates and projections. These forward-looking statements reflect management's good-faith evaluation of information currently available. However, because these statements are based upon, and therefore can be influenced by, a number of external variables over which management has no, or incomplete, control, they are not, and should not be read as being guarantees of future performance or of actual future results; nor will they necessarily prove to be accurate indications of the times at or by which any performance or result will be achieved. Accordingly, actual outcomes and results may differ materially from those expressed in these forward-looking statements.

Overview

   For periods prior to 1999, we were a development stage company. In the first quarter of 1999, we exited the development stage and commenced commercial operations in each of our major mainland U.S. markets, after having launched our New Orleans market for roaming services in late December 1998. We launched service in our Puerto Rico markets on June 30, 1999. At March 31, 2000, we had launched our service in 28 markets covering approximately 74% of the population of our licensed area.

   Since March 31, 2000, we have launched our service in 4 additional markets in which we previously provided only roaming service.

 Revenue.

   We derive our revenue from:

  . Services. We sell wireless personal communications services. The various types of service revenue associated with personal communications services for our customers include monthly recurring access charges and monthly non-recurring airtime charges for local, long distance and roaming airtime used in excess of pre-subscribed usage. Our customers' charges are rate plan dependent, based on the number of pooled minutes included in their plans. Service revenue also includes monthly non-recurring airtime usage associated with our prepaid customers and non-recurring activation and de-activation service charges.

  . Roaming Charges. We charge monthly, non-recurring, per-minute fees to other wireless companies whose customers use our network facilities to place and receive wireless calls.

  . Equipment Sales. We sell wireless personal communications handsets and accessories that are used by our customers in connection with our wireless services.

   Service revenue constituted our largest component of revenue during the three months ended March 31, 2000 at 67%. Roaming revenue represented 21% and equipment revenue represented 12%. We expect that as our customer base grows, service revenue will become an even larger percentage of revenue, while roaming revenue and equipment revenue are expected to decrease as a percentage of revenue. Roaming minutes on our network are expected to increase as AT&T and other carriers increase the number of customers on their networks. Under our reciprocal roaming agreement with AT&T Wireless, our largest roaming partner, the amount we will receive and pay per roaming minute declines for each of the next several years.

   It appears that the wireless industry is experiencing a general trend towards offering rate plans containing larger buckets of minutes. This is expected to result in decreases in gross revenue per minute.

   We have autonomy in determining our pricing plans. We have developed our pricing plans to be competitive and to emphasize the advantages of our service. We may discount our pricing from time to time in order to obtain additional customers or in response to downward pricing in the market for wireless communications services.

 Cost of Revenue.

  . Equipment. We purchase personal communications handsets and accessories from third-party vendors to resell to our customers for use in connection with our services. The cost of handsets is, and is expected to remain, higher than the resale price to the customer. We record as cost of revenue an amount approximately equal to our revenue on equipment sales. We record the excess cost of handsets as a sales and marketing operating expense. We do not manufacture any of this equipment.

  . Roaming Fees. We pay fees to other wireless communications companies based on airtime usage of our customers on other communications networks. It is expected that reciprocal roaming rates charged between us and other carriers will decrease. We do not have any significant minimum purchase requirements other than our obligation to purchase at least 15 million roaming minutes from July 1999 to January 2002 from another wireless provider in Puerto Rico relating to customers roaming outside of our coverage area. We believe we will be able to meet this minimum requirement.

  . Clearinghouse Fees. We pay fees to an independent clearinghouse for processing our call data records and performing monthly inter-carrier financial settlements for all charges that we pay to other wireless companies when our customers use their network, and that other wireless companies pay to us when their customers use our network. We do not have any significant minimum purchase requirements. These fees are based on the number of call data records processed in a month.

  . Variable Interconnect. We pay monthly charges associated with the connection of our network with other carriers' networks. These fees are based on minutes of use by our customers. This is known as interconnection. We do not have any significant minimum purchase requirements.

  . Variable Long Distance. We pay monthly usage charges to other communications companies for long distance service provided to our customers. These variable charges are based on our customers' usage, applied at pre-negotiated rates with the other carriers. We do not have any significant minimum purchase requirements other than an obligation to AT&T Wireless to purchase a minimum number of minutes of traffic annually over a specified time period and a specified number of dedicated voice and data leased lines in order for us to retain preferred pricing rates. We believe we will be able to meet these minimum requirements.

 Operating Expenses.

   Operations and Development. Our operations and development expense includes engineering operations and support, field technicians, network implementation support, product development, engineering management and noncash stock compensation related to employees whose salaries are recorded within operations and development. This expense also includes monthly recurring charges directly associated with the maintenance and operations of the network facilities and equipment.

Operations and development expense is expected to increase as we expand our coverage and operations and add customers. In future periods, we expect that this expense will decrease as a percentage of gross revenue.

   Selling and Marketing. Our selling and marketing expense includes brand management, external communications, sales training, and all costs associated with retail distribution, direct, indirect, third party and telemarketing sales (primarily salaries, commissions and retail store rent) and noncash stock compensation related to employees whose salaries are included within selling and marketing. We also record the excess cost of handsets over the resale price as a cost of selling and marketing. Selling and marketing expense is expected to increase as we expand our coverage and add customers. In future periods, we expect that this expense will decrease as a percentage of gross revenues.

   General and Administrative. Our general and administrative expense includes customer support, billing, information technology, finance, accounting and legal services and non-cash stock compensation related to employees whose salaries are included within general and administrative. Although we expect general and administrative expense to increase in future periods, we expect this expense will decrease as a percentage of gross revenues.

   Depreciation and Amortization. Depreciation of property and equipment is computed using the straight-line method, generally over three to ten years, based upon estimated useful lives. Leasehold improvements are amortized over the lesser of the useful lives of the assets or the term of the lease. Network development costs incurred to ready our network for use are capitalized. Amortization of network development costs begins when the network equipment is ready for its intended use and will be amortized over its estimated useful life ranging from five to ten years. We began amortizing the cost of the PCS licenses, microwave relocation costs, and capitalized interest in the first quarter of 1999, when PCS services commenced in some of our basic trading areas. Microwave relocation entails transferring business and public safety companies from radio airwaves that overlap with the portion of the airwaves covered by our business to other portions of the airwaves. Amortization of PCS licenses and microwave relocation is calculated using the straight-line method over 40 years. The AT&T agreements are amortized on a straightline basis over the related contractual terms, which range from three to ten years. Amortization of the AT&T exclusivity agreement, long distance agreement and the intercarrier roamer services agreement began once wireless services were available to our customers. Amortization of the network membership license agreement began on July 17, 1998, the date of the finalization of the AT&T transaction.

   Other (Income) Expense. Interest income is earned primarily on our cash and cash equivalents. Interest expense through March 31, 2000 consists of interest due on our senior credit facilities, senior subordinated discount notes, vendor financing, and debt owed to the U.S. government related to our licenses, less interest capitalized.


Tritel Merger and AT&T Wireless Contribution and Exchange

   On February 28, 2000, we agreed to merge with Tritel in a transaction in which each company would become a wholly-owned subsidiary of a new holding company to be called TeleCorp-Tritel Holding Company. In connection with the merger AT&T Wireless Services agreed to contribute certain wireless rights and commitments in the midwestern United States, cash and a two year extension of its brand licenses in exchange for 9,272,740 common shares in the new TeleCorp-Tritel Holding Company. We also agreed with AT&T Wireless in a separate transaction to exchange our licenses and assets in several New England markets for certain wireless properties or rights to acquire wireless properties in certain midwestern markets and a cash payment. See "The Pending Merger and Related Transactions."

   The contribution and exchange transactions will be accounted for by us as an asset purchase and a disposition. The merger with Tritel will be accounted for as a business combination. In order to provide noteholders with consolidated financial information regarding TeleCorp and its subsidiaries without the impact of the financial information of Tritel, the Indenture for the Notes will require us to provide supplemental consolidated financial statements that exclude the operations of Tritel and all adjustments related to the merger and related transactions, other than the AT&T Wireless Services contribution and the AT&T Wireless exchange (each to the extent allocable to us).

   We expect the total goodwill associated with the pending merger to total approximately $2.3 billion based on total consideration of approximately $6.6 billion. In addition, upon consummation of the AT&T Wireless Services contribution and the AT&T Wireless exchange, we expect to realize a gain of approximately $358 millions based upon our March 31, 2000 stock price, all of which will be allocated to TeleCorp.

Results of Operations

Three Months Ended March 31, 2000 Compared to Three Months Ended March 31,
1999

   Customer Analysis. We commenced commercial operations in the first quarter of 1999 with the launch of our New Orleans market, and by March 31, 2000, grew our customer base to over 228,000 customers. We have successfully launched commercial service in 28 of our markets within our network covering approximately 74% of the population in the basic trading areas in which we hold licenses as of March 31, 2000.

   Revenue. Service revenue was approximately $36.9 million for the three months ended March 31, 2000 resulting primarily from three full months of service offerings to our customers. Service revenue for the three months ended March 31, 1999 was approximately $0.5 million, which consisted of commercial service for approximately one month in certain of our domestic markets. Roaming revenue was $11.5 million for the three months ended March 31, 2000, as compared to $1.9 million for the three months ended March 31, 1999. The increase was due to our significant increase in cell sites, which provided roaming service to AT&T Wireless' and other carriers' customers in our markets. Equipment revenue was approximately $7.1 million for the three months ended March 31, 2000, as compared to approximately $1.9 million for the three months ended March 31, 1999. The increase was primarily due to our increase in customers and their related purchase of handsets and other equipment in connection with the use of our service.

   Cost of Revenue. Cost of revenue for the three months ended March 31, 2000 was approximately $19.0 million, as compared to $2.7 million for the three months ended March 31, 1999. Cost of revenue consists of equipment costs, roaming expenses and other costs such as clearinghouse fees, variable interconnect and long distance charges. Cost of revenue increased primarily as a result of a full three months of service offerings in the quarter ended March 31, 2000.

   Operations and Development. Operations and development expense was approximately $11.0 million for the three months ended March 31, 2000, as compared to approximately $7.7 million for the three months ended March 31, 1999. The increase in operations and development was primarily due to the engineering and implementation support and maintenance expense related to the significant buildout of our PCS network and the use of the network by our customers as well as other carriers' roaming customers during the quarter ended March 31, 2000.

   Selling and Marketing. Selling and marketing expense for the three months ended March 31, 2000 was approximately $34.6 million, as compared to approximately $7.9 million for the same period ended March 31, 1999. This increase was due primarily to the expense associated with the excess cost of handsets over the retail price for new subscribers in the three months ended March 31, 2000, as well as the increase in salary and benefit expenses for new corporate and regional sales staff, advertising expenses associated with the continued promotion of our existing markets and launch costs associated with two new markets in the quarter ended March 31, 2000.

   General and Administrative. General and administrative expense was approximately $27.3 million, including approximately $4.7 million in non-cash stock compensation, for the three months ended March 31, 2000, as compared to approximately $10.2 million and no non-cash stock compensation for the three months ended March 31, 1999. This increase was primarily due to the development and growth of infrastructure and staffing related to information technology, customer care and other administrative functions incurred in conjunction with the commencement of our service offering, as well as the stock based compensation charge related to the vesting of stock options and restricted stock awards.

   Depreciation and Amortization. Depreciation and amortization expense was approximately $23.5 million for the three months ended March 31, 2000, as compared to approximately $2.8 million for the three months ended March 31, 1999. The increase was primarily due to depreciation of our network and property and equipment, as well as a full quarter of amortization on our PCS licenses and AT&T operating agreements, whose amortization commenced with the launch of our service on February 28, 1999.

   Interest Expense. Interest expense was approximately $17.0 million, net of capitalized interest of approximately $0.6 million, for the three months ended March 31, 2000, as compared to approximately $6.3 million, net of capitalized interest of approximately $2.6 million, for the three months ended March 31, 1999. The increase in interest expense was primarily due to the increase in debt, including the issuance of the senior subordinated discount notes of $327.6 million in April, 1999. The decrease in capitalized interest was attributable to the decrease in capital expenditures in the first quarter of 2000.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

   Customer Analysis. We began launching commercial service in the first quarter of 1999 and by December 31, 1999 grew our customer base to over 142,000 customers and launched commercial service in 26 of our markets, with our networks covering approximately 66% of the population where we held licenses.

   Revenue. Service revenue was approximately $41.3 million for the year ended December 31, 1999 and resulted from our launch of commercial service in 26 of our markets in 1999. We generated no service revenue for the year ended December 31, 1998. Equipment revenue was approximately $17.4 million for the year ended December 31, 1999 and resulted from our customers' purchase of handsets and other equipment in connection with the use of our service. We generated no equipment revenue for the year ended December 31, 1998. Roaming revenue was $29.0 million for the year ended December 31, 1999, as compared to $29,000 for the year ended December 31, 1998. The increase was due to our significant increase in cell sites which provided service to roaming customers of other carriers, primarily AT&T Wireless, in our markets.

   Cost of Revenue. Cost of revenue for the year ended December 31, 1999 was approximately $39.3 million, consisting of equipment costs, roaming and clearinghouse fees and variable interconnect and long distance charges. We did not generate any cost of revenue for the year ended December 31, 1998.

   Operations and Development. Operations and development expense was $36.0 million for the year ended December 31, 1999, as compared to $9.8 million for the year ended December 31, 1998. The increase in operations and development was primarily due to the engineering and implementation support and maintenance expense related to the significant increase of our PCS network.

   Selling and Marketing. Selling and marketing expense for the year ended December 31, 1999 was approximately $71.2 million, as compared to $6.3 million for the year ended December 31, 1998. This increase was primarily due to the increase in salary and benefit expenses for the new corporate and regional sales staff, advertising and promotion expenses associated with our launch of 26 markets in 1999 and the expense associated with the excess cost of handsets over the retail price.

   General and Administrative. General and administrative expense was approximately $92.6 million, including $29.4 million in non-cash stock compensation, for the year ended December 31, 1999, as compared to approximately $26.2 million and no non-cash stock compensation for the year ended December 31, 1998. The increase was primarily due to the development and growth of infrastructure and staffing related to information technology, customer care and other administrative functions incurred in conjunction with the commencement of our service offering, as well as the stock-based compensation charge related to vested stock options and vested stock awards measured in 1999.

   Depreciation and Amortization. Depreciation and amortization expense was approximately $55.1 million for the year ended December 31, 1999, as compared to approximately $1.6 million for the year ended December 31, 1998. The increase was primarily due to depreciation of TeleCorp's fixed assets, as well as the amortization on personal communications services licenses and AT&T agreements.

   Interest Expense. Interest expense was $51.3 million, net of capitalized interest of $5.4 million, for the year ended December 31, 1999, as compared to $11.9 million, net of capitalized interest of $2.0 million, for the year ended December 31, 1998. The increase in interest expense was primarily due to the increase in debt of approximately $397 million including the issuance of $327.6 million in senior subordinated discount notes. The increase in capitalized interest of $3.4 million was attributable to the increased capital expenditure in 1999.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

   Revenue. Revenue for the year ended December 31, 1998 was approximately $29,000. This revenue resulted from servicing roaming customers of other carriers, primarily AT&T Wireless, in our Louisiana markets. We began offering wireless services in most of our major markets in the first quarter of 1999. We generated no revenue for the year ended 1997.

   Operations and Development. Operations and development expense for the year ended December 31, 1998, was approximately $9.8 million. This expense was primarily related to an increase in engineering and operating staff devoted to the implementation of future operations of our network. There was no operations and development expense for the year ended December 31, 1997.

   Selling and Marketing. Selling and marketing expenses for the year ended December 31, 1998, was approximately $6.3 million, as compared to approximately $0.3 million for the year ended December 31, 1997. The year-over-year increase was due to the increase in corporate and regional sales and marketing staff in order to prepare for domestic market launches in the first quarter of 1999.

   General and Administrative. General and administrative expense for the year ended December 31, 1998 was approximately $26.2 million, as compared to approximately $2.6 million for the year ended December 31, 1997. The year-over-year increase was due to the development and growth of infrastructure and staffing related to information technology, customer care and other administrative functions incurred in the preparation for commercial launch of our markets in the first quarter of 1999.

   Depreciation and Amortization. Depreciation and amortization for the year ended December 31, 1998, was approximately $1.6 million, as compared to approximately $11,000 for the year ended December 31, 1997. This expense was related to depreciation of furniture, fixtures and office equipment, as well as the initiation of amortization on the AT&T Wireless agreements.

   Interest Expense. Interest expense, net of capitalized interest, for the year ended December 31, 1998, was approximately $11.9 million, as compared to approximately $0.4 million of interest expense for the year ended December 31, 1997. This interest expense was related to notes payable to stockholders and affiliates. This increase in interest expense was related to borrowings under the senior credit facilities of $225.0 million since July 1998 and the issuance of $10.0 million aggregate principal amount of notes under the vendor financing provided by Lucent.

Liquidity and Capital Resources


                                                    December 31,  March 31,
                                                        1999        2000
                                                    ------------ -----------
                                                    (unaudited)  (unaudited)
                                                        ($ in thousands)

Cash and cash equivalents..........................   $182,330     $94,606
Working capital....................................   $ 94,082     $ 8,452
Current assets to current liabilities..............       1.72        1.06
Debt to total capitalization.......................       0.79        0.82

   Cash and cash equivalents totaled approximately $94.6 million at March 31, 2000, as compared to approximately $182.3 million at December 31, 1999. This decrease was the result of $58.6 million of cash used in operating activities and $70.7 million of cash used in investing activities, offset by cash provided from financing activities of $41.5 million. Cash used in operating activities of $58.6 million for the three months ended March 31, 2000 resulted from a net loss of $74.5 million that was partially offset by non-cash charges of $41.3 million. Cash outlays for capital expenditures required for the development and construction of our network totaled $52.5 million. We spent $12.1 million on the Federal Communications Commission deposit and $5.1 million on capitalized Tritel acquisition costs. During the three months ended March 31, 2000, we received proceeds from the sale of common stock to AT&T of $41.9 million.

   Cash and cash equivalents totaled $182.3 million at December 31, 1999, as compared to $111.7 million at December 31, 1998. This increase was the result of incoming cash provided by financing activities of $638.6 million, offset by $126.9 million of cash used in operating activities and $441.0 million of cash used in network development and investing activities.

   During the year ended December 31, 1999, we received proceeds from long-term debt, net of repayments of $357.2 million. Additionally, we received net proceeds from our initial public offering of $195.5 million, and received $79.7 million of preferred stock proceeds and receipt of preferred stock subscriptions receivable. Cash outlays for capital expenditures required to develop and construct our network totaled $298.5 million. We spent $114.2 million to purchase PCS licenses and $17.3 million to purchase additional AT&T agreements. Cash used in operating activities of $126.9 million for the year ended December 31, 1999 resulted from a net loss of $251.0 million that was partially offset by non-cash charges of $122.6 million.

   During the year ended December 31, 1998, we received proceeds from long-term debt, net of repayments, of $255.4 million. Additionally, we received $26.7 million of preferred stock proceeds. Cash outlays for capital expenditures required to develop and construct our network totaled $107.5 million and we spent $21.0 million to purchase PCS licenses. Cash used in operating activities of $29.8 million for the year ended December 31, 1998 resulted from a net loss of $51.2 million that was partially offset by non-cash charges of $3.0 million.

   During the year ended December 31, 1997, we received proceeds from long-term debt of $2.8 million. Additionally, we received $1.5 million of preferred stock proceeds. Cash outlays for capital expenditures required to develop and construct our network totaled $1.1 million. Cash used in operating activities of $2.4 million for the year ended December 31, 1997 resulted from a net loss of $3.3 million that was partially offset by non-cash charges of $0.1 million.

   Our preferred stock is convertible at the holder's option into shares of our common stock at various times and following various events as follows:

  . Our series A preferred stock is convertible into shares of our class A voting common stock after July 17, 2006 at a conversion rate equal to the liquidation preference, which was approximately $112.4 million as of March 31, 2000, divided by the market price of the class A voting common stock at the time of conversion; and

  . Our series F preferred stock is convertible at any time into shares of our class A voting, class B non-voting, and, if certain Federal Communications Commission restrictions have not lifted, class D common stock on a share for share basis.

   We may redeem:

  . shares of our series A preferred stock after the tenth anniversary of its issuance; and

  . shares of our series B, series C and series D preferred stock at any time at the liquidation preference for the shares being redeemed.

   The holders of our series A, series B, series C, series D and series E preferred stock have the right to require us to redeem their shares after the twentieth anniversary of their issuance time at the liquidation preference for the shares being redeemed.

   Holders of our series A preferred stock are entitled to a quarterly dividend equal to 10% per annum of that stock's accumulated liquidation preference. The accumulated liquidation preference of our series A preferred stock was approximately $112.4 million in the aggregate as of March 31, 2000. We may defer payment of this dividend until December 31, 2008, and we are currently doing so.

   Holders of our series C, D and E preferred stock are not entitled to a dividend except to the extent declared by our board of directors. Those series of stock, however, are entitled to an accumulated liquidation preference, which was approximately $284.9 million in the aggregate as of March 31, 2000. The liquidation preference accretes at a rate of 6% per annum, compounded quarterly.

 Equity Commitments.

   In connection with completion of the venture with AT&T Wireless, we received unconditional and irrevocable equity commitments from our stockholders in the aggregate amount of $128.0 million in return for the issuance of preferred and common stock. As of March 31, 2000, approximately $55.5 million of the equity commitments had been funded. The remaining equity commitments are scheduled to be funded in installments of $36.3 million in July 2000 and $36.1 million in July 2001.

   We received additional irrevocable equity commitments from our stockholders in the aggregate amount of $5.0 million in return for the issuance of preferred and common stock in connection with the Digital PCS acquisition. Our stockholders funded $2.2 million of these equity commitments on April 30, 1999 and will fund $1.4 million in each of July 2000 and July 2001.

   We have received additional irrevocable equity commitments from our stockholders in the aggregate amount of approximately $40.0 million in return for the issuance of preferred and common stock in connection with the Puerto Rico acquisition. We received $12.0 million of these commitments on May 24, 1999 and an additional $6.0 million on December 15, 1999. Our stockholders will fund the remaining commitments in two installments of $11.0 million on March 30, 2001 and March 30, 2002.

   We also received irrevocable equity commitments from our stockholders in the amount of approximately $32.3 million in connection with Viper Wireless's participation in the Federal Communications Commission's reauction of PCS licenses. We received approximately $6.5 million of these equity commitments on May 14, 1999, approximately $11.0 million on July 15, 1999 and approximately $14.8 million on September 29, 1999.

   In the aggregate, we have obtained $205 million of equity commitments, of which $108 million had been funded as of March 31, 2000.

   These equity commitments cannot be amended without our consent and the consent of AT&T and all of the other initial investors. In addition, the terms of our senior subordinated discount notes and our bank and vendor credit facilities restrict us from waiving or amending these commitments. The foregoing equity commitments are also collateralized by pledges of the shares of our capital stock issued to each initial investor, other than certain shares of preferred stock. Those pledges have been assigned to our senior lenders as collateral for our senior credit facilities. Transfers of shares of our capital stock pledged to collateralize an equity commitment remain subject to such pledge until the equity commitment is funded in full.

   In addition, pursuant to the stockholders' agreement between our initial investors, Mr. Vento and Mr. Sullivan and us, the initial investors are restricted from transferring their shares of common stock prior to July 2001, except to affiliates. Any transfers by them of preferred or common stock are subject to rights of first offer and tag along rights in favor of AT&T Wireless and the other initial investors. In addition to the approval of our senior lenders, the terms of the stockholders' agreement may be amended only if agreed to in writing by us and the beneficial holders of a majority of the class A voting common stock party to the stockholders' agreement, including AT&T Wireless, 66 2/3% of the class A voting common stock beneficially owned by our initial investors other than AT&T Wireless, and 66 2/3% of the class A voting common stock beneficially owned by Mr. Vento and Mr. Sullivan. Shares of our preferred stock may be transferred subject to the pledge described above and the continuing obligations of the investors to fund our commitments.


11 5/8% Senior Subordinated Discount Notes.


   On April 20, 1999, we sold $575.0 million aggregate principal amount at maturity of the notes. Cash interest on the notes will not accrue or be payable prior to April 15, 2004. From April 15, 2004, cash interest will accrue at a rate of 11 5/8% per annum on the principal amount at maturity of the notes through and including the maturity date and will be payable semi-annually on April 15 and October 15 of each year. In connection with the sale of the notes, we received net proceeds of approximately $317 million after deducting initial purchasers' discount and issuance expenses of approximately $11 million.

   The indenture under which the notes were issued restricts, among other things, our ability to:

  .  incur debt;

  . create levels of debt that are senior to the notes but junior to our senior debt;

  .  pay dividends on or redeem capital stock;

  .  make some investments or redeem other subordinated debt;

  .  make particular dispositions of assets;

  .  engage in transactions with affiliates;

  .  engage in particular business activities; and

  .  engage in mergers, consolidations and particular sales of assets.

New Senior Subordinated Notes.

   On July 11, 2000, we agreed to sell $450.0 million aggregate principal amount at maturity of the new senior subordinated notes. Cash interest will accrue at a rate of 10 5/8% per annum on the principal amount of the new senior subordinated notes and will be payable semi-annually on January 15 and July 15 of each year. In connection with the sale of the notes, we expect to receive net proceeds of approximately $437.0 million after deducting initial purchasers' discount and issuance expenses of approximately $13.0 million.

   The indenture for the new senior subordinated notes were issued restricts, among other things, our ability to:
 .  incur debt;

  . create levels of debt that are senior to the notes but junior to our senior debt;

  .  pay dividends on or redeem capital stock;

  .  make some investments or redeem other subordinated debt;

  .  make particular dispositions of assets;

  .  engage in transactions with affiliates;

  .  engage in particular business activities; and

  .  engage in mergers, consolidations and particular sales of assets.



 Senior Credit Facilities.

   In July 1998, we entered into senior credit facilities with a group of lenders for an aggregate amount of $525.0 million. Subsequent to March 31, 2000, we entered into amendments to the senior credit facilities under which the amount of credit available to us was increased to $560.0 million. Our senior credit facilities currently provide for:

  .  a $150.0 million senior secured term loan that matures in January 2007;

  .  a $225.0 million senior secured term loan that matures in January 2008;

  . a $150.0 million senior secured revolving credit facility that matures in January 2007; and

  .  a $35.0 million senior secured term loan that matures in May 2009.

  . the Senior Credit Facility also provides for an uncommitted $40.0 million senior term loan (the Expansion Facility).


   We must repay the term loans in quarterly installments, beginning in September 2002, and the commitments to make loans under the revolving credit facility automatically and permanently reduce beginning in April 2005. As of March 31, 2000, $225.0 million had been drawn under the senior credit facilities and was then accruing interest at an annual rate of 9.12%. The Senior Credit Facilities also provide for an uncommitted $40.0 million loan. The senior credit agreement contains financial and other covenants customary for senior credit agreements.

 Existing Vendor Financing.


   We entered into a note purchase agreement with Lucent under which Lucent agreed to provide us with $80.0 million of junior subordinated vendor financing. This $80.0 million consisted of $40.0 million aggregate principal amount of increasing rate Lucent series A notes and $40.0 million aggregate principal amount of increasing rate Lucent series B notes. We borrowed $40.0 million under the series B note facility and repaid this amount and accrued interest thereon in April 1999 from proceeds of our sale of the notes. This amount cannot be reborrowed. As of March 31, 2000, we had outstanding approximately $44.4 million of our Lucent series A notes, including $4.4 million of accrued interest and accruing interest at a rate per annum of 8.5%. The amount outstanding under these series A notes and any future series A note borrowings is subject to mandatory prepayment in an amount equal to 50% of the excess over $198.0 million in net proceeds we receive from any future equity offering other than the issuance of capital stock used to acquire related business assets.

   In October 1999 we entered into an amended and restated note purchase agreement with Lucent under which Lucent has agreed to purchase up to $12.5 million of new series A notes and up to $12.5 million of new series B notes under a vendor expansion facility in connection with our prior acquisition of licenses in the San Juan, Puerto Rico, Evansville, Indiana, Paducah, Kentucky and Alexandria and Lake Charles, Louisiana markets. The obligation of Lucent to purchase notes under this vendor expansion facility is subject to a number of conditions, including that we commit to purchase one wireless call connection equipment site and 50 network equipment sites for each additional market from Lucent.

   In addition, pursuant to the amended and restated note purchase agreement, Lucent has agreed to make available up to an additional $50.0 million of new vendor financing not to exceed an amount equal to 30% of the value of equipment, software and services provided by Lucent in connection with any additional markets we acquire. This $50.0 million of availability is subject to a reduction up to $20 million on a dollar for dollar basis of any additional amounts Lucent otherwise lends to us for such purposes under our senior credit facilities, exclusive of amounts Lucent lends to TeleCorp under its existing commitments under our senior credit facilities. Any notes purchased under this facility would be divided equally between Lucent series A and series B notes.

   The terms of Lucent series A and series B notes issued under these expansion facilities would be identical to the terms of the original Lucent series A and series B notes as amended, including a maturity date of October 23, 2009.

   Any Lucent series B notes issued under these expansion facilities will mature and will be subject to mandatory prepayment on a dollar for dollar basis out of the net proceeds of any future public or private offering or sale of debt securities, exclusive of any private placement notes issued to finance any additional market and borrowings under the senior credit facilities or any replacement facility.

   Interest payable on the Lucent series A notes and the Lucent series B notes on or prior to May 11, 2004 will be payable in additional series A and series B notes. Thereafter, interest will be paid in arrears in cash on each six month and yearly anniversary of the series A and series B closing date or, if cash interest payments are prohibited under the senior credit facilities or a qualifying high yield debt offering, in additional series A and series B notes. The U.S. government financing requires quarterly interest payments, which commenced in July 1998 and continued for one year thereafter, then quarterly principal and interest payments for the remaining nine years.

 Prospective Vendor Financing.

   We have been negotiating with a vendor to provide our new holding company with funding through the issuance of senior subordinated discount notes with gross proceeds of $350 million. If this vendor financing is completed, it is expected that the proceeds of the financing will be available to the company to fund its current business plan. While we believe we will obtain this financing, these negotiations are not completed, and we cannot guarantee that the funding in fact will occur.

 Federal Communications Commission Debt.

   In completing acquisitions of PCS licenses during the year ended December 31, 1999, we assumed U.S. government financing with the Federal Communications Commission. At March 31, 2000, our Federal Communications Commission debt was $20.0 million, less a discount of $2.4 million. The terms of the notes include interest rates ranging from 6.125% to 7.00% and have quarterly and principal interest payments over the remaining nine years of the debt.

 Commitments.

   We have operating leases primarily related to retail store locations, distribution outlets, office space and rent for our network development. The terms of some of the leases include a reduction of rental payments and scheduled rent increases at specified intervals during the term of the leases. We recognize rent expense on a straight-line basis over the life of the lease, which establishes deferred rent on the balance sheet. As of March 31, 2000, the aggregate minimum rental commitments under non-cancelable operating leases are as follows ($ in thousands, unaudited):


For the period April 1 -- December 31, 2000........................... $ 18,634
For the year ended December 31:
  2001................................................................   24,581
  2002................................................................   24,216
  2003................................................................   21,301
  2004................................................................   11,880
  2005................................................................    7,801
  Thereafter..........................................................   24,398
                                                                       --------
  Total............................................................... $132,811
                                                                       ========


   Rental expense, which is recorded ratably over the lease terms, was approximately $0.2 million, $3.2 million, $13.8 million and $4.9 million for the years ended December 31, 1997, 1998, and 1999, and the three months ended March 31, 2000, respectively.

   We have communications towers situated on leased sites in all of our markets and are considering entering into sale/leaseback transactions and may do so if we can obtain terms acceptable to us.

   We have entered into letter of credit to facilitate local business activities. We are liable under the letters of credit for nonperformance of certain criteria under the individual contracts. The total amount of outstanding letters of credit was approximately $1.8 million at March 31, 2000. The outstanding letters of credit reduce the amount available to be drawn under our senior credit facility.

   We have minimum purchase commitments of 15 million roaming minutes from July 1999 to January 2002 from another wireless provider in Puerto Rico relating to customers roaming outside our coverage area. We believe we will be able to meet these minimum requirements.

Quantitative and Qualitative Disclosure About Market Risk

   We are not exposed to fluctuations in currency exchange rates since all of our services are invoiced in U.S. dollars. We are exposed to the impact of interest rate changes on our short-term cash investments, consisting of U.S. Treasury obligations and certain other investments in respect of institutions with the highest credit ratings, all of which have maturities of three months or less. These short term investments carry a degree of interest rate risk. We believe that the impact of a 10% increase or decline in interest rates would not be material to our investment income.

   We use interest rate swaps to hedge the effects of fluctuations in interest rates on our senior credit facilities. These transactions meet the requirements for hedge accounting, including designation and correlation. These interest rate swaps are managed in accordance with our policies and procedures. We do not enter into these transactions for trading purposes. The resulting gains or losses, measured by quoted market prices, are accounted for as part of the transactions being hedged, except that losses not expected to be recovered upon the completion of hedged transactions are expensed. Gains or losses associated with interest rate swaps are computed as the difference between the interest expense per the amount hedged using the fixed rate compared to a floating rate over the term of the swap agreement. As of March 31, 2000, we have entered into six interest rate swap agreements totaling $225.0 million to convert our variable rate debt to fixed rate debt. The interest rate swaps had no material impact on our consolidated financial statements as of and for the year ended December 31, 1999 or as of and for the three months ended March 31, 2000. The swap agreements mature in September of 2003.

Quarterly Results of Operations

   The following table sets forth certain unaudited quarterly operating information for each of the eight quarters ended March 31, 2000. This data has been prepared on the same basis as the audited financial statements, and in management's opinion, includes all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the information for the periods presented. Results for any previous fiscal quarter are not necessarily indicative of results for the full year or for any future quarter.

Quarterly Financial Data (Unaudited)

                                                    For the Quarter Ended
                           -------------------------------------------------------------------------------
                                June 30,         September 30,        December 31,          March 31,
                           ------------------  ------------------  -------------------  ------------------
                            1998       1999      1998      1999      1998      1999       1999      2000
                           -------   --------  --------  --------  --------  ---------  --------  --------
                                                     ($ in thousands)
Revenue.................  $     --   $ 17,128  $    --   $ 26,833  $     29  $  39,481  $  4,240  $ 55,446
Operating loss..........     (6,624)  (37,150)  (12,239)  (50,179)  (21,373)   (92,158)  (26,944)  (59,915)
Net loss................     (6,843)  (45,990)  (15,823)  (65,792)  (25,744)  (106,921)  (32,293)  (74,499)
Accretion of mrps(a)....       (190)   (5,629)   (3,819)   (7,064)   (4,541)    (7,164)   (4,267)   (7,733)
Net loss attributable to
 common equity..........  $  (7,033) $(51,619) $(19,642) $(72,856) $(30,285) $(114,085) $(36,560) $(82,232)
Net loss per share--
 basic and diluted(a)...  $ (363.75) $  (0.75) $  (1.23) $  (0.89) $  (0.51) $   (1.29) $  (0.62) $  (0.83)

--------
(a) mrps--mandatorily redeemable preferred stock.

(b) Net loss attributable to common equity per share--basic and diluted for the second quarter of 1998 was computed based on the common equity structure of the predecessor company.

                     THE WIRELESS COMMUNICATIONS INDUSTRY

   Wireless communications systems use a variety of radio airwaves to transmit voice and data. The wireless communications industry includes one-way radio applications, such as paging or beeper services, and two-way radio applications, such as personal communications services, or PCS, cellular telephone and other technologies. Each application is licensed and operates in a distinct radio airwave block.

   Since the introduction of commercial cellular service in 1983, the wireless communications industry has experienced dramatic growth. The number of wireless subscribers in the United States has increased from an estimated 340,000 at the end of 1985 to over 86.9 million as of December 31, 1999, according to the Cellular Telecommunications Industry Association, an international association for the wireless industry. Paul Kagan Associates Inc., an independent media and telecommunications association, estimates that the number of wireless users in the United States will increase from approximately 107.4 million by the end of 2000 to approximately 201.9 million by the end of 2005. In addition, Paul Kagan Associates estimates that the percentage of total users in the United States that are PCS users will increase from 24.6% at the end of 2000 to 42.5% by 2005. The following chart illustrates the estimated annual growth in U.S. wireless communications customers, who use cellular, PCS or other two-way wireless services through December 31, 1999:

                                             Year Ended December 31,
                                        --------------------------------------
                                         1995    1996    1997    1998    1999
                                        ------  ------  ------  ------  ------
Wireless Industry Statistics(a)
Total service revenues (in billions)..  $ 19.1  $ 23.6  $ 27.5  $ 33.1  $ 40.1
Wireless subscribers at end of period
 (in millions)........................    33.8    44.0    55.3    69.2    86.0
Subscriber growth.....................    40.0%   30.4%   25.6%   25.1%   24.3%
Average local monthly wireless bill...  $51.00  $47.70  $42.78  $39.43  $41.24

--------
Source: Cellular Telecommunications Industry Association.
(a) Reflects domestic commercially operational cellular, enhanced special mobile radio and PCS and enhanced specialized mobile radio technology providers.

   In the wireless communications industry, there are two principal services licensed by the FCC for transmitting voice and data signals: PCS and cellular. Personal communications services, or PCS, is a term commonly used in the United States to refer to service carried over the 1850 MHz to 1990 MHz portion of the radio airwaves. Megahertz, or MHz, is a method of measuring radio airwaves. Cellular is a term commonly used in the United States to refer to service carried over the 824 MHz to 893 MHz portion of the radio airwaves. Cellular service is the predominant form of wireless voice communications service available. Cellular systems were originally analog-based systems, although digital technology has been introduced in some markets. PCS systems use digital technology. Analog technology currently has several limitations, including lack of privacy and limited capacity. Digital systems convert voice or data signals into a stream of digits that is compressed before transmission, enabling a single radio channel to carry multiple simultaneous signal transmissions. This enhanced capacity, along with improvements in digital signaling, allows digital-based wireless technologies to offer new and enhanced services, such as greater call privacy and robust data transmission features, including mobile office applications like facsimile, e-mail and wireless connections to computer/data networks, including the Internet. See "Business--Government Regulation" for a discussion of the FCC auction process and allocation of wireless licenses.

 Operation of Wireless Communications Systems

   Wireless communications system service areas, whether PCS, cellular or other technologies, are divided into multiple units. Each unit contains a transmitter, a receiver and signaling equipment to transmit wireless signals to individual phones. This equipment is connected by telephone lines or microwave signals to call connection equipment that uses computers to control the operation of the communications system for the entire service area. The call connection equipment controls the connection of calls and the connection of the wireless network to local telephone systems and long distance carriers. The system controls the transfer of calls from equipment site to equipment site as a subscriber's handset travels, coordinates calls to and from handsets, allocates calls among the network equipment sites within the system and connects calls to the local telephone system or to a long distance telephone carrier. Wireless communications providers must establish agreements with local and long distance carriers that allow them to pass calls, or interconnect, thereby integrating their system with the existing communications system.

   Because the signal strength of a transmission between a handset and a network equipment site declines as the handset moves away from the network equipment site, the wireless network monitors the signal strength of calls in progress. When the signal strength of a call declines to a predetermined level, the call connection equipment may transfer the call to another network equipment site where the signal is stronger. If a handset leaves the services area of a PCS or cellular system, the call is disconnected unless there is a technical connection with the adjacent system. If there is a technical connection with the adjacent system, the customer may roam onto the adjacent system.

   Analog handsets that use the cellular portion of the airwaves are functionally compatible with cellular systems in all markets in the United States. As a result, these handsets may be used wherever a subscriber is located, as long as a cellular system is operational in the area and either the service provider's system covers such area or a roaming arrangement exists with a provider covering the area.

   Although PCS and cellular systems use similar technologies and hardware, they operate on different portions of the airwaves and use different technical and network standards. Use of advanced handsets makes it possible for users of one type of system to roam on a different type of system outside of their service area, and to transfer calls from one type of system to another if the appropriate agreements are in place and the networks are properly configured to transfer calls from one system to the next.

   Currently, PCS systems operate under one of three principal digital signal transmission technological standards that various operators and vendors have proposed for use in PCS systems: TDMA, CDMA or GSM. TDMA and GSM are both time division-based standards but are incompatible with each other and with CDMA. Accordingly, a subscriber of a system that uses TDMA technology is unable to use a TDMA handset when travelling in an area not served by TDMA-based PCS operators, unless the subscriber carries a special handset that permits the subscriber to use the analog or digital system on the cellular portion of the airwaves in that area and the appropriate agreements are in place.

   With an advanced handset, a user can place or receive calls using:

  . a PCS system using the technological standard with which the handset is compatible;

  . a digital system on the cellular portion of the airwaves using the corresponding technological standard; or

  .  an analog system on the cellular portion of the airwaves.

   If a PCS system operated by the service provider or covered by a roaming agreement is operating in the area, the call will be placed via this system. If there is no PCS system providing coverage, the call will be placed through a digital system on the cellular portion of the airwaves operating in the area and providing coverage to the user, and if no digital system on the cellular portion of the airwaves is providing coverage, the call will be connected over an analog system that uses the cellular portion of the airwaves providing coverage. These handsets allow for a call in progress to be handed off to an adjacent system, whether the same mode or band or otherwise, without interruption if the appropriate agreements are in place. Prior generations of handsets would cut off the call when the handset left the coverage of one system and would require the customer to place the call again using the adjacent system.

                                   BUSINESS

                                   TeleCorp

   We are the largest AT&T Wireless affiliate in the United States in terms of licensed population, with licenses to serve approximately 16.7 million people in 50 markets. We have currently launched service in 32 of these markets covering approximately 12.4 million people or approximately 74% of the population where we hold licenses in the United States and Puerto Rico. We provide digital wireless personal communications services, or PCS, in our covered markets and as of April 30, 2000, we had more than 254,000 customers. We have joined with Tritel and Triton PCS, two other AT&T Wireless affiliates, to operate under a common regional brand name, SunCom. In February 2000, we entered into agreements with AT&T Wireless and AT&T Wireless Services as a result of which we expect to provide PCS services to a total of approximately
21.5 million people in 63 markets. These markets will encompass a contiguous territory including nine of the 100 largest metropolitan areas in the United States and popular vacation destinations such as: New Orleans and Baton Rouge, Louisiana; Memphis, Tennessee; Little Rock, Arkansas; Milwaukee and Madison, Wisconsin; Des Moines, Iowa; and San Juan, Puerto Rico and the U.S. Virgin Islands.

                     Strategic Alliance With AT&T Wireless

   AT&T is one of our largest investors and, upon consummation of the agreements entered into in February 2000, will have increased its ownership interest in us to approximately 23% from approximately 17%. As an AT&T Wireless affiliate, we benefit from many business, operational and marketing advantages, including:

  . Exclusivity. We are AT&T's exclusive provider of wireless mobility services using equal emphasis co-branding with AT&T in our covered markets, subject to AT&T's right to resell services on our network.

  . Brand. We have the right to use the AT&T brand name and logo together with the SunCom brand name and logo in our markets, giving equal emphasis to each. We also benefit from AT&T's nationwide advertising and marketing campaigns.

  . Roaming. We are AT&T's preferred roaming partner for digital customers in our markets. Our roaming revenues increased from approximately $1.9 million in the first quarter of 1999 to approximately $11.5 million in the first quarter of 2000. We believe our AT&T Wireless affiliation will continue to provide us with a valuable base of recurring roaming revenue.

  . Coast-to-Coast Coverage. Outside our markets, our customers can place and receive calls in AT&T Wireless's markets and the markets of AT&T Wireless's other roaming partners.

  . Products and Services. We receive preferred terms on selected products and services, including handsets, infrastructure equipment and back office support from companies who provide these products and services to AT&T.

  . Marketing. We benefit from AT&T's nationwide marketing and advertising campaigns. In addition, we work with AT&T's national sales representatives to jointly market our wireless services to AT&T corporate customers located in our markets.

                             Pending Transactions

   On February 28, 2000, we agreed to merge with Tritel through a merger of each of us and Tritel into newly formed subsidiaries of a new holding company. The new holding company, to be called TeleCorp-Tritel Holding Company, will be controlled by our voting preference common stockholders, and we and Tritel will become subsidiaries of the holding company. In connection with the merger, AT&T Wireless Services agreed to contribute certain wireless rights and commitments in the midwestern United States, including Milwaukee and Madison, Wisconsin, cash of approximately $20 million and a two year extension of its brand license in exchange for 9,272,740 common shares in the newly formed holding company. Should these assets be contributed to the holding company rather than the Company, holding company will contribute these assets to us, other than the $20 million in cash and the two-year extension of its brand license that we will have the benefit of. Additionally, in a separate transaction with AT&T Wireless, we agreed to exchange our licenses in several New England markets for certain wireless properties or rights to acquire additional wireless properties in certain markets in Wisconsin and Iowa, including Des Moines and a net cash payment to us of approximately $68 million. We also obtained the right to extend the term and geographic coverage of AT&T's license agreement and AT&T Wireless Services' roaming agreement with us to include the new markets, either through amending our existing agreement or entering into new agreements with the holding company on substantially the same terms as our existing agreements. AT&T has also agreed to extend its affiliation agreements to include licenses covering an additional 1.4 million people in the Midwest if we acquire them.

   The pending merger has been unanimously approved by our and Tritel's board of directors, with three of our directors abstaining. In addition, shareholders with greater than 50% of the voting power of each company have agreed to vote in favor of the merger. The merger is subject to regulatory approval and other conditions and is expected to close in the last quarter of 2000. For a more detailed description of the above transactions, see "The Pending Merger and Related Transactions." For a presentation of the pro forma financial aspects of each of these transactions, both individually and combined, see "Financial Statements Index--Unaudited Pro Forma Condensed Combined Financial Statements."

                             Competitive Strengths

   In addition to our strategic alliance with AT&T, we believe we have several key business, operational and marketing advantages, including our:

  . Attractive Markets. The combination of our existing markets and, assuming the consummation of the pending transactions, our new markets in Wisconsin and Iowa would provide us with a contiguous footprint from the Great Lakes in the north to the Gulf Coast of the United States in the south. We believe our existing and new markets are, and will continue to be, strategically important to AT&T because they are located near or adjacent to traffic corridors in and around large markets such as Houston, St. Louis and Milwaukee. After consummation of the pending transactions, our markets would have favorable demographic characteristics for PCS, with an average population density of approximately 30% above the national average and would include major population and business centers and vacation destinations that attract millions of visitors per year. As independent wholly-owned subsidiaries of a new holding company, TeleCorp and Tritel would continue to operate in two contiguous service areas in the United States covering 35 million people and 16 of the 100 largest metropolitan areas.

  . Strong Capital Base. Upon completion of this offering and the completion of an additional vendor financing facility, we expect to have sufficient capital resources to fund our current business plan through 2003. These funding requirements include capital expenditures and operating losses for our existing markets as well as the development of the markets we expect to obtain from AT&T Wireless Services assuming the consummation of the agreements entered into in February 2000.

  . Experienced and Incentivized Management. Our 21 member senior management team has an average of 11 years of experience with leaders in the wireless industry such as AT&T, Bell Atlantic, Bell South, Nextel, ALLTELL and Sprint Spectrum. Together, they beneficially own approximately 12% of our class A voting common stock on a fully-diluted basis.

  . Substantial Airwave Capacity. We have licenses with a minimum of 35 MHz of airwaves in our major urban markets of San Juan and New Orleans and 30 MHz in Little Rock and Memphis. Upon consummation of the pending transactions, we will have 30 and 40 MHz of capacity in the major markets of Milwaukee, and Madison, Wisconsin, respectively. Megahertz, or MHz, represents a measure of airwave capacity. These amounts are equal to or greater than those held by each of our principal competitors in each of these markets. We believe these amounts of airwaves will enable us to competitively deploy new and enhanced voice and data services. This capacity will also permit us to provide service to the increasing number of wireless users and to service increased use by subscribers.

  . Substantial Progress to Date. Since we initiated service in our first market in February 1999, we have achieved substantial progress in the completion of our network and growth of our business. As of April 30, 2000, we had over 254,000 customers. As of March 31, 2000, we had constructed 815 integrated cell sites and six call connection sites, and had launched service in markets encompassing 74% of the total population where we held our licenses. For the quarter ended March 31, 2000 we had revenues of $55.4 million. Additionally, we had 56 SunCom company owned stores, and over 1,300 additional outlets where retailers including Circuit City, Cellular Warehouse, Metrocall, Office Depot, Staples, Best Buy and Office Max offer our products and services.

  . Advanced Digital Technology. We are continuing to build our network using time division multiple access technology, which makes our network compatible with AT&T's network and other time division multiple access networks. This technology allows us to offer enhanced features and services relative to standard analog cellular service, including extended battery life, integrated voicemail, paging, fax and e-mail delivery, enhanced voice privacy and short-messaging capability. Our network will also serve as a platform for the development of mobile data services such as two-way data messaging and two-way data and Internet applications.

                              Business Strategy

   Our goal is to become the leading provider of wireless personal communications services in each of our markets, by providing our customers with simple-to-buy and easy-to-use wireless services, including coverage across the nation, superior call quality, competitive pricing and personalized customer care. The elements of our strategy to achieve these objectives are:

  . Leverage AT&T Relationship. We receive numerous benefits from AT&T, including market exclusivity, co-branding, roaming and coast-to-coast coverage, and preferred terms on selected products and services. Also, we benefit from AT&T's nationwide marketing and advertising campaigns. In addition, we are working with AT&T's national sales representatives to jointly market our wireless services to AT&T corporate customers located in our markets.

  . Provide Coast-to-Coast Coverage. Our market research indicates that scope and quality of coverage are extremely important to customers in their choice of a wireless service provider. We have designed extensive local calling areas, and we offer coast-to-coast coverage through our arrangements with AT&T Wireless and its roaming partners. Our network covers those areas where people are most likely to take advantage of wireless coverage, such as suburbs, metropolitan areas and vacation locations: the places where they live, work and play.

  . Offer Superior Call Quality. We are committed to making the capital investment required to develop a quality network in our existing and new markets. We intend to invest approximately $60 per covered person in our licensed markets for the construction of our currently planned network, which we believe will promote consistent quality performance and a high level of customer satisfaction. Our capital investment is designed to provide a highly reliable network as measured by performance factors such as percentage of call completion and number of dropped calls. We maintain a state-of-the-art network operations center and, to ensure continuous monitoring and maintenance of our network, we have a disaster recovery plan.

  . Provide Enhanced Value at Low Cost. We offer our customers advanced services and features at competitive prices. Our pricing plans are designed to promote the use of wireless services by enhancing the value of our services to our customers. We include usage enhancing features such as call waiting, three-way conference calling, and short message service in our basic packages. We market our service with a simple, all-in-one focus: digital phone, pager and voice mail. We offer our customers affordable, simple calling plans, and we take advantage of the coast-to-coast reach of AT&T and its roaming partners. Our national SunRate plans are similar to AT&T Digital One Rate SM plans in which minutes can generally be used throughout the United States without paying additional roaming fees or long distance charges. We believe we can offer competitive services because of the cost advantages provided by our agreements with AT&T and the other SunCom companies, the cost-effective characteristics of TDMA and our centralized administrative functions and efficient distribution.

  . Deliver Quality Customer Care. We serve our customers from our state-of-the-art facility in Memphis, Tennessee, which houses our customer service, collections and anti-fraud personnel. Convergys, a leading provider of outsourced call center services, provides backup call center support and, for our Spanish speaking customers, bilingual customer service from two facilities in Florida. We have implemented a "one call resolution" approach to customer care through the use of customer support tools such as an advanced diagnostic mechanism and access to online reference information. In addition, we emphasize proactive and timely customer service, including welcome packages. Finally, we support our customer care initiatives through employee compensation plans based on subscriber satisfaction and retention.

Service and Features

 Wireless Calling

   Our primary service is digital wireless calling, which features advanced handsets, enhanced voice clarity, improved protection from eavesdropping and a broad feature set. Our basic wireless service offering includes caller identification, three-way conference calling, call waiting, voicemail, paging and short-messaging.

 Feature-Rich Handsets

   As part of our basic service offering, we provide easy-to-use, interactive menu-driven handsets that can be activated over the air. These handsets primarily feature word prompts and easy-to-use menus rather than numeric codes to operate handset functions. These handsets allow mobile access to e-mail and other Internet services.

 Extended Battery Life

   Our advanced handsets offer significantly extended battery life over earlier technologies, providing up to 14 days of stand-by battery life. Handsets operating on a digital system are capable of "sleep-mode" while turned on but not in use, improving efficiency and extending battery life. We expect that this feature will increase usage, especially for incoming calls, as users will be able to leave the phone on for significantly longer periods. The use of these handsets further extends battery life by using a digital system for roaming when in areas covered by digital systems.

 Improved Voice Quality

   We believe the version of TDMA we are using offers significantly improved voice quality, more powerful error correction, less susceptibility to call fading and enhanced interference rejection, which results in fewer dropped calls compared to earlier versions of TDMA.

 Voice Privacy and Call Security

   Digital technology is inherently more secure than analog technologies. This security provides increased voice privacy and enhanced fraud protection for our customers.

 Wireless Services Inside Buildings

   As the use of wireless devices becomes more widespread, consumers increasingly are demanding wireless services which extend into office buildings, subways, airports, shopping centers and private homes. We use large numbers of small network equipment sites to offer corporate users full coverage inside buildings. We also provide intra-office wireless communications capabilities letting the user dial office extensions without the need to dial the complete telephone number. In addition, we are working with a number of hardware and software suppliers to develop next generation wireless office services including the use of small network equipment sites within a building that circumvent the local carrier.

 Data and Internet Services

   Because of the quality of digital signal transmission, wireless communications systems are suitable for the transmission of wireless data services such as applications providing weather reports, sports summaries, stock quotes, monitoring of alarm systems and internet access.

Market Overview

   The following lists our current basic trading area wireless licenses, listed under Existing BTA's, as well as basic trading area wireless licenses which we may acquire or exchange, listed under Acquisition BTA's and Disposition BTA's, in connection with the closing of the pending transactions, if consummated.

                                               Actual or Estimated   Amount of
Existing BTA's             1998 Population (a)      Launch Date       Airwaves
--------------             -------------------  -------------------   ---------
                             (in thousands)                           (in MHz)
San Juan, Puerto Rico
 San Juan-Arecibo,
  Humacao.................         2,719       June 1999                  35
 Mayaguez Aguadilla-
  Ponce...................         1,089       First Quarter 2000         20
 Virgin Islands...........           106       Fourth Quarter 2000(b)     20
                                 -------
  Total...................         3,914
New Orleans, Louisiana
 New Orleans..............         1,402       February 1999              35
 Baton Rouge..............           676       February 1999              20
 Lafayette-New Iberia.....           531       June 1999                  20
 Lake Charles.............           279       March 2000                 30
 Houma-Thibodaux..........           272       December 1999              25
 Alexandria...............           265       Third Quarter 2000(b)      30
 Hammond..................           107       September 1999             10
                                 -------
  Total...................         3,532
Little Rock, Arkansas
 Little Rock..............           926       March 1999                 30
 Fort Smith...............           312       May 2000                   20
 Fayetteville.............           291       April 1999                 20
 Jonesboro................           174       November 1999              20
 Pine Bluff...............           148       Third Quarter 2000(b)      20
 Hot Springs..............           133       March 1999                 20
 El Dorado................           103       Fourth Quarter 2002(b)     20
 Russellville.............            95       February 2000              20
 Harrison.................            88       Fourth Quarter 2001(b)     20
                                 -------
  Total...................         2,270
Memphis, Tennessee
 Memphis-Oxford,
  Mississippi.............         1,493       March 1999                 30
 Jackson..................           276       September 1999             35
 Dyersburg................           116       Third Quarter 2000(b)      20
 Blytheville, AR..........            70       Third Quarter 2000(b)      20
                                 -------
  Total...................         1,955
St. Louis, Missouri
 Springfield (c)..........           283       Fourth Quarter 2001(b)     20
 Carbondale, IL...........           216       Fourth Quarter 2000(b)     20
 Columbia.................           209       June 2000                  20
 Cape Giradeau............           189       Fourth Quarter 2000(b)     20
 Quincy...................           181       Fourth Quarter 2001(b)     20
 Jefferson City...........           156       June 2000                  20
 Poplar Bluff.............           155       Fourth Quarter 2002(b)     20
 Mt. Vernon, IL...........           121       Fourth Quarter 2000(b)     20
 Rolla....................            98       Fourth Quarter 2002(b)     20
 West Plains..............            76       Fourth Quarter 2002(b)     20
 Kirksville...............            56       Fourth Quarter 2002(b)     20
                                 -------
  Total...................         1,740
Houston, Texas
 Beaumont.................           459       June 2000                  40
                                 -------
  Total...................           459
Louisville, Kentucky
 Evansville, Indiana......           518       Fourth Quarter 2000(b)     20
 Paducah, Kentucky........           231       Fourth Quarter 2000(b)     20
                                 -------
  Total...................           749
                                 -------
   Total Existing
    BTA's.................        14,619(h)
                                 =======

                                                             Launch   Amount of
Acquisition BTA's (d)                   1998 Population(a)    Date    Airwaves
---------------------                   ------------------   ------   ---------
                                          (in thousands)              (in MHz)
Milwaukee, WI
 Milwaukee, WI (a).....................        1,850          TBD(e)      30
 Madison, WI...........................          653          TBD         40
 Appleton-Oshkosh, WI..................          440          TBD         40
 La Crosse, WI-Winona, MN..............          311          TBD         30
 Green Bay, WI.........................          266          TBD         40
 Janesville-Beloit, WI.................          236          TBD         40
 Stevens Point-Marshfield, WI..........          163          TBD         30
 Sheboygan, WI.........................          112          TBD         40
 Fond du Lac, WI.......................           97          TBD         40
 Manitowoc, WI.........................           84          TBD         40
 Escanaba, MI..........................           48          TBD         10
 Marquette, MI.........................           10          TBD         10
                                             -------
  Total................................        4,270
Des Moines, IA
 Des Moines, IA........................          775          TBD         30
 Davenport, IA.........................          428          TBD         30
 Cedar Rapids, IA......................          280          TBD         30
 Waterloo-Cedar Falls, IA..............          259          TBD         40
 Dubuque, IA...........................          179          TBD         40
 Clinton, IA-Sterling, IL..............          146          TBD         30
 Burlington, IA........................          138          TBD         10
 Fort Dodge, IA........................          126          TBD         10
 Iowa City, IA.........................          124          TBD         30
                                             -------
  Total................................        2,455
                                             -------
   Total Acquisition BTA's.............        6,725
                                             =======
Disposition BTA's (f)
---------------------
Boston, Massachusetts
 Worcester, MA.........................          727       April 1999     20
 Manchester, Concord, Nashua,
  Portsmouth, NH.......................          584       April 1999     20
 Boston, MA (g)........................          383       April 1999     20
 Hyannis, Nantucket, Cape Cod, Martha's
  Vineyard, MA.........................          231       April 1999     20
                                             -------
  Total Disposition BTA's..............        1,925
                                             =======
Population Total.......................       21,344(h)
                                             =======

--------

(a) This table is based on the most current available statistics, as calculated by Paul Kagan Associates, Inc. All BTA information other than for Milwaukee, WI, which is based on Kagan's 1999 data, is derived from Kagan's 1998 report.
(b)  Estimated.
(c) Camden, Cedar, Dallas, Douglas, Hickory, Laclede, Polk, Stone, Taney,
    Texas, Webster and Wright counties only.
(d) Licenses which may be received in connection with the pending transactions.
(e)  To be determined.
(f) Licenses which may be transferred in connection with the pending transactions.
(g) Rockingham and Strafford counties only excluding the Boston, Massachusetts BTA.
(h) Total does not include the population in the Boston, Massachusetts
    BTA. This total does not include an estimated population increase of 200,000 in our licensed areas since 1998, which would result in a current estimated total population of 16.7 million in our total existing markets and of 21.5 million in our licensed areas.

Marketing Strategy

   We believe that our affiliation with the AT&T brand name and the distinctive advantages of our TDMA network, combined with our simple-to-buy and easy-to-use philosophy, will allow us to expand our customer base by capturing significant market share from existing providers of wireless services in our markets. Additionally, we expect to attract new users to wireless. We developed our marketing strategy on the basis of extensive market research in each of our markets. This research indicates that limited coverage of existing wireless systems, relatively high costs, inconsistent performance and overall confusion about wireless services drive subscriber dissatisfaction and reduce the attractiveness of wireless services for potential new subscribers.

   We are focusing our marketing efforts on four primary market segments:

     .  corporate accounts;

     .  current wireless users;

     . individuals with the intent to purchase a wireless product within six months; and

     .  prepaid subscribers.

   For each segment, we are creating a specific marketing program, including a service package, pricing plan and promotional strategy. We believe that targeted service offerings will increase customer loyalty and satisfaction, reducing customer turnover.

   The following are key components of our marketing strategy:

 Branding

   We market our wireless services as "SunCom, Member of the AT&T Wireless Network" and use the globally recognized AT&T brand name and logo in equal size and prominence with the SunCom brand name and logo. We believe that consumers associate the AT&T brand with reliability and quality.

   We have entered into agreements with Tritel Communications and Triton PCS, other companies similarly affiliated with AT&T, to adopt a common regional brand, SunCom. We and the other SunCom companies are establishing the SunCom brand as a strong local presence with a service area covering a population of approximately 43.0 million. We enjoy preferred pricing on equipment, handset packaging and distribution by virtue of our affiliation with AT&T and the other SunCom companies.

 Advertising/Promotion

   We believe that the most successful marketing strategy is to establish a strong local presence in each of our markets. We are directing our media efforts at the community level by advertising in local publications and sponsoring local and regional events. We combine these local efforts with mass market media, including television, radio, newspaper, magazine, outdoor and internet advertisements. Outside advertising agencies support our brand campaigns, and also develop newspaper, radio and web page advertisements to promote specific product offerings and direct marketing programs for targeted audiences. All of our advertising materials use the SunCom and AT&T names and the tagline, giving equal emphasis to each, "SunCom, Member of the AT&T Wireless Network."

 Pricing

   Our pricing plans are designed to be competitive and straightforward, offering large buckets of minutes, large local calling areas and usage enhancing features. We offer pricing plans tailored for our market segments, including local, regional and national pricing plans. We also offer shared minute pools that are available for businesses and families who have multiple wireless users who want to share the bucket of minutes. From the launch of our services through March 31, 2000 our average usage per subscriber was approximately 320 minutes per month.

   We believe the pre-paid subscriber segment represents a large market opportunity, and we offer pricing plans that we expect will drive growth in these categories. Pre-pay plans provide an opportunity for individuals whose credit profiles would not otherwise allow them access to wireless communications to take advantage of our services. In addition, our pre-pay plans provide an attractive alternative for families and business users to control the usage of family members or employees. We also structure our plans to be attractive to the youth market, who we believe want to pay as they use the service.

We believe we differentiate ourselves from existing wireless competitors by providing our pre-paid subscribers the same digital services and features available to other customer segments. Our customers can use pre-pay service virtually anywhere in the United States on our network, on AT&T's network or through AT&T's extensive network of roaming agreements. Additionally, our pre-pay customers hear a "whispered" announcement of time remaining in their account before each call they place, which allows them to control usage and reduce balance inquiries to customer service. By contrast, typical pre-pay plans of our competitors limit service to their networks and usually provide fewer features and a narrow selection of handsets.

   AT&T introduced AT&T Digital One Rate SM in May 1998, a suite of rate plans that allows customers to purchase a large bucket of minutes per month that can be used locally, or across the U.S., on AT&T's wireless network and its extensive network of roaming partners for a fixed price with no additional roaming or long distance charges. The AT&T Digital One Rate SM and other competing flat rate plans have caused shifts in calling patterns in the wireless industry. We believe growth in this category will provide us a valuable roaming revenue stream as AT&T Digital One Rate SM subscribers use their minutes while visiting our networks.

   We are able to offer a similar national SunRate plan by virtue of our relationship with AT&T. Competing flat rate plans often limit flat rate usage to the competitor's own networks. We are able to offer a differentiated national rate plan by virtue of our roaming arrangements with AT&T and its roaming partners.

   We believe our pricing policies differentiate us from our competition through simplicity and design. We offer 12 price plans per region, on average, and we design our plans to encourage customers to enter into long-term agreements.

 Handsets

   We sell our service exclusively with handsets that are compatible with wireless communications systems that operate using digital service on the PCS portion of the airwaves, as well as digital and analog service on the cellular portion of the airwaves. Through the use of technologically advanced Nokia, Ericsson and Motorola handsets, our customers can use their phones across a variety of wireless networks.

Sales and Distribution

   Our sales and distribution strategy is to use a balanced mix of distribution channels to maximize penetration within our licensed service area while minimizing customer acquisition costs. Our channels include a network of company stores, nationally recognized retailers, a direct sales force for corporate and business customers, regional and local mass merchandisers, telesales, direct mail and online sales. We also work with AT&T's sales channels to cooperatively exchange leads and develop new business.

   Company Stores. Our stores range in size from small kiosks to 3,600 square foot stores in the principal retail district in each market. As of March 31, 2000, we had opened 56 stores for the distribution and sale of our handsets and expect to have a total of 89 SunCom stores open by the end of 2000. We believe that company stores offer a considerable competitive advantage by providing a strong local presence. We also believe that company stores offer one of the lowest customer acquisition costs among our different distribution channels. Sales representatives in company stores receive in-depth training to allow them to explain wireless communications services simply and clearly. We believe this process distinguishes us from our competitors and will improve our ability to attract subscribers within our markets.

   Retail Outlets. We have negotiated distribution agreements with national and regional mass merchandisers and consumer electronics retailers, including Circuit City, Cellular Warehouse, Metrocall, Office Depot, Staples, Best Buy and Office Max in the U.S. and Farmacia El Amal, Let's Talk Wireless, Beeper Connections and Radio Shack in Puerto Rico. We currently have over 1,300 retail outlet locations where customers can purchase our services. In some of these retail store locations, we are implementing a store-within-a-store concept, which uses visual merchandising to leverage the brand awareness created by both SunCom and AT&T advertising.

   Direct Sales and Marketing. Our direct corporate sales force focuses on high-revenue, high-margin corporate users. As of March 31, 2000, our direct corporate sales force consisted of approximately 100 dedicated professionals targeting the wireless decision maker within large corporations. We also benefit from AT&T's national corporate accounts sales force. AT&T, in conjunction with us, supports our marketing of its services to AT&T's large national accounts located in our service areas. We also employ 21 telesales representatives in our Memphis call center and contract for 11 Spanish speaking telesales representatives in Convergys' Fort Lauderdale, Florida operations. We use direct marketing to generate leads and stimulate prospects, allowing us to maintain low selling costs and to offer our customers additional features or customized services.

   Online Sales. Our web page provides current information about us, our markets, our products and our services. All information that is required to make a purchasing decision is available through our website and online store. Customers are able to choose any of our rate plans, features, handsets and accessories. The online store provides a secure environment for transactions, and customers purchasing through the online store experience a similar business process to that of customers purchasing service through other channels.

Customer Care

   We are committed to building strong customer relationships by providing customers with prompt and helpful service. We serve our customers from our state-of-the-art facility in Memphis, Tennessee. Convergys, a leading provider of outsourced call center services, provides back up call center support and bilingual customer service for our Spanish speaking customers from two facilities in Florida. As of March 31, 2000, the three centers employed 368 customer care representatives including 149 of our employees. The multiple center structure allows us to distribute customer service calls between the centers to promote cost effective 24 hour/seven day a week customer service. All of our centers have sophisticated infrastructure and information systems, including automated call distributors and advanced diagnostic tools for one-call trouble resolution. We emphasize proactive and responsive customer service, including welcome packages along with first bill, three months and one year anniversary calls. We are also expanding web-based services to include online account information to allow customers to check billing, modify service or otherwise manage their accounts.

Network Development

   We launched commercial operations in February 1999 and have commenced our services in each of our major markets. We launched our services in markets which have attractive characteristics for a high volume of wireless communications usage, including metropolitan areas, the surrounding suburbs, commuting and travel corridors, and popular leisure and vacation destinations. Immediately upon launch, customers had access to coast-to-coast coverage through roaming arrangements with AT&T and its roaming partners, both inside and outside its licensed areas. Within each market, geographic coverage will be based upon changes in wireless communications usage patterns, demographic changes within our licensed areas and our experiences in those markets. As of March 31, 2000, we provide coverage to approximately 74% of the population of our licensed area. We define coverage to include an entire basic trading area if we have a significantly developed system in that basic trading area. As of March 31, 2000, our entire network covers a population of approximately 12.4 million, and includes approximately 815 network equipment sites and six connection sites.

   To date, we have launched commercial service in the following 32 markets:

      Fayetteville, AR        Nantucket, MA*
      Fort Smith, AR          Worcester, MA*
      Hot Springs, AR         Oxford, MS
      Little Rock, AR         Columbia/Jefferson City, MO
      Jonesboro, AR           Concord, NH*
      Russellville, AR        Manchester, NH*
      Baton Rouge, LA         Nashua, NH*
      Hammond, LA             Portsmouth, NH*
      Houma, LA               Arecibo, PR
      Lafayette, LA           Humacao, PR
      Lake Charles, LA        Mayaguez, PR
      New Iberia, LA          Ponce, PR
      New Orleans, LA         San Juan, PR
      Thibodaux, LA           Jackson, TN
      Cape Cod, MA*           Memphis, TN
      Martha's Vineyard, MA*  Beaumont, TX

--------
* We have agreed to transfer eight markets to AT&T in the pending transactions.

Network Operations

   We maintain a network operations center for continuous monitoring and maintenance of our network. The effective operation of our network requires:

  . connection agreements and agreements to transmit signals from network equipment sites to call connection equipment with other communications providers;

  .  long distance connection;

  .  the implementation of roaming arrangements;

  .  the development of network monitoring systems; and

  .  the implementation of information technology systems.

 Connection Agreements

   Our network is connected to the public telephone network to facilitate the origination and termination of traffic between our network and both the local and long distance carriers. We have signed agreements with multiple carriers, including BellSouth, SBC Communications, Bell Atlantic and Puerto Rico Telephone. In most cases these agreements are standard agreements entered into with all qualifying carriers on generally the same terms, with each party agreeing to pay the other for the carrying or completion of calls on the other's network.

 Long Distance Connection

   We have executed a wholesale long distance agreement with AT&T providing for preferred rates for long distance services.

 Roaming Arrangements

   Through our arrangements with AT&T and via the use of advanced handsets, our customers have roaming capabilities on AT&T's wireless network and AT&T's customers have roaming capability on our wireless network. Further, we have the benefit of AT&T's roaming agreements with third party carriers at AT&T's preferred pricing. These agreements, together with AT&T's wireless network, cover approximately 98% of the U.S. population, including in-region roaming agreements covering all of our launched service areas.

 Network Monitoring Systems

   Our network operations center provides around-the-clock monitoring and maintenance of our entire network. The network operations center is equipped to constantly monitor the status of all network equipment sites and call connection equipment and to record network traffic. The network operations center provides continuous monitoring of system quality for blocked or dropped calls, call clarity and evidence of tampering, cloning or fraud. We designed our network operations center to oversee the interface between customer usage, data collected by call connection equipment and our billing systems. Our network operations center is located in the Memphis site containing call connection equipment, and we have back-up network operations center capabilities in our Arlington, Virginia data center.

 Information Technology Systems

   We operate management information systems to handle customer care, billing, network management and financial and administrative services. The systems focus on three primary areas:

  . network management, including service activation, pre-pay systems, traffic and usage monitoring, trouble management and operational support systems;

  . customer care, including billing systems and customer service and support systems; and

  . business systems, including financial, purchasing, human resources and other administrative systems.

   We have incorporated sophisticated network management and operations support systems to facilitate network fault detection, correction and management, performance and usage monitoring and security. System capabilities have been developed to allow over-the-air activation of handsets and implement fraud protection measures. We maintain stringent controls for both voluntary and involuntary deactivations. We attempt to minimize customer disconnects initiated by us through credit review and preactivation screening, to identify prior fraudulent or bad debt activity and call pattern profiling, to identify where activation and termination policy adjustments are needed.

Technology

 TDMA Digital Technology

   We have chosen digital TDMA technology for our network. TDMA technology allows for:

  . the use of advanced handsets which allow for roaming across the PCS and cellular portion of the airwaves, including both analog and digital technologies;

  . enhanced services and features, such as short-messaging, extended battery life, added call security and improved voice quality; and

  . network equipment sites that are small and that improve network coverage with low incremental investment.

   TDMA technology is the digital technology choice of two of the largest wireless communications companies in the United States, AT&T and SBC Communications. This technology served an estimated 35 million subscribers worldwide and 19 million subscribers in North America as of December 31, 1999, according to the Universal Wireless Communications Consortium, an association of TDMA providers and manufacturers. We believe that the increased volume of TDMA has increased the probability that this technology will remain an industry standard. TDMA equipment is available from leading telecommunication vendors such as Lucent, Ericsson and Northern Telecom, Inc.

 Future Technology Development

   Our advanced TDMA technology provides us the ability to offer new services, including information services, wireless service applications inside buildings, two-way text messaging, voice-activated dialing, audio e-mail retrieval and web browsing. In addition, TDMA technology provides us with a strong foundation for the introduction of high-speed wireless data.

   Our planned evolution to higher speed data applications, including video conferencing, is through the implementation of enhanced data rates for global evolution, which is expected to be available in 2001. With our TDMA architecture, we expect to be able to support faster transmission speeds with limited software and hardware upgrades. We are working with AT&T to plan for an evolution to these third generation services in 2002, and with Lucent to understand the implications on our network development.

Competition

   We believe that customers choose a wireless communications service provider principally based upon network coverage, pricing, quality of service and customer care. We compete directly with at least two cellular providers and PCS providers in each of our markets and against enhanced special mobile radio operations in some of our markets. We compete with at least one analog, one CDMA and one GSM operator in each of our markets other than Puerto Rico and New Orleans. Some of these providers have significant infrastructure in place, often at low historical cost, have been operational for many years, and may have greater capital resources than we do. The cellular operators we compete with may upgrade their networks to provide services comparable to those we offer.

   We compete:

  . in New Orleans, primarily against BellSouth for cellular services, Sprint PCS and Verizon for PCS, and Nextel for enhanced special mobile radio;

  . in Memphis, primarily against Verizon and BellSouth for cellular services, Powertel and Sprint PCS for PCS and Nextel for enhanced special mobile radio;

  . in Little Rock, primarily against ALLTEL and SBC Communications for cellular services and Sprint PCS for PCS;

  . in New England, primarily against SBC Communications and Verizon Wireless for cellular services and Sprint PCS, Voicestream Wireless Corporation for PCS and Nextel for enhanced special mobile radio; and

  . in Puerto Rico, primarily against Puerto Rico Telephone Company and SBC Communications for cellular services and Centennial Cellular and NewCom Wireless Services, Inc. for PCS.

   Upon the close of the contribution and exchange, we will compete:

  . in Iowa, primarily against Sprint PCS, Verizon, US Cellular, Nextel, Voicestream Wireless Corporation and Western Wireless; and

  . in Wisconsin, primarily against US Cellular, SBC Communications, BellSouth, Sprint PCS and Verizon.

   We also compete with resellers of wireless communications services in each of our markets. Resellers purchase large volumes of services on a wireless operator's network, usually at a discount, and resell the services to end users under the reseller's own brand name. While the network operator receives some revenue from the sale of services to the reseller, the operator is competing with its own customer for sales to the end users. The principal resellers in our existing markets include WorldCom, Inc. in New England and Motorola in Puerto Rico. We have agreed to resell services to AT&T in each of our markets should AT&T desire to do so. We have not yet entered into any such arrangements with AT&T or any other party.

   We have not obtained a significant share of the market in any of our areas of operation. We face significant competition from operators who have already established strong market positions and have signed up many customers. Most of the existing cellular operators have developed systems that have larger local and regional coverage than we currently have. We seek to compete by offering a competitive product with attractive pricing plans and through our extensive access to roaming, including in-region roaming, which gives us an effective coverage area competitive with that of our principal competitors. We have developed our pricing plans to be competitive and to emphasize the advantages of our offerings. We have discounted and may continue to discount our pricing in order to obtain customers or in response to downward pricing in the market for wireless communications services.

   We anticipate that market prices for wireless communications services generally will decline in the future based upon increased competition. Our ability to compete successfully will depend, in part, on our ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and competitors' discount pricing strategies, all of which could adversely affect our operating margins. We plan to use our digital feature offerings, national network through our AT&T affiliations, contiguous footprint providing an extended home calling area, and local presence in secondary markets to combat potential competition. We believe that our extensive digital network, once deployed, will provide a cost effective means to react appropriately to any price competition.

Acquisition History

   On April 20, 1999, we acquired PCS licenses covering the Baton Rouge, Houma, Hammond and Lafayette, Louisiana basic trading areas from Digital PCS. As consideration for these licenses, we issued to Digital PCS $2.3 million of our common and preferred stock, paid Digital PCS approximately $0.3 million in reimbursement of interest paid on U.S. government debt related to the licenses and assumed debt owed to the U.S. government of $4.1 million less a discount of $0.6 million, related to these licenses. These licenses cover a population of approximately 1.6 million, including a population of 1.2 million in Baton Rouge and Lafayette covered by licenses we already owned.

   On May 24, 1999, we sold to AT&T Wireless $40.0 million of our series A, D and F preferred stock. On May 25, 1999, we purchased PCS license and related assets covering the San Juan major trading area from AT&T Wireless for $96.5 million in cash. In addition, we reimbursed AT&T Wireless $3.2 million for microwave relocation and $0.3 million for other expenses AT&T Wireless incurred in connection with the acquisition. This license covers a population of approximately 3.9 million in Puerto Rico and the U.S. Virgin Islands.

   On June 2, 1999, we acquired PCS licenses covering the Alexandria, Lake Charles and Monroe, Louisiana basic trading areas from Wireless 2000. As consideration for these licenses, we issued approximately $0.4 million of common and preferred stock, paid approximately $0.2 million to Wireless 2000 for microwave relocation expenses related to the Monroe license and reimbursed Wireless 2000 $0.4 million for interest paid on government debt related to their licenses. Additionally, we assumed $7.4 million, less a discount of $1.0 million of debt owed to the U.S. government related to these licenses. These licenses cover a population of approximately 0.8 million. We cannot, without AT&T Wireless' consent, develop the markets covered by the Monroe license.

   Our agreements with AT&T Wireless were extended to cover the Baton Rouge, Houma, Hammond and Lafayette, Louisiana basic trading areas; the San Juan, Puerto Rico major trading area; and the Alexandria, Lake Charles and Monroe, Louisiana basic trading areas, except for a portion of the Monroe basic trading area, upon the closing of the Louisiana and Puerto Rico acquisitions.

   On April 7, 2000, we completed our acquisition of TeleCorp LMDS, Inc. through an exchange of all of the outstanding stock of TeleCorp LMDS for 878,400 shares of our class A voting common stock. TeleCorp LMDS's stockholders are Mr. Vento, Mr. Sullivan and three of our initial investors. By acquiring TeleCorp LMDS, we will gain local multipoint distribution service licenses covering 1100 MHz of airwaves in the Little Rock, Arkansas basic trading area and 150 MHz of airwaves in each of the Beaumont, Texas; New Orleans, Louisiana; San Juan and Mayaguez, Puerto Rico; and U.S. Virgin Islands basic trading areas.

   On April 11, 2000, we completed our acquisition of the 15% of Viper Wireless, Inc. that we did not yet own from Messrs. Vento and Sullivan in exchange for an aggregate of 323,372 shares of our class A voting common stock and 800 shares of our series E preferred stock through a merger of TeleCorp Holding Corp. and Viper Wireless. TeleCorp Holding Corp. acquired 85% of Viper Wireless on March 1, 1999 in exchange for $32.3 million contributed by AT&T and some of our other initial investors for additional shares of our preferred and common stock. Viper Wireless used the proceeds to participate in the Federal Communications Commission's reauction of PCS licenses. Viper Wireless was subsequently granted six PCS licenses in the reauction.

   On April 27, 2000, we acquired 15 MHz of additional airwaves in the Lake Charles, Louisiana basic trading area from Gulf Telecom, LLC. As consideration for the additional airwaves we paid Gulf Telecom $0.3 million in cash, assumed approximately $2.4 million in Federal Communications Commission debt related to the license and reimbursed Gulf Telecom for all interest it paid to the Federal Communications Commission for debt related to the license from June 1998 through March 2000.

Government Regulation

   We are subject to substantial regulation by the Federal Communications Commission, state public utility commissions and, in some cases, local authorities. Our principal operations are classified as commercial mobile radio service by the Federal Communications Commission, subject to regulation under Title II of the Communications Act of 1934, as amended by the Telecommunications Act of 1996, as a common carrier and subject to regulation under Title III of the Communications Act as a radio licensee. The states are preempted from regulating our entry into and rates for commercial mobile radio service offerings, but remain free to regulate other terms and conditions of our commercial mobile radio services and to regulate other intrastate offerings by us. Congress and the states regularly enact legislation, and the Federal Communications Commission, state commissions and local authorities regularly conduct rulemaking and adjudicatory proceedings that could have a material adverse effect on us. In addition, government regulation may adversely affect our ability to engage in, or rapidly complete, transactions and may require us to expend additional resources in due diligence and filings related to the Federal Communications Commission and other requirements, as compared to unregulated entities.

 Federal Communications Commission Common Carrier Regulation Under Title II

   Under Title II of the Communications Act, among other things, we are:

  .  required to offer service upon reasonable request;

  . prohibited from imposing unjust or unreasonable rates, terms or conditions of service;

  .  proscribed from unjustly or unreasonably discriminating among customers;

  . required to reserve communications capacity for law enforcement surveillance operations and to make technical network changes to facilitate this surveillance;

  . required to make our services and products accessible to, and usable by, Americans with disabilities, if readily achievable; and

  . required to comply with limitations on our use of customer proprietary network information.

   Under the Telecommunications Act, we are entitled to benefits when negotiating interconnection arrangements with other communications carriers, such as resale rights, their customers being able to keep their old numbers when switching to us and compensation equal to that of other carriers, but we are subject to many of those same requirements when other carriers seek to interconnect with our networks. The Federal Communications Commission is still in the process of implementing some of these benefits. While the rates of common carriers are subject to the Federal Communications Commission's jurisdiction, the Federal Communications Commission forbears from requiring commercial mobile radio service carriers to file tariffs for their services. Common carriers, including commercial mobile radio service providers, are also prohibited under the Communications Act from unreasonably restricting the resale of their services and are required to offer unrestricted resale.

 Federal Communications Commission Radio License Regulation Under Title III

   Among other things, Title III of the Communications Act:

  . does not permit licenses to be granted or held by entities that have been subject to the denial of federal benefits;

  . requires us to seek prior approval from the Federal Communications Commission to transfer control of us or to assign our radio authorizations, including subdividing our radio airwaves or partitioning geographic license areas, except in very limited circumstances; and

  .  limits foreign ownership in radio licensees, including PCS providers.

 Federal Communications Commission Commercial Mobile Radio Service Regulation

   The Federal Communications Commission rules and policies impose substantial regulations on commercial mobile radio service providers. Among other regulations, commercial mobile radio service providers such as the company:

  .  incur costs as a result of required contributions to federal programs;

  . are prohibited from acquiring or holding an attributable interest in PCS, cellular or special mobile radio licenses with more than 45 MHz of airwaves in the same metropolitan area, and more than 55 MHz in rural markets, although these rules are currently subject to requests for modification;

  . are required to provide at least manual roaming service to enable a customer of one provider to obtain service while roaming in another carrier's service area;

  . are required to route emergency calls to public safety centers and provide the public safety centers under certain circumstances with information regarding the originating number and the general location of the caller;

  . are required to comply with federal rules governing radio frequency transmissions in order to limit exposure, by both the general public and maintenance personnel, to potentially harmful radiation; and

  . will eventually be required to allow customers to retain their telephone numbers when changing service providers in some circumstances.

 Federal Communications Commission Personal Communications Services Regulation

   We are subject to service-specific regulations under the Federal Communications Commission's rules. Among other things, these regulations provide that PCS licensees, such as us, be granted licenses for a 10-year term, subject to renewal. Under these policies, we will be granted a renewal expectancy that would preclude the Federal Communications Commission from considering competing applications if we have:

  . provided "substantial" performance that is "sound, favorable and substantially above a level of mediocre service just minimally justifying renewal"; and

  . substantially complied with the Federal Communications Commission rules and policies and the Communications Act.

   These regulations also govern the transmission characteristics of PCS handsets and network equipment sites and other technical requirements. PCS licensees are required to comply with limits intended to ensure that these operations do not interfere with radio services in other markets or in other portions of the airwaves and to ensure emissions from mobile transmitters do not cause adverse health effects. We are also subject to minimum construction requirements that will require us to deploy facilities with service coverage of a particular amount of the population of our licensed areas within specified time periods.

 Relocation of Fixed Microwave Licensees

   Because PCS carriers use airwaves occupied by existing microwave licensees, the Federal Communications Commission has adopted special regulations governing the relocation of incumbent systems and cost-sharing among licensees that pay to relocate microwave incumbents. Relocation usually requires a PCS operator to compensate an incumbent for the costs of system modifications and new equipment required to move the incumbent to new portions of the airwaves, including possible premium costs for early relocation to alternate portions of the airwaves. The transition plan allows most microwave users to operate in the PCS portion of the airwaves for a one-year voluntary negotiation period and an additional one-year mandatory negotiation period following the issuance of the PCS license. These periods are longer for public safety entities. We have entered into all necessary agreements for microwave relocation. Under certain circumstances relocated licensees may exercise their rights to move back to their original sites in the event the new sites are inadequate.

 Local Multipoint Distribution Service Regulation

   TeleCorp LMDS holds certain Local Multipoint Distribution Service, referred to as "LMDS," licenses that are subject to service specific Federal Communications Commission regulations. Like the PCS service specific regulations, these regulations provide that LMDS licensees such as the company are granted licenses for a 10-year term subject to renewal. Under these policies, we will be granted a renewal expectancy that would preclude the Federal Communications Commission from considering competing applications if we have:

  . provided "substantial" performance that is "sound, favorable and substantially above a level of mediocre service just minimally justifying renewal"; and

  . substantially complied with Federal Communications Commission rules and policies and the Communication Act.

   These regulations also govern the transmission characteristics of LMDS systems and other technical requirements. LMDS licensees are required to comply with limits intended to ensure that these operations do not interfere with radio services in other markets or in other portions of the airwaves and to ensure emissions from transmitters do not cause adverse health effects. In addition, depending upon how we use such licenses, we may become subject to additional federal or state regulations.

 Federal Communications Commission and Federal Aviation Administration Facilities Regulation

   Because we acquire and operate antenna sites for use in our networks, we are subject to Federal Communications Commission and Federal Aviation Administration regulations governing registration of towers, the marking and lighting of structures and regulations governing compliance with the National Environmental Policy Act of 1969, which requires carriers to assess the impact of their operations on the environment, including the health effects of radio airwave radiation on humans.

 Federal Communications Commission Designated Entity Regulation

   Federal Communications Commission licenses are held by certain of our subsidiaries under the Federal Communications Commission's designated entity policies. Under such policies, for a period of five years from initial license grant, some of our licenses can only be held by a company that meets the Federal Communications Commission's criteria for "entrepreneurial" status. In addition, some of our licenses were awarded subject to bidding credits because the original bidder met the criteria for "small business" or "very small business" status. With respect to our designated entity licenses, we:

  . believe we met the relevant eligibility and benefits criteria at the time such licenses were granted;

  . believe our subsidiaries continue to hold such licenses in compliance with the Federal Communications Commission's eligibility and benefits criteria; and

  . intend to diligently maintain our subsidiaries eligibility and benefits in compliance with applicable Federal Communications Commission rules.

   We rely on representations of our investors to determine their compliance with the Federal Communications Commission's rules applicable to PCS licenses.

   Entrepreneurial Eligibility. Under the Federal Communications Commission's designated entity rules for PCS, the C and F Blocks of PCS spectrum were set aside by the Federal Communications Commission for entrepreneurs. Only entrepreneurs were eligible to bid for these licenses and, for a period of five years from the original grant, only entrepreneurs may hold these licenses. TeleCorp Holding and Viper both hold PCS licenses as entrepreneurs, having won some licenses at auction and having acquired some licenses from other entrepreneurs. To qualify as an entrepreneur, our designated entity subsidiaries, their attributable investors, the affiliates of our designated entity subsidiaries and the affiliates of the attributable investors in our designated entity subsidiaries must have had less than $500 million in net assets at the time they acquired their initial licenses and average aggregate gross revenues of less than $125 million for the two years prior to filing their applications for these licenses. To the extent an entrepreneur grows beyond these limits as a result of normal business growth, it will retain its eligibility to hold its licenses and even may continue to acquire additional entrepreneurial licenses from other entrepreneurs.

   Small Business and Very Small Business Status. Under the Federal Communications Commission's designated entity policies, TeleCorp Holding, TeleCorp LMDS and Viper received their licenses subject to bidding credits, and in some cases, government financing, awarded because of their status as very small businesses and, in the case of Airwave Communications (the predecessor of Tritel), as a small business. In order to qualify for bidding credits or government financing, or to acquire licenses originally awarded with bidding credits or government financing without being subject to penalty payments, the Federal Communications Commission considers the aggregate average gross revenues of the applicant, its attributable investors, the applicant's affiliates, and the affiliates of the applicant's attributable investors for the prior three years. If these average annual revenues are less than $40 million, the entity will be considered a small business. If these average annual revenues are less than $15 million, the entity will be considered a very small business. To the extent a small business or very small business grows beyond these limits as a result of normal business growth, it will not lose its bidding credits or governmental financing, but its status is not grandfathered for other licenses it subsequently acquires. Each of TeleCorp Holding, TeleCorp LMDS and Viper qualified as a very small business in the relevant auction. Airwave Communications qualified as a small business. TeleCorp Holding has also acquired licenses in the aftermarket as a very small business. After 1999, however, our designated entity subsidiaries will only qualify as small businesses for future acquisitions.

   Control Group Requirements. For our designated entity subsidiaries to avoid attribution of the revenues and assets of some of their investors, our designated entity subsidiaries are required to maintain a conforming control group and to limit the amount of equity held by other entities on a fully-diluted basis. These requirements mandate that the control group, among other things, have and maintain both actual and legal control of the licensee. Under these control group requirements:

  . an established group of investors meeting the financial qualifications must own at least three-fifths of the control group's equity, or 15% of the licensee's overall equity, on a fully-diluted basis and at least 50.1% of the voting power in the licensee entity; and

  . additional members of the control group may hold up to two-fifths of the control group's equity, or up to 10% equity interest on a fully-diluted basis in the licensee entity.

   Additional members may be non-controlling institutional investors, including most venture capital firms. A licensee must have met the requirements at the time it filed its application to acquire these licenses and must continue to meet the requirements for five years following the date that a license is granted, although normal business growth is permitted. Beginning the fourth year of the license term, the Federal Communications Commission rules:

  . eliminate the requirement that the 10% equity interest be held by certain limited classes of investors; and

  . allow the qualifying investors to reduce the minimum required equity interest from 15% to 10%.

 Federal Communications Commission Transfer Restrictions

   During the first five years of their license terms, designated entity PCS licensees may only transfer or assign their license, in whole or in part, to other qualified entrepreneurs. The acquiring entities would take over the license, or any portion of the license, subject to separately established installment payment obligations. After five years, licenses are transferable to entrepreneurs and non-entrepreneurs alike, subject to unjust enrichment penalties. If transfer occurs during years six through ten of the initial license term to a company that does not qualify for the same level of auction preferences as the transferor, the sale would be subject to immediate payment of the outstanding balance of the government installment payment debt and payment of any unjust enrichment assessments as a condition of transfer. The Federal Communications Commission has also initiated transfer disclosure regulations that require licensees who transfer control of or assign a PCS license within the first three years to file associated contracts for sale, option agreements, management agreements or other documents disclosing the total consideration that the applicant would receive in return for the transfer or assignment of its license.

 State and Local Regulation

   The Federal Communications Commission permits the states to:

  . regulate terms and conditions of our commercial mobile radio service services other than rates and entry and may regulate all aspects of our intrastate toll services;

  . regulate the intrastate portion of services offered by local telephone carriers, and therefore the rates we must pay to acquire critical facilities from other common carriers;

  .  administer numbering resources, subject to federal oversight; and

  . have other responsibilities that impact the nature and profitability of our operations, including the ability to specify cost-recovery mechanisms for network modifications to support emergency public safety services.

   States and localities also regulate construction of new antenna site facilities and are responsible for zoning and developmental regulations that can materially impact our timely acquisition of sites critical to our radio network.

 Emission and Hands-Free Regulation

   Media reports have suggested that some radio airwave emissions from wireless handsets may be linked to health concerns, including the incidence of cancer. Data gathered in studies performed by manufacturers of wireless communications equipment dispute these media reports. The Federal Communications Commission has adopted rules specifying the methods to be used in evaluating radio airwave emissions from radio equipment, including wireless handsets. The hand-held digital telephones that we offer to our customers comply with the standards adopted under the new rules, although these handsets may not comply with any rules adopted by the Federal Communications Commission in the future. Recent studies have shown that hand-held digital telephones interfere with medical devices, including hearing aids and pacemakers, and additional studies are underway.

   Various state legislatures have proposed or considered measures that would require hands free use of cellular phones while operating motor vehicles, ban cellular phone use or limit the length of calls while driving and require drivers to pull to the side of the road to use cellular phones. In addition, some gas stations have banned the use of mobile phones on their premises.

Intellectual Property

   The AT&T globe design logo is a service mark registered with the U.S. Patent and Trademark Office. AT&T owns the service mark. We use the AT&T globe design logo, on a royalty free basis, with equal emphasis on the SunCom brand and logo, solely within our licensed area in connection with marketing, offering and providing licensed services to end-users and resellers of our services. Our license agreement with AT&T grants us the right and license to use licensed marks on permitted mobile phones. This license agreement contains numerous restrictions with respect to the use and modification of licensed marks.

   The Company, Tritel and Triton have adopted a common brand, SunCom. Each of the SunCom companies owns one-third of Affiliate License Co., which owns the SunCom name and has no other operations. We, along with the other SunCom companies license the SunCom name from Affiliate License Co. We use the brand to market, offer and provide services to end-users and resellers of our PCS.

Employees

   As of March 31, 2000, we employed approximately 1,100 people. None of our employees currently are represented by a union and we believe that our relations with our employees are good.

Properties

   We lease space for our call connection equipment in New Orleans, Boston and Puerto Rico and for our network operations center, our call connection equipment, our customer care and our data center in Memphis. Further, we have operating leases primarily related to our headquarters, regional offices, retail store locations, distribution outlets, office space and network equipment sites.

Legal Proceedings

   We are not a party to any lawsuit or proceeding which is likely, in the opinion of management, to have a material adverse effect on our financial position, results of operations and cash flows. We are a party to routine filings and customary regulatory proceedings with the Federal Communications Commission relating to our operations.

                                  MANAGEMENT

Executive Officers and Directors

   The table below sets forth certain information regarding our directors and executive officers. Upon the closing of the merger, we do not expect our management to change.

      Name                Age Position
      ----                --- --------
Gerald T. Vento..........  53 Chief Executive Officer and Chairman
Thomas H. Sullivan.......  38 Executive Vice President, Chief Financial Officer and Director
Julie Dobson.............  43 Vice President, Chief Operating Officer
Michael R. Hannon........  40 Director
Scott Anderson...........  41 Director
Rohit M. Desai...........  61 Director
James M. Hoak............  56 Director
William W. Hague ........  45 Director
William Kussell..........  41 Director
Michael Schwartz.........  35 Director

   Gerald T. Vento: Mr. Vento is our co-founder and co-founder of our predecessor company, TeleCorp Holding Corp., Inc., and has been our Chief Executive Officer and a director since our inception in July 1997. He has been Chairman of our board of directors since June 1999. From December 1993 to March 1995, Mr. Vento was Vice Chairman and Chief Executive Officer of Sprint Spectrum/American PCS, L.P. From April 1995 to March 1998, Mr. Vento was Chairman of Entel Technologies, Inc., a wireless site acquisition and construction management company. From April 1996 to October 1996, Mr. Vento also served as the Chief Executive Officer of National Fiber Networks, Inc. Mr. Vento also served as managing partner in a joint venture with the Washington Post Company to build and operate that company's systems in the United Kingdom prior to its sale in 1993 to TCI/US West Communications. Mr. Vento has spent over twenty years in cable, telephone and wireless businesses. Mr. Vento was the founder and Managing General Partner of several cable television companies, which he developed from inception throughout the United States and Puerto Rico.

   Thomas H. Sullivan: Mr. Sullivan is the co-founder of TeleCorp and co-founder of our predecessor company, TeleCorp Holding Corp., Inc., and has been our Executive Vice President and one of our directors since our inception in July 1997, and Chief Financial Officer since March 1999. Mr. Sullivan served as President of TeleCorp Holding Corp., Inc. from 1996 to 1998 and has served as a senior executive and founder of several wireless and wireline companies for the past six years. From 1992 to 1999, Mr. Sullivan was a partner of, and counsel to, McDermott, Will & Emery, where he served as co-head of its telecommunications practice and co-chairman of its Boston corporate department.

   Julie Dobson: Ms. Dobson has served as our Chief Operating Officer since July 1998. Prior to joining the company, Ms. Dobson was President of Bell Atlantic Corporation Mobile Systems(TM) New York/New Jersey Metro Region. She was responsible for sales, marketing, customer service and the continued expansion of that company's wireless communications network in the region. She also oversaw more than 1,500 employees and an extensive retail store network in 22 counties in New York and northern and central New Jersey. Ms. Dobson had been with Bell Atlantic since 1980, when she began her career as an account executive in sales at Bell Atlantic-Pennsylvania, and had served in a variety of positions in sales, sales management and marketing over the last two decades.

   Michael R. Hannon: Mr. Hannon has been a General Partner of Chase Capital Partners, a general partnership with over $15 billion under management, since January 1988. Chase Capital Partners invests in a wide variety of international equity opportunities, including management buyouts, growth equity and venture capital situations. Chase Capital Partners' is an affiliate of The Chase Manhattan Corporation, one of the largest bank holding companies in the United States. Mr. Hannon also serves as the global practice head of the media and telecommunications industry at Chase Capital Partners. From 1998 until November 1999, Mr. Hannon served as our Chairman and he is currently on the board of directors of Entercom Communications, Telesystem International Wireless and several privately held media and telecommunications firms. He has served as one of our directors since July 1998.

   Scott Anderson: Since 1997, Mr. Anderson has served as Principal in Cedar Grove Partners, LLC, an investment and consulting/advisory partnership, and since 1998 as Principal in Cedar Grove Investments, LLC, a private seed capital investment fund. He was a board member of Tegic, a wireless technology licensing company until its merger with American Online, Inc. in 1999 and is a board member of Triton, Wireless Facilities, Inc., Telephia, Inc., ABC Wireless, LLC and Xypoint, Inc. He was employed by McCaw Cellular Communications and AT&T Wireless Services from 1986 until 1997, where he last served as Senior Vice President of the Acquisitions and Development Group. Mr. Anderson has served as one of our directors since July 1998 and as one of Tritel's directors since January 1999.

   Rohit M. Desai: Mr. Desai has been the Chairman, President and Chief Investment Officer of Desai Capital Management Incorporated, an equity investment firm with approximately $2 billion under management, since 1984. Desai Capital Management is the investment advisor to Equity-Linked Investors II, Private Equity Investors III, L.P., and Private Equity Investors IV, L.P., of which Mr. Desai is the managing general partner. Mr. Desai currently sits on the board of The Rouse Company, Sunglass Hut International, Finlay Fine Jewelry Holdings, Independence Community Bankcorp and Sitel Corporation. He has served as one of our directors since July 1998.

   James M. Hoak, Jr.: Mr. Hoak has served as Chairman and a Principal of Hoak Capital Corporation, a private equity investment firm, since September 1991. He has also served as Chairman of HBW Holdings, an investment bank, from July 1996 to November 1999, and continues to serve as a director of this firm. He served as Chairman of Heritage Media Corporation, a broadcasting and marketing services firm, from its inception in August 1987 to its sale in August 1997. From February 1991 to January 1995, he served as Chairman and Chief Executive Officer of Crown Media, Inc., a cable television company. From 1971 to 1987, he served as President and Chief Executive Officer of Heritage Communications, Inc., a diversified communications company, and as its Chairman and Chief Executive Officer from August 1987 to December 1990. He is also a director of PanAmSat Corporation, Pier 1 Imports and Texas Industries. He has served as one of our directors since July 1998.

   William W. Hague: Mr. Hague was appointed as a director on our board on April 28, 2000 by AT&T Wireless and previously served as a member of our Board of Directors from July 1998 through March 1999. Mr. Hague also served as a member of the Board of Directors of our predecessor company from April 1998 through July 1998. Mr. Hague serves as the Senior Vice President, Corporate Development, Mergers and Acquisitions at AT&T Wireless Services where he has been employed since 1995. Prior to this position, and beginning in 1992, he acted as Director of Acquisitions and Legal Affairs at Pacific Northwest Cellular/Western Wireless Corporation. From 1986 through 1992, Mr. Hague practiced law at the Seattle, Washington office of Stokes Lawrence, LLC where he was a partner. Mr. Hague is also a member of the Board of Directors of Triton PCS, Inc., where he serves on the Audit Committee and is a member of the management committee of Far Eastone.

   William Kussell: Mr. Kussell has served as a director on our board since July 1998. Mr. Kussell has served as President of Dunkin' Donuts marketing office since 1996, as well as Retail Concept Officer for Allied Domecq Retailing USA since 1997. In this role, Mr. Kussell leads the overall strategy for Dunkin' Donuts as well as oversees the development of the Baskin Robbins Brand. Mr. Kussell has over 13 years of brand building marketing experience within several industries, ranging from food to photography. He was Vice President of worldwide marketing for Reebok where he helped build Reebok's worldwide brand image and led the entry into the home fitness video and programming business.

   Michael Schwartz: Mr. Schwartz is a co-founder, director and Executive Vice President of habit.com, a technology infrastructure company. Prior to joining habit.com in March 2000, he was a Vice President in AT&T Wireless Services' Corporate Development, Mergers and Acquisitions group. Mr. Schwartz continues to provide services to AT&T Wireless on a part-time basis. From September 1996 through September 1998, Mr. Schwartz was in private law practice in the Seattle firm of Riddell Williams P.S. He has served as one of our directors since November 1998.

   After consummation of the merger our board of directors will consist of Messrs. Vento and Sullivan and our officers will consist of Messrs. Vento and Sullivan and Ms. Dobson.

Compensation of Directors

   Representatives of our initial investors who serve on our board or any committee of our board do not receive cash compensation for their service on our board. Other non-management members of our board or its committees receive a quarterly stipend of $1,875, $1,000 for attending each board or committee meeting and $500 for participating in each teleconference. The directors are also eligible to receive stock options. All members of our board or any committee of our board, including our management members, will be reimbursed for out-of-pocket expenses in connection with attendance at meetings.

Committees of the Board of Directors

   Our bylaws provide that our board may establish committees to exercise powers delegated by the company. Under that authority, the board has established an audit committee and a compensation committee.

Option Grants in Fiscal Year Ending December 31, 1999

   There were no stock options awarded by the company to the named executive officers in the last fiscal year.

Management Agreement

   Under the management agreement dated July 17, 1998, as amended, TeleCorp Management Corp., under our oversight, review and ultimate control and approval, assists us with:

  . administrative services, such as accounting, payment of all bills and collection;

  .  operational services, such as engineering, maintenance and construction;

  .  marketing services, such as sales, advertising and promotion;

  . regulatory services, such as tax compliance, Federal Communications Commission applications and regulatory filings; and

  . general business services, such as supervising employees, budgeting and negotiating contracts.

   Mr. Vento and Mr. Sullivan own TeleCorp Management Corp.

   TeleCorp Management Corp. has agreed to provide the services of Mr. Vento and Mr. Sullivan in connection with the performance of TeleCorp Management Corp.'s obligations under the management agreement. Mr. Vento and Mr. Sullivan have agreed to devote their entire business time and attention to providing these services, provided that they may devote reasonable periods of time to other enumerated activities.

   We reimburse TeleCorp Management Corp. for all out of pocket expenses it incurs for the retention of third parties on our behalf. We pay TeleCorp Management Corp. fees of $550,000 per year, payable in monthly installments. TeleCorp Management Corp. is also entitled to a potential annual bonus based upon the achievement of objectives established by the compensation committee of TeleCorp's board of directors for a particular calendar year. In 1998 and 1999, TeleCorp Management Corp. earned bonuses totaling approximately $282,500 and $550,000, respectively.

   The management agreement has a five-year term. We may terminate the management agreement immediately in certain circumstances including:

  .  indictment of Mr. Vento or Mr. Sullivan for a felony;

  .  a material breach which remains uncured after 30 days written notice;

  . the failure of TeleCorp Management Corp. to provide us with the services of Mr. Vento and Mr. Sullivan;

  . an event of default on any of our credit agreements for borrowings of $25.0 million or more; or

  .  acceleration of any of our indebtedness over $25.0 million.

   TeleCorp Management Corp. may terminate the agreement voluntarily upon 30 days written notice to us. TeleCorp Management Corp. may also terminate the agreement immediately if:

  . Mr. Vento and Mr. Sullivan are removed as directors or are demoted or removed from their respective offices or there is a material diminishment of Mr. Vento's and Mr. Sullivan's responsibilities, duties or status, which diminishment is not rescinded within 30 days after the date of receipt by our board of directors from Mr. Vento and Mr. Sullivan of their respective written notice referring to the management agreement and describing the diminishment; or

  . We relocate our principal offices without TeleCorp Management Corp.'s consent to a location more than 50 miles from our principal offices in Arlington, Virginia.

   If TeleCorp Management Corp. terminates the agreement for the two preceding reasons or if we terminate the agreement because of a breach by TeleCorp Management Corp., or we fail to comply with any of our credit agreements for borrowed money in the amount of $25.0 million or more, TeleCorp Management Corp. will be entitled to its management fee and annual bonus. Their annual bonus will be determined as follows:

  . if the date of termination is on or prior to June 30 or any applicable calendar year, the annual bonus will be equal to a pro rata portion of the annual bonus in respect of that year, as determined based upon our achievement of the objectives for that year;

  . if the date of termination is after June 30 of any applicable calendar year, the annual bonus will be equal to the annual bonus payable in respect of that year, as determined based upon our achievement of the objectives for that year, in either instance payable upon the later to occur of 30 days after certification of our financial statements for that year and the last day of the month after which we retained a new management service provider, and conditioned upon TeleCorp Management Corp. having nominated a successor person or persons, who are acceptable to our board of directors, and:

  . who would not cause a significant and detrimental effect on our eligibility to hold its PCS licenses and to realize the benefits, if any, that we derive from TeleCorp Management Corp.'s status as a very small business; and

  . to whom our voting preference common stock and class C common stock will be transferred by Mr. Vento and Mr. Sullivan.

   Pursuant to the merger, Messrs. Vento and Sullivan will enter into a new management agreement with the newly formed holding company which is substantially similar to the original management agreement with the company. Under the new management agreement, which will become effective on the closing of the Tritel merger, if either Mr. Sullivan or Mr. Vento are removed without cause or leave with good reason, then our repurchase rights with respect to Mr. Sullivan's and Mr. Vento's unvested stock will terminate and Mr. Sullivan's and Mr. Vento's unvested stock will become immediately vested.

  The management agreement protects us if TeleCorp Management Corp. does not nominate an acceptable person or persons to provide management services to TeleCorp.

   The shares of class A voting common stock and series E preferred stock that Mr. Vento and Mr. Sullivan received under the securities purchase agreement vest in accordance with the following schedule, which is contained in the management agreement:


   Vesting Date                                                Percent of Shares
   ------------                                                -----------------

   July 17, 1998..............................................        20%
   July 17, 2000..............................................        15%
   July 17, 2001..............................................        15%
   July 17, 2002..............................................        15%
   July 17, 2003..............................................        15%


   The remaining shares vest according to the completion of different steps in our minimum construction plan.

   We are obligated to repurchase from Mr. Vento and Mr. Sullivan, and they are required to sell to us, following the termination of the management agreement for any reason, the amount of our class A voting common stock, up to 5,764,596 shares, and our series E preferred stock, up to 18,219 shares, that have not yet vested.

   During the term of the management agreement, and under limited circumstances for a period following termination, TeleCorp Management Corp., Mr. Vento and Mr. Sullivan are prohibited from assisting or becoming associated with any person or entity, other than as a holder of up to 5% of the outstanding voting shares of any publicly traded company, that is actively engaged in the business of providing mobile wireless communications services in our territory, and from employing any person who we employed unless that person was not employed by us for a period of at least six months.

Employment Agreement

   On July 17, 1998, we entered into an employment agreement with Julie Dobson. On February 27, 2000, we agreed to amend Ms. Dobson's employment agreement to be effective upon the closing of the merger.

   The Original Agreement. Under the original agreement Ms. Dobson serves as our Chief Operating Officer at a base annual salary of $250,000. Ms. Dobson is eligible under the employment agreement, at our board of directors' discretion, to receive a potential annual bonus based upon the achievement of objectives established by the compensation committee of the board of directors.

   Ms. Dobson's employment agreement provides that she is an employee-at-will. We will reimburse the reasonable expenses that she incurs while performing her services under her employment agreement and she may participate in our employee benefit plans available to employees of comparable status and position.

   If Ms. Dobson should die, we will pay any amounts owed her under her employment agreement accrued prior to her death to her estate, heirs and beneficiaries. All family medical benefits under the employment agreement for the benefit of Ms. Dobson will continue for six months after death.

   If we terminate Ms. Dobson for cause, or she voluntarily quits, we will pay her any amounts that we owe her that accrued prior to the cessation of employment. If we terminate her other than for cause, we will pay Ms. Dobson an amount equal to her then annual base salary, at normal payroll intervals, as well as continue to cover her under our employee benefit plans for 12 months. Cause is:

  . engaging in misconduct which has caused demonstrable and serious injury, financial or otherwise, to us or our reputation;

  . being convicted of a felony or misdemeanor as evidenced by a judgment, order or decree of a court of competent jurisdiction;

  . failing to comply with our board of directors' directions, or neglecting or refusing to perform the executive's duties or responsibilities, unless changed significantly without the executive's consent; or

  .  violating the employment agreement or restricted stock grant plan.

   Under her employment agreement, Ms. Dobson is subject to confidentiality provisions, and has agreed, for one year after cessation of employment with us, to non-competition and non-solicitation provisions and to limit public statements concerning the company.

   The Amended Agreement. The amendment to the original employment agreement provides that if:

  .  We terminate Ms. Dobson's employment without cause; or

  .  Ms. Dobson terminates her employment with us because:

     (i) we failed to: (a) make payment of Ms. Dobson's annual base salary or bonus, (b) reimburse Ms. Dobson for expenses she incurred while performing her duties, and (c) include Ms. Dobson in all benefit plans for which she qualified;

     (ii) we cause a material breach of the amended agreement;

     (iii) Ms. Dobson is demoted or removed from her offices or there is a materially diminishment of her responsibilities, duties or status;

  in each case within 30 days of Ms. Dobson's written notice of the occurrence of the event, or

     (iv) we relocate our offices to a location more than 50 miles from our principal offices in Arlington, Virginia without Ms. Dobson's approval,

  . then any shares of our stock which were granted to Ms. Dobson pursuant to a stock or award plan that had not vested will immediately vest. Neither the merger nor the contribution will cause the demotion or diminishment of Ms. Dobson's duties or responsibilities.

 1998 Restricted Stock Plan

   In July 1998 we established the TeleCorp PCS, Inc. 1998 Restricted Stock Plan to award key employees shares of our series E preferred stock and class A voting common stock. Each award is subject to a five- or six-year vesting schedule that depends on the employee's date of hire, with unvested shares being redeemed by us for $0.003 per share upon termination of employment. The shares granted are subject to the same transfer restrictions and repurchase rights as shares held by AT&T and our other initial investors. As of April 11, 2000, 6,821 shares of series E preferred stock and 3,884,821 shares of class A voting common stock were outstanding under this plan. We repurchased an additional 1,361 shares of series E preferred stock and 959,261 shares of class A voting common stock from our stockholders, which we had granted under this plan, and we have regranted some of these repurchased shares under this plan. Any shares under the 1998 Restricted Stock Plan not granted on or prior to July 17, 2003 will be granted to Messrs. Vento and Sullivan.

 1999 Stock Option Plan

   On July 22, 1999, we implemented the 1999 Stock Option Plan to award employees and members of our board of directors options to acquire shares of our class A voting common stock. Our board of directors has the discretion to determine the terms of any options granted under this plan. We have reserved 1,814,321 shares of our class A voting common stock for issuance under this plan. On July 22, 1999, our board of directors approved the grant of options to virtually all of our employees and three of our directors to purchase an aggregate of 581,967 shares of class A voting common stock under our plan at an exercise price of $0.0065 per share, the estimated fair value of the class A voting common stock on the date of grant. We effected these grants on August 31, 1999. On December 17, 1999, our board of directors also approved the grant of options to employees employed on or prior to December 31, 1999 who had not previously been granted options to purchase an aggregate of approximately 260,000 shares of our class A voting common stock at a below fair market value exercise price of $20.00 per share. These grants were effective as of January 1, 2000. On March 20, 2000, our board of directors approved the grant of options to newly hired employees to be granted on the last day of the month the employee was hired at a per share price equal to the greater of the estimated fair market value on that day or $44.02. As of March 31, 2000 we had not granted any options to purchase shares of class A voting common stock to employees hired in January, February and March of 2000. All of the options granted vest ratably over a three to four year period.

 Separation Agreement

   On March 8, 1999, we entered into a separation agreement with Mr. Dowski under which we paid Mr. Dowski a lump sum payment of $105,000 plus additional amounts representing unused vacation time and travel and relocation reimbursements and an aggregate of $210,000 payable in 12 installments of $17,500 per month. We also repurchased 577 shares of Mr. Dowski's series E preferred stock and 406,786 of Mr. Dowski's class A voting common stock for an aggregate amount of approximately $19.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth information concerning the beneficial ownership of our class A voting common stock and voting preference common stock as of April 11, 2000, for:

  . each person known to us to beneficially own more than 5% of the outstanding shares of our class A voting common stock;

  .  our directors;

  . the Chief Executive Officer and the three other most highly compensated executive officers who were serving as executive officers during 1999; and

  .  all of our executive officers and directors, as a group.

   Except as otherwise noted, the named individual has sole voting and investment power with respect to such securities.

                                                                     Percentage of
                                              Percentage of        Outstanding Voting
                           Number of       Outstanding Class A     Preference Common
                           Shares of       Voting Common Stock     Stock Beneficially
                            Class A         Beneficially Owned           Owned           Percent of
                             Voting       ---------------------- ---------------------- Voting Power
                          Common Stock                In Holding             In Holding  in Holding
                          Beneficially    In TeleCorp  Company   In TeleCorp  Company     Company
                            Owned in      before the  after the  before the  after the   After the
      Stockholders        TeleCorp(1)       Merger      Merger    Merger(2)    Merger    Merger(3)
      ------------        ------------    ----------- ---------- ----------- ---------- ------------
Chase Capital Partners..   15,618,648(4)     17.8         8.8        --           --         3.8
Equity-Linked Investors
 II.....................   14,835,023(5)     16.9         8.3        --           --         3.6
Hoak Communications
 Partners, L.P. ........   10,974,781(6)     12.5         6.1        --           --         2.7
Whitney Equity Partners,
 L.P. ..................    9,100,865(7)     10.4         5.1        --           --         2.2
Media/Communications
 Partners...............    5,923,519(8)      6.7         3.3        --           --         1.5
AT&T Wireless PCS, LLC..   17,867,452(9)     17.4        23.2        --           --        12.4
Michael R. Hannon.......   15,618,648(4)     17.8         8.8        --           --         3.8
Michael Schwartz........   17,867,452(9)     17.4        23.2        --           --        12.4
William Hague...........   17,867,452(9)     17.4        23.2        --           --        12.4
Rohit M. Desai..........   14,835,023(5)     16.9         8.3        --           --         3.6
James M. Hoak...........   10,974,781(6)     12.5         6.1        --           --         2.7
Scott I. Anderson.......      499,789(10)      *          *          --           --         *
William Kussell.........      499,789(11)      *          *          --           --         *
Gerald T. Vento.........    5,249,654(12)     6.0         2.9        50.0      49.95        26.3
Thomas H. Sullivan......    3,394,228(13)     3.9         1.9        50.0      49.95        25.8
Julie A. Dobson.........    1,602,879(14)     1.8         *          --           --         *
Robert Dowski...........       37,090(15)      *          *          --           --         *
Directors and Executive
 Officers as a Group (11
 persons)...............   69,103,142        67.3        47.7       100.0       99.9        75.1(16)

--------
  *   Less than one percent.
 (1) Pursuant to the rules of the Securities and Exchange Commission, percentages of beneficial ownership of the class A voting common stock are calculated assuming that shares of class A voting common stock issuable upon conversion of securities convertible into class A voting common stock are outstanding for purposes of each respective stockholder or group, but not outstanding for purposes of computing the percentage of any other person. Included in the calculation of beneficial ownership are shares of class A voting common stock issuable upon conversion or exercise of securities within 60 days of April 11, 2000. The number of shares of class A voting common stock held in holding company after the merger remains the same for each person or entity listed in the table except that: (i) AT&T will hold an aggregate of 47,978,426 shares of class A voting common stock, consisting of 18,288,835 shares of class A voting common stock; 14,912,778 shares of series F preferred stock convertible into 14,717,715 shares of class A voting common stock and 195,063 shares of class D common stock of holding company; and 46,374 shares of series G preferred stock convertible into 14,971,876 shares of class A voting common stock and 9,494 shares of class F common stock, (ii) Scott Anderson will hold an aggregate of 502,388 shares of class A voting common stock, which includes options to purchase an aggregate of 10,005 shares of holding company class A voting common stock, consisting of the conversion of options to purchase 2,280 shares of Tritel class A voting common stock and 7,725 shares of TeleCorp class A voting common stock, and 492,064 shares of class A common stock held by TeleCorp Investment Corp II, L.L.C. and (iii) TeleCorp's directors and executive officers as a group hold 99,216,881 shares of holding company class A voting common stock.
 (2) Mr. Vento and Mr. Sullivan each own 1,545 shares of voting preference stock. Together, the voting preference stock possesses 50.1% of the voting power of all shares of TeleCorp's capital stock. Mr. Vento and Mr. Sullivan are required to vote their shares of voting preference stock together on all matters.
 (3) The percentage of voting power held in holding company assumes the conversion of 14,912,778 shares of series F preferred stock held by AT&T into 14,717,715 shares of class A voting common stock and 195,063 shares of class D common stock of holding company and 46,374 shares of series G preferred stock held by AT&T into 14,971,876 shares of class A voting common stock and 9,494 shares of class F common stock of holding company.
 (4) Consists of 15,265,692 shares of class A voting common stock held by CB Capital Investors, L.P., an affiliate of Chase Capital Partners, and 352,956 shares of class A voting common stock held by TeleCorp
      Investment Corp., L.L.C., of which CB Capital Investors, LLC owns a majority of the membership interest. These shares may also be deemed to be beneficially owned by Mr. Hannon, a general partner of Chase Capital Partners, the non-managing member of CB Capital Investors, LLC, who disclaims beneficial ownership of all of these shares. The address of these stockholders and of Mr. Hannon is 1221 Avenue of the Americas, 46th Floor, New York, New York 10020.
 (5) Consists of 8,848,318 shares of class A voting common stock held by Private Equity Investors III, L.P. and 5,986,705 shares of class A voting common stock held by Equity-Linked Investors-II. Each of these stockholders is an affiliate of Desai Capital management. These shares may also be deemed to be beneficially owned by Mr. Desai, the managing general partner of each of these stockholders, who disclaims beneficial ownership of all of these shares. The address of these stockholders and Mr. Desai is 540 Madison Avenue, 36th Floor, New York, New York 10022.
 (6) Consists of 919,881 shares of class A voting common stock held by HCP Capital Fund, L.P. and 10,054,900 shares of class A voting common stock held by Hoak Communications Partners, L.P. These shares may also be deemed to be beneficially owned by Mr. Hoak, Principal and Chairman of the manager of these stockholders, stockholder of the manager and General Partner of Hoak Communications Partners, L.P. and limited partner and stockholder of the General Partner of HCP Capital Fund, L.P. The address of these stockholders and Mr. Hoak is One Galleria Tower, 13355 Noel Road, Suite 1050, Dallas, Texas 75240.
 (7) Consists of 6,255,859 shares of class A voting common stock held by J.H. Whitney III, L.P., 150,746 shares of class A voting common stock held by Whitney Strategic Partners III, L.P.; and 2,694,260 shares of class A voting common stock held by Whitney Equity Partners, L.P. The address of these stockholders is 177 Broad Street, 15th Floor, Stamford,
      Connecticut 06901.
 (8) Consists of 5,657,726 shares of class A common stock held by Media/Communications Partners III Limited Partnership and 265,793 shares of class A voting common stock held by Media/Communications Investors Limited Partnership. These shares may also be deemed to be beneficially owned by Mr. Wade, President of M/C Investor General Partner-J, Inc., which is a

      General Partner in Media Communications Investors Limited Partnerships and Manager of M/C III, L.L.C., which is a General Partner in Media Communications Partners III Limited Partnership. The address of these stockholders and Mr. Wade is 75 State Street, Suite 2500, Boston, Massachusetts 02109.
 (9) Consists of (1) 3,149,737 shares of class A voting common stock and 14,912,718 shares of series F preferred stock, which is convertible into 14,717,715 shares of class A voting common stock and 195,063 shares of class D common stock, held by AT&T Wireless PCS, LLC. These shares may also be deemed to be held by Mr. Schwartz, Mr. Hague and various AT&T affiliates. Mr. Schwartz and Mr. Hague disclaim beneficial ownership of all of these shares. The address of Mr. Schwartz and Mr. Hague is c/o
      AT&T Wireless PCS, LLC 7277 164th Avenue, N.E., Redmond, Washington
      98052.
(10) Consists of 492,064 shares of class A voting common stock held by TeleCorp Investment Corp. II, L.L.C., of which Cedar Grove Partners, LLC owns 4.49%, and vested options to purchase 7,725 shares of class A voting common stock held by Mr. Anderson. Mr. Anderson is a principal of Cedar Grove Partners, LLC. The address of Mr. Anderson is c/o Cedar
      Grove Investments, 2415 Carillon Point, Kirkland, WA 98033.
(11) Consists of 492,064 shares of class A voting common stock held by TeleCorp Investment Corp. II, L..L.C., of which Mr. Kussell owns 2.99% and vested options to purchase 7,725 shares of class A voting common stock held by Mr. Kussell. The address of Mr. Kussell is c/o Allied
      Domecq Retailing USR, 15 Pacella Park Drive, Randolph, MA 02368.

(12) Consists of 492,064 shares of class A voting common stock held by TeleCorp Investment Corp. II, L.L.C. and 4,757,590 shares of class A voting common stock including all vested and unvested shares, held by Mr. Vento. Mr. Vento serves as a manager and is a member of TeleCorp Investment Corp. II, L.L.C. The address of the stockholder is c/o TeleCorp PCS, Inc. 1010 N. Glebe Road, Suite 800, Arlington, VA 22201.
(13) Consists of 492,064 shares of class A voting common stock held by TeleCorp Investment Corp. II, L.L.C.; 2,899,964 shares of class A voting common stock including all vested and unvested shares, held by Mr. Sullivan; and 2,200 shares of class A voting common stock held by Mr. Sullivan's spouse. Mr. Sullivan serves as a manager and is the manager of a member of TeleCorp Investment Corp. II, L.L.C. The address of Mr. Sullivan is c/o TeleCorp PCS, Inc. 1010 N. Glebe Road, Suite 800, Arlington, VA 22201.
(14) Consists of 1,601,279 shares of class A voting common stock held by Ms. Dobson and 1,600 shares of class A voting common stock held by Ms. Dobson's spouse.
(15)  Robert Dowski's employment with TeleCorp terminated on March 8, 1999.
(16) This reflects the percentage of voting power our 11 directors and officers will hold in holding company.

   After consummation of the merger all of our equity securities will be owned by the holding company.

Compensation Committee Report On Executive Compensation

 Role of the Compensation Committee

   The compensation committee is comprised of four members of our board of directors, Mr. Michael Schwartz, Mr. Rohit Desai, Mr. Michael Hannon and Mr. Scott Anderson, each of whom is neither a current nor former employee of our company. The compensation committee sets our overall compensation principles and reviews the entire compensation program at least once a year. The base salaries of our executive officers are determined by the compensation committee. In establishing base salaries for executive officers, the compensation committee considers numerous factors such as: a review of salaries in comparable telecommunications companies, the executive's responsibilities, the executive's importance to the company, the executive's performance in the prior year, historical salary levels of the executive and relative salary levels within the company. To date, the compensation committee has not considered the advice of independent outside consultants in determining whether the amounts and types of compensation we pay to our officers are appropriate, but the compensation committee may choose to do so from time to time in the future.

 Executive Compensation Guiding Principles

   The goal of our compensation program is to attract, motivate and retain the highly talented individuals we need to be a market leader in a highly competitive industry. We developed the program with our leadership team to support our aggressive business strategy. The following principles guided the development of the program:

 Compensation Should Be Related To Performance

   We believe that the better an individual performs, the higher the individual's compensation should be. We also believe that individual compensation should be tied to how well the company performs financially. That is, when the company's performance exceeds its pre-established objectives, the bonus pool will be higher and to the extent the company's performance does not meet these objectives, the bonus pool is reduced, and to the extent the company's performance is less than pre-determined levels, any award payment will be subject to the compensation committee's discretion.

 Our Employees Should Own Our Stock

   We provide our employees at virtually all levels with a way to become stockholders. In August 1999 we made stock option grants to all of our employees employed prior to July 1, 1999 and in December 1999 we approved the grant of stock options to all employees employed on or before December 31, 1999 who were not included in the previous grant of options. To date, the executive officers have not received stock options under our 1999 Stock Option Plan. Our goal is to encourage each employee to act like an owner of the business.

 Incentive Compensation Should Be A Greater Part Of Total Compensation For More Senior Management

   The proportion of an individual's total compensation that depends on individual and company performance objectives should increase as the individual becomes more senior in the company.

 Other Goals

   Our compensation program is designed to balance short and long-term financial objectives, build stockholder value and reward individual, team and corporate performance.

   We review compensation survey data from several independent sources to ensure that our total compensation program is competitive. Companies selected include those with whom we compete for executive and other employee talent. Our competitors for executive and other employee talent are not necessarily the same companies that are included in the index used to compare stockholder returns because we may require specialized skills from a more varied set of backgrounds.

 Components of the Compensation Program

   The principal components of our compensation program, other than the employee benefits, including a 401(k) retirement plan and medical insurance plans that are available to all of our employees, include the following:

  .  Base Salary;

  .  Short Term Incentives: Annual Bonus;

  .  Long Term Incentives: Stock Options; and

  .  Special Equity Grants: Stock Options and Restricted Stock Grants.

   Base Salary. We set base salaries for all employees, officers and executives at levels that are comparable to similar positions at companies with whom we compare for compensation purposes. While we compare salaries on a regular basis, we usually adjust salaries only when our review shows a significant deviation. This is in line with our philosophy that compensation above competitive levels should come primarily from the variable portion of the compensation package.

   Short Term Incentives: Bonus. The annual bonus component of incentive compensation is intended to align the compensation of our employees, officers and executives with the short term, or annual, performance of the company. In 1999, the annual bonus opportunity was based on us achieving a number of financial, operating and other objectives, including, without limitation, meeting revenue and expense targets, meeting buildout requirements for our licenses and the completion of our initial public offering of securities. When we evaluate performance, we consider factors such as leadership, customer focus, business knowledge and execution of our business strategy.

   Long Term Incentives: Stock Options. We make grants of stock options to independent members of the company's board of directors, as well as most of our other employees. On July 22, 1999, our board approved the grant of options to virtually all our employees and three of our directors to purchase an aggregate of 581,967 shares of class A voting common stock under our plan at an exercise price of $0.0065 per share, the estimated fair value of the class A voting common stock on the date of grant. We effected these grants on August 31, 1999. On December 17, 1999 our board also approved the grant of options to employees employed on or prior to December 31, 1999 who had not previously been granted options to purchase an aggregate of approximately 260,000 shares of our class A voting common stock at a below fair market exercise price of $20.00 per share. These grants will be effective as of January 1, 2000. We currently plan to issue future options at an exercise price equal to the fair market value of our class A voting common stock on the day we grant the options. These options generally vest over a four year period of continuous service to the company and expire ten years from the date of the grant. We base target grants on a comparison to our selected sample group; however, grants to individuals can be adjusted based on individual performance, retention and other special circumstances.

   Special Equity Grants: Stock Options and Restricted Stock Grants. We believe that ownership of our stock is a key element of our compensation program and that retention of our senior management team is essential to our future success, both in the short and long term. From time to time, we may make special equity grants to accomplish one or both of these objectives. Depending on the circumstances, a special equity grant may take the form of a stock option, restricted stock or a combination of the two.

 Compensation of the Chief Executive Officer

   In fiscal 1999, our most highly compensated officer was Gerald T. Vento, the chairman of the board and chief executive officer. Each year, the board of directors agrees on a set of objectives with Mr. Vento. At the end of the year, the compensation committee reviews Mr. Vento's performance against those objectives. This review includes analysis of our short and long term financial results, as well as our progress towards our strategic objectives. In addition, we consider individual factors such as Mr. Vento's leadership ability and ability to execute our business strategy and our relationship with customers and the investment community.

 Base Salary

   In the year ended December 31, 1999, we did not change Mr. Vento's annual base salary from 1998 of $300,000. The compensation committee believes that Mr. Vento's current annual base salary is competitive with those paid by other companies in this industry to their chief executive officers.

 Short Term Incentives

   For fiscal 1999, Mr. Vento's annual bonus was based on corporate objectives, as determined by our board of directors, including meeting revenue and expense targets, meeting buildout requirements for our licenses, our performance compared to our competitors and the completion of our initial public offering.

   When the compensation committee assessed Mr. Vento's performance and determined his short-term incentive award at the end of the year, it considered the following accomplishments:

  .  we ended 1999 with over 142,000 customers;

  .  we successfully completed our debt offering in April 1999;

  .  expenses continued to be in line with expectations;

  . we successfully completed our initial public offering of securities in November 1999; and

  . at March 31, 2000 we had successfully launched service in 28 markets with networks covering approximately 74% of the population where the company held licenses.

 Section 162(m)

   Under Section 162(m) of the Internal Revenue Code of 1986, as amended, we may not deduct certain executive compensation (in the form of cash, options or stock) received by any of our three executive officers, when aggregated with all other compensation received by such executive, in excess of $1.0 million for federal income tax purposes unless such compensation is awarded under a performance-based plan approved by our stockholders. To date, all awards of stock to the executive officers have been made pursuant to agreements or plans approved by our stockholders. The compensation committee intends to review the potential effect of Section 162(m) when making future recommendations regarding the compensation of the executive officers.

 Committee Conclusion

   The compensation committee believes that the caliber and motivation of our employees and the quality of our leadership determine our long term performance. The compensation committee further believes that it is in the company's interests to compensate executives well when performance meets or exceeds the high standards set by the board of directors, so long as there is an appropriate downside risk to compensation when performance falls short of such high standards. The compensation committee was satisfied with our progress for 1999 and believes that the compensation paid was consistent with our philosophy of linking executive compensation with the creation of stockholder value.

   This report was submitted by the compensation committee, composed of:

       Michael Schwartz, Chairman         Scott Anderson
       Rohit Desai                        Michael Hannon

Compensation Committee Interlocks and Insider Participation

   Our compensation committee consists of Messrs. Anderson, Desai, Hannon and Schwartz (chairman), none of whom is an employee or consultant of the company. In addition, none of our executive officers has served as a director or member of the compensation committee of any other entity whose executive officer served as a director or member of our Compensation Committee.

Executive Compensation

Compensation of Executive Officers

 Summary Compensation Table

   The following table contains information about the cash and other compensation that we paid in 1998 and 1999 to Mr. Vento, our Chief Executive Officer, and the three other most highly paid executive officers. The bonuses in the table are shown in the year in which they were earned. In general, bonuses were paid in the year after they were earned.

                                                                Long-Term
                                                               Compensation
                                Annual Compensation               Awards
                         ------------------------------------  ------------
                                                 Other Annual   Restricted    All Other
Name and Principal            Salary      Bonus  Compensation  Stock Awards  Compensation
Position*                Year   ($)        ($)       ($)           ($)           ($)
------------------       ---- -------    ------- ------------  ------------  ------------
Gerald T. Vento......... 1999 300,000(1) 300,000       --            --            --
 Chief Executive Officer 1998 213,461(2) 157,500       --            --            --
 and Chairman

Thomas H. Sullivan...... 1999 250,000(3) 250,000       --            --            --
 Executive Vice
  President              1998 206,931(4) 125,000   106,637(5)        --            --
 and Chief Financial
  Officer

Julie A. Dobson......... 1999 250,000    250,000    67,871(6)     47,574(7)        --
 Vice President and
  Chief                  1998 124,289    155,000    66,134(8)      5,494(9)        --
 Operating Officer

Robert Dowski(10)....... 1999  35,000        --        --            --        275,497(11)
 Chief Financial Officer 1998 181,196    105,000       --          2,064(12)       --

--------
 * We historically have had only four officers that constitute executive officers, and as of April 11, 2000, have had only three officers that constitute executive officers as a result of the departure of Mr. Dowski in March 1999.
 (1) This amount consists of $300,000 that TeleCorp Management Corp. paid to Mr. Vento out of amounts we paid to TeleCorp Management Corp. under the management agreement.
 (2) This amount consists of $111,538 that TeleCorp Management Corp. paid to Mr. Vento out of amounts we paid to TeleCorp Management Corp. under the management agreement and $101,923 that TeleCorp Holding Corp. paid to Mr. Vento.
 (3) This amount consists of $250,000 that TeleCorp Management Corp. paid to Mr. Sullivan out of amounts we paid to TeleCorp Management Corp. under the management agreement.
 (4) This amount consists of $92,947 that TeleCorp Management Corp. paid to Mr. Sullivan out of amounts we paid to TeleCorp Management Corp. under the management agreement and $113,984 that TeleCorp Holding Corp. paid to Mr. Sullivan.
 (5) This amount consists of $103,637 in relocation expenses that TeleCorp Management Corp. paid to Mr. Sullivan out of amounts that we paid to TeleCorp Management Corp. under the management agreement and $3,000 that we paid on behalf of Mr. Sullivan in our 401(k) plan.

 (6) This amount consists of $67,871 in relocation expenses that TeleCorp Communications paid to Ms. Dobson.
 (7) Consists of 833 shares of series E preferred stock, valued at $52.00 per share, and 532,308 shares of class A voting common stock, valued at $0.008 per share, issued under our restricted stock plan on July 1, 1999.
 (8) This amount consists of $66,134 in relocation expenses that TeleCorp Communications paid to Ms. Dobson.
 (9) Consists of 2,287 shares of series E preferred stock, valued at $1.00 per share, and 1,068,971 shares of class A voting common stock, valued at $0.003 per share, issued under our restricted stock grant plan on July 17, 1998.
(10) Mr. Dowski ceased to be employed with us as of March 8, 1999, except for transition support.
(11) This amount consists of amounts we paid or are required to pay to Mr. Dowski pursuant to his separation agreement as follows: $210,000 payable in 12 monthly installments of $17,500 each, ending March 2000. $17,769 for his vacation balance and $47,728 in relocation expenses.
(12) Consists of 714 shares of series E preferred stock, valued at $1.00 per share, and 449,877 shares of class A voting common stock, valued at $0.003 per share, issued under our restricted stock grant plan on July 17, 1998. In March 1999, we repurchased 577 of Mr. Dowski's shares of series E preferred stock and 406,786 of Mr. Dowski's shares of class A voting common stock, for a total of approximately $19, which is not reflected in the table.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AT&T Agreements

   On January 23, 1998, we and AT&T announced the formation of a venture to finance, construct and operate a wireless communications network using the AT&T and SunCom brand names and logos together, giving equal emphasis to both. AT&T contributed licenses to us in exchange for an equity interest in us. The venture provides the basis for an alliance between AT&T and us to provide wireless communications services in particular markets. These agreements are unique and were heavily negotiated by the parties. The parties entered into these agreements as a whole, and, taken as a whole, we believe that the terms of these agreements were no more favorable to any of the parties than could have been obtained from third parties negotiated at arm's length. AT&T, as a result of these agreements, owns shares of our capital stock. William W. Hague serves as the Senior Vice President, Corporate Development, Mergers and Acquisitions at AT&T Wireless Services, and currently is one of our directors. Mr. Hague previously served as one of our directors from July 1998 through March 1999 and served as a director of our predecessor company from April 1998 through July 1998. In addition, Mary Hawkins-Key, formerly one of our directors, was a Senior Vice President of AT&T Wireless Services until April 2000. Michael Schwartz, one of our current directors, was a Vice President of AT&T Wireless Services's Corporate Development, Mergers and Acquisitions group until his departure in March 2000, and he continues to provide services to AT&T on a part-time basis. The terms of the venture and the alliance are described in a number of agreements, summaries of which are set forth below.

 Securities Purchase Agreement

   Under a securities purchase agreement, dated as of January 23, 1998, as amended, among us, our initial investors, the former stockholders of TeleCorp Holding Corp., and Mr. Vento and Mr. Sullivan, we received PCS licenses from AT&T Wireless and TWR Cellular, Inc. in exchange for shares of our series A preferred stock, series D preferred stock and series F preferred stock and $21.0 million in cash. Our initial investors include AT&T Wireless, Chase Capital Partners, Desai Associates, Hoak Capital Corporation, J. H. Whitney & Co., M/C Partners, One Liberty Fund III, L.P., Toronto Dominion Investments, Inc. and Northwood Capital Partners. Under the securities purchase agreement, the initial investors other than AT&T Wireless agreed to contribute $128.0 million to us in exchange for shares of our series C preferred stock, class A voting common stock, class C common stock, and class D common stock. In addition, the securities purchase agreement provides that, upon our closing of an acquisition of PCS licenses covering populations of one million or more people, our initial investors other than AT&T Wireless will contribute an additional $5.0 million to us in exchange for additional shares of our series C preferred stock and class A voting common stock. This obligation was satisfied in connection with our purchase of licenses of Digital PCS LLC. Approximately $39.0 million of the contributions to be made by our initial investors other than AT&T Wireless were made upon the closing of the transactions contemplated by the securities purchase agreement, which occurred on July 17, 1998. The remainder of the contributions will be made over a three-year period ending in 2001. The obligations of such initial investors to make their remaining contributions are:
  . irrevocable and unconditional, and not subject to counterclaim, set-off, deduction or defense, or to abasement, suspension, deferment, diminution or reduction for any reason whatsoever; and
  . secured by a pledge of the shares of our capital stock issued to each such initial investor under the securities purchase agreement.

   Under the securities purchase agreement, Mr. Vento and Mr. Sullivan exchanged their shares of stock in TeleCorp Holding Corp. for shares of our series E preferred stock, class A voting common stock, class C common stock and class D common stock. Mr. Vento and Mr. Sullivan also each received 1,545 shares of our voting preference stock in exchange for shares of stock we previously issued to them. The other former stockholders of TeleCorp Holding Corp. exchanged their shares of stock in TeleCorp Holding Corp. for shares of our series C preferred stock, class A voting common stock, class C common stock and class D common stock. The table below indicates each of the parties to the securities purchase agreement, their contribution and the consideration received:

      Stockholder               Contribution           Consideration Received
      -----------         -----------------------  -------------------------------
 . AT&T Wireless           . PCS licenses covering  . 30,650 shares of our series A
                            some of the basic        preferred stock
                           trading areas or other  . 15,741 shares of our series D
                           areas within the St.      preferred stock
                           Louis major trading     . 4,735,410 shares of our
                           area, the Louisville-     series F preferred stock
                           Lexington-Evansville
                           major trading area,
                           and the Boston-
                           Providence major
                           trading area

 . TWR Cellular, Inc.      . PCS licenses covering  . 36,073 shares of our series A
                            the Little Rock,         preferred stock
                           Arkansas major trading  . 18,526 shares of our series D
                           area and covering some    preferred stock
                           of the basic
                           trading areas or other  . 5,573,267 shares of our
                           areas within the          series F preferred stock
                           Memphis-Jackson major
                           trading area

 . Chase Capital Partners  . $27,782,016            . 28,942 shares of our series C
 Contribution             . 363 class A shares of   preferred stock
                           TeleCorp Holding Corp.  . 8,500,982 shares of our class
                                                     A
                          . 2,296 class C shares    voting common stock
                            of
                           TeleCorp Holding Corp.  . 27,489 shares of our class C
                          . 58 series A preferred   common stock
                           shares of TeleCorp      . 180,459 shares of our class D
                           Holding Corp.            common stock

 . Desai Associates        . $27,782,016            . 27,782 shares of our series C
                                                     preferred stock
                                                   . 8,148,027 shares of our class
                                                     A voting common stock
                                                   . 26,914 shares of our class C
                                                     common stock
                                                   . 176,680 shares of our class D
                                                     common stock

 . Hoak Capital            . $20,836,512            . 20,837 shares of our series C
  Corporation                                        preferred stock
                                                   . 6,111,022 shares of our class
                                                     A voting common stock
                                                   . 20,184 shares of our class C
                                                     common stock
                                                   . 132,512 shares of our class D
                                                     common stock

      Stockholder              Contribution           Consideration Received
      -----------        -----------------------  -------------------------------
 . J.H. Whitney & Co.     . $17,363,760            . 17,364 shares of our series C
                                                    preferred stock
                                                  . 5,092,518 shares of our class
                                                    A voting common stock
                                                  . 16,822 shares of our class C
                                                    common stock
                                                  . 110,427 shares of our class D
                                                    common stock

 . Entergy Technology     . $13,891,008            . 15,051 shares of our series C
 Holding Company, who    . 1,974 class B shares    preferred stock
                           of
 has since transferred    TeleCorp Holding Corp.  . 4,426,969 shares of our class
                                                    A
 all of our capital      . 685 class C shares of   voting common stock
  stock
 it owned to other of     TeleCorp Holding Corp.  . 106,151 shares of our class D
 our initial investors   . 58 series A preferred   common stock
                          shares of TeleCorp
                          Holding Corp.

 . M/C Partners and       . $10,418,256            . 11,578 shares of our series C
 M/C Investors           . 363 class A shares of   preferred stock
                          TeleCorp Holding Corp.  . 3,408,462 shares of our class
                                                    A
                         . 2,296 class C shares    voting common stock
                           of
                          TeleCorp Holding Corp.  . 10,667 shares of our class C
                         . 58 series A preferred   common stock
                          shares of TeleCorp      . 70,035 shares of our class D
                          Holding Corp.            common stock

 . One Liberty Fund III,  . $3,472,752             . 5,004 shares of our series C
  LP
 Contribution            . 837 class A shares of   preferred stock
                          TeleCorp Holding Corp.  . 1,431,461 shares of our class
                                                    A
                         . 2,273 class C shares    voting common stock
                           of
                          TeleCorp Holding Corp.  . 4,039 shares of our class C
                         . 77 series A preferred   common stock
                          shares of TeleCorp      . 26,506 shares of our class D
                          Holding Corp.            common stock

 . Toronto Dominion       . $3,472,752             . 3,473 shares of our series C
 Investments                                       preferred stock
                                                  . 1,018,504 shares of our class
                                                    A
                                                   voting common stock
                                                  . 3,365 shares of our class C
                                                   common stock
                                                  . 22,084 shares of our class D
                                                   common stock

 . Northwood Capital      . $2,430,928             . 3,591 shares of our series C
  Partners
 and Northwood Ventures  . 363 class A shares of   preferred stock
                          TeleCorp Holding Corp.  . 1,065,908 shares of our class
                                                    A
                         . 2,296 class C shares    voting common stock
                           of

      Stockholder              Contribution           Consideration Received
      -----------        -----------------------  -------------------------------
                          TeleCorp Holding Corp.  . 2,929 shares of our class C
                         . 58 series A preferred   common stock
                          shares of TeleCorp      . 19,241 shares of our class D
                          Holding Corp.            common stock

 . Gilde Investment Fund  . 8 class A shares of    . 15 shares of our series C
  B.V.
                          TeleCorp Holding Corp.   preferred stock
                         . 23 class C shares of   . 4,168 shares of our class A
                          TeleCorp Holding Corp.   voting common stock
                         . 1 series A preferred   . 6 shares of our class C
                          share of TeleCorp        common stock
                          Holding Corp.           . 43 shares of our class D
                                                   common stock

 . TeleCorp Investment    . 2,659 class C shares   . 352,956 shares of our class A
  Corp., L.L.C.            of TeleCorp Holding      voting common stock
                           Corp.
                         . 58 series A preferred  . 575 shares of our class C
                          shares of TeleCorp       common stock
                          Holding Corp.           . 3,780 shares of our class D
                                                   common stock
                                                  . 1,160 shares of our series C
                                                   preferred stock

 . Gerald T. Vento        . $450,000               . 1,545 shares of our voting
                         . 1,788 class A shares    preferred common stock
                           of
                          TeleCorp Holding Corp.  . 450 shares of our series C
                                                   preferred stock
                                                  . 8,729 shares of our series E
                                                   preferred stock
                                                  . 3,462,725 shares of our class
                                                    A
                                                   voting common stock
                                                  . 105,443 shares of our class C
                                                   common stock
                                                  . 2,861 shares of our class D
                                                   common stock

 . Thomas H. Sullivan     . $100,000               . 1,545 shares of our voting
                         . 1,112 class A shares    preferred common stock
                           of
                          TeleCorp Holding Corp.  . 100 shares of our series C
                                                    preferred stock
                                                  . 5,426 shares of our series E
                                                    preferred stock
                                                  . 2,099,927 shares of our class
                                                    A voting common stock
                                                  . 65,372 shares of our class C
                                                    common stock
                                                  . 637 shares of our class D
                                                    common stock

   Our investors other than AT&T also committed in the securities purchase agreement to make additional irrevocable equity contributions in the aggregate amount of $5.0 million in return for the issuance of preferred and common stock in connection with our acquisition of licenses from Digital

PCS LLC. In addition, upon the closing of the transactions contemplated by the securities purchase agreement, we also issued to other members of management shares of TeleCorp's series E preferred stock and class A voting common stock. Up to 35.7% of the class A voting common stock issued to members of management are under our restricted stock plan. Shares issued under the restricted stock plan are subject to forfeiture according to a schedule if we terminate the employment of such stockholder within six years after the closing of the securities purchase agreement.

 Network Membership License Agreement

   Under a network license agreement dated as of July 17, 1998 between AT&T and us, AT&T granted to us a royalty-free, non-transferable, non-sublicensable, non-exclusive, limited license to use some of their licensed marks in our markets, including:

  .  the logo containing the AT&T name and globe design;

  .  the expression "Member, AT&T Wireless Services Network"; and

  .  AT&T colors, graphics and overall configurations.

   The licensed marks may only be used in connection with licensed activities. These licensed activities include:

  . providing our customers and resellers of our wireless services, solely within the areas covered by our licenses, mobile wireless communications services; and

  . marketing and offering the licensed services within the areas covered by our licenses with limited advertising outside our licensed area.

   The license agreement also grants us the right to use licensed marks on specified mobile phones distributed to our customers.

   Except in specified instances, AT&T has agreed not to grant to any other person a right to provide or resell, or act as agent for any person offering, mobile wireless communications services under the licensed marks in our licensed markets. AT&T retains all rights of ownership in the licensed marks, subject to its exclusivity obligations to us, in both the areas covered by our licenses and all other areas.

   The license agreement restricts our use and modification of any of the licensed marks. Although we may develop our own marks, we may not use them together with the licensed marks without the prior approval of AT&T. Any services we market or provide using the licensed marks must be of comparable quality to similar services that AT&T markets and provided in areas that are comparable to the areas covered by our licenses. We may take into account commercial reasonableness and the relative stage of development of the licensed areas to determine what is comparable service. We must also provide sufficiently high quality services to provide maximum enhancement to and protection of licensed marks, such as attaining specified levels of network quality, audio quality, system performance and meeting customer care standards. The license agreement also defines specific testing procedures to determine compliance with these standards and affords us with a grace period to cure any instances of noncompliance. Following the cure period, we must stop using the licensed marks until we comply with the standards, or we may be in breach of the license agreement and may lose our rights to the licensed marks.

   We may not assign, sublicense or transfer, by change of control or otherwise, any of our rights under the license agreement, except that the license agreement may be, and has been, assigned to our lenders under our senior credit facilities. After the expiration of any applicable grace and cure periods under our senior credit facilities, the lenders may then enforce our rights under the license agreement and assign the license agreement to any person with AT&T's consent.

   The initial term of the license agreement is for a period of five years, which will be automatically renewed for an additional five-year period if each party gives written notice to the other party of the election to renew the license agreement and neither party gives notice of non-renewal.

   The license agreement may be terminated by AT&T at any time in the event of our significant breach and the exhaustion of any applicable cure periods, which include:

  .  Our misuse of any licensed marks;

  .  Our bankruptcy;

  . Our licensing or assigning of any of our rights under the license agreement, except as permitted by the terms of the license agreement;

  .  Our loss of the licenses acquired from AT&T;

  . Our failure to maintain AT&T's quality standards in any material respect; or

  . Our change of control, which is defined as a transaction, other than a transfer by AT&T, that results in any person other than our initial stockholders or our senior lenders acquiring beneficial ownership of more than 50% of our voting stock, or 33.3% of our voting stock if the person acquiring our stock acquires more than our initial stockholders hold at that time. Also included is a transaction that results in any of the three largest telecommunications carriers, excluding AT&T and any wireless carrier using TDMA technology, or any regional bell operating company, or Microsoft, acquiring more than 15% of our voting stock, excluding acquisitions through open market transactions or when a majority of our directors are removed in a proxy contest.

   Our rights under the license agreement are also subject to the minimum construction plan set forth in the stockholders' agreement. After the initial term, AT&T may also terminate the license agreement in connection with a disqualifying transaction.

   Upon closing of the Digital PCS acquisition, the license agreement was automatically amended to include the Baton Rouge, Houma, Hammond and Lafayette, Louisiana basic trading areas under its scope. Upon closing of the Puerto Rico acquisition, the license agreement was automatically amended to include the San Juan major trading area under its scope. Upon the closing of the Wireless 2000 acquisition, the license agreement was automatically amended to include the Alexandria and Lake Charles, Louisiana basic trading areas and certain other counties under the Monroe, Louisiana basic trading area under its scope.

 Stockholders' Agreement

   As of July 17, 1998 we entered into a stockholders' agreement among us, our initial investors, and Messrs. Vento and Sullivan, which sets guidelines for our management and operations and restricts the sale, transfer or other disposition of our capital stock.

   Board of Directors. Our stockholders' agreement requires that any action of our board of directors be approved by the affirmative vote of a majority of our entire board of directors, except in circumstances where voting by particular classes of our directors is required. Our stockholders' agreement also provides that the our board of directors consists of nine directors. The parties to the stockholders' agreement have agreed to vote all of their shares of our class A voting common stock and voting preference stock to cause the election of the following nine individuals to our board of directors:

  . Mr. Vento and Mr. Sullivan, so long as each remains an officer of the company and the management agreement with TeleCorp Management Corp. remains in effect;

  . two individuals selected by holders of a majority in interest of our common stock beneficially owned by our initial investors other than AT&T Wireless;

  . two additional individuals selected by Mr. Vento and Mr. Sullivan, so long as they remain officers of the company, who must be acceptable to the holders of a majority in interest of our common stock beneficially owned by our initial investors other than AT&T Wireless on the one hand, and AT&T Wireless on the other hand;

  . one individual nominated by AT&T Wireless in its capacity as the holder of our series A preferred stock so long as AT&T has the right to nominate one of our directors in accordance with our restated certificate of incorporation;

  . one individual selected by Mr. Vento and Mr. Sullivan, so long as they remain officers of the company, who must be acceptable to AT&T Wireless; and

  . one individual selected by Mr. Vento and Mr. Sullivan, so long as they remain officers of the company, who must be acceptable to the holders of a majority in interest of our class A voting common stock beneficially owned by our initial investors other than AT&T.

   Our stockholders' agreement provides that when Federal Communications Commission ownership restrictions no longer apply to us, our board of directors will have seven members and the right of Mr. Vento and Mr. Sullivan to appoint the individuals set forth in the last two items above will expire.

   Exclusivity. The parties to our stockholders' agreement have agreed that, during the term of our stockholders' agreement, neither they nor any of their respective affiliates will provide or resell, or act as the agent for any person offering, within the areas covered by our licenses, wireless communications services initiated or terminated using TDMA and portions of the airwaves licensed by the Federal Communications Commission. The exception is that AT&T and its affiliates may:

  . resell or act as agent for us in connection with mobile wireless communications services;

  . provide or resell wireless communications services only to or from specific locations, provided that any equipment sold in connection with the service must be capable of providing our wireless communications services; and

  . resell mobile wireless communications services from another person in any area where we have not placed a system into commercial service.

   Additionally, with respect to some markets identified in the intercarrier roamer services agreement with AT&T Wireless Services, each of the company and AT&T Wireless Services has agreed to cause our respective affiliates in their home carrier capacities to:

  . program and direct the programming of customer equipment so that the other party, in its capacity as the serving carrier, is the preferred provider in these markets; and

  .  refrain from inducing any of its customers to change such programming.

   AT&T Wireless has retained some PCS licenses within the areas covered by our licenses for which we have a right of negotiation in the event of a proposed transfer.

   If we materially breach any of our obligations, AT&T Wireless may terminate its exclusivity obligations under our stockholders' agreement and may terminate our rights to the AT&T brand and logo under the license agreement if a default continues after the applicable cure periods lapse. These material breaches include, if:

  . AT&T Wireless and its affiliates decide to adopt a new technology standard other than TDMA in a majority of its markets, and we decline to adopt the new technology;

  . each portion of our network does not, within one year after being placed into service, meet or exceed technical standards that AT&T has developed regarding voice quality and performance of network and call completion equipment. Each portion of our network must, within one year after being placed into service, perform on a level, as measured by these standards manuals, that meets or exceeds the levels achieved by the average of all comparable wireless communications networks owned and operated by AT&T;

  . we fail to satisfy specific percentages that our entire network, measured as a single system, must meet, including as to percentage of calls completed, percentage of established calls that are dropped, percentages of calls that are not successfully transferred from one network equipment site to another as a handset moves, as well as technical standards regarding the functioning of network and call connection equipment; or

  . we fail to meet specified customer care, reception quality and network reliability standards.

   In all of our launched markets, we believe we currently meet all of the standards that we are required to satisfy by the first anniversary of each launch date.

   The exclusivity provisions in the stockholders' agreement do not apply to approximately 100,000 people that overlapped with the coverage area of licenses AT&T purchased from Vanguard Cellular in Strafford, New Hampshire. We have agreed with AT&T to exchange our licenses covering the Strafford, New Hampshire market for an alternative license or licenses covering other people. These exchanged populations will be covered under the scope of our agreements with AT&T.

   Construction. The stockholders' agreement requires us to construct a PCS system in the areas covered by our licenses according to a minimum construction plan, which requires us to construct a system in areas covering:

  . 20% of the total 1995 population of the area covered by our licenses in the mainland United States by July 17, 1999, focusing on designated areas of Memphis and New Orleans;

  . 30% of the total 1995 population of the area covered by our licenses in Puerto Rico and the U.S. Virgin Islands by May 25, 2000, focusing on the core urban and suburban cities of the San Juan metropolitan area;

  . 40% of the total 1995 population of the area covered by our licenses in Puerto Rico and U.S. Virgin Islands by May 25, 2001, and also focusing on secondary cities throughout Puerto Rico;

  . 40% of the total 1995 population of the area covered by our licenses by July 17, 2000, and also focusing on designated areas of New England, Little Rock and Missouri and enhancing coverage in all markets;

  . 55% of the total 1995 population of the area covered by our licenses in the mainland United States by July 17, 2001 and also focusing on secondary cities and the important associated connecting highways;

  . 55% of the total 1995 population of the area covered by our licenses in Puerto Rico and the U.S. Virgin Islands by May 25, 2002, and continuing to expand the secondary cities of Puerto Rico and key cities to the U.S. Virgin Islands and the important associated connected highways;

  . 70% of the total 1995 population of the area covered by our licenses in the mainland United States by July 17, 2002, and continuing to expand the secondary cities and enhancing coverage of the core areas;

  . 70% of the total 1995 population of the area covered by our licenses in Puerto Rico and the U.S. Virgin Islands by May 25, 2003, and continuing to expand secondary cities and enhancing coverage and capacity of core areas;

  . 75% of the total 1995 population of the area covered by our licenses in the mainland United States by July 17, 2003, and also focusing on adding capacity sites and filling in the remaining suburban areas; and

  . 75% of the total 1995 population of the area covered by our licenses in Puerto Rico and the U.S. Virgin Islands by May 25, 2004, and also focusing on adding capacity sites and filling in the remaining suburban areas.

   In addition to the minimum construction plan, we are bound to do the following:

  . arrange for all necessary microwave relocation for our licenses and AT&T's retained licenses;

  . ensure compatibility of our systems with the majority of systems in Louisiana, Oklahoma, Minnesota, Illinois and Texas, excluding Houston;

  . satisfy the Federal Communications Commission construction requirements in the areas covered by our licenses and AT&T's retained licenses;

  . offer service features such as call forwarding, call waiting and voicemail with respect to our systems, causing our systems to comply with AT&T's network, audio and system performance quality standards; and

  . refrain from providing or reselling services other than mobile wireless services and long distance services that constitute mobile wireless communications services initiated or terminated using TDMA and portions of the airwaves licensed by the Federal Communications Commission or that are procured from AT&T.

 Disqualifying Transaction. If AT&T and an entity that:

  . derives annual revenues from communications businesses in excess of $5 billion;

  . derives less than one-third of its aggregate revenues from wireless communications; and

  . owns Federal Communications Commission licenses to offer, and does offer, mobile wireless communications services serving more than 25% of the residents, as determined by Equifax Marketing Decision Systems Inc., within the areas covered by our licenses merge, consolidate, acquire or dispose of assets to each other, or otherwise combine, then AT&T, upon written notice to us, may terminate its exclusivity obligations where the territory covered by our licenses overlaps with commercial mobile radio service licenses of the business combination partner. Upon such termination, we have the right to cause AT&T, or any transferee that acquired any shares of our series A preferred stock, our series D preferred stock or our series F preferred stock owned by AT&T Wireless on July 17, 1998, and any shares of our common stock into which any of these shares are converted, to exchange their shares into shares of our series B preferred stock. If we decide to convert AT&T Wireless's shares into shares of our series B preferred stock, AT&T may terminate its exclusivity obligations in all of our markets.

   Once so converted, we may redeem the shares of our series B preferred stock at any time in accordance with our restated certificate of incorporation.

   Under some circumstances, if AT&T proposes to sell, transfer or assign to any person that is not an affiliate of AT&T Wireless, any PCS system owned and operated by AT&T Wireless and its affiliates in any of the St. Louis, Missouri; Louisville, Kentucky; or Boston, Massachusetts basic trading areas, then AT&T must provide us with the opportunity to offer our network for sale jointly with AT&T for a 90-day period.

   Acquisition of Licenses. The stockholders' agreement provides that we may acquire any cellular license that our board of directors has determined is a demonstrably superior alternative to constructing a PCS system within the corresponding areas covered by our licenses, if:

  . a majority of the population covered by the license is within the areas covered by our licenses;

  . AT&T Wireless and its affiliates do not own commercial mobile radio service licenses in the area covered by the license; and

  . our ownership of the license will not cause AT&T Wireless or any affiliate to be in breach of any law or contract.

   Vendor Discounts; Roaming Agreements. AT&T Wireless has agreed in our stockholders' agreement that, if we request, and if such request shall not result in any adverse impact to AT&T, it will use all commercially reasonable efforts:

  . to assist us in obtaining discounts from any AT&T Wireless vendor with whom we are negotiating for the purchase of any infrastructure equipment or billing services; and

  . to enable us to become a party to the roaming agreements between AT&T Wireless and its affiliates and operators of other cellular and PCS systems.

   Resale Agreements. We will, upon the request of AT&T Wireless, enter into resale agreements relating to the areas covered by our licenses under which AT&T may resell our services. The rates, terms and conditions of service that we provide are to be at least as favorable, and to the extent permitted by applicable law, more favorable, to AT&T Wireless, taken as a whole, as the rates, terms and conditions that we provide to other customers.

   Subsidiaries. Our stockholders' agreement provides that all of our subsidiaries must be direct or indirect wholly owned subsidiaries. Our stockholders' agreement also provides that, without the prior written consent of, or right of first offer to, AT&T Wireless, the company and our subsidiaries may not:

  . sell or dispose of a substantial portion of our assets or the assets of any of our subsidiaries; or

  . liquidate, merge or consolidate until we meet minimum construction requirements.

   Restrictions on Transfer. Our stockholders' agreement restricts the sale, transfer or other disposition of our capital stock, such as by giving rights of first offer and tag along rights and providing demand and piggyback registration rights.

   If one of our stockholders who is a party to our stockholders' agreement desires to transfer any or all of its shares of our preferred or common stock, other than voting preference stock and class C common stock, the selling stockholder must first give written notice to us and:

  . if the selling stockholder is one of our initial investors other than AT&T Wireless or any other of our stockholders who is a party to our stockholders' agreement, to AT&T Wireless; and

  . if the selling stockholder is AT&T Wireless, to every other of our initial investors.

   Those of our stockholders who receive notice from the selling stockholders may acquire all, but not less than all, of the shares offered to be sold at the price offered by the selling stockholder. If none of our stockholders opt to purchase the shares of the selling stockholder, the selling stockholder can sell its shares to any other person on the same terms and conditions as originally offered to our stockholders. The right of first offer does not apply to our repurchase of any shares of our class A voting common stock or class E preferred stock from one of our employees in connection with the termination of the employee's employment with us.

   Any stockholder of the company that is subject to the stockholders' agreement may not transfer 25% or more of any of the following shares of our capital stock, whether alone or with other stockholders or whether in one transaction or a series of transactions:

  .  series A preferred stock;

  .  series C preferred stock;

  .  series D preferred stock;

  .  series E preferred stock;

  .  series F preferred stock;

  .  voting preference stock;

  .  class A voting common stock;

  .  class B non-voting common stock;

  .  class C common stock; or

  .  class D common stock,

unless the proposed transfer includes an offer to our initial investors and Mr. Vento and Mr. Sullivan to join in the transfer. Class C common stock and class D common stock will count as one class of stock for purposes of the 25% test. If a selling stockholder receives an offer from a bona fide purchaser to transfer a selling stockholder's shares, the selling stockholder must follow procedures included in our stockholders' agreement to include the other stockholders in the proposed transfer.

   In addition to the foregoing restrictions, our initial investors have agreed not to transfer any shares of their common stock until July 17, 2001 except to affiliates, and Mr. Vento and Mr. Sullivan have agreed not to transfer any shares of common stock prior to July 17, 2003, subject to limited exceptions, including that 25% of their common stock may be transferred after July 17, 2001.

   Our stockholders who are subject to our stockholders' agreement also have demand and piggyback registration rights. In some circumstances, stockholders may demand that we register some or all of their securities with the Securities and Exchange Commission under the Securities Act. Also, if we propose to register any shares of our class A voting common stock or securities convertible into or exchangeable for class A voting common stock with the Securities and Exchange Commission under the Securities Act, we must notify all stockholders of our intention to do so, and our stockholders may include in our registration their shares of class A voting stock or securities convertible into or exchangeable for class A voting common stock.

   Amendments. In addition to the approval of our senior lenders, the terms of our stockholders' agreement may be amended only if agreed to in writing by us and the beneficial holders of a majority of the class A voting common stock party to the stockholders' agreement, including AT&T Wireless, 66 2/3% of the class A voting common stock beneficially owned by our initial investors other than AT&T Wireless, and 66 2/3% of the class A voting common stock beneficially owned by Mr. Vento and Mr. Sullivan.

   Termination. The stockholders' agreement will terminate upon the earliest to occur of:

  .  the receipt of the written consent of each party;

  .  July 17, 2009; and

  . under specified circumstances, the date on which a single stockholder beneficially owns all of the outstanding shares of our class A voting common stock.

   Upon completion of the merger with Tritel, our stockholders' agreement will be terminated and a new stockholders' agreement will go into effect.

 Proposed Holding Company Stockholders' Agreement

   General. The new stockholders' agreement among our initial investors, the Tritel initial investors, Messrs. Mounger, Martin, Vento and Sullivan and the holding company, to be executed on or before the consummation of the merger, will set guidelines for the management and operations of the holding company and will restrict the sale, transfer or other disposition of holding company capital stock.

   No definitive stockholders' agreement has yet been executed; the stockholders' agreement is still in the process of being finalized, and is subject to change by the parties to the agreement.

   Board of Directors. The new stockholders' agreement will provide that any action of holding company's board of directors be approved by the affirmative vote of a majority of the entire holding company board of directors, except in circumstances where voting by particular classes of directors is required. The new stockholders' agreement will also provide that, upon closing of the merger, holding company's board of directors will consist of 14 directors (two of whom will have only one-half vote, as described below).

   The parties to the new stockholders' agreement will vote all of the shares of holding company stock to cause the election of the following 14 individuals to holding company's board of directors:

  . Mr. Vento and Mr. Sullivan so long as each remains an officer and the management agreement with TeleCorp Management Corp. remains in effect;

  . subject to the provisions described below which limit such selection rights, two individuals selected by holders of a majority in interest of the class A voting common stock beneficially owned by our initial investors other than AT&T Wireless;

  . subject to the provisions described below which limit such selection rights, two individuals selected by holders of a majority in interest of the class A voting common stock beneficially owned by Tritel's initial investors other than AT&T Wireless;

  . two individuals selected by AT&T Wireless in its capacity as the holding company series A convertible preferred stock and series B convertible preferred stock so long as AT&T has the right to elect each such director in accordance with holding company's certificate of incorporation;

  . six individuals designated by the holders of holding company voting preference stock, which include:

    .  one individual who must be reasonably acceptable to AT&T Wireless;

    . two individuals who will be Messrs. Martin and Mounger so long as each remains an officer and employee of holding company, or two individuals who must be reasonably acceptable to Messrs. Martin and Mounger, each individual in either case having one-half vote on all matters requiring a vote of the board of directors; and

    . three individuals who must be reasonably acceptable to holders of a majority in interest of holding company class A voting common stock beneficially owned by AT&T Wireless on the one hand, and the initial investors other than AT&T Wireless, on the other hand, so long as the initial investors other than AT&T Wireless remain entitled to designate at least two directors, or, if they are not entitled, then by the remaining directors on the board of directors.

   In the event that Mr. Martin ceases to be an officer or employee of holding company, Mr. Martin will resign or be removed from the board of directors, and in the event that Mr. Mounger ceases to be an officer or employee of holding company and either the number of shares of holding company common stock beneficially owned by Messrs. Mounger and Martin falls below seventy percent of the number of shares of holding company common stock beneficially owned by them on the date of closing of the merger, or two years elapse from the date of the closing of the merger, Mr. Mounger will resign or be removed from the board of directors. Following the first resignation or removal of either Mr. Martin or Mr. Mounger, the holding company board of directors will be reduced by one, all remaining board of directors seats will have one vote on all matters requiring vote of the board of directors, and any nominated director requiring the approval of Messrs. Martin and Mounger will only require the approval of whoever remains as director. In the event that neither Mr. Martin nor Mr. Mounger remains on the holding company board of directors, the number of directors designated by the holders of the voting preference common stock who require approval by Messrs. Martin and Mounger will be reduced to zero, and the number of directors designated by the holders of the voting preference stock and acceptable to holders of a majority in interest of holding company class A voting common stock beneficially owned by AT&T Wireless on one hand and our initial investors and Tritel's initial investors other than AT&T Wireless on the other hand will be increased to four.

   In the event that Mr. Vento or Mr. Sullivan ceases to be an officer of holding company, or the management agreement between holding company and TeleCorp Management Corp. ceases to be in full force and effect, Mr. Vento or Mr. Sullivan, as applicable, will resign or be removed from holding company's board of directors and the holders of the holding company voting preference stock will select a replacement or replacements who must be acceptable to a majority in interest of our initial investors and the Tritel investors other than AT&T Wireless, in its sole discretion. In the event that AT&T Wireless ceases to be entitled to designate holding company directors, the director or directors elected by AT&T Wireless will resign or be removed from holding company's board of directors and the remaining holding company directors will take action so that the number of holding company directors constituting the entire holding company board of directors will be reduced accordingly.

   The number of holding company directors our initial investors and Tritel's initial investors other than AT&T Wireless will be permitted to designate will be reduced when the number of shares of holding company common stock beneficially owned by our initial investors and Tritel's initial investors other than AT&T Wireless on a fully diluted basis falls below:

  . 85% of the number of shares of common stock beneficially owned by them on the date of the closing of the merger;

  . 70% of the number of shares of common stock beneficially owned by them on the date of the closing of the merger;

  . 60% of the number of shares of common stock beneficially owned by them on the date of the closing of the merger; and

  . 50% of the number of shares of common stock beneficially owned by them on the date of the closing of the merger;

so that our initial investors and Tritel's investors other than AT&T Wireless will be permitted to designate three, two, one or zero directors respectively; provided, however, that the reductions in the board of directors may not take place or may be delayed if certain of our initial investors and Tritel's investors other than AT&T Wireless hold or maintain a specified percentage of common stock as set forth in the new stockholders' agreement.

   In each instance in which the number of directors our initial investors and Tritel's initial investors other than AT&T Wireless are entitled to designate is reduced, the director designated by our initial investors and Tritel's initial investors other than AT&T Wireless beneficially owning the smallest percentage of shares of common stock then owned by any of our initial investors and Tritel's initial investors other than AT&T Wireless whose designees then remain as directors designated will resign or be removed from holding company's board of directors and the size of holding company's board of directors will be reduced accordingly. In the event that either:

  . the number of holding company directors our initial investors and Tritel's initial investors other than AT&T Wireless are entitled to designate falls below two; or

  . both our initial investors and Tritel's initial investors other than AT&T Wireless entitled to designate the last two directors that our initial investors and Tritel's initial investors other than AT&T Wireless may designate cease to beneficially own at least 75% of the number of shares of common stock beneficially owned by them on the date of the closing of the merger, our initial investors and Tritel's initial investors other than AT&T Wireless will no longer be entitled to approve any designation of holding company directors nor approve any director that replaces Messrs. Vento or Sullivan on the holding company board of directors.

   Exclusivity. The parties to the new stockholders' agreement will agree that, during the term of the stockholders' agreement, neither they nor any of their respective affiliates will provide or resell, or act as the agent for any person offering, within the areas covered by holding company licenses, wireless communications services initiated or terminated using TDMA and portions of the airwaves licensed by the Federal Communications Commission, except that AT&T Wireless and its affiliates will be able to:

  . resell or act as agent for holding company in connection with mobile wireless communications services;

  . provide or resell wireless communications services only to or from specific locations, provided that any equipment sold in connection with the service must be capable of providing holding company wireless communications services; and

  . resell mobile wireless communications services from another person in any area where holding company has not placed a system into commercial service.

   Additionally, with respect to some markets identified in the intercarrier roamer services agreement with AT&T Wireless, each of holding company and AT&T Wireless will agree to cause their respective affiliates in their home carrier capacities to:

  . program and direct the programming of customer equipment so that the other party, in its capacity as the serving carrier, is the preferred provider in these markets; and

  .  refrain from inducing any of its customers to change such programming.

   AT&T Wireless will retain some PCS licenses within the areas covered by holding company licenses for which holding company has a right of negotiation in the event of a proposed transfer.

   If holding company materially breaches any of its obligations, AT&T Wireless will be able to terminate its exclusivity obligations under the new stockholders' agreement and will be able to terminate holding company's rights to the AT&T brand and logo under the license agreement if a default continues after the applicable cure periods lapse. These material breaches include, if:

  . holding company fails to meet its minimum buildout requirements for its systems as set forth in the new stockholders' agreement;

  . AT&T Wireless and its affiliates decide to adopt a new technology standard other than TDMA in a majority of its markets, and holding company declines to adopt the new technology;

  . each portion of holding company's network does not, within one year after being placed into service, meet or exceed technical standards that AT&T has developed regarding voice quality and performance of network and call completion equipment. Each portion of holding company's network must, within one year after being placed into service, perform on a level, measured by these standards manuals, that meets or exceeds the levels achieved by the average of all comparable wireless communications networks owned and operated by AT&T;

  . holding company fails to satisfy specific performance requirement percentages that its entire network, measured as a single system, must meet, including percentage of calls completed, percentage of established calls dropped, percentages of calls not successfully transferred from one network equipment site to another as a handset moves, or fails to satisfy technical standards regarding the functioning of network and call connection equipment; or

  . holding company fails to meet specified customer care, reception quality and network reliability standards.

   The exclusivity provisions in the new stockholders' agreement will also not apply to AT&T with respect to certain rural portions of Kentucky.

   Construction. The new stockholders' agreement will require holding company to construct a PCS system in the areas covered by its licenses according to a minimum construction plan. The minimum construction plan will consist of the minimum construction plan set forth in each of the TeleCorp Stockholders' Agreement and Tritel Stockholders' Agreement. In addition, prior to the consummation of the merger, the parties will agree on additional provisions which will be included in the buildout plan with respect to the construction of systems in the Wisconsin and Iowa markets acquired by us in our exchange of markets with AT&T Wireless.

   Disqualifying Transaction. If AT&T (or any of its affiliates) and an entity that:

  . derives annual revenues from communications businesses in excess of $5 billion;

  . derives less than one-third of its aggregate revenues from wireless communications; and

  . owns Federal Communications Commission licenses to offer, and does offer, mobile wireless communications services serving more than 25% of the residents, as determined by Paul Kagan Associates, Inc. within the areas covered by holding company licenses merge, consolidate, acquire or dispose of assets to each other, or otherwise combine, then AT&T, upon written notice to holding company, will be able to terminate its exclusivity obligations where the territory covered by holding company licenses overlaps with commercial mobile radio service licenses of the business combination partner. Upon such termination, holding company will have the right to cause AT&T or any transferee that acquired any shares of holding company series A convertible preferred stock, series B convertible preferred stock, series D preferred stock, series F preferred stock or series G preferred stock then owned by AT&T Wireless, and any shares of holding company common stock into which any of these shares are converted, to exchange all, or a proportionate share based on overlapping service areas after such disqualifying transaction, of their shares into shares of series H and I preferred stock. In case of any such exchange, AT&T will be able to terminate its exclusivity obligations in all of holding company's markets.

   Once so converted, holding company will be able to redeem the shares of series H and I preferred stock at any time in accordance with its restated certificate of incorporation.

   Under some circumstances, if AT&T proposes to sell, transfer or assign to any person that is not an affiliate of AT&T Wireless, any PCS system owned and operated by AT&T Wireless and its affiliates in any of the St. Louis, Missouri; Louisville, Kentucky; or Atlanta, Georgia basic trading areas, then AT&T will have to provide holding company with the opportunity to offer its network for sale jointly with AT&T for a 90-day period.

   Acquisition of Licenses. The new stockholders' agreement will provide that holding company may acquire any cellular license that holding company's board of directors has determined is a demonstrably superior alternative to constructing a PCS system within the corresponding areas covered by holding company licenses, if:

  . a majority of the population covered by the license is within the areas covered by holding company licenses;

  . AT&T Wireless and its affiliates do not own commercial mobile radio service licenses in the area covered by the license; and

  . holding company's ownership of the license will not cause AT&T Wireless or any affiliate to be in breach of any law or contract.

   Vendor Discounts; Roaming Agreements. AT&T Wireless will agree in the new stockholders' agreement that, if holding company so requests, and if such request shall not result in any adverse impact to AT&T Wireless, it will use all commercially reasonable efforts:

  . to assist holding company in obtaining discounts from any AT&T Wireless vendor with whom the holding company is negotiating for the purchase of any infrastructure equipment or billing services; and

  . to enable holding company to become a party to the roaming agreements between AT&T Wireless and its affiliates and operators of other cellular and PCS systems.

   Resale Agreements. Holding company, upon the request of AT&T Wireless, will enter into resale agreements relating to the areas covered by holding company licenses under which AT&T Wireless may resell holding company services. The rates, terms and conditions of service that holding company provides are to be at least as favorable, and to the extent permitted by applicable law, more favorable, to AT&T Wireless, taken as a whole, as the rates, terms and conditions that holding company provides to other customers.

   Subsidiaries. The new stockholders' agreement will provide that all of holding company's subsidiaries must be direct or indirect wholly owned subsidiaries. The stockholders' agreement will also provide that with respect to such subsidiaries, holding company may not sell or dispose of a substantial portion of the assets or any of the capital stock of any of such subsidiaries except in connection with a pledge to secure indebtedness.

   Restrictions on Transfer. The new stockholders' agreement will restrict the sale, transfer or other disposition of holding company capital stock, such as by giving rights of first offer and tag along rights and providing demand and piggyback registration rights.

   If one of holding company's stockholders who is a party to the new stockholders' agreement desires to transfer any or all of its shares of holding company preferred or common stock other than holding company voting preference stock and class C common stock, the selling stockholder must first give written notice to holding company and:

  . if the selling stockholder is one of our initial investors or Tritel's initial investors other than AT&T Wireless or any other stockholder who is a party to the new stockholders' agreement, to AT&T Wireless; and

  . if the selling stockholder is AT&T Wireless, to every other initial investor other than AT&T Wireless.

   The stockholders who receive notice from the selling stockholders may acquire all, but not less than all, of the shares offered to be sold at the price offered by the selling stockholder. If none of the stockholders opt to purchase the shares of the selling stockholder, the selling stockholder will be able to sell its shares to any other person on the same terms and conditions as originally offered to the stockholders. The right of first offer will not apply to holding company's repurchase of any shares of its class A voting common stock or class E preferred stock from one of its employees in connection with the termination of the employee's employment with holding company.

   A stockholder subject to the stockholders' agreement will not be able to transfer 25% (on a fully diluted basis as calculated under the new stockholders' agreement) or more of any of the shares of holding company capital stock, whether alone or with other stockholders or whether in one transaction or a series of transactions, unless the proposed transfer includes an offer to AT&T Wireless, our initial investors and Tritel's initial investors other than AT&T Wireless and Mr. Vento and Mr. Sullivan to join in the transfer in accordance with the procedures included in the new stockholders' agreement regarding the inclusion of other stockholders in the proposed transfer.

   Registration Rights. Holding company stockholders who are subject to the new stockholders' agreement will also have certain demand and piggyback registration rights. In some circumstances, holding company stockholders will be able to demand that holding company register some or all of their securities with the Securities and Exchange Commission under the Securities Act of 1933. Also, if holding company proposes to register any shares of its class A voting common stock or securities convertible into or exchangeable for class A voting common stock with the Securities and Exchange Commission under the Securities Act of 1933, holding company will have to notify stockholders party to the new stockholders' agreement of holding company's intention to do so, and such holding company stockholders may be able to include in the registration their shares of class A voting common stock or securities convertible into or exchangeable for class A voting common stock, subject to certain cutback provisions based on limitations on the number of shares which may be offered as determined by the underwriters in the offering.

   Lockup and Subsequent Offering. In the new stockholders' agreement, each party will agree not to effect any public sale or distribution of holding company class A voting common stock or a similar security, or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144, Rule 145 or Rule 144A under the Securities Act of 1933 during the 90 day period beginning on the effective date of the merger, and additionally during such period commencing upon the filing of the registration statement for the offering described in the next paragraph (provided that the registration statement for such offering is filed within 60 days of the effective date of the merger) and continuing so long as the company is using commercially reasonable efforts to pursue such registration until such registration becomes effective, and for such additional period of time as is reasonably requested by the managing underwriter(s) of the offering described in the next paragraph, unless such sale or distribution is effected through the offering described in the next paragraph.

   In the new stockholders' agreement, holding company will agree to use commercially reasonable efforts to file a registration statement giving rise to a piggyback registration relating to the holding company class A voting common stock within 60 days of the effective date of the merger and have such registration statement declared effective within 150 days of the effective date of the merger, provided, however, that the holding company has agreed to include no more than 50% of newly issued holding company shares in such offering, or $150 million, up to the first $300 million registered in such offering; and thereafter no more than the 30% of the incremental shares registered by the holding company as primary for offerings over and above $300 million.

   Amendments. In addition to the approval of holding company's senior lenders, the terms of the new stockholders' agreement will only be amended if agreed to in writing by holding company and the beneficial holders of a majority of the class A voting common stock party to the stockholders' agreement, including AT&T Wireless, 66 2/3% of the class A voting common stock beneficially owned by our initial investors and Tritel's initial investors other than AT&T Wireless, and 66 2/3% of the class A voting common stock beneficially owned by Mr. Vento and Mr. Sullivan.

   Termination. The new stockholders' agreement will terminate upon the earliest to occur of:

  .  the receipt of the written consent of each party;

  .  July 17, 2009; and

  . the date on which a single stockholder beneficially owns all of the outstanding shares of class A voting common stock.

 Intercarrier Roamer Service Agreement/Roaming Administration Service
 Agreement

   Intercarrier Roamer Service Agreement. We entered into the intercarrier roamer services agreement dated as of July 17, 1998 with AT&T Wireless Services and several of its affiliates. We have agreed with AT&T Wireless that each party, in its capacity as a serving provider, will provide services to each others' customers where it has a license or permit to operate a wireless communications system. Each home carrier whose customers receive service from a serving provider will pay to the serving provider all of the serving provider's charges for wireless service and all of the applicable charges. Each serving provider's service charges per minute or partial minute for use for the first three years will be fixed at a declining rate.

   The intercarrier roamer service agreement has a term of 20 years, which is automatically renewed on a year-to-year basis unless terminated by either party upon 90-days prior written notice. The intercarrier roamer service agreement may be terminated immediately by either party upon written notice to the other of a default of the other party or after 10 years by either party upon 90 days prior written notice. A party will be in default under the intercarrier roamer service agreement upon any of the following:

  . a material breach of any material term of the intercarrier roamer service agreement by a party that continues for 30 days after receipt of written notice of the breach from the nonbreaching party;

  . voluntary liquidation or dissolution or the approval by the management or owners of a party of any plan or arrangement for the voluntary liquidation or dissolution of the party; or

  .  bankruptcy or insolvency of a party.

   The intercarrier roamer service agreement may also be suspended by either party immediately upon written notice to the other party of the existence of a breach of the agreement, whether or not the breach constitutes a default, if the breach materially affects the service being provided to the customers of the non-breaching party. While the suspension is in effect, either in whole or in part, the parties will work together to resolve as quickly as possible the difficulty that caused the suspension. When the party who originally gave notice of suspension concludes that the problem causing the suspension has been resolved, that party will give to the other written notice to this effect, and the agreement will resume in full effect within five business days after the parties have mutually agreed that the problem has been resolved. Neither party may assign or transfer its rights and obligations under the intercarrier roamer service agreement without the written consent of the other party, except to an affiliate or an assignee of its license.

   Roaming Administrative Service Agreement. Under the roaming administrative service agreement dated as of July 17, 1998 between AT&T Wireless Services and us, AT&T Wireless Services has agreed to make available to us the benefits of the intercarrier roaming services agreements it has entered into with other wireless carriers, subject to the consent of the other wireless carriers and to our remaining a member in good standing of the North American Cellular Network.

   The roaming administrative service agreement has an initial term of two years, which is automatically renewed on a year-to-year basis unless terminated by either party upon 90-days prior written notice. Either party may terminate the roaming administrative service agreement for any reason at any time upon 180-days prior written notice. Either party may also terminate the roaming administrative service agreement:

  . upon a material breach of the other party that is not cured or for which cure is not reasonably begun within 30 days after written notice of the claimed breach; or

  . immediately by either party, after reasonable prior notice, if the other party's operations materially and unreasonably interfere with its operations and the interference is not eliminated within 10 days.

   AT&T Wireless Services can terminate the roaming administrative service agreement if:

  . we are no longer a member in good standing of the North American Cellular Network; or

  . the agreement under which AT&T Wireless Services receives roaming administration services is terminated or expires; provided, however, that AT&T Wireless Services will offer to resume its services in the event that it extends or continues that agreement.

   Neither party may assign or transfer its rights and obligations under the roaming administrative service agreement without the written consent of the other party, except to an affiliate or an assignee of its license, except that AT&T Wireless Services may subcontract its duties.

 Resale Agreement

   Our stockholders' agreement provides, and our new stockholders agreement will provide, that, from time to time, at AT&T Wireless's request, we are required to enter into a resale agreement with AT&T Wireless or other of its affiliates. The resale agreement would grant to AT&T Wireless the right to purchase from us its wireless services on a non-exclusive basis within a designated area and resell access to, and use of, our services. AT&T Wireless must pay charges for any services that are resold, including usage, roaming, directory assistance and long distance charges, and taxes and tariffs. Any resale agreement would have an initial term of ten years that would be automatically renewed on a year-to-year basis unless terminated by either party upon 90-days prior written notice. In addition, AT&T Wireless would be able to terminate any resale agreement for any reason at any time upon 180-days prior written notice.

 Long Distance Agreement

   Under the long distance agreement dated as of December 21, 1998 between AT&T Wireless Services and the company, we purchase interstate and intrastate long distance services from AT&T Wireless Services at preferred rates. We then resell these long distance services to our customers. We can only obtain these preferred rates if we continue our affiliation with AT&T Wireless Services. The long distance agreement has a term of up to three years.

   The long distance agreement requires that we meet a minimum traffic volume during the term of the agreement, which is adjusted as least once each calendar year at the time specified by AT&T Wireless Services. The minimum traffic volume commitments may be adjusted more frequently upon mutual agreement by AT&T Wireless Services and the company. During the first year, we set the minimum traffic volume commitment in our sole discretion. After the first calendar year, the commitment may be increased by any amount or decreased by any amount up to ten percent at our discretion. We may reduce the minimum traffic volume commitments by more than ten percent with AT&T Wireless Services' permission. If we fail to meet the volume commitments, we must pay to AT&T Wireless Services the difference between the expected fee based on the volume commitment and the fees based on actual volume.

   The long distance services we purchase from AT&T Wireless Services may only be used in connection with:

  .  our commercial mobile radio services;

  .  calls that originate on our network; and

  . those commercial mobile radio services that share our call connection equipment.

 Puerto Rico License

   In a series of transactions, we acquired a license and related assets covering the San Juan major trading area from AT&T Wireless on May 25, 1999. The following transactions took place ultimately to effect the acquisition of the license and related assets from AT&T Wireless:

  . on May 24, 1999, we sold to AT&T for $40.0 million 30,750 shares of our series A preferred stock, 10,250 shares of our series D preferred stock, and 3,090,000 shares of our series F preferred stock under a preferred stock purchase agreement;

  . on May 25, 1999, we sold to our initial investors, other than AT&T, 39,997 shares of our series C preferred stock and 12,358,950 shares of our class A voting common stock in exchange for an aggregate amount of $40.0 million in cash under a stock purchase agreement, which will be funded over a three-year period;

  . on May 25, 1999, we purchased the license for the San Juan major trading area and related assets, which included 27 constructed network equipment sites, call connection equipment and leases for additional network equipment sites, from AT&T Wireless for $96.5 million in cash under an asset purchase agreement; and

  . we incurred $3.2 million for microwave relocation and $0.3 million for legal expenses in connection with this acquisition.

   In addition, Mr. Vento and Mr. Sullivan were issued fixed and variable awards of 4,063 and 1,633,899 restricted shares of our series E preferred stock and class A voting common stock, respectively, in exchange for their interest in Puerto Rico Acquisition Corporation. Puerto Rico Acquisition Corporation was an entity wholly-owned by Mr. Vento and Mr. Sullivan that was created for the special purpose of acquiring the license and related assets of the San Juan major trading area. The fixed awards typically vest over a five-year period.

   The variable awards vest based upon certain events taking place, including the company reaching milestones in our minimum construction plan, which were probable at December 31, 1999. The stockholders' agreement sets forth network development requirements for the Puerto Rico license.

   The San Juan major trading area covers a population of approximately 3.9 million people in Puerto Rico, as well as the U.S. Virgin Islands. Our agreements with AT&T were automatically amended to include the San Juan major trading area under the scope of those agreements.

 Relationship with Entel Technologies and other Site Acquisition Service
 Providers

   We receive site acquisition, construction management, program management, microwave relocation and engineering services under a master services agreement with Wireless Facilities, Inc. Payments under the agreement were approximately $30.7 million in the 1998 fiscal year. At the time of entering into the master services agreement, Mr. Vento was a senior officer, and he and Mr. Sullivan were the controlling stockholders of Hotel Technologies. In February 1998, they sold their interests in Hotel Technologies to Wireless Facilities, Inc. The terms of this agreement were no more favorable to the parties than they could have obtained from third parties negotiated at arm's length.

   American Towers, Inc. provides us with network site leases for PCS deployment under a master site lease agreement. Chase Capital Partners, one of our beneficial owners, has a noncontrolling interest in American Towers. The terms of these lease agreements were no more favorable to the parties than they could have obtained from third parties negotiated at arm's length.

 Relationship with the Initial Purchasers of the Notes and the New Senior Subordinated Notes.

   Chase Securities Inc. was one of the initial purchasers of the outstanding notes and the new senior subordinated notes. Chase Securities Inc. and its affiliates perform various investment banking and commercial banking services from time to time for us and our affiliates. Chase Securities Inc. acted as our lead manager for the offering of the notes and is joint manager for the offering of the new senior subordinated notes outstanding. The Chase Manhattan Bank, an affiliate of Chase Securities Inc., is the agent bank and a lender under our senior credit facilities. Michael R. Hannon, a member of our board of directors, is a General Partner of Chase Capital Partners, an affiliate of Chase Securities Inc. In addition, CB Capital Investors, L.P., an affiliate of Chase Capital Partners, is one of our initial investors and owns shares of our common and preferred stock. The terms of TeleCorp's senior credit facilities were no more favorable to the parties than they could have obtained from third parties negotiated at arm's length.

 Relationships with Tritel Communications and Triton.

   We have formed Affiliate License Co. with Triton and Tritel Communications to adopt a common brand, SunCom, that is co-branded with AT&T on an equal emphasis basis. Under the agreement, we, Triton and Tritel Communications each own one third of Affiliate License Co., the owner of the SunCom name. We, along with the other SunCom companies license the SunCom name from Affiliate License Co. Mr. Sullivan is a director of Affiliate License Co. The terms of this agreement were no more favorable to the parties than they could have obtained from third parties negotiated as arm's length.

   AT&T owns stock in the company and in Tritel and we and Tritel may be deemed affiliates by virtue of a common ownership. Mr. Anderson, one of our directors, also serves as a director of Tritel, AT&T, CB Capital Investors and Equity-Linked Investors own stock in the company and in Triton, and we and Triton may be deemed affiliates by virtue of common ownership. Mr. Anderson also serves as a director of Triton.

   Tritel Communications owned a controlling interest in Digital PCS at the time we acquired licenses from Digital PCS. Tritel Communications may be deemed an affiliate of Digital PCS. In addition, at the time we acquired licenses from Digital PCS, Mr. Anderson, one of our current directors, and Mr. Fuqua, one of our directors at the time of the acquisition, were directors of Tritel Communications. The terms of this agreement were no more favorable to the parties than they could have obtained from third parties negotiated at arm's length.

 Relationship with Other Entities.

   TeleCorp Holding Corp. Our predecessor company, TeleCorp Holding Corp., was incorporated to participate in the Federal Communications Commission's auction of licenses in April 1997. TeleCorp Holding Corp. raised money from investors to develop any licenses it obtained in the auction. TeleCorp Holding Corp. successfully obtained licenses in the New Orleans, Memphis, Beaumont, Little Rock, Houston, Tampa, Melbourne and Orlando basic trading areas. In August 1997, TeleCorp Holding Corp.

transferred the Houston, Tampa, Melbourne and Orlando basic trading area licenses to four newly-formed entities created by TeleCorp Holding Corp.'s stockholders:

  .  THC of Houston;

  .  THC of Tampa;

  .  THC of Melbourne; and

  .  THC of Orlando;

and issued notes in the aggregate amount of approximately $2.7 million to these entities to develop these licenses. These licenses were transferred along with the related operating assets and liabilities in exchange for investment units consisting of class A voting, B non-voting and C common stock and series A preferred stock in August 1997. Concurrently, TeleCorp Holding Corp. distributed the investment units, on a pro rata basis, in a partial stock redemption to TeleCorp Holding Corp.'s existing stockholder group. As a result of this distribution, TeleCorp Holding Corp. no longer retains any ownership equity interest in the newly formed entities. TeleCorp Holding Corp. performed administrative and management services and paid costs on behalf of these entities for the year ended December 31, 1997 worth the aggregate amount of $0.7 million. In 1998, upon the closing of the agreements with AT&T, TeleCorp Holding Corp. paid approximately $2.0 million to the four THC entities as payment of the notes, offset by the approximately $0.7 million in services and costs. The terms of these transactions were no more favorable to the parties than they could have obtained from third parties negotiated at arm's length.

   TeleCorp WCS. On May 5, 1997, TeleCorp Holding Corp. lent approximately $3.0 million to TeleCorp WCS, Inc. in exchange for interest-free notes from TeleCorp WCS. On May 5, 1997, TeleCorp Holding Corp. received equity investments in exchange for the right to receive:

  .  the notes from TeleCorp WCS;

  . any cash, notes or other assets received by TeleCorp Holding Corp. on behalf of the notes; or

  .  any capital stock into which the notes were converted.

   TeleCorp WCS repaid approximately $2.7 million of the notes with cash to TeleCorp Holding Corp., and TeleCorp Holding Corp. forwarded this cash to the equity investors. TeleCorp WCS issued a note in the amount of approximately $0.3 million directly to the investors on behalf of the remaining $0.3 million outstanding under the notes. TeleCorp WCS converted these notes into capital stock issued to the investors in 1998.

   Mr. Sullivan and Mr. Vento own 2,875 and 4,625 shares of class C common stock of TeleCorp WCS, respectively, which represents 60% of its outstanding class A voting common stock. At the time of entering into the transactions with TeleCorp WCS, Mr. Sullivan and Mr. Vento were stockholders in TeleCorp Holding Corp.

   The terms of these transactions were no more favorable to the parties than they could have obtained from third parties negotiated at arm's length.

   TeleCorp Investment Corp.; TeleCorp Investment Corp. II. TeleCorp Investment Corp. owns 352,956 shares of our class A voting common stock, 575 shares of our class C common stock, 3,780 shares of our class D common stock and 1,160.17 shares of our series C preferred stock. Some of our stockholders own stock in TeleCorp Investment Corp., as follows:

  . Chase Capital Partners, one of our initial investors, owns an 80% equity interest;

  .  Mr. Sullivan and Mr. Vento each own a 2.4% equity interest; and

  .  Mr. Dowski owns a 1.6% equity interest.

   In addition, TeleCorp Investment Corp. II was formed to purchase from Entergy Technology Holding Corporation 492,064 shares of our class A voting common stock and 11,366 shares of our class D common stock. The purchase of shares was concluded on July 15, 1999. Mr. Vento, Mr. Sullivan and Ms. Dobson each own 5.99% of TeleCorp Investment Corp. II. Mr. Vento and Mr. Sullivan serve as managers of TeleCorp Investment Corp. II.

   The terms of these transactions were no more favorable to the parties than they could have obtained from third parties negotiated at arm's length.

   Viper Wireless. On April 11, 2000, pursuant to Federal Communications Commission consent, we acquired the 15% of Viper Wireless, Inc. that we did not yet own from Messrs. Vento and Sullivan in exchange for an aggregate of 323,372 shares of our class A voting common stock and 800 shares of our series E preferred stock through a merger of TeleCorp Holding Corp. and Viper Wireless. TeleCorp Holding Corp. acquired 85% of Viper Wireless on March 1, 1999 in exchange for $32.3 million contributed by AT&T Wireless and some of our other initial investors for additional shares of our preferred and common stock. As part of this financing, we paid approximately $0.5 million to Chase Securities, Inc., an initial purchaser and an affiliate of one of our initial investors, for placement advice. Viper Wireless used the proceeds to participate in the Federal Communications Commission's reauction of PCS licenses. Viper Wireless was subsequently granted six PCS licenses in the reauction.

 TeleCorp LMDS

   On April 7, 2000, pursuant to Federal Communications Commission consent, we acquired TeleCorp LMDS, Inc. through an exchange of all of the outstanding stock of TeleCorp LMDS for 878,400 shares of our class A voting common stock. TeleCorp LMDS's stockholders are Mr. Vento, Mr. Sullivan and three of our initial investors. By acquiring TeleCorp LMDS, we gained LMDS licenses covering airwaves in Little Rock, Arkansas, Beaumont, Texas, New Orleans, Louisiana, San Juan and Mayaguez, Puerto Rico, and the U.S. Virgin Islands. See "Securities Ownership of Certain Beneficial Owners and Management."

 Relationship with Toronto Dominion

   Toronto Dominion Investments, one of our initial investors, and TD Securities (USA), an affiliate of Toronto Dominion Investments, which is a lender under our senior credit facilities, may be deemed to be under common control by virtue of their relationship to each other and to us. The terms of our senior credit facilities were no more favorable to the parties than they could have obtained from third parties negotiated at arm's length.

 Relationships with Stockholders

   From inception through June 1998, our primary source of financing was notes issued to some of our initial investors. In July 1996, we issued $0.5 million of subordinated promissory notes to such investors. These notes were converted into 50 shares of our series A preferred stock in April 1997. In December 1997, we issued various promissory notes to some of our initial investors. These notes were converted into mandatorily redeemable preferred stock in July 1998. From January 1, 1998 to June 30, 1998, we borrowed approximately $22.5 million in the form of promissory notes to existing and prospective investors to satisfy working capital needs. These notes were converted into equity in July 1998 in connection with the completion of the venture with AT&T.

   The terms of these transactions were no more favorable to the parties than they could have obtained from third parties negotiated at arm's length.

 Relationship with McDermott, Will & Emery.

   We use the services of a law firm, McDermott, Will & Emery. Mr. Sullivan, TeleCorp's Executive Vice President and Chief Financial Officer, was counsel until October 1999 and a partner prior to July 1998. The terms of these arrangements were no more favorable to McDermott, Will & Emery than terms that could have been obtained from third parties negotiated at arm's length.

 Relationship with Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

   We use the services of a law firm, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., whose affiliate, ML Strategies, LLC, pursuant to an agreement and for matters unrelated to us, utilizes the services of Mr. Sullivan, our Executive Vice President and Chief Financial Officer , as a consultant, for a consulting fee. The terms of these arrangements are no more favorable to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., ML Strategies or Mr. Sullivan, than could be obtained from third parties negotiated at arm's length.

                  THE PENDING MERGER AND RELATED TRANSACTIONS

Selected Unaudited Pro Forma Financial Data

   The following unaudited pro forma financial data combines the historical consolidated balance sheets and statements of operations of TeleCorp, Tritel, Indus, Inc. (Indus) and Airadigm Communications, Inc. (Airadigm). These unaudited pro forma financial statements give effect to the merger with Tritel using the purchase method of accounting, the contribution from AT&T, the acquisition of all of the common and preferred stock of Indus, the acquisition of additional wireless properties and assets from Airadigm, the exchange with AT&T, which includes the acquisition of PCS licenses from ABC Wireless, L.L.C.
(ABC) and Polycell Communications, Inc. (Polycell), the offering of the new Senior Subordinated Notes other transactions and pro forma inter-entity eliminations.

   We derived this information from the audited consolidated financial statements of TeleCorp and Tritel and from the unaudited financial statements of Indus and Airadigm as of and for the year ended December 31, 1999 and from the unaudited consolidated financial statements of TeleCorp and Tritel and from the unaudited financial statements of Indus and Airadigm as of and for the three months ended March 31, 2000. This information is only a summary and should be read in conjunction with the historical consolidated financial statements and related notes of TeleCorp and Tritel for those periods, contained elsewhere herein. For presentation of the pro forma financial aspects of each of these transactions, both individually and combined, see "Financial Information--Unaudited Pro Forma Condensed Combined Financial Statements."

   The unaudited pro forma condensed combined statement of operations data for the year ended December 31, 1999 assumes each of the transactions was effected on January 1, 1999. The unaudited pro forma condensed combined statement of operations data for the three months ended March 31, 2000 assumes each of the transactions was effected on January 1, 1999. The unaudited pro forma condensed combined balance sheet data as of March 31, 2000 gives effect to each transaction as if it had occurred on March 31, 2000. The accounting policies of TeleCorp, Tritel, Indus and Airadigm are substantially comparable. Certain reclassifications have been made to Tritel's, Indus' and Airadigm's historical presentation to conform to TeleCorp's presentation. These reclassifications do not materially impact Tritel's, Indus' or Airadigm's statements of operations or financial position for the periods presented.

   We are providing the unaudited pro forma condensed combined financial information for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

                   TELECORP PCS, INC. AND SUBSIDIARIES AND
                             PREDECESSOR COMPANIES
                  SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

                                                             Contribution and Exchange
                                                     ------------------------------------------
                                                                                     Proforma          Other
                    TeleCorp    Offering   Subtotal    Indus     Airadigm           Adjustments     Transactions Subtotal
                   -----------  ---------  --------  ---------- ----------          -----------     ------------ ---------
Statement of
 Operations Data
 for the three
 months ended
 March 31, 2000:
Revenue:
 Service.........  $    36,937  $     --   $ 36,937   $    --    $  1,951            $ (3,177)         $ --         35,711
 Roaming.........       11,452        --     11,452        --         --               (1,845)           --          9,607
 Equipment.......        7,057        --      7,057        --         444                (953)           --          6,548
                   -----------  ---------  --------   --------   --------            --------          -----     ---------
 Total revenue...       55,446        --     55,446        --       2,395              (5,975)           --         51,866
                   -----------  ---------  --------   --------   --------            --------          -----     ---------
Operating
expenses:
 Cost of
  revenue.........      19,026        --     19,026        --         862              (2,580)           --         17,308
 Operations and
  development.....      10,966        --     10,966        693        --               (1,884)           --          9,775
 Sales and
  marketing.......      34,625        --     34,625         57        210              (2,337)           --         32,555
 General and
  administrative..      27,276        --     27,276        180      3,315                (870)           --         29,901
 Depreciation and
  amortization....      23,468        --     23,468        478      2,219                (112)            20        26,073
                   -----------  ---------  --------   --------   --------            --------          -----     ---------
 Total operating
  expenses........     115,361        --    115,361      1,408      6,606              (7,783)            20       115,612
                   -----------  ---------  --------   --------   --------            --------          -----     ---------
Operating loss...      (59,915)       --    (59,915)    (1,408)    (4,211)              1,808            (20)      (63,746)
Other income
 (expense):
 Interest
  expense.........     (16,990)   (12,278)  (29,268)    (2,187)    (3,359) 3c.(ii)       (672)           (67)      (35,553)
 Interest income
  and other.......       2,406        --      2,406          5        129                 --             --          2,540
                   -----------  ---------  --------   --------   --------            --------          -----     ---------
Loss before
 income taxes.....     (74,499)   (12,278)  (86,777)    (3,590)    (7,441)              1,136            (87)      (96,759)
Income tax
 benefit..........         --         --        --         --         --                  --             --            --
                   -----------  ---------  --------   --------   --------            --------          -----     ---------
Net loss.........      (74,499)   (12,278)  (86,777)    (3,590)    (7,441)              1,136            (87)      (96,759)
Accretion of
 mandatorily
 redeemable
 preferred stock..      (7,733)       --     (7,733)       --         --                  --             --         (7,733)
                   -----------  ---------  --------   --------   --------            --------          -----     ---------
Net loss
 attributable to
 common
 stockholders..... $   (82,232) $ (12,278) $(94,510)  $ (3,590)  $ (7,441)           $  1,136          $ (87)    $(104,492)
                   ===========  =========  ========   ========   ========            ========          =====     =========

Balance Sheet
Data as of
 March 31, 2000:
Cash and Cash
 equivalents......      94,606    437,000   531,606        335      1,351             (20,656)          (262)      512,374
Property and
 equipment net....     461,742        --    461,742        982     40,954             (99,201)           --        404,477
Personal
 Communications
 Service Licences
 and Microwave
 Costs...........      273,396        --    273,396     70,333     75,379             708,640          5,840     1,133,588
Intangible Assets
 -- AT&T
 Agreements, net.       36,119        --     36,119        --         --              322,176            --        358,295
Total Assets.....      948,654    450,000 1,398,654     73,492    122,650             904,969          5,578     2,505,343
Total Debt.......      651,325    450,000 1,101,325     88,281    162,074            (105,099)         2,871     1,249,452
Manditorily
 redeemable
 Preferred
 stock, net.......     270,914        --    270,914        --         --                  --              58       270,972
Total
 Stockholders'
 equity (deficit).    (125,840)       --   (125,840)   (31,834)   (78,936)            948,890          2,649       714,929
                              Merger
                   -----------------------------    Inter-
                                      Proforma     Company
                      Tritel         Adjustments Eliminations    Total
                   -------------     ----------- ------------ -------------
Statement of
 Operations Data
 for the three
 months ended
 March 31, 2000:
Revenue:
 Service.........  $      6,815       $     --      $  --     $     42,526
 Roaming.........         5,901             --        (362)         15,146
 Equipment.......         2,783             --         --            9,331
                   -------------     ----------- ------------ -------------
 Total revenue...        15,499             --        (362)         67,003
                   -------------     ----------- ------------ -------------
Operating
expenses:
 Cost of
  revenue.........       13,703             --        (362)         30,649
 Operations and
  development.....       20,174             --         --           29,949
 Sales and
  marketing.......       21,883             --         --           54,438
 General and
  administrative..       97,899           5,625        --          133,425
 Depreciation and
  amortization....       10,551          59,448        --           96,072
                   -------------     ----------- ------------ -------------
 Total operating
  expenses........      164,210          65,073       (362)        344,533
                   -------------     ----------- ------------ -------------
Operating loss...      (148,711)        (65,073)       --         (277,530)
Other income
 (expense):
  Interest
   expense.........     (14,360)            258        --          (49,655)
  Interest income
   and other.......       8,669             --         --           11,209
                   -------------     ----------- ------------ -------------
Loss before
 income taxes.....     (154,402)        (64,815)       --         (315,976)
Income tax
 benefit..........          506             --         --              506
                   -------------     ----------- ------------ -------------
Net loss.........      (153,896)        (64,815)       --         (315,470)
 Accretion of
 mandatorily
 redeemable
 preferred stock..       (2,267)            --         --          (10,000)
                   -------------     ----------- ------------ -------------
Net loss
 attributable to
 common
 stockholders..... $   (156,163)      $ (64,815)    $  --     $   (325,470)
                   =============     =========== ============ =============

Balance Sheet
Data as of
 March 31, 2000:
 Cash and Cash
 equivalents......      482,459         (38,000)       --          956,833
Property and
 equipment net....      292,215             --         --          696,792
Personal
 Communications
  Service Licences
  and Microwave
  Costs...........      203,107       2,739,093        --        4,075,788
Intangible Assets
 -- AT&T
 Agreements, net.        58,077         424,723        --          841,095
Total Assets.....     1,109,874       5,389,712        --        9,004,929
Total Debt.......       565,443          16,160        --        1,831,055
 Manditorily
 redeemable
 Preferred
 stock, net.......      101,853            (438)       --          372,387
Total
 Stockholders'
 equity (deficit).      339,569       4,299,511        --        5,354,009

                   TELECORP PCS, INC. AND SUBSIDIARIES AND
                             PREDECESSOR COMPANIES
                  SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

                                                          Contribution and Exchange
                                                     ----------------------------------
                                                                             Proforma     Other
                    TeleCorp    Offering  Subtotal     Indus     Airadigm   Adjustments transactions Subtotal
                   -----------  --------  ---------  ---------- ----------  ----------- -----------  ---------
Statement of
 Operations Data
 for the year
 ended December
 31, 1999:
Revenue:
 Service.........  $    41,319  $    --   $  41,319   $    339   $  6,000    $ (2,978)    $  --     $  44,680
 Roaming.........       29,010       --      29,010        --         --       (5,887)       --        23,123
 Equipment.......       17,353       --      17,353        108      1,701      (1,749)       --        17,413
                   -----------  --------  ---------   --------   --------    --------     ------    ---------
 Total revenue...       87,682       --      87,682        447      7,701     (10,614)       --        85,216
                   -----------  --------  ---------   --------   --------    --------     ------    ---------
Operating
expenses:
 Cost of
  revenue.........      39,259       --      39,259        905      5,073      (3,855)       --        41,382
 Operations and
  development.....      35,979       --      35,979        --         --       (7,573)       --        28,406
 Sales and
  marketing.......      71,180       --      71,180      7,569      1,556      (5,581)       --        74,724
 General and
  administrative..      92,585       --      92,585        --      11,909      (1,905)       --       102,589
 Depreciation and
  amortization....      55,110       --      55,110      4,061     10,253       4,301         62       73,787
 Restructuring
  charges.........         --        --         --      32,000        --          --         --        32,000
                   -----------  --------  ---------   --------   --------    --------     ------    ---------
 Total operating
  expenses........     294,113       --     294,113     44,535     28,791     (14,613)        62      352,888
                   -----------  --------  ---------   --------   --------    --------     ------    ---------
Operating loss...     (206,431)      --    (206,431)   (44,088)   (21,090)      3,999        (62)    (267,672)
Other income
(expense):
 Interest
 expense.........      (51,313)  (49,113)  (100,426)    (5,944)   (12,583)     (2,668)      (255)    (121,876)
 Interest income
 and other.......        6,748       --       6,748        109        666         --         --         7,523
                   -----------  --------  ---------   --------   --------    --------     ------    ---------
Loss before
 income taxes.....    (250,996)  (49,113)  (300,109)   (49,923)   (33,007)      1,331       (317)    (382,025)
Income tax
 benefit..........         --        --         --         533        --          --         --           533
                   -----------  --------  ---------   --------   --------    --------     ------    ---------
Net loss.........     (250,996)  (49,113)  (300,109)   (49,390)   (33,007)      1,331       (317)    (381,492)
 Accretion of
 mandatorily
 redeemable
 preferred stock..     (24,124)      --     (24,124)       --         --          --         --       (24,124)
                   -----------  --------  ---------   --------   --------    --------     ------    ---------
Net loss
 attributable to
 common
 stockholders..... $  (275,120) $(49,113) $(324,233)  $(49,390)  $(33,007)   $  1,331     $ (317)   $(405,616)
                   ===========  ========  =========   ========   ========    ========     ======    =========
                             Merger
                   ---------------------------    Inter-
                                    Proforma     Company
                     Tritel        Adjustments Eliminations    Total
                   -----------     ----------- ------------ -------------
Statement of
 Operations Data
 for the year
 ended December
 31, 1999:
Revenue:
 Service.........  $    1,186       $     --     $   --     $     45,866
 Roaming.........       3,421             --      (2,000)         24,544
 Equipment.......       2,152             --         --           19,565
                   -----------     ----------- ------------ -------------
 Total revenue...       6,759             --      (2,000)         89,975
                   -----------     ----------- ------------ -------------
Operating
expenses:
 Cost of
  revenue.........      6,966             --      (2,000)         46,348
 Operations and
  development.....     29,113             --         --           57,519
 Sales and
  marketing.......     32,790             --         --          107,514
 General and
  administrative..    190,539          22,500        --          315,628
 Depreciation and
  amortization....     12,839         164,862        --          251,488
 Restructuring
  charges.........        --              --         --           32,000
                   -----------     ----------- ------------ -------------
 Total operating
  expenses........    272,247         187,362     (2,000)        810,497
                   -----------     ----------- ------------ -------------
Operating loss...    (265,488)       (187,362)       --         (720,522)
Other income
(expense):
 Interest
  expense.........    (27,200)            712        --         (148,364)
 Interest income
  and other.......     16,791             --         --           24,314
                   -----------     ----------- ------------ -------------
Loss before
 income taxes.....   (275,897)       (186,650)       --         (844,572)
Income tax
 benefit..........     28,443             --         --           28,976
                   -----------     ----------- ------------ -------------
Net loss.........    (247,454)       (186,650)       --         (815,596)
Accretion of
 mandatorily
 redeemable
 preferred stock..     (8,918)            --         --          (33,042)
                   -----------     ----------- ------------ -------------
Net loss
 attributable to
 common
 stockholders..... $ (256,372)      $(186,650)   $   --     $   (848,638)
                   ===========     =========== ============ =============

Unaudited Comparative Per Share Information

   The following reflects (a) the historical net loss attributable to common equity per share and book value per share of TeleCorp common equity shares in comparison with the pro forma net loss and book value per common equity share after giving effect to the proposed merger with Tritel under the purchase method of accounting, the contribution and exchange with AT&T and the acquisitions related to Indus, Airadigm, ABC and Polycell; and (b) the historical net loss and book value per share of Tritel common equity shares in comparison with the equivalent pro forma net loss and book value per share attributable to 0.76 of a share of TeleCorp-Tritel Holding Company common equity shares which will be received for each share of Tritel. This information should be read in conjunction with the unaudited pro forma condensed combined financial statements of Telecorp and the separate financial statements of the respective companies and the notes thereto appearing elsewhere herein.

                                                                As of and for
                                                As of and      the three months
                                            for the year ended      ended
                                            December 31, 1999   March 31, 2000
                                                Pro Forma         Pro Forma
                                            ------------------ ----------------
                                               (unaudited)       (unaudited)
TeleCorp
Net loss attributable to common equity per
 share
 Historical...............................       $ (3.58)          $ (0.83)
 Pro forma................................       $ (5.03)          $ (1.70)
Book value per share(1)
 Historical...............................       $ (0.90)          $ (1.22)
 Pro forma................................       $ 27.69           $ 27.51
Cash dividends per share(2)
 Historical...............................       $   --            $   --
 Pro forma................................       $   --            $   --

Tritel
Net loss per share
 Historical...............................       $(33.25)          $ (1.32)
 Equivalent pro forma(3)..................       $ (3.82)          $ (1.29)
Book value per share(1)
 Historical...............................       $  3.06           $  2.68
 Equivalent pro forma(3)..................       $ 21.04           $ 20.91
Cash dividends per share(2)
 Historical...............................       $   --            $   --
 Equivalent pro forma.....................       $   --            $   --

--------
(1) Computed by dividing net worth (assets less liabilities less mandatorily redeemable preferred stock) by the number of shares outstanding as of December 31, 1999 and March 31, 2000, respectively.
(2) No cash dividends have been paid since the inception of TeleCorp or Tritel.
(3) Computed by multiplying pro forma loss per share and pro forma book value per share of Holding Company by the exchange ratio of 0.76.

 Stock Split

   On August 27, 1999, TeleCorp amended its certificate of incorporation to effect a 100 for 1 stock split for its series F preferred stock and all classes of its common stock to be effective as of August 27, 1999. On November 8, 1999, TeleCorp amended its certificate of incorporation to effect a 3.09 for 1 stock split for its series F preferred stock and all classes of its common stock to be effective as of November 8, 1999. All TeleCorp common stock and preferred stock share data has been retroactively adjusted to reflect this change.

   On November 19, 1999, Tritel's board of directors approved a 400 for 1 stock split for class A voting, class B non-voting, class C and class D common stock which became effective December 13, 1999. All Tritel common stock share data, except voting preference common shares, has been retroactively adjusted to reflect this change.

 The Pending Merger

 Overview.

   We recently entered into a merger agreement with Tritel. This agreement provides for each of us to merge with a subsidiary of the holding company. Upon completion of these pending mergers, Tritel and we will both become wholly owned subsidiaries of the holding company. Pursuant to the merger agreement, our common stockholders will receive one share of a corresponding class of substantially similar holding company class A voting common stock through class D common stock and voting preference common stock for each share of each class of our class A voting common stock through class D common stock and voting preference common stock they own, except that our class B non-voting common stockholders will receive one share of holding company class A voting common stock for each share they own. Our preferred stockholders will receive one share of a corresponding series of substantially similar holding company preferred stock for each share of each series of our preferred stock they own.

   Tritel class A voting common and class B non-voting common stockholders will receive 0.76 shares of holding company class A voting common stock for each share they own and cash in lieu of any fractional share. Tritel class C common and class D common stockholders will receive 0.0076 shares of holding company class E common and class F common stock, respectively, and 0.7524 shares of holding company class A voting common stock for each share they own and cash in lieu of any fractional share. Tritel series A preferred and series D preferred stockholders will receive one share of holding company series B preferred and series G preferred stock, respectively, for each share they own. E.B. Martin, as a voting preference common stockholder, will receive an aggregate amount of $10 million for all the shares of voting preference common stock he owns. William M. Mounger, II, as a Tritel voting preference common stockholder, will also receive three shares of holding company voting preference common stock for all of the shares of voting preference common stock he owns and will receive a put to sell his shares of Tritel voting preference common stock for $10 million. Both Mr. Martin and Mr. Mounger could potentially receive contingent payments for the shares of Tritel voting preference common stock they own immediately prior to the merger under certain circumstances. In the event that either Thomas Sullivan or Gerald Vento or both engage in a transaction in which voting preference stock representing in excess of 50% of the voting power of holding company capital stock entitled to vote generally in the election of directors is directly or indirectly sold, transferred, assigned, exchanged or converted, Mr. Mounger will be entitled to receive from Tritel either (1) if prior to the exercise of Mr. Mounger's put right, an amount equal to the sum of (A) $10 million and (B) 50% of the sum of
(i) the amount by which the consideration received by Thomas Sullivan in the control transfer transaction exceeds $10 million (consideration received for shares of holding company capital stock other than voting preference stock is not attributed to the control transfer transaction) and (ii) the amount by which the consideration received by Gerald Vento in the control transfer transaction exceeds $10 million (consideration received for shares of holding company capital stock other than voting preference stock is not attributed to the control transfer transaction) or (2) if after the exercise of Mr. Mounger's put right, an amount equal to 50% of the sum of the amounts in (i) and (ii) above, as reduced to reflect interest calculated from the date of the exercise of the put right on $10 million received by Mr. Mounger. In addition, upon such a control transfer transaction, Mr. Martin will be entitled to receive an amount equal to 50% of the sum of the amounts in (i) and (ii) above, as reduced to reflect interest calculated from the closing date of the merger on $10 million received by Mr. Martin.

   Concurrently with the execution of the merger agreement, TeleCorp, Tritel, and a number of major stockholders of each of TeleCorp and Tritel entered into an agreement whereby (1) our stockholders with greater than 50% of the voting power of TeleCorp have agreed to vote the number of shares of our class A voting common stock and voting preference common stock beneficially owned by them at the time of the TeleCorp special meeting in favor of the pending merger and
(2) Tritel stockholders with greater than 50% of the voting power of Tritel have agreed to vote the number of shares of common stock of Tritel beneficially owned by them at the time of the Tritel special meeting in favor of the pending merger. In addition, the pending merger has been unanimously approved by our and Tritel's board of directors, with three of our directors abstaining and both the TeleCorp board and the Tritel board have agreed to recommend that their respective stockholders adopt, and approve the transactions contemplated by, the merger agreement.

 Conditions to the Completion of the Merger.

   The obligations of Tritel and us to complete the merger is subject to the satisfaction or waiver of specified conditions, including those listed below:

  . the merger agreement must be adopted by both our and Tritel's stockholders;

  . no law, injunction or order preventing the completion of the merger may be in effect;

  .  the final approval of the Federal Communications Commission;

  . the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act must expire or be terminated;

  . we and Tritel must obtain other regulatory approvals from domestic governmental entities;

  . the shares of the holding company's class A voting common stock to be issued in the merger must have been approved for listing on the Nasdaq National Market;

  . we and Tritel must have complied with their respective covenants in the merger agreement;

  . Tritel's and our respective representations and warranties in the merger agreement must be true and correct; and

  . we and Tritel must each receive an opinion of tax counsel to the effect that the merger will qualify as a tax-free exchange or reorganization.

 Termination of the Merger Agreement.

   We and Tritel can jointly agree to terminate the merger agreement at any time. Either company may also terminate the merger agreement if:

  . the merger is not completed on or before December 31, 2000 or, if certain regulatory approvals are pending, March 31, 2001, so long as the failure to complete the merger is not the result of the willful failure by that company to fulfill any of its material obligations under the merger agreement;

  .  government actions do not permit the completion of the merger;

  . either company's stockholders do not vote to adopt the merger agreement at a duly held meeting of either company's stockholders; or

  . the other company breaches its representations, warranties or covenants in the merger agreement in a material way.

 Our Interim Operations

  Pending the completion of the merger, we have agreed to carry on our respective businesses in the ordinary course and we are bound by covenants set forth in the merger agreement that restrict us from taking a variety of actions. For example, without the prior written consent of Tritel, we have agreed to specific restrictions relating to the following:

  .  the amendment of our certificate of incorporation or by-laws;

  .  the merger or consolidation with other entities;

  . the issuance or sale of capital stock, any voting debt or other equity interests;

  .  the disposition of assets;

  . the alteration of share capital, including, among other things, stock splits, combinations or reclassifications;

  .  the declaration or payment of dividends;

  .  the repurchase or redemption of capital stock;

  .  compensation of directors, executive officers and key employees;

  .  employment or severance agreements;

  .  the acquisition of assets or other entities;

  .  the incurrence, assumption or guarantee of loans or advances;

  .  the incurrence of capital expenditures;

  .  the incurrence of purchase commitments;

  .  accounting policies and procedures;

  .  the incurrence of debt;

  .  the disposition of intellectual property;

  . actions that would result in a material violation, default or waiver of rights under any material agreements;

  . actions or failure to take actions that would result in any of the representations and warranties becoming untrue in any material respect, or any of the conditions to the mergers not being satisfied;

  . the taking of actions that would prevent or impede the mergers from qualifying as an exchange under Section 351 of the Internal Revenue Code or the qualification of either merger as a reorganization under Section 368 of the Internal Revenue Code; or

  . the entering into or amending of any agreements, commitments or arrangements with respect to any conduct of business prohibited during the period before completion of the mergers.

Concurrent Transactions

 AT&T Wireless Services Contribution.

   In connection with the pending merger, and as part of an overall plan with the merger, simultaneously with the closing of the merger, AT&T Wireless Services is expected to contribute to holding company rights, pursuant to separate asset purchase and merger agreements, to designate a qualified assignee for wireless licenses in Milwaukee and Madison, Wisconsin and Des Moines and Davenport, Iowa.

   In connection with the contribution, the merger agreement provides for the following transactions to occur:

  . AT&T Wireless Services agreed to assign to holding company or us its right to enter into, and all its rights, title and interest in, an asset purchase agreement with Airadigm Communications, Inc. Pursuant to this agreement, on June 2, 2000, we entered into the asset purchase agreement to purchase from Airadigm certain of its assets, including licenses representing approximately 3.1 million people in Wisconsin and Iowa, for approximately $74 million in cash and the assumption or payment in full of approximately $74.6 million in debt. This agreement is subject to approval in connection with the bankruptcy proceedings of Airadigm;

  . AT&T Wireless Services has agreed to assign to holding company or us all of its rights, title and interest in a merger agreement with Indus, Inc. including the assumption of approximately $54 million of Federal Communications Commission debt, $48.3 million of other liabilities and a $34.7 million cash payment (of which up to $4 million can be satisfied in holding company class A voting common stock at Indus's option). Indus licenses represent a population of approximately 1.9 million in Milwaukee, Wisconsin;

  . the Existing Network Membership License Agreement, as defined in the merger agreement, between AT&T and holding company or us will be amended by the License Extension Agreement to extend the initial five-year brand sharing for an additional two years until July 17, 2005 and extend our rights to all people covered by holding company licenses;

  . AT&T Wireless Services will contribute approximately $20 million in cash to holding company; and

  . in consideration for AT&T Wireless Services' contribution of licenses, assignment of rights and contribution of cash, AT&T Wireless Services will receive 9,272,740 shares of holding company class A voting common stock.

 Conditions to the Completion of the Contribution.

   The obligations of Tritel and us to complete the contribution is subject to the satisfaction or waiver of specified conditions, including those listed below:

  . the merger agreement must be adopted by both our and Tritel's stockholders;

  . no law, injunction or order preventing the completion of the contribution may be in effect;

  . the completion of the merger of the first merger subsidiary into us and the merger of the second merger subsidiary into Tritel;

  . the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act must expire or be terminated;

  . we and Tritel must obtain other regulatory approvals from domestic governmental entities;

  . we and Tritel must have complied with our respective covenants in the merger agreement;

  . the simultaneous issuance of 9,272,740 shares of the holding company's class A voting common stock to AT&T Wireless Services;

  . Tritel's and our respective representations and warranties in the merger agreement must be true and correct; and

  .  the exchange transaction must have been completed.

   The completion of the contribution requires the completion of the merger, however the failure of the contribution to occur will not prevent the completion of the merger.

 AT&T Wireless Exchange.

   At the same time we entered into the merger agreement, we entered into a separate exchange agreement with AT&T Wireless to exchange certain wireless assets to extend our respective service areas.

   In connection with the exchange, the exchange agreement provides for the following transactions:

   We will sell the 20 MHz PCS licenses in the New England territory, including some suburbs of Boston, Hyannis and Worcester, Massachusetts and Manchester, Nashua and Concord, New Hampshire, representing a population of
1.9 million people and certain property and equipment to AT&T Wireless in exchange for the following assets and rights of AT&T Wireless:

  . ABC Wireless has obtained the right to purchase the licenses of Polycell Communications, Inc. and Clinton Communications, Inc., which is a wholly owned subsidiary of Polycell, pursuant to the amended and restated acquisition agreement among Polycell, Clinton Communications and ABC Wireless and has assigned its rights to transfer the right to hold two of such licenses and all of its other rights related to such licenses under the acquisition agreement to AT&T Wireless. AT&T Wireless has agreed to assign to us the right to hold the licenses and all of its other rights related to such licenses under the acquisition agreement. We will acquire from Polycell and Clinton Communications licenses covering approximately
     0.3 million people in Iowa;

  . AT&T Wireless has obtained the right to assign the right to hold certain licenses of ABC Wireless and to assign all of its other rights and obligations under its acquisition agreement with ABC Wireless. We will acquire from AT&T Wireless licenses representing a population of approximately 1.5 million people in Iowa, including Des Moines, Davenport, Dubuque and Iowa City;

  . AT&T Wireless has agreed to transfer to us its 10 MHz licenses in Wisconsin held by AT&T Wireless or its affiliates. We will acquire from AT&T Wireless licenses representing a population of approximately 1.95 people million in Wisconsin, including Madison, Appleton-Oshkosh and Greenbay;

  . AT&T Wireless has agreed to transfer to us its 10 MHz licenses in Iowa held by AT&T Wireless or its affiliates. We will acquire from AT&T Wireless licenses representing approximately 385,400 people in Iowa; and

  . AT&T Wireless will pay us $80 million in cash, less the cash consideration of approximately $12 million paid in connection with the Polycell, Clinton Communications and ABC Wireless licenses, for certain of the assets associated with our New England territory. As of February 29, 2000, ABC has paid out of funds loaned to ABC by AT&T Wireless $3,384,350 in cash to Polycell of which $950,650 will be reimbursed to ABC Wireless by AT&T Wireless upon the closing of the merger. Upon the closing of the merger, Polycell and Clinton Communications will receive an aggregate additional $3,384,350. Upon closing of the merger, AT&T Wireless will pay $6,867,750 in cash to ABC Wireless.

   Replacement Assets. In the event that AT&T Wireless is unable to deliver any of the licenses of Polycell, Clinton Communications or ABC Wireless within 35 days after we, or any of our affiliates are treated as transferring any of our assets under certain tax regulations, then, within 45 days after the date of transfer, AT&T Wireless will deliver to an intermediary (a corporation who will hold the assets, cash and stock consideration, if any, pending the completion of the exchange transaction in order to qualify the exchange transaction as a tax-free exchange under Section 1031 of the Internal Revenue Code) one of the following (chosen at AT&T Wireless' option):

  . cash in an amount equal to (1) $133 times the number of people covered by the licenses of Polycell, Clinton Communications or ABC Wireless, as the case may be, less (2) the amount of the cash consideration that was required to be paid under the acquisition agreements;

  . our class A voting common stock having a value equal to the cash payable as described above, valued based on the average of the closing prices of our class A voting common stock for the ten trading days immediately preceding the closing date of the exchange transactions; or

  . executed assignments satisfactory to us for replacement assets consisting of PCS licenses held by AT&T Wireless or its affiliates in markets of equivalent size and density to markets covered by the licenses of Polycell, Clinton Communications and ABC Wireless and reasonably acceptable to us covering at least an equivalent number of people in licensed areas, which shall be exchanged as a like-kind exchange. If AT&T Wireless chooses to deliver the replacement assets described in this paragraph, then:

    . we will deliver to the intermediary, who will deliver to AT&T Wireless, our class A voting common stock, valued based on the average of the closing prices of our class A voting common stock for the ten trading days immediately preceding the closing date of the exchange transactions, equal to the amount of the cash consideration that was required to be paid under the acquisition agreement(s) governing the undistributed licenses;

    . if the number of people in licensed areas included in the replacement assets exceeds the number of people covered by the licenses of Polycell, Clinton Communications or ABC Wireless, we will deliver to the intermediary, who will deliver to AT&T Wireless, an additional amount of our class A voting common stock, valued as described above, equal to $133 times the number of the excess people; and

    . the replacement assets will be considered as "replacement assets" within the meaning of Section 1031 of the Internal Revenue Code.

   The intermediary will transfer the replacement assets and any cash consideration to our appropriate affiliate and any cash consideration to AT&T Wireless at the closing of the exchange transactions.

   Termination. In the event that we are unable to deliver any of our licenses or if the exchange agreement terminates prior to delivery of our licenses, and prior to termination, any of our affiliates has acquired any of the Polycell and ABC Wireless assets pursuant to the exchange agreement, then promptly upon termination of the exchange agreement, we will, as directed by AT&T Wireless, either:

  . sell the licenses of Polycell, Clinton Communications or ABC Wireless to an entity designated by AT&T Wireless for a purchase price and otherwise on the same terms and conditions as our acquisition of the Polycell assets or the ABC Wireless assets; or

  . issue to AT&T Wireless our class A voting common stock having a value equal to (1) $133 times the number of people covered by the licenses of Polycell, Clinton Communications or ABC Wireless, as the case may be, less (2) the amount of the cash consideration that was required to be paid pursuant to the Polycell acquisition agreement or the ABC Wireless acquisition agreement, as the case may be. Our class A voting common stock is to be valued based on the average of the closing prices of the stock for the ten trading days immediately preceding the date of closing of the exchange transactions.

   We and AT&T Wireless have agreed to enter into a transition agreement requiring us to provide operational and administrative services for AT&T Wireless with respect to our licenses for a certain period of time.

 Conditions to the Completion of the Exchange Transaction.

   The obligations of the parties to the exchange agreement to complete the exchange is subject to the satisfaction or waiver of specified conditions, including those listed below:

  . no law, injunction or order preventing the completion of the exchange may be in effect;

  .  consent of the Federal Communications Commission;

  . the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act must expire or be terminated;

  . all of the parties must obtain other regulatory approvals from domestic governmental entities;

  . we and AT&T Wireless must have complied with their respective covenants in the exchange agreement;

  . AT&T Wireless' and our respective representations and warranties in the exchange agreement must be true and correct;

  . we must receive the consent of our lenders required under the Credit Agreement dated July 17, 1998; and

  .  we have acquired the assets of Indus.

 Side Letters With AT&T Wireless and AT&T Wireless Services.

   At the same time we entered into the merger agreement and the exchange agreement, we entered into the following two side letters with AT&T Wireless or AT&T Wireless Services, as described below:

   Replacement Assets Side Letter. In connection with the contribution, we and AT&T Wireless Services have agreed that if AT&T Wireless Services does not have the ability to deliver the assets of Indus or the replacement assets to holding company, then we, instead of terminating the contribution, will have the option to elect to have AT&T Wireless Services' 10 MHz license for the Milwaukee BTA constitute the replacement assets.

   Side Letter to Merger and Exchange Agreements. Pursuant to a side letter, we, AT&T Wireless Services and AT&T Wireless have agreed to the following:

     Additional Markets. Upon the effective time of the exchange transactions, we, AT&T Wireless Services and AT&T Wireless have agreed to the following:

       Des Moines-Quad Cities MTA. If we, or an affiliate tries to acquire any PCS license in the Des Moines, Iowa territory within two years of the closing of the exchange transactions, the area encompassed by the additional license, which covers 0.6 million people, will be included in the licensed territory under the network membership license agreement and will be subject to the roaming agreement, except that AT&T Wireless, AT&T Wireless Services and their affiliates will not be obligated under the stockholders' agreement to program subscriber equipment so that the PCS system which we operate in the additional Iowa territory is the preferred provider for the subscribers of AT&T Wireless, AT&T Wireless Services and their affiliates.

       Airadigm. If any PCS license originally granted to Airadigm or an affiliate is auctioned by the Federal Communications Commission, AT&T Wireless, AT&T Wireless Services or an affiliate has agreed to enter into an agreement with a qualified entity chosen by AT&T Wireless and AT&T Wireless Services pursuant to which (1) AT&T Wireless and AT&T

    Wireless Services will fund one-third of the purchase price, up to a specified limit, of any auctioned license for which the qualified entity is the successful bidder, and we have agreed to fund the remaining two-thirds, and (2) the qualified entity will, subject to applicable Federal Communications Commission requirements, promptly disaggregate each auctioned license, so that 10 MHz of each auctioned license will be retained by the qualified entity and 20 MHz of each auctioned license will be transferred to us. We, along with AT&T Wireless and AT&T Wireless Services have agreed to cooperate in obtaining any regulatory approvals required.

   Right of First Refusal. We, along with AT&T Wireless Services and AT&T Wireless have agreed that AT&T Wireless and AT&T Wireless Services will have a right of first refusal to purchase the ROFR assets, which refer collectively to: (1) the assets of AT&T under the exchange agreement; (2) all of the assets to be transferred under the terms of the Airadigm purchase agreement; and (3) all of the assets currently held by Indus, under the following circumstances:

     Asset Sale. If we agree to sell, assign, transfer or otherwise dispose of any or all of the ROFR assets to any person other than one of our subsidiaries, AT&T Wireless or AT&T Wireless Services have the right to purchase the ROFR assets at a price per person in a licensed coverage area equal to the price per person in a licensed coverage area agreed to be paid by the purchaser, subject to approval by the Federal Communications Commission or other governmental entities; or

     Transfer of Control. If we agree to a consolidation, merger or reorganization of our company with or into any person in which our stockholders will own less than 60% of the voting securities of the surviving entity, or any transaction in which over 40% of our voting power is transferred, or the sale, transfer or lease of all or substantially all of our assets, then AT&T Wireless and AT&T Wireless Services have the right to purchase the ROFR assets at a price per person in a licensed coverage area equal to the price per person in a licensed coverage area being paid for us as a whole in connection with the transfer of control.

   If a transfer of control occurs within 18 months after the closing of the merger agreement and either (1) the markets covered by the ROFR assets do not have at least negative 95 dB signal strength coverage over 50% of the people in these markets or (2) the number of active customers we have in these markets is less than one percent of the people within the territory of the ROFR assets, then the price per person in a licensed coverage area will be reduced, however, the aggregate purchase price to be paid by AT&T Wireless and AT&T Wireless Services will be equal to at least $175 per person in a licensed coverage area plus the amount of any capital contributed and operating expenses paid by us with respect to the ROFR Assets.

   Transfers to Third Parties. If AT&T Wireless and AT&T Wireless Services do not elect to purchase all of the assets being offered, then we may sell all or any part of the assets being offered to one or more third party transferees at an aggregate purchase price in an amount that equals or exceeds the purchase price being offered by the purchaser. If there is a transfer of control, AT&T Wireless and AT&T Wireless Services do not elect to purchase all of the ROFR assets we own, or if AT&T Wireless and AT&T Wireless Services fail to respond in writing to the control notice in a timely manner, then we will be free to complete the transfer of control in connection with the required notice without regard to the right of first refusal unless the price per person in a licensed coverage area being paid for us is reduced by more than 5% from the price per person in a licensed coverage area contained in the necessary control notice.

   Termination. If any agreement giving rise to a transfer of control is terminated without a transfer of control taking place, AT&T Wireless and AT&T Wireless Services shall have no rights to acquire the assets being offered or the ROFR assets unless a new sale of assets or transfer of control is proposed.

 Amendment of Certain Agreements.

   Upon the completion of the transactions contemplated by the exchange agreement, the network membership license agreement, the stockholders agreement, the intercarrier roamer services agreement and the roaming administration agreement will be amended to require:

  . the expansion of the territories under these agreements to include the territories covered by licenses transferred to holding company, us or an affiliate pursuant to the exchange agreement; and

  . the contraction of the territories under these agreements to exclude the territories covered by licenses transferred by holding company, us or an affiliate pursuant to the exchange agreement.

   Upon the completion of the contribution pursuant to the merger agreement, the network membership license agreement, the stockholders agreement, the intercarrier roamer services agreement and the roaming administration agreement will be amended as necessary to expand the territories to which the agreements apply to include the territories covered by the licenses transferred to holding company, us or an affiliate pursuant to the contribution transactions.

   New Areas Minimum Buildout Plan. We have agreed that holding company should be obligated to buildout new areas covered by leases transferred to us in the exchange or contribution transactions in accordance with a minimum buildout plan to be agreed upon by the holding company (or us before the merger), AT&T Wireless and AT&T Wireless Services. The minimum buildout plan will provide that within five years, specifying the year by year targets, the new areas will be built out to a level of 80% of the people in the Milwaukee BTA and 75% elsewhere, plus appropriate coverage of highways and interstates. Licensed areas are deemed built out if they have coverage of negative 95 dB signal strength.

                       DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facilities

   On July 17, 1998, we entered into senior credit facilities for $525.0 million with a group of lenders, including The Chase Manhattan Bank, as administrative agent and issuing bank, TD Securities (USA) Inc., as syndication agent, and Bankers Trust Company, as documentation agent. We have entered into amendments to the senior credit facilities under which the amount of credit available to us was increased to $560.0 million. The senior credit facilities provide for (1) $150.0 million of senior secured term loans, which are referred to as the "Tranche A Term Loans", which mature in January 2007,
(2) $225.0 million of senior secured term loans, which are referred to as the "Tranche B Term Loans", which mature in January 2008, (3) a $150.0 million senior secured revolving credit facility, which matures in January 2007 and
(4) $35.0 million of senior secured term loans in the form of an expansion facility, which will mature in May 2009. The senior credit facilities also provide for an uncommitted $40.0 million senior term loan (the Expansion Facility).

   The Tranche A Term Loans must be repaid, beginning on October 17, 2002 in 18 consecutive quarterly installments (the amount of each of the first six installments, $3.75 million, each of the next four installments, $9.4 million, and each of the last eight installments, $11.25 million). The Tranche B Term Loans are required to be repaid, beginning on October 17, 2002, in 22 consecutive quarterly installments (the amount of each of the first 18 installments, $0.6 million, and each of the last four installments, $54.0 million). The commitment to make loans under the revolving credit facility automatically and permanently is reduced, beginning on April 17, 2005, by virtue of eight consecutive quarterly reductions (the amount of each of the first four reductions, $12.5 million, and each of the last four reductions, $25.0 million).

   Interest on all of the loans, including the revolving credit facility, accrues, at our option, either at (1)(A) LIBOR multiplied by a fraction, the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System to which the administrative agent is subject for eurocurrency funding, plus (B) the Applicable Margin (as defined below) (each loan bearing such rate of interest, a "Eurodollar Loan") or (2)(A) the higher of (x) the administrative agent's prime rate and (y) the Federal Funds Effective Rate (as defined in the senior credit agreement) plus 0.50%, plus (B) the Applicable Margin (each loan bearing such rate of interest, an "ABR Loan"). Interest on any overdue amounts will accrue at a rate per annum equal to 2.00% plus the rate otherwise applicable to such amounts. The "Applicable Margin" means, with respect to the Tranche A Term Loans and the revolving credit loans, a rate between 1.25% and 2.75% per annum (depending on our leverage ratio), in the case of a Eurodollar Loan, and a rate between 0.25% and 1.75% per annum (depending on our leverage ratio), in the case of an ABR Loan, and, with respect to the Tranche B Term Loans, 3.25% per annum, in the case of a Eurodollar Loan, and 2.25% per annum, in the case of an ABR Loan.

   The senior credit facilities require us to pay an annual commitment fee between 0.50% and 1.25% (depending on the percentage drawn) of the unused portion of the commitments of the lenders to make loans under the revolving credit facility. The Tranche A Term Loans and Tranche B Term Loans are payable quarterly in arrears, and a separate agent's fee is payable to the administrative agent. The senior credit facilities also require us to purchase an interest rate hedging contract covering an amount equal to at least 50% of the total amount of our outstanding indebtedness (other than indebtedness which earns interest at a fixed rate).

   The Tranche A Term Loans automatically will be reduced to the extent the undrawn portion thereof exceeds $50.0 million on July 17, 2000 by the amount of such excess. The Tranche A and Tranche B Term Loans will be prepaid, and commitments under the Revolving Credit Facility will be reduced, in an aggregate amount equal to (1) 50% of the excess cash flow of each fiscal year commencing with the fiscal year ending December 31, 2001, (2) 100% of the net proceeds of asset sales outside of the ordinary course of business, in excess of a $1.0 million annual threshold, or unused insurance proceeds, (3) 100% of the net cash proceeds of issuances of debt obligations (other than debt obligations permitted by the Senior Credit Agreement, including the issuance of the notes and the new senior subordinated notes) and (4) 50% of the net cash proceeds of certain issuances of equity securities; provided that the prepayments and reductions set forth under clauses (3) and (4) will not be required if, after giving effect to such issuance, (A) our leverage ratio would be less than 5.0 to
1.0 and (B) in the case of clause (4), we would be in pro forma compliance with each covenant contained in the Senior Credit Agreement.

   The expansion facility may be established by us so long as, both before and after giving effect to the expansion facility, no default exists under the senior credit agreement and we are in pro forma compliance with each of the financial covenants contained in the senior credit agreement. No lender is required to participate in the expansion facility. All our obligations under the senior credit facilities are unconditionally guaranteed by each of our existing and subsequently acquired or organized domestic subsidiaries. All of the loans, including the revolving credit facility and the subsidiary guarantees, and any related hedging contracts provided by the lenders under the senior credit facilities are secured by substantially all of our assets and each of our existing and subsequently acquired or organized domestic subsidiaries, including a first priority pledge of all of the capital stock held by us or any of our subsidiaries; provided that the pledge of shares of foreign subsidiaries will be limited to 65% of the outstanding shares of such foreign subsidiaries. Under the senior credit facilities, no action may be taken against the licenses contributed to us unless and until the requisite approval is obtained from the Federal Communications Commission. We have organized special purpose subsidiaries to hold our licenses, our real property and our equipment. Each such single purpose subsidiary is prohibited from incurring any liabilities or obligations other than the subsidiary guarantee issued by it, obligations under the security agreement entered into by it in connection with the senior credit facilities, obligations resulting from regulatory requirements, taxes and liabilities incurred in the ordinary course of its business incident to its business or necessary to maintain its existence.

   The senior credit agreement contains covenants customary for facilities similar to the senior credit facilities, including covenants that restrict, among other things, the incurrence of indebtedness and the issuance of certain equity securities, the creation of liens, sale and lease-back transactions, mergers, consolidations and liquidations, certain investments, loans, guarantees, advances and acquisitions, sales of assets, hedging agreements, certain payments, including the payment of dividends or distributions in respect of capital stock and prepayments of the loans, certain transactions with affiliates, the entering into of certain restrictive agreements and the amendment of certain material agreements. The senior credit agreement requires us to maintain certain ratios, including a senior debt to capital ratio, a senior debt to EBITDA ratio, a total debt to EBITDA ratio, an interest coverage ratio and a fixed charges ratio, and to satisfy certain tests, including tests relating to the minimum population covered by our network, the minimum number of subscribers to our services, the minimum aggregate service revenue per subscriber and limits on capital expenditures. In particular, we may not permit the ratio of (1) senior debt to (2) the sum, as of the date of determination, of (A) all indebtedness for borrowed money of us and our subsidiaries which by its terms matures more than one year after the date of calculation and any indebtedness maturing within one year from such date which is renewable or extendable at our or our subsidiaries' option to a date more than one year from such date, including loans under the revolving credit facility, outstanding as of such date, (B) certain equity contributions, plus
(C) the commitments of the cash equity investors to purchase shares of our capital stock pursuant to the securities purchase agreement (such sum, the "Total Capital") to exceed 0.5 to 1.0. However, if (1) all commitments of the cash equity investors to purchase shares of our capital stock pursuant to the securities purchase agreement have been satisfied in full in cash and (2) the aggregate number of residents within the areas covered by our licenses (as determined by the Donnelley Marketing Service Guide published in 1995) for which facilities owned by us or our subsidiaries have achieved substantial completion exceeds 60% of such residents, the ratio of senior debt to Total Capital may exceed 0.50 to

1.00 but may not exceed 0.55 to 1.00. The senior credit agreement also contains customary representations, warranties, indemnities, conditions precedent to borrowing and events of default.

   Borrowings under the senior credit facilities are available to finance capital expenditures related to the construction of our network, the acquisition of related businesses, working capital needs and subscriber acquisition costs. As of March 31, 2000, $225.0 million had been drawn under the senior credit facilities and was then accruing interest at an annual rate of 9.12%.

Existing Vendor Financing

   In May 1998, we entered into a vendor procurement contract with Lucent, pursuant to which we agreed to purchase up to $285 million of radio, call connection, switching and related equipment and services for the development of our wireless communications network. At March 31, 2000, we had satisfied our purchase requirements under this contract through our purchase of approximately $294.5 million of equipment and services from Lucent. In connection with the procurement contract, Lucent agreed to provide us with $80.0 million of junior subordinated vendor financing.

   On May 11, 1998, we entered into a note purchase agreement with Lucent for the $80.0 million of junior subordinated vendor financing. This $80.0 million consisted of $40.0 million aggregate principal amount of increasing rate Lucent series A notes and $40.0 million aggregate principal amount of increasing rate Lucent series B notes. We borrowed $40.0 million under the series B note facility and repaid this amount and accrued interest thereon in April 1999 from the proceeds of our sale of senior subordinated discount notes. This amount cannot be reborrowed. As of March 31, 2000, we had outstanding approximately $44.4 million of our Lucent series A notes, including $4.4 million of accrued interest and accruing interest at a rate per annum of 8.5%. The amount outstanding under these series A notes and any future series A note borrowings is subject to mandatory prepayment in an amount equal to 50% of the excess over $198.0 million in net proceeds we receive from an equity offering other than the issuance of capital stock used to acquire related business assets.

   In October 1999, we entered into an amended and restated note purchase agreement with Lucent which will replace the May 11, 1998 note purchase agreement under which Lucent has agreed to purchase up to $12.5 million of new series A notes and up to $12.5 million of new series B notes under a vendor expansion facility in connection with our prior acquisition of licenses in the San Juan, Puerto Rico; Evansville, Indiana; Paducah, Kentucky and Alexandria and Lake Charles, Louisiana markets. The obligation of Lucent to purchase notes under this vendor expansion facility is subject to a number of conditions, including that we commit to purchase one wireless call connection equipment site and 50 network equipment sites for each additional market from Lucent.

   In addition, pursuant to the amended and restated note purchase agreement, Lucent has agreed to make available up to an additional $50.0 million of new vendor financing not to exceed an amount equal to 30% of the value of equipment, software and services provided by Lucent in connection with any additional markets we acquire. This $50.0 million of availability is subject to a reduction up to $20 million on a dollar for dollar basis of any additional amounts Lucent otherwise lends to us for such purposes under our senior credit facilities, exclusive of amounts Lucent lent to us under its existing commitments under our senior credit facilities. Any notes purchased under this facility would be divided equally between Lucent series A and series B notes.

   The terms of Lucent series A and series B notes issued under these expansion facilities would be identical to the terms of the original Lucent series A and series B notes as amended, including a maturity date of October 23, 2009.

   Any Lucent series B notes issued under these expansion facilities will mature and will be subject to mandatory prepayment on a dollar for dollar basis out of the net proceeds of any future public or private offering or sale of debt securities, exclusive of any private placement notes issued to finance any additional market and borrowings under the senior credit facilities or any replacement facility.

   The series A notes accrue interest at a rate of 8.5% per annum through December 31, 2000. If the series A notes are not redeemed in full on or prior to January 1, 2001, the rate will increase by 1.5% per annum on each January 1 thereafter, beginning January 1, 2001, provided that the maximum interest rate will not exceed 12.125%.

   The series B notes accrued interest at a rate of 10% per annum through December 31, 1999. The rate on any series B notes will increase by 1.5% per annum on each January 1 thereafter beginning on January 1, 2000, provided that the maximum interest rate will not exceed 12.125%.

   Interest payable on the Lucent series A notes and the Lucent series B notes on or prior to May 11, 2004 will be payable semi-annually in additional series A and series B notes. Thereafter, interest will be paid in arrears in cash on each six month and yearly anniversary of the series A and series B closing date or, if cash interest payments are prohibited under the senior credit facilities or a qualifying high yield debt offering, in additional series A and series B notes.

   Upon a change of control as defined by the amended and restated note purchase agreement, the series A and series B notes must be repaid at their principal amount plus a premium. The series A and series B notes may not be prepaid, however, if prohibited by the amended and restated terms of the senior credit facilities, the indenture or other indebtedness that ranks senior to the series A and series B notes. In the event a change of control occurs prior to May 1, 2002, in the case of the series A notes, the notes may be prepaid in accordance with the optional prepayment provisions.

   Under the amended and restated note purchase agreement, Lucent was prohibited from engaging in any remarketing efforts of the series A or series
B notes (or unused commitments relating thereto) prior to nine months after the closing of the offering of the notes which was April 23, 1999. If Lucent has not completed certain sales in respect of the series A or series B notes then outstanding prior to January 1, 2003, we will be required to pay Lucent up to 3% of the then outstanding principal amount of all series A and series B notes to defray any actual marketing, distribution and other costs incurred by Lucent in connection with any such sales remarketing.

   Series A and series B notes retained by Lucent or its affiliates may be prepaid without premium at any time. Series A notes not held by Lucent or its affiliates may be prepaid without payment of a premium at any time prior to May 1, 2002.

   In the event we are subject to any bankruptcy or related procedures or there is any default in the payment of our debt (including borrowings under the senior credit facilities, the notes and the new senior subordinated notes) that ranks senior in right of payment to the series A and series B notes, the senior debt shall be paid in full before payments are made on the series A and series B notes. In the event of a default that does not relate to the non-payment of principal or interest with respect to any such debt, the holders of more than $25.0 million principal amount of such debt may declare a payment blockage period of up to 179 days.

   Events of default under the amended and restated note purchase agreement include, subject to certain cure periods, the failure to pay principal or interest under such agreement when due, violation of covenants, inaccuracy of representations and warranties, cross-default for other indebtedness, bankruptcy, material judgments and termination of the Procurement Contract.

Prospective Vendor Financing

   We have been negotiating with a vendor to provide our new holding company with funding through the issuance of senior subordinated discount notes with gross proceeds of $350 million. If this vendor financing is completed, it is expected that the proceeds of the financing will be available to the company to fund its current business plan. While we believe we will obtain this financing, these negotiations are not completed, and we cannot guarantee that the funding in fact will occur.

Government Debt

   In connection with our purchase of our F-Block licenses, we issued to the Federal Communications Commission secured installment payment plan notes in an aggregate principal amount of $7.9 million, net of a discount of $1.3 million. These Federal Communications Commission notes are due April 28, 2007, and bear interest at a rate of 6.25% per annum. In addition, we assumed $4.1 million in aggregate principal amount of additional secured installment payment plan notes in connection with the digital PCS acquisition. These digital PCS notes are due August 21, 2007, and bear interest at a rate of 6.125% per annum. In connection with the wireless 2000 acquisition, we will assume $7.4 million in aggregate principal amount of additional secured installment payment plan notes. These wireless 2000 notes are due September 17, 2006, and bear interest at a rate of 7.0% per annum. The Federal Communications Commission notes, wireless 2000 notes and digital PCS notes are each secured by a security agreement that grants the Federal Communications Commission a first priority security interest in the license for which the applicable note was issued. In the event of a default under the Federal Communications Commission notes, wireless 2000 notes or digital PCS notes, the Federal Communications Commission may revoke the licenses for which such defaulted notes were issued. At December 31, 1999, our Federal Communications Commission debt was $20.2 million less a discount of $2.5 million.

New Senior Subordinated Notes

   On July 11, 2000 we entered into a purchase agreement for an issuance of $450.0 million aggregate principal amount of the new senior subordinated notes. The new senior subordinated notes are senior subordinated unsecured obligations ranking equivalent in right of payment to all of our and our guarantor subsidiaries' existing 11 5/8% senior subordinated discount notes and related guarantees, as well as future senior subordinated indebtedness, subordinate in right of payment to all of our and our guarantor subsidiaries' existing and senior debt (including their obligations under the senior credit facilities) and senior in right of payment to all of our and our guarantor subsidiaries' subordinated indebtedness. The new senior subordinated notes will be issued under an indenture dated as of July 14, 2000 between us and Bankers Trust Company, as Trustee.

   The new senior subordinated notes will mature on July 14, 2010. Interest on the new senior subordinated notes will become payable semi-annually on January 15 and July 15 of each year, commencing January 15, 2001 at an annual rate of 10 5/8%. The new senior subordinated notes are redeemable at our option, in whole or in part, at any time on or after July 15, 2005, 2006, 2007 and 2008 and thereafter at 105.313%, 103.542%, 101.771% and 100% of the principal amount thereof, respectively, in each case, plus accrued and unpaid interest to the date of redemption. In addition, prior to July 15, 2003, we may redeem up to 35% of the original aggregate principal amount of the new senior subordinated notes at a redemption price equal to 110.625% of the principal amount on the redemption date of the new senior subordinated notes, with the net cash proceeds of certain public equity offerings, provided that at least 65% of the aggregate principal amount of the new senior subordinated notes at maturity remains outstanding immediately after such redemption. Upon the occurrence of a change of control (as defined in the new senior subordinated notes indenture) prior to July 15, 2005, we have the option to redeem all of the new senior subordinated notes at par plus a premium. If we do not do so or if we experience a change of control after July 15, 2005, we will be required to make an offer to purchase all of the new senior subordinated notes at a purchase price equal to 101% of the principal amount on the purchase date, plus accrued and unpaid interest, if any, to the date of repurchase. We may not have sufficient funds or the financial resources necessary to satisfy our obligations to repurchase the new senior subordinated notes upon such change of control.

   The new senior subordinated notes indenture contains certain financial covenants with which we must comply relating to, among other things, the following matters:

  . limitation on our payment of cash dividends, repurchase of capital stock, payment of principal on subordinated indebtedness and making of certain investments, until June 30, 2003 and, thereafter, unless after giving effect to each such payment, repurchase or investment, certain financial tests are met, excluding certain permitted payments and investments;

  . limitation on our and our subsidiaries' incurrence of additional indebtedness, unless at the time of such incurrence, our ratio of debt to annualized operating cash flow would be less than or equal to 7.0 to 1.0, or if debt was incurred prior to April 1, 2005, the total consolidated debt would be equal to less than 75% of the total invested capital, in either case subject to certain permitted incurrences of debt;

  .  limitation on our and our subsidiaries' incurrence of liens;

  . limitation on the ability of any subsidiary of ours to layer indebtedness;

  . limitation on certain mergers, consolidations and sales of assets by us or our subsidiaries;

  .  limitation on certain transactions with our affiliates;

  . limitation on the ability of any subsidiary of ours to guarantee or otherwise become liable with respect to any of our indebtedness unless such subsidiary provides for a guarantee of the new senior subordinated notes on a senior subordinated basis; and

  . limitation on our ability or our subsidiaries to engage in any business not substantially related to a telecommunications business.

   The events of default under the new senior subordinated notes indenture include various events of default customary for such type of agreement, including, among others, the failure to pay principal and interest when due on the new senior subordinated notes, cross-defaults on other indebtedness for borrowed monies in excess of $15 million, certain judgments or orders for payment of money in excess of $15 million, defaults related to the assets associated with the Network Membership License Agreement, Intercarrier Roamer Service Agreement and the Roaming Administration Service Agreement and certain events of bankruptcy, insolvency and reorganization.

                            DESCRIPTION OF THE NOTES

General

  In this section, we refer to our subsidiaries separately from us. Capitalized terms used in this section and not otherwise defined have the meanings described under "--Definitions."

  The notes have been issued under the indenture, dated as of April 23, 1999, among us, TeleCorp Communications, as our subsidiary guarantor, and Bankers Trust Company, as trustee, a copy of which is available. The following is a summary of particular provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of exchange notes. Copies of the proposed form of indenture are available as described below under the subheading "Additional Information." The terms of the notes include the terms in the indenture and those terms made a part of the indenture by the Trust Indenture Act.

Method of Receiving Payments on the Notes

  We will pay principal of, premium, if any, and interest on the notes at our office or agency in the Borough of Manhattan, The City of New York, which initially shall be the corporate trust office of the trustee, at 4 Albany Street, New York, New York 10006. At our option, we may make interest payments by check mailed to the registered holders of the notes at their registered addresses.

Transfer and Exchange

  A noteholder may transfer or exchange notes in accordance with the indenture. Upon any transfer or exchange, the registrar and the trustee may require a noteholder to, among other things, furnish appropriate endorsements and transfer documents, and we may require a noteholder to pay any taxes required by law or permitted by the indenture. We will not be required to transfer or exchange any note selected for redemption or to transfer or exchange any note for a period of 15 days prior to a selection of notes to be redeemed. The notes will be issued in registered form, and the registered holder of a note will be treated as the owner of that note for all purposes.

  No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with such transfer or exchange.

Terms of the Notes

Principal and Maturity

  The notes are our unsecured senior subordinated obligations, limited to $575.0 million aggregate principal amount at maturity. We will issue the notes only in fully registered form, without interest coupons, in denominations of $1,000 of principal amount at maturity and integral multiples of $1,000. The notes will mature on April 15, 2009.

Discount

  We issued the notes at a discount. The notes will accrete in value until April 15, 2004, compounded semi-annually. At that time, cash interest on the notes will accrue and become payable on April 15 and October 15 of each year, beginning on October 15, 2004. The yield to maturity of the notes is 11 5/8% computed on a semi-annual bond-equivalent basis calculated from April 23, 1999.

Interest

  Cash interest will not accrue or be payable on the notes prior to April 15, 2004. Cash interest will accrue at the rate of 11 5/8% per annum from April 15, 2004, or from the most recent date to which interest has been paid or for which interest has been provided. Interest will be payable semiannually on April 15 and October 15 of each year, beginning October 15, 2004. Interest will be payable to holders of record at the close of business on the April 1 or October 1 immediately preceding the interest payment date. We will pay cash interest on overdue principal at 1% per annum in excess of 11 5/8%, and we will pay interest on overdue installments of cash interest at this higher rate to the extent lawful.

Optional Redemption

  Except as described in the next paragraph, the notes will not be redeemable at our option until April 15, 2004. After April 15, 2004, we may redeem the notes, in whole or in part, on not less than 30, nor more than 60, days prior notice, at the following redemption prices, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period beginning on April 15 of the years described below:

Year                                        Redemption Price
----                                        ----------------
2004..................................         105.813%
2005..................................         103.875%
2006..................................         101.938%
2007 and thereafter...................         100.000%

  We express the above redemption prices as percentages of principal amount at maturity. The prices are subject to the right of holders of record on the relevant record date to receive interest, if any, due on the relevant interest payment date.

  In addition, at any time and from time to time prior to April 15, 2002, we may redeem up to a maximum of 35% of the aggregate principal amount at maturity of the notes with the proceeds of one or more sales of our equity, which equity may not be converted, exchanged or redeemed until April 16, 2010, at a redemption price equal to 111 5/8% of the accreted value of the notes on the redemption date, which value would be the initial offering price plus any amortization; provided that, after giving effect to any redemption, at least 65% of the aggregate principal amount at maturity of the notes remains outstanding. In addition, any redemption shall be made within 60 days of our equity sale upon not less than 30 nor more than 60 days notice mailed to each holder of notes being redeemed and otherwise in accordance with the procedures in the indenture.

Selection and Notice

  In the case of any partial redemption, selection of the notes for redemption will be made by the trustee on a pro rata basis, by lot or by another method as the trustee in its sole discretion shall deem to be fair and appropriate, although notes in denominations of $1,000 or less will not be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to the note shall state the portion of the note to be redeemed. A new note equal to the unredeemed portion of the note will be issued in the name of the holder upon cancellation of the original note.

Ranking

  The Debt evidenced by the notes:

     .    is unsecured senior subordinated debt;

     .    is subordinated in right of payment, as described in the indenture, to all of our existing and future Senior Debt;

     .    is pari passu in right of payment with all of our existing and future senior subordinated debt including the new senior subordinated notes;

     .    is senior in right of payment to all of our existing and future subordinated debt; and

     .    is effectively subordinated to any of our Secured Debt and any Senior
       Debt of our subsidiaries to the extent of the value of the assets securing the Debt.

  The notes are guaranteed by TeleCorp Communications, one of our subsidiaries, and may in the future be guaranteed by some of our subsidiaries that incur Debt. The Debt evidenced by the subsidiary guarantees:

     .    is unsecured senior subordinated debt of each of our subsidiary guarantors;

     .    is subordinated in right of payment, as described in the indenture, to all existing and future Senior Debt of each subsidiary guarantor;

     .    is pari passu in right of payment with all existing and future senior subordinated debt of each of our subsidiary guarantors including the guarantees on the new senior secured notes;

     .    is senior in right of payment to all existing and future subordinated debt of each of our subsidiary guarantors; and

     .    is effectively subordinated to any Secured Debt of each of our subsidiary guarantors and their subsidiaries to the extent of the value of the assets securing the Debt.

  Payment from the money or the proceeds of U.S. government obligations held in any defeasance trust described under "--Defeasance," however, is not subordinated to any Senior Debt or subject to the restrictions described within this offer.

  We conduct substantially all of our operations through our subsidiaries. Claims of creditors of these subsidiaries, including trade creditors, and claims of preferred stockholders, if any, of the subsidiaries generally will have priority with respect to the assets and earnings of the subsidiaries over the claims of our creditors, including holders of the notes. The notes are effectively subordinated to creditors, including trade creditors, and preferred stockholders, if any, of our subsidiaries. Although the indenture contains limitations on the incurrence of Debt by, and the issuance of preferred stock of, some of our subsidiaries, these limitations are subject to a number of significant qualifications.

  As of March 31, 2000:

     .    with respect to us:

          .    our outstanding Senior Debt was approximately $242.6 million, exclusive of unused commitments under the senior credit agreement, all of which was Secured Debt;

          .    our outstanding senior subordinated debt was $575.0 million principal amount (approximately $364.3 million accreted value); and

          .    our outstanding debt that was subordinate or junior in right of payment to the notes was approximately $44.4 million;

     .    with respect to our subsidiary guarantor:

          .    the outstanding Senior Debt guaranteed by our subsidiary
            guarantor was approximately $225.0 million, consisting entirely of a guarantee of Debt under our senior credit agreement;

          .    the outstanding senior subordinated debt guaranteed by our subsidiary guarantor was approximately $364.3 million (consisting entirely of a guarantee of the notes);

          .       our subsidiary guarantor had no outstanding Debt that would be subordinate or junior in right of payment to the subsidiary guarantee; and

     .    with respect to our subsidiaries that will not guarantee the notes:

          .       our subsidiaries that will not guarantee the notes had
            approximately $17.6 million of Senior Debt, consisting entirely of debt owed to the FCC, and guaranteed approximately $225.0 million of Senior Debt under our senior credit agreement.


   As of March 31, 2000, after giving effect to the offering of the new senior subordinated notes, we and our Restricted Subsidiaries, would have been liable for $1,101.3 million of Debt, including approximately $17.6 million of debt owed to the FCC by our subsidiaries that will not guarantee the notes.

   Although the indenture limits the amount of additional Debt which we may incur, under some circumstances the amount of this Debt could be substantial and, in any case, the Debt may be Senior Debt. See "--Important Covenants-- Limitation on Incurrence of Debt."

  Only Senior Debt will rank senior to the notes in accordance with the provisions of the indenture. The notes will in all respects rank pari passu with all of our other senior subordinated debt, including the new senior subordinated notes. We have agreed in the indenture that we will not incur, directly or indirectly, any Debt which is subordinate or junior in ranking in any respect to Senior Debt unless the Debt is senior subordinated debt or is expressly subordinated in right of payment to senior subordinated debt. Unsecured Debt is not deemed to be subordinate or junior to Secured Debt merely because it is unsecured.

  If:

  (1) any Designated Senior Debt is not paid when due; or

  (2) any other default on the Designated Senior Debt occurs and the maturity of the Designated Senior Debt is accelerated in accordance with its terms,

we may not pay principal of, or premium or interest on, the notes or make any deposit under the provisions described under "--Defeasance" and may not otherwise repurchase, redeem or otherwise retire any notes, other than payments made with money or U.S. government obligations previously deposited in the defeasance trust described under "--Defeasance"

unless, in either case:

  (x) the default has been cured or waived and any acceleration has been rescinded; or

  (y) the Designated Senior Debt has been paid in full.

  We may pay the notes without regard to the above restrictions if the representative of the holders of the Designated Senior Debt approves the payment and so notifies us and the trustee in writing. We may not pay the notes during a default on any Designated Senior Debt that allows the representative of the holders of the Designated Senior Debt to accelerate maturity:

     .    immediately without further notice; or

     .    when applicable grace periods expire.

  When the representative of the holders of the Designated Senior Debt sends to the trustee, and copies to us, a notice electing to block our paying the notes because of a default, we may not pay the notes for a period that begins when the trustee receives the blockage notice and ends the earlier of:

     .    179 days later; and

     .    when the representative terminates the payment blockage period.

       If:

          (1) any Designated Senior Debt is not paid when due; or

          (2) any other default on the Designated Senior Debt occurs and the maturity of the Designated Senior Debt is accelerated in accordance with its teams,

a payment blockage period terminates upon:

     . written notice to the trustee and us from the person who gave the blockage notice;

     .    repayment in full of the Designated Senior Debt; or

     .    discontinuance of the default giving rise to the blockage notice.

Unless the holders of the Designated Senior Debt or the representative of the holders have accelerated the maturity of the Designated Senior Debt, we may resume payments on the notes after the end of the payment blockage period.

  Not more than one blockage notice may be given in any period of 360 consecutive days, irrespective of the number of defaults with respect to Designated Senior Debt during the period. However, if any blockage notice within the 360-day period is given by the representative of the holders of Designated Senior Debt other than indebtedness under our senior credit facilities, the representative of indebtedness under our senior credit facilities may give another blockage notice within the period. In no event may the total number of days during which any payment blockage periods are in effect exceed 179 days in the aggregate during any period of 360 consecutive days. In addition, no default that existed or was continuing on the date that any payment blockage period began shall trigger a subsequent payment blockage period, whether or not within a period of 360 consecutive days, unless the default had been cured or waived for more than 90 consecutive days.

  Upon any payment or distribution of our assets to creditors upon our liquidation or our dissolution or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property:

     .    the holders of our Senior Debt will be entitled to receive payment in full in cash of the Senior Debt before noteholders are entitled to receive any payment of principal of, or interest on, the notes; and

     .    until the Senior Debt is paid in full, any payment or distribution will be made first to holders of the Senior Debt as their interests may appear and second to noteholders, except that noteholders may receive shares of stock and any debt securities that are subordinated to the Senior Debt and any securities exchanged for the Senior Debt to at least the same extent as the notes.

If a distribution is made to noteholders that, due to the subordination provisions of the indenture, should not have been made to them, the noteholders will be required to hold the distribution in trust for the holders of our Senior Debt and pay it over to them as their interests may appear.

  If payment of the notes is accelerated because of an event of default, we or the trustee shall promptly notify the holders of the Designated Senior Debt or their representative of the acceleration. If any Designated Senior Debt is outstanding, we may not pay the notes until five business days after the holders or the representative of the

Designated Senior Debt receive notice of the acceleration and, then, may pay the notes only if the subordination provisions of the indenture otherwise permit payment at that time.

  By reason of the subordination provisions in the indenture, in the event of insolvency, our creditors who are holders of our Senior Debt may recover more, ratably, than the noteholders. Our creditors who are not holders of our Senior Debt or of our senior subordinated debt, including the notes, may recover less, ratably, than holders of our Senior Debt and may recover more, ratably, than the holders of our subordinated debt.

  The subordination provisions in the indenture will not apply to payments made with money or U.S. government obligations previously deposited in the defeasance trust described under "--Defeasance."

Subsidiary Guarantees

  Our subsidiary guarantor and some of our future subsidiaries guarantee the performance and full and punctual payment when due of all of our obligations under the indenture and the notes.

  The guarantees are:

     .    as primary obligors and not merely as sureties;

     .    joint and several;

     .    irrevocable and unconditional; and

     .    on an unsecured senior subordinated basis.

  Guaranteed payments are deemed to be due whether:

     .    at maturity, on April 15, 2009;

     .    by acceleration; or

     .    otherwise.

  Payments include:

     .    principal of the notes;

     .    interest on the notes;

     .    liquidated damages in respect of the notes;

     .    expenses;

     .    indemnification; and

     .    otherwise.

  Our subsidiary guarantors agree to pay, in addition to the amount stated above, any and all costs and expenses, including reasonable counsel fees and expenses, that the trustee or the holder of notes incurs in enforcing any rights under the subsidiary guarantees. Each subsidiary guarantee is limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable subsidiary guarantor without rendering the subsidiary guarantee, as it relates to such subsidiary guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. We will cause each Restricted

Subsidiary that incurs Debt to become a subsidiary guarantor; provided that we will not cause any special purpose subsidiary, as designated in our senior credit agreement, to become a subsidiary guarantor unless the special purpose subsidiary incurs Debt other than Debt under our senior credit facilities, or any Refinancing Debt incurred to refinance the Debt, or debt to the FCC. See "--Covenants--Future Subsidiary Guarantors."

  The obligations of each of our subsidiary guarantors under its subsidiary guarantee are senior subordinated obligations. As such, the rights of noteholders to receive payment from our subsidiary guarantor under its subsidiary guarantee are subordinated in right of payment to the rights of holders of Senior Debt of the subsidiary guarantor. The terms of the subordination provisions described under "--Ranking" with respect to our obligations under the notes apply equally to each of our subsidiary guarantors and the obligations of the subsidiary guarantor under its subsidiary guarantee.

  Each subsidiary guarantee is a continuing guarantee and shall:

     .    remain in full force and effect until payment in full of all of our guaranteed obligations;

     .    be binding upon each of our subsidiary guarantors and its successors;
       and

     .    inure to the benefit of and be enforceable by the trustee, the holders of the notes and their successors, transferees and assigns.

  The indenture provides that upon the merger or consolidation of our subsidiary guarantors with or into any entity, other than us, any of our subsidiaries or any of our affiliates, in a transaction in which the subsidiary guarantor is not the surviving entity of the merger or consolidation, the subsidiary guarantor shall be released and discharged from its obligations under its subsidiary guarantee. The indenture also provides that if we or any of our subsidiaries sell all of the capital stock or other ownership interests of any of our subsidiary guarantors, including by issuance or otherwise, other than to us, to any of our subsidiaries or to any of our affiliates, in a transaction constituting an Asset Sale or which, but for the provisions of clause (3) of the term, would constitute an Asset Sale, and:

  (1) the Net Available Proceeds from the Asset Sale are used in accordance with the covenant described under "--Important Covenants--Limitation on Asset Sales;" or

  (2) we deliver to the trustee an officers' certificate to the effect that the Net Available Proceeds from the Asset Sale will be used in accordance with the covenant described under "--Important Covenants--Limitation on Asset Sales" within the time limits specified by the covenant, then the subsidiary guarantor shall be released and discharged from its obligations under its subsidiary guarantee upon the use, in the case of clause
(1) above or upon the delivery, in the case of clause (2) above. In addition, any of our subsidiary guarantors that becomes our subsidiary guarantor as a consequence of its guarantee of some Debt permitted under the indenture and that is released and discharged from the guarantee will be released and discharged from its subsidiary guarantee upon delivery of an officers' certificate certifying the release and discharge from the guarantee to the trustee.

Change of Control

  If a change of control occurs, each holder of notes will have the right to require us to repurchase all or any part of the holder's notes at a purchase price in cash equal to:

  (1) 101% of the accreted value on the purchase date, if the date is on or before April 15, 2004; or

  (2) 101% of the principal amount at maturity, plus accrued and unpaid interest, if any, to the purchase date, if the date is after April 15, 2004.

  Within 30 days following any change of control, we will be required to mail a notice to each holder of the notes, with a copy to the trustee, stating that we are beginning an offer to purchase all outstanding notes at a purchase price in cash equal to:

  (1) 101% of the accreted value of the notes on the purchase date, if the date is on or before April 15, 2004; or

  (2) 101% of the principal amount at maturity, plus accrued and unpaid interest, if any, to the purchase date, if the date is after April 15, 2004.

  We will not be required to make a change of control offer upon a change of control if a third party makes the change of control offer in the manner, at the times and otherwise in compliance with the requirements described in the indenture applicable to a change of control offer made by us and purchases all notes validly tendered and not withdrawn under such change of control offer.

  We will be required to comply, to the extent applicable, with the requirements of the tender offer provisions of the Exchange Act and any other securities laws or regulations in connection with the repurchase of the notes under this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under this covenant by virtue of our compliance with such securities laws and regulations.

  If, at the time of a change of control, the terms of our senior credit facilities restrict or prohibit the repurchase of notes under this covenant, then, prior to the mailing of the notice to holders of the notes as provided in the immediately following paragraph, but in any event within 30 days following any change of control, we will be required to:

      .     repay in full all indebtedness under our senior credit facilities;
         or

      .     obtain the requisite consent under the senior credit agreement to permit the repurchase of the notes as required by this covenant.

  The change of control purchase feature is a result of negotiations between us and the initial purchasers of the notes. We have no present intention to engage in a transaction involving a change of control, although it is possible that we may decide to do so in the future. Subject to the limitations described under "--Important Covenants," we could, in the future, enter into transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the indenture, but that could increase the amount of Debt outstanding at the time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Debt are contained in the covenant described under "Important Covenants--Limitation on Incurrence of Debt." The restrictions may only be waived with the consent of the holders of a majority in principal amount at maturity of the notes then outstanding. Except for the limitations contained in the covenants, however, the indenture does not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

  The occurrence of some of the events that would constitute a change of control would constitute a default under our senior credit agreement. Our future Senior Debt may also contain prohibitions of particular events which would constitute a change of control or require the Senior Debt to be repurchased upon a change of control. Moreover, the exercise by holders of the notes of their right to require us to repurchase the notes could cause a default under the Senior Debt, even if the change of control itself does not, due to the financial effect of the repurchase on us. Finally, our ability to pay cash to holders of the notes upon a repurchase may be limited by our then existing financial resources.
There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions of the indenture related to our obligation to make a change of control offer as a result of a change of control may be waived or modified with the written consent of the holders of a majority in principal amount at maturity of the notes.

Important Covenants

  The indenture limits our ability, and the ability of our Restricted Subsidiaries, to:

     . incur debt, other than specified allowed debt or if we exceed specified financial ratios;

     . create levels of debt that are senior to the notes but junior to our senior debt;

     .  pay debt that is junior to the notes;

     .  make payments on our equity securities;

     .  invest in Unrestricted Subsidiaries;

     . restrict dividends and other payments from our Restricted Subsidiaries to us;

     . sell assets unless we comply with restrictions on the use of proceeds from asset sales;

     .  enter into non-arm's length transactions;

     .  engage in business outside of the telecommunications industry;

     .  amend our securities purchaser agreement; and

     .  designate Unrestricted Subsidiaries.

  The indenture requires us, and our Restricted Subsidiaries, to:

     .  provide our financial information to you; and

     . cause any Restricted Subsidiaries that incur debt to guarantee the notes.

There are conditions and exceptions to many of the above limits, on which we give detail below.

   Our Restricted Subsidiaries are currently:

     .  TeleCorp Communications, Inc.;

     .  TeleCorp LLC;

     .  TeleCorp Holding Corp., Inc.;

     .  TeleCorp PR, Inc.;

     .  Puerto Rico Acquisition Corp.;

     .  TeleCorp Equipment Leasing, L.P.; and

     .  TeleCorp Realty, LLC.

Limitation on Incurrence of Debt

  The indenture provides that we will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, incur any Debt, including Acquired Debt, except:

  (1) our Debt or the Debt of any of our subsidiary guarantors if, immediately after giving effect to the incurrence of the Debt and the receipt and application of the net proceeds therefrom, including the application or use of the net proceeds therefrom to repay Debt, complete an Asset Acquisition or make any Restricted Payment, as defined in "Limitation on Restricted Payments" below:

      (a) the ratio of (x) Total Consolidated Debt to (y) Annualized Pro Forma Consolidated Operating Cash Flow would be less than:

            .      7.0 to 1.0, if the Debt is to be incurred prior to April 1,
               2005; or

            .      6.0 to 1.0 if the Debt is to be incurred on or after April 1,
               2005; or

      (b) in the case of any incurrence of Debt prior to April 1, 2005 only, Total Consolidated Debt would be equal to or less than 75% of Total Invested Capital;

  (2) indebtedness under our senior credit facilities in an aggregate principal amount not to exceed $600 million;

  (3) our Debt and the Debt of our Restricted Subsidiaries outstanding from time to time under any vendor credit arrangement;

  (4) Debt owed by us to any Restricted Subsidiary or Debt owed by a Restricted Subsidiary to us or another Restricted Subsidiary; provided, however, that, upon either:

       (a) the transfer or other disposition by the Restricted Subsidiary or us of any Debt so permitted under this clause (4) to an entity other than us or another Restricted Subsidiary; or

       (b) the issuance, other than of directors' qualifying shares, sale, transfer or other disposition of shares of capital stock or other ownership interests, including by consolidation or merger, of such Restricted Subsidiary to an entity other than us or another the Restricted Subsidiary, the exception provided by this clause (4) shall no longer be applicable to the Debt and the Debt shall be deemed to have been incurred at the time of any the issuance, sale, transfer or other disposition, as the case may be;

  (5) our Debt or the Debt of any Restricted Subsidiary under any hedging agreement to the extent entered into to protect us or the Restricted Subsidiary from fluctuations in interest rates on any other Debt permitted under the indenture, currency exchange rates or commodity prices and not for speculative purposes;

  (6) Refinancing Debt incurred to refinance any Debt incurred under the prior clause (1) or (3) above, the notes or the subsidiary guarantees;

  (7) our Debt under the notes and Debt of our subsidiary guarantors under the subsidiary guarantees, in each case incurred in accordance with the indenture;

  (8) our or any Restricted Subsidiary's capital lease obligations in an aggregate principal amount not in excess of $25.0 million at any time outstanding;

  (9) debt to the FCC assumed in connection with the acquisitions from Digital PCS or Wireless 2000;

  (10) our Debt or the Debt of any Restricted Subsidiary consisting of a guarantee of our Debt or the Debt of a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

  (11) our Debt or the Debt of any Restricted Subsidiary in respect of statutory obligations, performance, surety or appeal bonds or other obligations of a like nature incurred in the ordinary course of business;

  (12) Debt of a Restricted Subsidiary existing at the time we acquired the Restricted Subsidiary, other than Debt incurred in connection with, or in contemplation of, the transaction or series of related transactions in which we acquired the Restricted Subsidiary; provided, however, that on the date we acquired the Restricted Subsidiary, we would have been able to incur $1.00 of additional Debt under clause (1) above after giving effect to the incurrence of the Debt under this clause (12) and the acquisition of the Restricted Subsidiary and Refinancing Debt incurred by us or the Restricted Subsidiary in respect of Debt incurred by the Restricted Subsidiary under this clause (12); and

  (13) our Debt not otherwise permitted to be incurred under clauses (1) through
       (12) above which, together with any other outstanding Debt incurred under this clause (13), has an aggregate principal amount not in excess of $75 million at any time outstanding.

  Debt of an entity existing at the time the entity becomes a Restricted Subsidiary or which a Lien on an asset we or a Restricted Subsidiary acquired secures, whether or not the Debt is assumed by the acquiring person, shall be deemed incurred at the time the entity becomes a Restricted Subsidiary or at the time of the asset acquisition, as the case may be.

  For purposes of determining compliance with this covenant:

  (1) if an item of Debt meets the criteria of more than one of the categories of Debt permitted under clauses (1) through (13) above, in our sole discretion, we may classify the item of Debt in any manner that complies with this covenant and may from time to time reclassify the items of Debt in any manner that would comply with this covenant at the time of the reclassification;

  (2) Debt permitted by this covenant need not be permitted solely by reference to one provision permitting the Debt but may be permitted in part by one provision and in part by one or more other provisions of this covenant permitting the Debt;

  (3) if Debt meets the criteria of more than one of the types of Debt described in this covenant, in our sole discretion, we may classify the Debt and only be required to include the amount of the Debt in one of the thirteen clauses above; and

  (4) accrual of interest, including interest paid-in-kind, and the accretion of accreted value will not be deemed to be an incurrence of Debt for purposes of this covenant.

  Despite any other provision of this covenant:

  (1) the maximum amount of Debt that we or any Restricted Subsidiary may incur under this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies; and

  (2) Debt incurred under our senior credit facilities prior to or on the date of the indenture shall be treated as incurred under clause (2) of the first paragraph of this covenant, which limits our indebtedness under our senior credit facilities to an aggregate principal amount not to exceed $600 million.

Limitation on Layered Debt

  The indenture provides that we will not:

  (1) directly or indirectly incur any Debt that by its terms would expressly rank senior in right of payment to the

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      notes and rank subordinate in right of payment to any of our other Debt;
      or

  (2) cause or permit any of our subsidiary guarantors to, and none of our subsidiary guarantors will, directly or indirectly, incur any Debt that by its terms would expressly rank senior in right of payment to the subsidiary guarantee of the subsidiary guarantor and rank subordinate in right of payment to any other Debt of the subsidiary guarantor;

provided that no Debt shall be deemed to be subordinated solely by virtue of being unsecured.

Limitation on Restricted Payments

  The indenture provides that we will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, on or prior to December 31, 2002:

  (1) declare or pay any dividend, or make any distribution of any kind or character, whether in cash, property or securities, in respect of any class of our capital stock, excluding any dividends or distributions payable solely in shares of our capital stock, which may not be converted, exchanged or redeemed until April 16, 2010, or in options, warrants or other rights to acquire our capital stock, which may not be converted, exchanged or redeemed until April 16, 2010;

  (2) purchase, redeem or otherwise acquire or retire for value any shares of our capital stock, any options, warrants or rights to purchase or acquire our shares or any securities convertible or exchangeable into our shares, other than any shares of capital stock or other ownership interests, options, warrants, rights or securities that we or a Restricted Subsidiary own;

  (3) make any Investment, other than a Permitted Investment, in an entity other than us or a Restricted Subsidiary; or

  (4) redeem, repurchase, retire or otherwise acquire or retire for value, prior to its scheduled maturity, repayment or any sinking fund payment, subordinated debt or make any payment of interest or premium on, or distribution of any kind or character, whether in cash, property or securities, in respect of, the Lucent series A notes, excluding payments of interest or distributions payable solely in additional Lucent series A notes.

Each of the transactions described in clauses (1) through (4) above, other than any exception to any clause, is a "Restricted Payment."

  At any time after December 31, 2002, we will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, make a Restricted Payment if:

  (A) a default shall have occurred and be continuing at the time of or after giving effect to the Restricted Payment;

  (B) immediately after giving effect to the Restricted Payment, we could not incur at least $1.00 of additional Debt under clause (1) of the covenant described under "--Limitation on Incurrence of Debt;" and

  (C) immediately upon giving effect to the Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after April 23, 1999, including any designation amount, exceeds the sum, without duplication, of:

      (1) the amount of:

          (x) our Consolidated Cash Flow after December 31, 2002, through the end of the latest full fiscal quarter for which our consolidated financial statements are available preceding the date of the

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              Restricted Payment, treated as a single accounting period, less

          (y) 150% of our cumulative Consolidated Interest Expense after December 31, 2002, through the end of the latest full fiscal quarter for which our consolidated financial statements are available preceding the date of the Restricted Payment, treated as a single accounting period; plus

     (2) the aggregate net cash proceeds, other than Excluded Cash Proceeds, that we received as a capital contribution in respect of our capital stock, which capital stock may not be converted, exchanged or redeemed until April 16, 2010, or from the proceeds of a sale of our capital stock, which capital stock may not be converted, exchanged or redeemed until April 16, 2010, made after April 23, 1999, excluding in each case:

          (x) the proceeds from a sale of our capital stock to a Restricted Subsidiary; and

          (y) the proceeds from a sale of our capital stock to an employee stock ownership plan or other trust that we or any of our subsidiaries established;

      plus

      (3) the aggregate net cash proceeds that we or any Restricted Subsidiary received from the sale, disposition or repayment, other than to us or a Restricted Subsidiary, of any Investment made after the date of the indenture and constituting a Restricted Payment in an amount equal to the lesser of:

          (x) the return of capital with respect to the Investment; and

          (y) the initial amount of the Investment, in either case, less the cost of disposition of the Investment;

      plus

      (4) an amount equal to the consolidated Net Investment on the date of revocation made by us and/or any Restricted Subsidiary in any of our subsidiaries that has been designated as an Unrestricted Subsidiary after April 23, 1999 upon its redesignation as a Restricted Subsidiary in accordance with the covenant described under "--Limitation on Designations of Unrestricted Subsidiaries."

  For purposes of:

  (1) clause (C)(2) above, the value of the aggregate net cash proceeds that we received from, or as a capital contribution in connection with, the issuance of our capital stock, which capital stock may not be converted, exchanged or redeemed until April 16, 2010, either upon:

      .     the conversion of our convertible Debt or the convertible Debt of any of our Restricted Subsidiaries or in exchange for our outstanding Debt or the outstanding Debt of any of our Restricted Subsidiaries; or

      .     upon the exercise of options, warrants or rights

      will be the net cash proceeds that we or any Restricted Subsidiary received upon the issuance of the Debt, options, warrants or rights, plus the incremental amount that we or any Restricted Subsidiary received upon the conversion, exchange or exercise;

  (2) clause (C)(4) above, the value of the consolidated Net Investment on the date of revocation shall be equal to the fair market value, as determined by our board in good faith, of the aggregate amount of our or any Restricted Subsidiary's Investments in our subsidiaries on the applicable date of designation; and

  (3) determining the amount expended for Restricted Payments, cash distributed shall be valued at the face amount and property other than cash shall be valued at its fair market value on the date we make or a Restricted Subsidiary makes the Restricted Payment, as the case may be.

  The provisions of this covenant shall not prohibit:

  (1) the payment of any dividend or distribution within 60 days after the date of its declaration, if at the date of declaration the payment would comply with the provisions of the indenture;

  (2) so long as no default shall have occurred and be continuing, the purchase, redemption, retirement or other acquisition of any of our capital stock out of the net cash proceeds of the substantially concurrent capital contribution to us in connection with our capital stock that may not be converted, exchanged or redeemed until April 16, 2010 or out of the net cash proceeds that we received from the substantially concurrent issue or sale, other than to a Restricted Subsidiary or to an employee stock ownership plan or other trust that we or any of our subsidiaries established, of our capital stock that may not be converted, exchanged or redeemed until April 16, 2010; provided that:

         (a) any net cash proceeds shall be excluded from clause (C)(2) above, and

         (b) the proceeds do not constitute Excluded Cash Proceeds;

  (3) so long as no default shall have occurred and be continuing, the purchase, redemption, retirement, defeasance or other acquisition of our subordinated debt made by exchange for or conversion into, or out of the net cash proceeds that we received, or out of a capital contribution to us in connection with a concurrent issue and sale, other than to a Restricted Subsidiary, of:

        .      our capital stock that may not be converted, exchanged or
           redeemed until April 16, 2010, provided that

        .      any net cash proceeds are excluded from clause (C)(2) above,

        .      the proceeds do not constitute Excluded Cash Proceeds, and

        .      the proceeds, if from a sale other than an underwritten public offering, are not applied to optionally redeem the notes on or prior to April 15, 2002; or

        .      other of our subordinated debt that has an Average Life equal to or greater than the Average Life of the subordinated debt being purchased, redeemed, retired or otherwise acquired and that is subordinated in right of payment to the notes at least to the same extent as the subordinated debt being purchased, redeemed, retired, or otherwise acquired;

  (4) so long as no default shall have occurred and be continuing, the making of a direct or indirect Investment constituting a Restricted Payment in an amount not to exceed the amount of the proceeds of a concurrent capital contribution in respect of our capital stock that may not be converted, exchanged or redeemed until April 16, 2010 or from the issue or sale, other than to a Restricted Subsidiary, of our capital stock that may not be converted, exchanged or redeemed until April 16, 2010; provided that:

         (a) any net cash proceeds are excluded from clause (C)(2) above;

         (b) the proceeds do not constitute Excluded Cash Proceeds; and

         (c) the proceeds, if from a sale other than an underwritten public offering, are not applied to optionally redeem the notes on or prior to April 15, 2002;

  (5) so long as no default shall have occurred and be continuing and so long as, immediately after giving effect to the Investment, we could incur at least $1.00 of additional Debt under clause (1) of the covenant described under "--Limitation on Incurrence of Debt," our making of a direct or indirect Investment constituting a Restricted Payment in any entity incorporated, formed or created to acquire one or more licenses covering or adjacent to where we or a Restricted Subsidiary own a license through participation in any auction or reauction of PCS licenses conducted by the FCC, in an amount not to exceed $50.0 million at any time outstanding; provided that

      .     the entity shall qualify as an entrepreneur under the Communications
        Act in the case of any proposed acquisition of licenses covering or adjacent to where we or a Restricted Subsidiary own a license through participation in any auction or reauction of PCS licenses conducted by the FCC; and

      .     we shall have received, prior to making the Investment, from one or more Strategic Equity Investors, irrevocable, unconditional commitments to purchase our capital stock that may not be converted, exchanged or redeemed until April 16, 2010, at the earliest to occur of:

      .     the date that is 30 days after the date on which the entity acquires any licenses covering or adjacent to where we or a Restricted Subsidiary own a license;

      .     the date that is 30 days after the date on which the entity withdraws from the auction or reauction;

      .     the date that is 30 days after the date the FCC terminates the auction or reauction; and

      .         the date that is 180 days after the date on which any amounts were deposited by or on behalf of the entity in escrow with the FCC in connection with the proposed acquisition of licenses covering or adjacent to where we or a Restricted Subsidiary own a license; and

      .     in an amount not less than the amount of the Investment, plus the amount of all fees, expenses and other costs incurred in connection with the participation;

      provided further that if at any time the aggregate net cash proceeds that the Strategic Equity Investors pay to us shall exceed the amount of the Investment plus all fees, expenses and other costs incurred in connection with the participation:

      (a) the commitments may terminate in accordance with their terms to the extent, but only to the extent, of the excess; and

      (b) we may rescind all or a portion of the payments made by the Strategic Equity Investors for our capital stock and redeem all or a portion of our capital stock in an amount not greater than the excess;

      provided further that:

      .     the aggregate net proceeds that we receive upon the purchase by the
        Strategic Equity Investors of our capital stock are excluded from clause
        (C)(2) above unless the entity becomes a Restricted Subsidiary or merges, consolidates or amalgamates with or into, or transfers or conveys substantially all its assets to us or a Restricted Subsidiary, or liquidates into us or a Restricted Subsidiary;

      .     the proceeds shall not constitute Excluded Cash Proceeds; and

      .     the proceeds are not applied to optionally redeem the notes prior to
         April 15, 2002;

  (6) so long as no default shall have occurred and be continuing and so long as, immediately after giving effect to the Investment, we could incur at least $1.00 of additional Debt under clause (1) of the covenant described under "--Limitation on Incurrence of Debt," our making of a direct or indirect Investment constituting a Restricted Payment in any entity engaged in a Permitted Business in an amount not to exceed $60 million at any time outstanding; provided that we shall have received, prior to making the Investment, from one or more Strategic Equity Investors, aggregate net cash proceeds from capital contributions or the issuance or sale of our capital stock that may not be converted, exchanged or redeemed until April 16, 2010, including our capital stock issued upon the conversion of convertible Debt or upon the exercise of options, warrants or rights to purchase our capital stock, in an amount equal to the amount of the Investment plus the amount of all fees, expenses and other costs incurred in connection with the Investment, regardless of whether or not the Investment is completed; provided further that:

      .     the proceeds that we received as capital contributions from, or the purchase of our capital stock by, the Strategic Equity Investors are excluded from clause (C)(2) above unless the entity becomes a Restricted Subsidiary or merges, consolidates or amalgamates with or into us or a Restricted Subsidiary, or transfers or conveys substantially all its assets to us or a Restricted Subsidiary, or liquidates into us or a Restricted Subsidiary;

      .     the proceeds shall not constitute Excluded Cash Proceeds; and

      .     the proceeds are not applied to optionally redeem the notes prior to
        April 15, 2002; or

  (7) so long as no default has occurred and is continuing, the repurchase, redemption, acquisition or retirement for value of any of our capital stock held by any member of our management or any of our subsidiaries under any management equity subscription agreement, stock option agreement, restricted stock agreement or other similar agreement; provided that:

      .     the aggregate amount of the dividends or distributions shall not exceed $4.0 million in any twelve-month period;

      .     any unused amount in any twelve-month period may be carried forward to one or more future twelve-month periods; and

      .     the aggregate of all unused amounts that may be carried forward to any future twelve-month period shall not exceed $16 million.

  Restricted Payments made under clauses (1) and (7) above shall be included when determining available amounts under clause (C) above, Restricted Payments made under clauses (5) and (6) above shall be included when determining available amounts under clause (C) above unless, after giving effect to the Investment, the entity becomes a Restricted Subsidiary or merges, consolidates or amalgamates with or into us or a Restricted Subsidiary, or transfers or conveys substantially all its assets to us or a Restricted Subsidiary, or liquidates into us or a Restricted Subsidiary and Restricted Payments made under to clauses (2), (3) and (4) above shall not be included when determining available amounts under clause (C) above.

Limitation on Restrictions Affecting Restricted Subsidiaries

  The indenture provides that we will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual encumbrances or restrictions of any kind on the ability of any Restricted Subsidiary to:

  (1) pay, directly or indirectly, dividends, in cash or otherwise, or make any other distributions in respect of its capital stock or other ownership interests or pay any Debt or other obligation owed to us or any other Restricted Subsidiary;

  (2) make any Investment in us or any other Restricted Subsidiary; or

  (3) transfer any of its property or assets to us or any other Restricted Subsidiary,

except for the encumbrances or restrictions existing under or by reason of:

  (A) any agreement in effect on April 23, 1999 as in effect on that date;

  (B) any agreement relating to any Debt incurred by the Restricted Subsidiary prior to the date on which we acquired the Restricted Subsidiary and outstanding on the date and not incurred in anticipation or contemplation of becoming a Restricted Subsidiary; provided, however, that the encumbrance or restriction shall not apply to any of our property or assets or any property or assets of any Restricted Subsidiary other than the Restricted Subsidiary;

  (C) customary provisions contained in an agreement which has been entered into for the sale or disposition of all or substantially all of the capital stock or other ownership interests or assets of a Restricted Subsidiary; provided, however, that the encumbrance or restriction is applicable only to the Restricted Subsidiary or its property and assets;

  (D) any agreement effecting a Refinancing or amendment of Debt incurred under any agreement referred to in clause (A) or (B) above; provided, however, that the provisions contained in the Refinancing or amendment agreement relating to the encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement referred to in clause (A) or (B) above in the reasonable judgment of our board;

  (E) the indenture;

  (F) applicable law or any applicable rule, regulation or order;

  (G) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of any Restricted Subsidiary;

  (H) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the type referred to in clause (3) of this covenant; and

  (I) restrictions of the type referred to in clause (3) of this covenant contained in security agreements securing Debt of a Restricted Subsidiary to the extent that the Liens restrict the transfer of property subject to the agreements.

Limitation on Asset Sales

  The indenture provides that we will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, make any Asset Sale unless:

  (1) we or the Restricted Subsidiary, as the case may be, receives consideration for the Asset Sale at least equal to the fair market value of the assets sold or disposed of as determined by our board in good faith and evidenced by a resolution of our board filed with the trustee;

  (2) other than in the case of a Permitted Asset Swap, not less than 75% of the consideration received by us or the Restricted Subsidiary from the disposition consists of:

      (A)  cash or Cash Equivalents;

      (B) the assumption of our Debt or Debt of the Restricted Subsidiary, other than non-recourse Debt or any subordinated debt, or other obligations relating to the assets, accompanied by an irrevocable and unconditional release of us or the Restricted Subsidiary from all liability on the Debt or other obligations assumed; or

     (C) notes or other obligations that we or the Restricted Subsidiary received from the transferee or the Restricted Subsidiary convert into cash or Cash Equivalents concurrently with the receipt of the notes or other obligations to the extent of the cash that we actually received; and

  (3) all Net Available Proceeds, less any amounts invested within 365 days of the Asset Sale to acquire all or substantially all of the assets of, or a majority of the voting stock of, an entity primarily engaged in a Permitted Business, to make a capital expenditure or to acquire other long-term assets that are used or useful in a Permitted Business, are applied, on or prior to the 365th day after the Asset Sale, unless and to the extent that we shall determine to make an offer to purchase, to the permanent reduction and prepayment of any of our Senior Debt then outstanding, including a permanent reduction of the commitments in respect of the Senior Debt.

  Any Net Available Proceeds from any Asset Sale which is subject to this covenant that are not applied as provided in the covenant shall be used promptly after the expiration of the 365th day after the Asset Sale, or earlier if we so elect, to make an offer to purchase the notes at a purchase price in cash equal to:

       (a) 100% of the accreted value on the purchase date, if the purchase date is on or before April 15, 2004; and

       (b) 100% of the principal amount at maturity plus accrued and unpaid interest to the purchase date, if such purchase date is after April 15, 2004;

provided, that if we elect or the terms of any other senior subordinated debt require, an offer may be made ratably to purchase the notes and other senior subordinated debt

  Despite the above, we may defer making any offer to purchase the notes, and any offer to purchase other senior subordinated debt ratably, until there are aggregate unused Net Available Proceeds from Asset Sales otherwise subject to this covenant equal to or in excess of $15.0 million, at which time the entire unused Net Available Proceeds from Asset Sales otherwise subject to the two immediately preceding sentences, and not just the amount in excess of $15.0 million, shall be applied as required under this paragraph. We may use any remaining Net Available Proceeds following the completion of the required offer to purchase and any offer to purchase other senior subordinated debt ratably for any other purpose, subject to the other provisions of the indenture, and the amount of Net Available Proceeds then required to be otherwise applied in accordance with this covenant shall be reset to zero. These provisions will not apply to a transaction completed in compliance with the provisions of the indenture described under "--Merger, Consolidation and Sales of Assets."

  Pending application as described above, the Net Available Proceeds of any Asset Sale may be invested in cash or Cash Equivalents or used to reduce temporarily Debt outstanding under any revolving credit agreement to which we are a party and under which we have incurred Debt.

  We must comply, to the extent applicable, with the requirements of the tender offer provisions of the Exchange Act and any other securities laws or regulations in connection with the repurchase of the notes under this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, we must comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under this covenant.

Limitation on Transactions with Affiliates

  The indenture provides that we will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into, renew or extend any transaction with any of our or their respective affiliates, including the purchase, sale, lease or exchange of property, the rendering of any service or the making of any guarantee, loan, advance or Investment, either directly or indirectly, unless the terms of the transaction are at least as favorable as the terms that could be obtained at the time by us or the Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis with an entity that is not an Affiliate; provided, that:

  (1) in any transaction involving aggregate consideration in excess of $10.0 million, we shall deliver an officers' certificate to the trustee stating that a majority of the disinterested directors of our board or the board of directors of the Restricted Subsidiary, as the case may be, have determined, in their good faith judgment, that the terms of the transaction are at least as favorable as the terms that could be obtained by us or the Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties; and

  (2) if the aggregate consideration is in excess of $25.0 million, we shall also deliver to the trustee, prior to the completion of the transaction, the favorable written opinion of a nationally recognized accounting, appraisal or investment banking firm as to the fairness of the transaction to the holders of the notes, from a financial point of view.

  Despite the foregoing, the restrictions described in this covenant shall not apply to:

  (1) transactions between or among us and/or any Restricted Subsidiaries;

  (2) any Restricted Payment or Permitted Investment permitted by the covenant described under "--Limitation on Restricted Payments;"

  (3) directors' fees, indemnification and similar arrangements, officers' indemnification, employee stock option or employee benefit plans and employee salaries and bonuses paid or created in the ordinary course of business;

  (4) any other agreement in effect on the date of the indenture, as the same shall be amended from time to time; provided that any material amendment shall be required to comply with the provisions of the immediately preceding paragraph;

  (5) the acquisitions from Digital PCS, Wireless 2000 or AT&T;

  (6) transactions with AT&T or any of its affiliates relating to marketing or providing of telecommunication services or related hardware, software or equipment on terms that are no less favorable, when taken as a whole, to us or the Restricted Subsidiary, as applicable, than those available from unaffiliated third parties;

  (7) transactions involving the leasing or sharing or other use by us or any Restricted Subsidiary of communications network facilities, including cable or fiber lines, equipment or transmission capacity, of any of our affiliates, as a related party, on terms that are no less favorable when taken as a whole to us or the Restricted Subsidiary, as applicable, than those available from the related party to unaffiliated third parties;

  (8) transactions involving providing of telecommunication services by a related party in the ordinary course of its business to us or any Restricted Subsidiary, or by us or any Restricted Subsidiary to a related party, on terms that are no less favorable when taken as a whole to us or the Restricted Subsidiary, as applicable, than those available from the related party to unaffiliated third parties;

  (9) any sales agency agreements under which an affiliate has the right to market any or all of our products or services or the products or services of any of the Restricted
       Subsidiaries;

  (10) transactions involving the sale, transfer or other disposition of any shares of capital stock or other ownership interests of any affiliate that is not engaged in any activity other than the registration, holding, maintenance or protection of trademarks and related licensing; and

  (11) customary commercial banking, investment banking, underwriting, placement agent or financial advisory fees paid in connection with services rendered to us and our subsidiaries in the ordinary course.

Limitation on our Activities and Activities of the Restricted Subsidiaries

  The indenture provides that we will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to the extent as is not material to us and our Restricted Subsidiaries, taken as a whole.

Amendments to Securities Purchase Agreement

  The indenture provides that we will not amend, modify or waive, or refrain from enforcing, any provision of the securities purchase agreement in any manner that would cause the net cash proceeds from capital contributions or sales of our capital stock, which may not be converted, exchanged or redeemed until April 16, 2010, under the securities purchase agreement to be less than $128.0 million.

Providing Financial Information

  The indenture provides that, whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, we will furnish to the holders of the notes:

  (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file these forms, including a section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes our financial condition and results of operations and that of our consolidated subsidiaries and a report on the annual information only by our certified independent accountants; and

  (2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file these reports, in each case within the time period specified in the SEC's rules and regulations.

  We will file a copy of all information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations, unless the SEC will not accept the filing, and make this information available to prospective investors upon request. In addition, we will, for so long as any notes remain outstanding, furnish to the holders of notes, upon request, the information required to be delivered under the conditions for resale provisions of the Securities Act. We will also comply with the reporting requirements of the Trust Indenture Act.

Limitation on Designations of Unrestricted Subsidiaries

  The indenture allows us to designate any of our subsidiaries, other than an Ineligible Subsidiary, as an "Unrestricted Subsidiary" under the indenture only if:

  (1) no default shall have occurred and be continuing at the time of or after giving effect to the designation;

  (2) we would be permitted under the indenture to make an Investment at the time of designation, assuming the effectiveness of the designation, in a designation amount equal to the fair market value of the aggregate amount of its Investments in the Subsidiary on that date; and

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  (3) except in the case of any of our subsidiaries in which an Investment is being made under, and as permitted by, the third paragraph of the covenant described under "--Limitation on Restricted Payments," we would be permitted to incur $1.00 of additional Debt under clause (1) of the covenant described under "--Limitation on Incurrence of Debt" at the time of designation, assuming the effectiveness of the designation.

  In the event of any designation, we shall be deemed to have made an Investment constituting a Restricted Payment under the covenant described under "--Limitation on Restricted Payments" for all purposes of the indenture in the designation amount.

  The indenture further provides that we shall not, and shall not permit any Restricted Subsidiary to, at any time:

  (1) provide direct or indirect credit support for, or a guarantee of, any Debt of any Unrestricted Subsidiary including of any undertaking, agreement or instrument evidencing the Debt;

  (2) be directly or indirectly liable for any Debt of any Unrestricted Subsidiary; or

  (3) be directly or indirectly liable for any Debt which provides that the holder of the Debt may upon notice, lapse of time or both declare a default on the Debt or cause the payment be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Debt of any Unrestricted Subsidiary, including any right to take enforcement action against the Unrestricted Subsidiary, except, in the case of clause (1) or (2) above, to the extent permitted under the covenant described under "--Limitation on Restricted Payments."

  The indenture further provides that we may revoke any designation of a Subsidiary as an Unrestricted Subsidiary, where the Subsidiary shall then constitute a Restricted Subsidiary, if no default shall have occurred and be continuing at the time of and after giving effect to the revocation. In the event of any revocation, we shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary constituting a Restricted Payment under the covenant described under "--Limitation on Restricted Payments" for all purposes under the indenture in a positive amount equal to:

  (1) the fair market value of the aggregate amount of our Investments in the subsidiary at the time of the revocation; less

  (2) the portion proportionate to our equity interest in the Subsidiary of the fair market value of the net assets of the Subsidiary at the time of the revocation.

  All designations and revocations must be evidenced by a resolution of our board delivered to the trustee certifying compliance with the foregoing provisions.

Future Subsidiary Guarantors

  We will cause each Restricted Subsidiary that incurs Debt to become our subsidiary guarantor, and, if applicable, execute and deliver to the trustee a supplemental indenture in the form described in the indenture under which the Restricted Subsidiary will guarantee payment of the notes; provided that we shall not cause any special purpose subsidiary to become our subsidiary guarantor unless the special purpose subsidiary incurs Debt other than Debt in respect of the senior credit agreement, or any Refinancing Debt incurred to refinance the Debt, or debt to the FCC. Each subsidiary guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the subsidiary guarantee, as it relates to the Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Merger, Consolidation and Sales of Assets

  We may not:

      .        consolidate or merge with or into any entity; or

      .        sell, assign, lease, convey or otherwise dispose of all or substantially all of our assets; or

      .        cause or permit any Restricted Subsidiary to do any of the above including by way of liquidation or dissolution,

to any entity unless:

  (1) the entity formed by or surviving any consolidation or merger, if other than us or the Restricted Subsidiary, as the case may be, or to which the sale, assignment, lease, conveyance or other disposition shall have been made, is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia;

  (2) the surviving entity assumes by supplemental indenture all of our obligations on the notes and under the indenture;

  (3) immediately after giving effect to the transaction and the use of any net proceeds from the transaction on a pro forma basis, we or the surviving entity, as the case may be, could incur at least $1.00 of Debt under clause (1) of the covenant described under "--Important Covenants-- Limitation on Incurrence of Debt;"

  (4) immediately after giving effect to the transaction and treating any Debt which becomes our obligation or an obligation of any of our Restricted Subsidiaries as a result of the transactions as having been incurred by us or the Restricted Subsidiary, as the case may be, at the time of the transaction, no default shall have occurred and be continuing;

  (5) we deliver to the trustee an officers' certificate and an opinion of counsel, each stating that the merger, consolidation or sale of assets and the supplemental indenture, if any, comply with the indenture; and

  (6) we deliver to the trustee an opinion of counsel to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the merger, consolidation or sale of assets and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the merger, sale or consolidation had not occurred.

  We will determine what we deem to be all or substantially all of our assets on a consolidated basis for us and the Restricted Subsidiaries, whether as an entirety or substantially an entirety in one transaction or a series of transactions.

  The provisions of this paragraph shall not apply to any merger of a Restricted Subsidiary with or into us or a wholly owned subsidiary or the release of any of our subsidiary guarantors in accordance with the terms of its subsidiary guarantee and the indenture in connection with any transaction complying with the provisions of covenant described under "--Important Covenants--Limitation on Asset Sales."

  The indenture provides that we may not permit any of our subsidiary guarantors to:

      .        consolidate or merge with or into any entity; or

      .        sell, assign, lease, convey or otherwise dispose of all or substantially all of the subsidiary guarantor's assets, including by way of liquidation or dissolution, to any entity unless:

  (1) the entity formed by or surviving any consolidation or merger, if other than the subsidiary guarantor, or to which the sale, assignment, lease, conveyance or other disposition shall have been made, is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia;

  (2) the corporation assumes by supplemental indenture all of the obligations of our subsidiary guarantors, if any, under its subsidiary guarantee;

  (3) immediately after giving effect to the transaction and treating any Debt which becomes an obligation of the subsidiary guarantor as a result of the transactions as having been incurred by the subsidiary guarantor at the time of the transaction, no default shall have occurred and be continuing; and

  (4) we deliver to the trustee an officers' certificate and an opinion of counsel, each stating that the merger, consolidation or sale of assets and the supplemental indenture, if any, comply with the indenture.

Defaults

  Each of the following events constitutes an event of default under the indenture:

  (1) a default in any payment of interest on any note when due and payable, whether or not prohibited by the provisions described under "--Ranking," continued for 30 days;

  (2) a default in the payment of the accreted value or principal of any note when due and payable at maturity on April 15, 2009, upon required redemption or repurchase, upon declaration or otherwise, whether or not the payment is prohibited by the provisions described under "--Ranking;"

  (3) our failure to comply with its obligations under the covenant described under "--Merger, Consolidation and Sales of Assets;"

  (4) our failure to comply for 30 days after notice with any of our obligations under the covenants described under "--Change of Control" or "--Important Covenants," other than a failure to purchase the notes;

  (5) our failure to comply for 60 days after notice with its other agreements contained in the indenture or the notes;

  (6) a failure by us or any Significant Subsidiary to pay any Debt within any applicable grace period after final maturity or the acceleration of any the Debt by the holders of the Debt because of a default if the total amount of the Debt unpaid or accelerated exceeds $15.0 million or its foreign currency equivalent and the failure continues for 10 days after receipt of the notice specified in the indenture;

  (7) particular events of bankruptcy, insolvency or reorganization of us or a Significant Subsidiary;

  (8) the rendering of any final judgment or decree, not subject to appeal, for the payment of money in excess of $15.0 million or its foreign currency equivalent at the time it is entered against us or a Significant Subsidiary and is not discharged, waived or stayed if:

       (A) an enforcement proceeding is commenced by any creditor; or

       (B) the judgment or decree remains outstanding for a period of 60 days following the judgment and is not discharged, waived or stayed; or

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

  (9) any subsidiary guarantee ceases to be in full force and effect, except as contemplated by the terms of the indenture, or any of our subsidiary guarantors or entity acting by or on behalf of the subsidiary guarantor denies or disaffirms the subsidiary guarantor's obligations under the indenture or any subsidiary guarantee and the default continues for 10 days after receipt of the notice specified in the indenture.

  The above will constitute events of default whatever the reason for the event of default and whether it is voluntary or involuntary or is effected by operation of law or under any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

  However, a default under clauses (4), (5) or (8) will not constitute an event of default until the trustee or the holders of at least 25% in aggregate principal amount at maturity of the outstanding notes notify us of the default and we do not cure the default within the time specified in clauses (4), (5) or
(8) after receipt of notice.

  If an event of default occurs and is continuing, other than bankruptcy, insolvency and reorganization, the trustee or the holders of at least 25% in aggregate principal amount at maturity of the notes by notice to us may accelerate the maturity of all the notes. Upon an acceleration, the notes will become immediately due and payable. If an event of default relating to particular events of our bankruptcy, insolvency or reorganization occurs, the principal of and interest on all the notes will become immediately due and payable without any declaration or other act on the part of the trustee or the holders of the notes. The holders of a majority in aggregate principal amount at maturity of the outstanding notes may rescind any acceleration with respect to the notes and its consequences if rescinding the acceleration:

  .    would not conflict with any judgment or decree; and

  .    all defaults have been cured or waived except as related to payments due solely because of acceleration.

  Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the notes unless the holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium or interest when due, no holder of notes may pursue any remedy with respect to the indenture or the notes unless:

  (1) the holder has previously given the trustee notice that an event of default is continuing;

  (2) holders of at least 25% in aggregate principal amount at maturity of the outstanding notes have requested the trustee in writing to pursue the remedy;

  (3) the holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

  (4) the trustee has not complied with the request within 60 days after the receipt of the request and the offer of security or indemnity; and

  (5) the holders of a majority in aggregate principal amount at maturity of the notes have not given the trustee a direction inconsistent with the request within the 60-day period.

  Subject to restrictions, the holders of a majority in aggregate principal amount at maturity of the notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of notes or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking the action.

  The indenture provides that, if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder of notes notice of the default within the earlier of 90 days after it occurs or 30 days after it is known to a trust officer or written notice of it is received by the trustee. Except in the case of a default in the payment of principal of, premium or interest on any note, including payments under the redemption provisions of the note, the trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interests of the noteholders. In addition, we will be required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers know of any default that occurred during the previous year. We will also be required to deliver to the trustee, within 30 days after the occurrence of the event, written notice of any event which would constitute events of default, the status of any event and the action we are taking or propose to take in respect of the event.

Amendments and Waivers

  Subject to some exceptions, the indenture or the notes may be amended with the written consent of the holders of a majority in aggregate principal amount at maturity of the notes then outstanding, and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in aggregate principal amount at maturity of the notes then outstanding. However, without the consent of each holder of a note affected, no amendment may, among other things:

  (1) reduce the amount of the notes whose holders must consent to an amendment;

  (2) reduce the rate of, or extend the time for payment of, interest or any liquidated damages on any note;

  (3) reduce the principal of any note, or extend the maturity of any note beyond April 15, 2009;

  (4) reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under "--Optional Redemption;"

  (5)  make any note payable in money other than that stated in the note;

  (6) make any change to the subordination provisions of the indenture that adversely affects the rights of any holder of notes;

  (7) impair the right of any holder of notes to receive payment of principal of and interest on any liquidated damages on the holder's notes on or after the due dates for the payment or to institute suit for the enforcement of any payment on or with respect to the holder's notes;

  (8) make any change in the amendment provisions which requires the consent of each holder of the notes or in the waiver provisions; or

  (9) modify the subsidiary guarantees in any manner adverse to the holders of the notes.

  Without the consent of any holder of the notes, we and the trustee may amend the indenture to:

  (1)  cure any ambiguity, omission, defect or inconsistency;

  (2) provide for the assumption by a successor corporation of our obligations under the indenture;

  (3) provide for uncertificated notes in addition to, or in place of, certificated notes, provided that the uncertificated notes are issued in registered form for purposes of the Internal Revenue Code, or in a manner such that the uncertificated notes are described in the Internal Revenue Code;

  (4) make any change in the subordination provisions of the indenture that would limit or terminate the benefits available to any holder of our Senior Debt or any representative of the holder under the subordination provisions;

  (5)  add additional guarantees with respect to the notes;

  (6)  secure the notes;

  (7)  add to our covenants for the benefit of the noteholders;

  (8)  surrender any right or power conferred upon us;

  (9) make any change that does not adversely affect the rights of any holder of the notes; or

  (10) comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

  No amendment may be made to the subordination provisions of the indenture, however, that adversely affects the rights of any holder of our Senior Debt then outstanding unless the holders of the Senior Debt, or any group or representative of the holders authorized to give a consent, consent to the change.

  The consent of the noteholders will not be necessary under the indenture to approve the particular form of any proposed amendment. It will be sufficient if the consent approves the substance of the proposed amendment.

  After an amendment under the indenture becomes effective, we will be required to mail to noteholders a notice briefly describing the amendment. However, the failure to give the notice to all noteholders, or any defect in the notice, will not impair or affect the validity of the amendment.

Defeasance

  We at any time may terminate all our obligations under the indenture and the notes, the terminations being a legal defeasance, except for specific obligations, including obligations:

       .      relating to the defeasance trust;

       .      to register the transfer or exchange of the notes;

       .      to replace mutilated, destroyed, lost or stolen notes; and

       .      to maintain a registrar and paying agent in respect of the notes.

  We at any time may terminate our obligations under:

       .      the covenants described under "--Important Covenants;"

       .      the operation of the cross acceleration provision, the bankruptcy provisions with respect to significant subsidiaries and the judgment default provision described under "--Defaults;"

       . clauses (3), (4) and (5) described in the first paragraph under "--Merger, Consolidation and Sales of Assets," the terminations being a covenant defeasance.

  In the event that we exercise our legal defeasance option or our covenant defeasance option, each of our subsidiary guarantors will be released from all of its obligations with respect to its subsidiary guarantee.

  We may exercise our legal defeasance option in spite of our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the notes may not be accelerated because of an event of default with respect to our exercise of our legal defeasance option. If we exercise our covenant defeasance option, payment of the notes may not be accelerated because of an event of default specified in clause (4), (6), (7) with respect only to our Restricted Subsidiaries that would be significant subsidiaries meeting the 10 percent of assets or income threshold within the meaning under Regulation S-X, (8) with respect only to significant subsidiaries or (9) under "--Defaults" or because of our failure to comply with clause (3), (4) and (5) described in the first paragraph under "--Merger, Consolidation and Sales of Assets."

  In order to exercise either defeasance option, we must irrevocably deposit in a defeasance trust with the trustee, money or U.S. government obligations for the payment of principal, premium, if any, and interest on the notes to redemption or maturity, as the case may be, and must comply with other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and defeasance had not occurred and, in the case of legal defeasance only, the opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

Concerning the Trustee

  Bankers Trust Company serves as the trustee under the indenture, and we have appointed Bankers Trust Company as registrar and paying agent with regard to the notes. The indenture provides that the trustee has a first priority lien against monies or property collected or held by the trustee, other than monies or property held in trust to pay the principal of and interest and damages on the notes, for the payment of fees. Bankers Trust Company is also one of the lenders under our senior credit facilities and BT Alex. Brown Incorporated, an affiliate of Bankers Trust Company, was one of the initial purchasers of our outstanding notes. Bankers Trust Company could also become our creditor under the indenture. However, in the event of default, the indenture and the Trust Indenture Act provide that a trustee who becomes a creditor under the notes, within three months prior to a default, shall, unless and until the default is cured, set apart and hold in a special account for the benefit of the trustee, an amount equal to any and all reductions in the amount due and owing upon the claim. If the event of default was not cured, Bankers Trust Company would be required to resign as trustee.

Governing Law

  The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required.

Definitions

  Described below is a summary of defined terms used in the indenture, which is attached as an exhibit to the registration statement, of which this prospectus is a part.

  "Acquired Debt" means, with respect to any entity, Debt of the entity:

  (1)  existing at the time the entity becomes a Restricted Subsidiary; or

  (2) assumed in connection with the acquisition of assets from another entity, including Debt incurred in connection with, or in contemplation of, the entity becoming a Restricted Subsidiary or the acquisition, as the case may be.

  "affiliate" of any specified entity means any other entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, any specified entity. For purposes of this definition, "control" when used with respect to any entity means the power to direct the management and policies of the entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Annualized Pro Forma Consolidated Operating Cash Flow" means Consolidated Cash Flow for the latest two full fiscal quarters for which our consolidated financial statements are available multiplied by two. For purposes of calculating "Consolidated Cash Flow" for any period for purposes of this definition only:

  (1) any of our subsidiaries that is a Restricted Subsidiary on the date of the transaction giving rise to the need to calculate "Annualized Pro Forma Consolidated Operating Cash Flow" shall be deemed to have been a Restricted Subsidiary at all times during the period; and

  (2) any of our subsidiaries that is not a Restricted Subsidiary on the transaction date shall be deemed not to have been a Restricted Subsidiary at any time during the period.

In addition to of the foregoing, for purposes of this definition only, "Consolidated Cash Flow" shall be calculated after giving effect on a pro forma basis for the applicable period to, without duplication, any Asset Sales or Asset Acquisitions, including any Asset Acquisition giving rise to the need to make the calculation as a result of our or one of the Restricted Subsidiaries, including any entity who becomes a Restricted Subsidiary as a result of the Asset Acquisition incurring, assuming or otherwise being liable for Acquired Debt, occurring during the period beginning on the first day of the two-fiscal-quarter period to and including the transaction date, as if the Asset Sale or Asset Acquisition occurred on the first day of the reference period.

  "Asset Acquisition" means:

  (1) any purchase or other acquisition, by means of transfer of cash, Debt or other property to others or payment for property or services for the account or use of others or otherwise, of capital stock or other ownership interests of any entity by us or any Restricted Subsidiary, in either case, under which the entity shall become a Restricted Subsidiary or shall be merged with or into us or any Restricted Subsidiary; or

  (2) any acquisition by us or any Restricted Subsidiary of the property or assets of any entity which constitute all or substantially all of an operating unit or line of business of the entity.

  "Asset Sale" means any sale, transfer or other disposition, including by merger, consolidation or Sale/Leaseback Transaction, of:

  (1) shares of capital stock or other ownership interests of any of our subsidiaries, other than directors' qualifying shares;

  (2) any PCS license for wireless telecommunications services held by us or any Restricted Subsidiary, whether by sale of capital stock or other ownership interests or otherwise; or

  (3) any other property or assets of ours or any of our subsidiaries other than in the ordinary course of business;

provided, however, that an Asset Sale shall not include:

  (A) any sale, transfer or other disposition of shares of capital stock or other ownership interests, property or assets by a Restricted Subsidiary to us or to any other Restricted Subsidiary or by us to any Restricted Subsidiary;

  (B) any sale, transfer or other disposition of defaulted receivables for collection;

  (C) the sale, lease, conveyance or disposition or other transfer of all or substantially all of our assets as permitted under "--Important Covenants --Merger, Consolidation and Sales of Assets;"

  (D) any disposition that constitutes a change of control; or

  (E) any sale, transfer or other disposition of shares of capital stock or other ownership interests of any affiliate that is not engaged in any activity other than the registration, holding, maintenance or protection of trademarks and related licensing; or

  (F) any sale, transfer or other disposition that does not, together with all related sales, transfers or dispositions, involve aggregate consideration in excess of $5.0 million.

  "Average Life" means, as of the date of determination, with respect to any Debt for borrowed money or preferred stock, the quotient obtained by dividing:

  (1) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal or liquidation value payments of the Debt or preferred stock, respectively, and the amount of the principal or liquidation value payments by

  (2) the sum of all principal or liquidation value payments.

   "Cash Equivalents" means:

  (1) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America or by any agency to the extent the obligations are backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of the acquisition;

  (2) investments in commercial paper maturing within 365 days from the date of the acquisition and having, at the date of acquisition, the highest credit rating obtainable from Standard & Poor's Corporation or from Moody's Investors Service;

  (3) investments in certificates of deposit, banker's acceptance and time deposits maturing within 365 days from the date of the acquisition issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any of its States which has a combined capital and surplus and undivided profits of not less than $500 million;

  (4) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (1) above and entered into with a financial institution satisfying the criteria described in clause (3) above; and

  (5) money market funds substantially all of whose assets comprise securities of the type described in clauses (1) through (3) above.

  "change of control" means the occurrence of any of the following:

        .      any person or group, as the terms are used in the applicable provisions of the Exchange Act, other than a Permitted Holder or Permitted Holders or a person or group controlled by a Permitted Holder or Permitted Holders, becomes the beneficial owner, as defined in the beneficial ownership provisions under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all the securities that the person has the right to acquire within one year, upon the happening of an event or otherwise, directly or indirectly, of our securities representing 50% or more of the combined voting power of our then outstanding voting stock;

          .         the following individuals cease for any reason to constitute more than a majority of the number of directors then serving on our board: individuals who, on April 23, 1999, constituted our board and any new director, other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation relating to the election of our directors, whose appointment or election by our board or nomination for election by our stockholders was approved by the vote of at least two-thirds of the directors then still in office or whose appointment, election or nomination was previously so approved or recommended or made in accordance with the terms of the stockholders' agreement; or

          .         our stockholders shall approve any plan of liquidation,
            whether or not otherwise in compliance with the provisions of the indenture.

  "Consolidated Cash Flow" of any entity means, for any period, the Consolidated Net Income of the entity for the period:

  (1) increased, to the extent Consolidated Net Income for the period has been reduced, by the sum of, without duplication"

      (A)  Consolidated Interest Expense of the entity for the period; plus

      (B) consolidated income tax expense of the entity and its Restricted Subsidiaries for the period; plus

      (C) the consolidated depreciation and amortization expense of the entity and its Restricted Subsidiaries for the period; plus

      (D) any other non-cash charges of the entity and its Restricted Subsidiaries for the period except for any non-cash charges that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period; and

  (2) decreased, to the extent Consolidated Net Income for the period has been increased, by any non-cash gains from Asset Sales.

  "Consolidated Interest Expense" for any entity means, for any period, without duplication:

  (1) the consolidated interest expense included in a consolidated income statement, without deduction of interest or finance charge income, of the entity and its Restricted Subsidiaries for the period calculated on a consolidated basis in accordance with generally accepted accounting principles, including (a) any amortization of debt discount, (b) the net costs under hedging agreements, (c) all capitalized interest, (d) the interest portion of any deferred payment obligation and (e) all amortization of any premiums, fees and expenses payable in connection with the incurrence of any Debt; plus

  (2) the interest component of capital lease obligations paid, accrued and/or scheduled to be paid or accrued, by the entity and its Restricted Subsidiaries during the period as determined on a consolidated basis in accordance with generally accepted accounting principles.

  "Consolidated Net Income" of any entity means for any period the consolidated net income or loss of the entity and its Restricted Subsidiaries for the period determined on a consolidated basis in accordance with generally accepted accounting principles; provided, however, that there shall be excluded from:

  (1) the net income or loss of any entity acquired by the entity or a Restricted Subsidiary of the entity in a pooling-of-interests transaction for any period prior to the date of the transaction;

  (2) the net income but not loss of any Restricted Subsidiary of the entity which is subject to restrictions which prevent or limit the payment of dividends or the making of distributions to the entity to the extent of the restrictions, regardless of any waiver;

  (3) the net income of any entity that is not a Restricted Subsidiary of the entity, except to the extent of the amount of dividends or other distributions representing the entity's proportionate share of the other entity's net income for the period actually paid in cash to the entity by the other entity during the period;

  (4) gains or losses, other than for purposes of calculating Consolidated Net Income under clause (c) of the first paragraph under "--Important Covenants--Limitation on Restricted Payments," on Asset Sales by the entity or its Restricted Subsidiaries;

  (5) all extraordinary gains, but not, other than for purposes of calculating Consolidated Net Income under clause (c) of the first paragraph under "--Important Covenants--Limitation on Restricted Payments," losses, determined in accordance with generally accepted accounting principles; and

  (6) in the case of a successor to the entity by consolidation or merger or as a transferee of the entity's assets, any earnings or losses of the successor corporation prior to the consolidation, merger or transfer of assets.

  "Debt" means without duplication, with respect to any entity, whether recourse is to all or a portion of the assets of the entity and whether or not contingent:

  (1) every obligation of the entity for money borrowed;

  (2) every obligation of the entity evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

  (3) every reimbursement obligation of the entity with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the entity;

  (4) every obligation of the entity issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith;

  (5) every capital lease obligation of the entity;

  (6) every net obligation under hedging agreements or similar agreements of the entity; and

  (7) every obligation of the type referred to in clauses (1) through (6) of another entity and all dividends of another entity the payment of which, in either case, the entity has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise.

Debt shall:

  (1) include the liquidation preference and any mandatory redemption payment obligations in respect of any of our capital stock that may be converted, exchanged or redeemed on or before April 15, 2010 and any Restricted Subsidiary and any preferred stock of any of our subsidiaries;

  (2) never be calculated taking into account any cash and Cash Equivalents held by the entities;

  (3) not include obligations arising from our agreements or agreement of a Restricted Subsidiary to provide for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of a Restricted Subsidiary.

The amount of any Debt outstanding as of any date shall be:

  (1) the accreted value of the indebtedness, in the case of any Debt issued with original issue discount;

  (2) the principal amount of the indebtedness, in the case of any Debt other than Debt issued with original issue discount; and

  (3) the greater of the maximum repurchase or redemption price or liquidation preference of the indebtedness, in the case of any capital stock that may be converted, exchanged or redeemed on or before April 15, 2010 or preferred stock.

  "Excluded Cash Proceeds" means the first $128 million of net cash proceeds received by us subsequent to the date of the indenture from capital contributions in respect of our capital stock or from the issue or sale, other than to a Restricted Subsidiary, of our capital stock, which capital stock may not be converted, exchanged or redeemed until April 16, 2010.

  "hedging agreement" means any interest rate, currency or commodity swap agreement, interest rate, currency or commodity future agreement, interest rate cap or collar agreement, interest rate, currency or commodity hedge agreement and any put, call or other agreement designed to protect against fluctuations in interest rates, currency exchange rates or commodity prices.

  "incur" means, with respect to any Debt or other obligation of any entity, to create, issue, incur, including by conversion, exchange or otherwise, assume, guarantee or otherwise become liable in respect of the Debt or other obligation or the recording, as required under generally accepted accounting principles or otherwise, of any Debt or other obligation on the balance sheet of the entity, and "incurrence," "incurred" and "incurring" shall have meanings correlative to the foregoing. Debt of any entity or any of its Restricted Subsidiaries existing at the time the entity becomes a Restricted Subsidiary, or is merged into, or consolidates with, us or any Restricted Subsidiary, whether or not the Debt was incurred in connection with, or in contemplation of, the entity becoming a Restricted Subsidiary, or being merged into, or consolidated with, us or any Restricted Subsidiary, shall be deemed incurred at the time any the entity becomes a Restricted Subsidiary or merges into, or consolidates with, us or any Restricted Subsidiary.

  "Ineligible Subsidiary" means:

  (1) any special purpose subsidiary;

  (2) any of our subsidiary guarantors;

  (3) any of our subsidiaries that, directly or indirectly, own any capital stock or other ownership interests or Debt of or own or hold any Lien on any property of, us or any of our other subsidiaries that is not a subsidiary of the subsidiary to be so designated; and

  (4) any of our subsidiaries that, directly or indirectly, own any capital stock or other ownership interests or Debt of, or own or hold any Lien on any property of, any other subsidiaries that is not eligible to be designated as an Unrestricted Subsidiary.

  "Investment" in any entity means any direct or indirect loan, advance, guarantee or other extension of credit or capital contribution to, by means of transfers of cash or other property to others or payments for property or services for the account or use of others or otherwise, or purchase or acquisition of capital stock or other ownership interests, bonds, notes, debentures or other securities or evidence of Debt issued by, any other entity.

  "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, easement other than any easement not materially impairing usefulness or marketability, encumbrance, preference, priority or other security agreement with respect to the property or assets, including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing.

  "Net Available Proceeds" from any Asset Sale by any entity means cash or readily marketable Cash Equivalents received, including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiror of Debt or other obligations relating to the properties or assets or received in any other non-cash form, from the Asset Sale by the entity, including any cash received by way of deferred payment or upon the monetization or other disposition of any non-cash consideration, including notes or other securities received in connection with the Asset Sale, net of:

  (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of the Asset Sale;

  (2) all payments made by the entity or any of its Restricted Subsidiaries on any Debt which is secured by the assets in accordance with the terms of any Lien upon or with respect to the assets or which must, by the terms of the Lien, or in order to obtain a necessary consent to the Asset Sale or by applicable law, be repaid out of the proceeds from the Asset Sale;

  (3) all payments made with respect to liabilities associated with the assets which are the subject of the Asset Sale, including trade payables and other accrued liabilities;

  (4) appropriate amounts to be provided by the entity or any Restricted Subsidiary, as the case may be, as a reserve in accordance with generally accepted accounting principles against any liabilities associated with the assets and retained by the entity or any Restricted Subsidiary, as the case may be, after the Asset Sale, including liabilities under any indemnification obligations and severance and other employee termination costs associated with the Asset Sale, until the time as the amounts are no longer reserved or the reserve is no longer necessary at which time any remaining amounts will become Net Available Proceeds to be allocated in accordance with the provisions of clause (3) of the covenant described under "--Important Covenants--Limitation on Asset Sales"; and

  (5) all distributions and other payments made to minority interest holders in Restricted Subsidiaries of the entity or joint ventures as a result of the Asset Sale.

  "Net Investment" means the excess of:

  (1) the aggregate amount of all Investments made in any Unrestricted Subsidiary or joint venture by us or any Restricted Subsidiary on or after the date of the indenture, in the case of an Investment made other than in cash, the amount shall be the fair market value of the Investment as determined in good faith by our board or the board of the Restricted Subsidiary; over

  (2) the aggregate amount returned in cash on or with respect to the Investments whether through interest payments, principal payments, dividends or other distributions or payments; provided, however, that the payments or distributions shall not be, and have not been, included in clause (c) of the first paragraph described under "--Important Covenants-- Limitation on Restricted Payments;" provided further that, with respect to all Investments made in any Unrestricted Subsidiary or joint venture, the amounts referred to in clause (1) above with respect to the Investments shall not exceed the aggregate amount of all Investments made in the Unrestricted Subsidiary or joint venture.

  "our Designated Senior Debt" means:

  (1) so long as outstanding, indebtedness under our senior credit facilities;
      and

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  (2) so long as outstanding, any other Senior Debt which has at the time of initial issuance an aggregate outstanding principal amount in excess of $25.0 million and which has been so designated as Designated Senior Debt by our board at the time of its initial issuance in a resolution delivered to the trustee. "Designated Senior Debt" of our subsidiary guarantors has a correlative meaning.

  "Permitted Asset Swap" means any exchange of assets by us or a Restricted Subsidiary where we and/or our Restricted Subsidiaries receive consideration at least 75% of which consists of:

  (1) cash;

  (2) assets that are used or useful in a Permitted Business; or

  (3) any combination of cash and assets.

  "Permitted Business" means:

  (1) the delivery or distribution of telecommunications, voice, data or video services;

  (2) any business or activity reasonably related or ancillary to, including any business conducted by us or any Restricted Subsidiary on the date of the indenture and the acquisition, holding or exploitation of any license relating to the delivery of the services described in clause (1) above; or

  (3) any other business or activity in which we and the Restricted Subsidiaries are expressly contemplated to be engaged under the provisions of our certificate of incorporation and bylaws in effect on the date of the indenture.

  "Permitted Holder" means:

  (1) each of AT&T Wireless, TWR Cellular, our cash equity investors, Mr. Vento, Mr. Sullivan, Digital PCS, Wireless 2000 and any of their respective affiliates and the respective successors by merger, consolidation, transfer or otherwise to all or substantially all of the respective businesses and assets of any of the foregoing; and

  (2) any "person" or "group" as the terms are used in the applicable provisions of the Exchange Act pertaining to beneficial ownership reporting controlled by one or more persons identified in clause (1) above.

  "Permitted Investments" means:

  (1) Investments in Cash Equivalents;

  (2) Investments representing capital stock or other ownership interests or obligations issued to us or any Restricted Subsidiary in the course of the good faith settlement of claims against any other entity or by reason of a composition or readjustment of debt or a reorganization of any debtor of us or any Restricted Subsidiary;

  (3) deposits including interest-bearing deposits, maintained in the ordinary course of business in banks;

  (4) any Investment in any entity; provided, however, that, after giving effect to the Investment, the entity is or becomes a Restricted Subsidiary or the entity is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, us or a Restricted Subsidiary;

  (5) trade receivables and prepaid expenses, in each case arising in the ordinary course of business; provided, however, that the receivables and prepaid expenses would be recorded as assets of the entity in accordance with generally accepted accounting principles;

  (6) endorsements for collection or deposit in the ordinary course of business by the entity of bank drafts and similar negotiable instruments of the other entity received as payment for ordinary course of business trade receivables;

  (7) any interest rate agreements with an unaffiliated entity otherwise permitted by clause (5) or (6) under "--Important Covenants--Limitation on Incurrence of Debt;"

  (8) Investments received as consideration for an Asset Sale in compliance with the provisions of the indenture described under "--Important Covenants--Limitation on Asset Sales;"

  (9) loans or advances to employees of us or any Restricted Subsidiary in the ordinary course of business in an aggregate amount not to exceed $5.0 million in the aggregate at any one time outstanding;

  (10) any Investment acquired by us or any of our Restricted Subsidiaries as a result of a foreclosure by us or any of our Restricted Subsidiaries or in connection with the settlement of any outstanding Debt or trade payable;

  (11) loans and advances to officers, directors and employees for business-related travel expense, moving expense and other similar expenses, each incurred in the ordinary course of business; and

  (12) other Investments with each Investment being valued as of the date made and without giving effect to subsequent changes in value in an aggregate amount not to exceed $7.5 million at any one time outstanding.

  "Refinancing Debt" means Debt that is incurred to refund, refinance, replace, renew, repay or extend, including under any defeasance or discharge mechanism, any of our Debt or any Restricted Subsidiary existing on the date of the indenture or incurred in compliance with the indenture, including our Debt that refinances Refinancing Debt; provided, however, that:

  (1) the Refinancing Debt has a stated maturity no earlier than the stated maturity of the Debt being refinanced;

  (2) the Refinancing Debt has an Average Life at the time the Refinancing Debt is incurred that is equal to or greater than the Average Life of the Debt being refinanced;

  (3) the Refinancing Debt is incurred in an aggregate principal amount, or if issued with original issue discount, an aggregate issue price, that is equal to or less than the aggregate principal amount, or if issued with original issue discount, the aggregate accreted value, then outstanding of the Debt being refinanced plus the amount of any premium required to be paid in connection with the Refinancing under the terms of the Debt being refinanced or the amount of any premium reasonably determined by the issuer of the Debt as necessary to accomplish the Refinancing by means of a tender offer, exchange offer or privately negotiated repurchase, plus the expenses of the issuer reasonably incurred in connection with the Refinancing; and

  (4) if the Debt being refinanced is pari passu with the notes, the Refinancing Debt is made pari passu with, or subordinate in right of payment to, the notes, and, if the Debt being refinanced is subordinate in right of payment to the notes, the Refinancing Debt is subordinate in right of payment to the notes on terms no less favorable to the holders of notes than those contained in the Debt being refinanced;

provided further, however, that Refinancing Debt shall not include:

  (A)  Debt of a Restricted Subsidiary that refinances our Debt; or

  (B) Our Debt or Debt of a Restricted Subsidiary that refinances Debt of an Unrestricted Subsidiary.

  "Restricted Subsidiary" means any of our subsidiaries other than an Unrestricted Subsidiary.

  "Sale/Leaseback Transaction" means an arrangement relating to property owned on the date of the indenture or acquired by us or a Restricted Subsidiary after the date of the indenture that involves our or a Restricted Subsidiary's transferring of the property to a person or entity and our or the Restricted Subsidiary's leasing it from the a person or entity, other than leases between us and a wholly owned subsidiary or between wholly owned subsidiaries.

  "Senior Debt" means the principal of, premium and accrued and unpaid interest on, and fees and other amounts owing under our senior credit facilities and all of our other Debt, including debt to the FCC, whether outstanding on the date of the indenture or thereafter incurred, unless in the instrument creating or evidencing the same or under which the same is outstanding it is provided that such obligations are not superior in right of payment to the notes; Senior Debt includes interest accruing on or after our filing of any petition in bankruptcy or for our reorganization, regardless of whether or not a claim for post-filing interest is allowed in such proceedings, but does not include:

          .         any of our obligations to any of our subsidiaries;

          .         any liability for federal, state, local or other taxes that we owe;

          .         any accounts payable or other liability to trade creditors arising the ordinary course of business, including guarantees of or instruments evidencing the liabilities;

          .         any of our Debt or obligations, and any accrued and unpaid interest in respect of the Debt or obligations, that by its terms is subordinate or junior in any respect to any of our other Debt or obligations, including any of our senior subordinated debt and any of our subordinated debt;

          .         any obligations with respect to any capital stock or other ownership interests; or

          .         any Debt incurred in violation of the indenture.

  "Senior Debt" of our subsidiary guarantor has a correlative meaning.

  "Strategic Equity Investor" means any of the cash equity investors, any affiliate of any cash equity investor, any other entity engaged in a Permitted Business whose Total Equity Market Capitalization exceeds $500 million or any other entity who has at least $100 million total funds under management and who has issued an irrevocable, unconditional commitment to purchase our capital stock that may not be converted, exchanged or redeemed until April 16, 2010 for an aggregate purchase price that does not exceed 20% of the value of the funds under management by the entity.

  "Total Consolidated Debt" means, at any date of determination, an amount equal to:

  (1) the accreted value of all Debt, in the case of any Debt issued with original issue discount; plus

  (2) the principal amount of all Debt, in the case of any other Debt,

of us and our Restricted Subsidiaries outstanding as of the date of determination; provided, however, that no amount owing by us or any of our Restricted Subsidiaries in respect of any Lucent series A notes outstanding as of the date of determination shall be included in the determination of Total Consolidated Debt.

  "Total Equity Market Capitalization" of any entity means, as of any day of determination, the sum of:

  (a)  the product of:

       (1) the aggregate number of outstanding primary shares of common stock of the entity on the day, which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of common stock of the entity, multiplied by

       (2) the average closing price of the common stock listed on a national securities exchange or the Nasdaq National Market System over the 20 consecutive business days immediately preceding the day, plus

  (b) the liquidation value of any outstanding shares of preferred stock of the entity on the day.

  "Total Invested Capital" means, as of any date of determination, the sum of, without duplication:

  (1) the total amount of equity contributed to us as of the date of the indenture, as described on our December 31, 1998 consolidated balance sheet; plus

  (2) irrevocable, unconditional commitments from any Strategic Equity Investor to purchase our capital stock that may not be converted, exchanged or redeemed until April 16, 2010, within 36 months of the date of issuance of the commitment, but in any event not later than April 15, 2009; provided, however, that the commitments shall exclude commitments related to any Investment in any entity incorporated, formed or created for the purpose of acquiring one or more licenses covering or adjacent to where we or a Restricted Subsidiary owns a license unless the entity shall become a Restricted Subsidiary; plus

  (3) the aggregate net cash proceeds received by us from capital contributions or the issuance or sale of our capital stock that may not be converted, exchanged or redeemed until April 16, 2010, but including capital stock issued upon the conversion of convertible Debt or upon the exercise of options, warrants or rights to purchase capital stock, subsequent to the date of the indenture, other than issuances or sales of capital stock to a Restricted Subsidiary and other than capital contributions from, or issuances or sales of capital stock to, any Strategic Equity Investor in connection with:

       (a) any Investment in any entity incorporated, formed or created for the purpose of acquiring one or more licenses covering or adjacent to where we or a Restricted Subsidiary owns a license; and

       (b) any Investment in any entity engaged in a Permitted Business,

unless, in either case, the entity shall become a Restricted Subsidiary; provided, however, such aggregate net cash proceeds shall exclude any amounts included as commitments to purchase our capital stock in the preceding clause
(2); plus

  (4) the fair market value of assets that are used or useful in a Permitted Business or of the capital stock or other ownership interests of an entity engaged in a Permitted Business received by us as a capital contribution or in exchange for our capital stock that may not be converted, exchanged or redeemed until April 16, 2010, subsequent to the date of the indenture, other than:

       (x) capital contributions from a Restricted Subsidiary or issuance or sales of our capital stock to a Restricted Subsidiary; or

       (y) the proceeds from the sale of our capital stock that may not be converted, exchanged or redeemed until April 16, 2010 to an employee stock ownership plan or other trust established by us or any of our subsidiaries;

plus

  (5) the aggregate net cash proceeds received by us or any Restricted Subsidiary from the sale, disposition or repayment of any Investment made after the date of the indenture and constituting a Restricted Payment in an amount equal to the lesser of:

       (a) the return of capital with respect to such Investment; and

       (b) the initial amount of such Investment, in either case, less the cost of the disposition of such

          Investment;

plus

  (6) an amount equal to the consolidated Net Investment of us and/or any of our Restricted Subsidiaries in any Subsidiary that has been designated as an Unrestricted Subsidiary after the date of the indenture upon its redesignation as a Restricted Subsidiary in accordance with the covenant described under "--Important Covenants--Limitation on Designations of Unrestricted Subsidiaries;" plus

  (7) cash proceeds from the sale to Lucent of the Lucent series A notes, less payments made by us or any of our subsidiaries with respect to Lucent series A notes, other than payments of additional Lucent series A notes; plus

  (8) Total Consolidated Debt; minus

  (9) the aggregate amount of all Restricted Payments including any designation amount, but other than a Restricted Payment of the type referred to in clause (3)(b) of the third paragraph of the covenant described under "-- Important Covenants--Limitations on Restricted Payments," declared or made on or after the date of the indenture.

  "Unrestricted Subsidiary" means:

  (1) any of our subsidiaries, other than an Ineligible Subsidiary, so designated after the date of the indenture as such under, and in compliance with, the covenant described under "--Important Covenants-- Limitation on Designations of Unrestricted subsidiaries"; and

  (2) any affiliate that is not engaged in any activity other than the registration, holding, maintenance or protection of trademarks and related licensing.

  Any designation of any of our subsidiaries may be revoked by a resolution of our board delivered to the trustee certifying compliance with the covenant, subject to the provisions of the covenant.

  "vendor credit arrangement" means any Debt, including Debt under any credit facility entered into with any vendor or supplier or any financial institution acting on behalf of the vendor or supplier; provided that the net proceeds of the Debt are used solely for the purpose of financing the cost, including the cost of design, development, site acquisition, construction, integration, handset manufacture or acquisition or microwave relocation, of assets used or usable in a Permitted Business, including through the acquisition of capital stock or other ownership interests of an entity engaged in a Permitted Business.

                        U.S. FEDERAL TAX CONSIDERATIONS

  The following is a discussion of material U.S. federal income and estate tax consequences of the acquisition, ownership, disposition and exchange of the notes. Unless otherwise stated, this discussion is limited to the tax consequences to those holders who are initial purchasers of the notes and who hold the notes as capital assets within the meaning of the applicable provision of the Internal Revenue Code. For purposes of this discussion, a U.S. holder means a holder that, for U.S. Federal income tax purposes, is:

          .         a U.S. citizen or resident;

          . a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision;

          . an estate the income of which is subject to U.S. Federal income taxation regardless of its source; or

          .         a trust if:

                        . a U.S. court exercises primary jurisdiction over its
                          administration; and

                        . one or more United States persons, as defined in the
                          Internal Revenue Code, has the authority to control all substantial decisions.

A non-U.S. holder is any holder other than a U.S. holder.

The discussion does not address specific tax consequences that may be relevant to particular persons, including, for example:

          .         financial institutions;

          .         broker-dealers;

          .         insurance companies;

          .         tax-exempt organizations; and

          .         persons in special situations, such as those who hold the
             notes as part of a straddle, hedge, conversion transaction, or other integrated investment.

  In addition, this discussion does not address U.S. federal alternative minimum tax consequences or any aspect of state, local or foreign taxation. This discussion is based upon the Internal Revenue Code, the Treasury regulations promulgated under, and administrative and judicial interpretations of the Internal Revenue Code and regulations, all of which are subject to change, possibly on a retroactive basis.

  We have not sought and will not seek any rulings from the IRS with respect to the notes. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that a court would not sustain the IRS's position.

  Prospective purchasers of the notes are urged to consult their tax advisors concerning the U.S. federal income tax consequences to them of acquiring, owning, disposing and exchanging of the notes, as well as the application of state, local and foreign income and other tax laws and of any change in federal tax law or administrative or judicial interpretation of the law since the date of this prospectus.

Characterization of the Notes

  We will treat the notes as indebtedness for U.S. federal income tax purposes, and the following discussion assumes that the treatment will be respected. Accordingly, under the Internal Revenue Code, a holder also will generally be required to treat the notes as indebtedness. A holder taking an inconsistent position must expressly disclose the fact in the holder's return.

Tax Consequences to U.S. Holders

  Original Issue Discount.   The notes were treated as issued with original
issue discount. All U.S. holders, regardless of their method of accounting for tax purposes, will be required to include original issue discount in income as it accrues. The inclusion of the original issue discount in gross income will occur in advance of the receipt of some or all of the related cash payments, whether labeled as interest or otherwise. Original issue discount will generally be treated as interest income to a U.S. holder and will accrue on a constant yield-to-maturity basis over the life of the notes, as discussed below.

  The amount of original issue discount with respect to a note will be equal to the excess of the stated redemption price at maturity of the note over its issue price. The stated redemption price at maturity of a debt instrument generally includes all cash payments, including principal and interest, required to be made with respect to the debt instrument through its maturity, other than qualified stated interest. Qualified stated interest is generally defined as stated interest that is unconditionally payable in cash or other property, other than debt instruments of the issuer, at least annually and at a single fixed rate that appropriately takes into account the lengths of intervals between payments. The stated interest on the note will not qualify as qualified stated interest, and thus the stated redemption price at maturity of a note will include all cash payments of principal and interest through maturity. The issue price of the note will be the first price at which a substantial portion are sold to investors, excluding bond houses, brokers, or similar persons acting as underwriters, placement agents, or wholesalers, for cash.

  Taxation of Original Issue Discount.   The amount of original issue discount
accruing to and includible in income by a U.S. holder of a note will be the sum of the daily portions of original issue discount with respect to the note for each day during the taxable year or portion of the taxable year on which the holder owns the note. The daily portion is determined by allocating to each day in any accrual period a pro rata portion of the original issue discount allocable to that accrual period. The accrual periods are periods of any length and may vary in length over the term of a note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day or on the first day of an accrual period. The amount of original issue discount accruing during any accrual period with respect to a note will be equal to the product of:

  (x) the adjusted issue price of the note at the beginning of that accrual period; and

  (y) the yield to maturity of the note,

taking into account the length of the accrual period. The adjusted issue price of a note at the beginning of its first accrual period will be equal to its issue price. The adjusted issue price at the beginning of any subsequent accrual period will be equal to:

  (1) the adjusted issue price at the beginning of the prior accrual period;
      plus

  (2) the amount of original issue discount accrued during the prior accrual period; minus

  (3) any payments made on the note during the prior accrual period.

  The yield to maturity of a note is the discount rate that, when used in computing the present value of all principal and interest payments to be made on the note, produces an amount equal to the issue price of the note.

  Original issue discount allocable to a final accrual period is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. If all accrual periods are of equal length, except for an initial short accrual period, the amount of original issue discount allocable to the initial short accrual period may be computed under any reasonable method.

  We are required to report the amount of original issue discount accrued on the notes held of record by persons other than corporations and other particular holders. See "--Information Reporting and Backup Withholding." Because stated interest on the note is taken into account in the accrual of original issue discount, a U.S. holder will not be required to recognize any income upon receipt of interest payments on the notes The tax basis of a note in the hands of a U.S. holder will be increased by the amount of original issue discount, if any, on the note that is included in the U.S. holder's income under these rules and will be decreased by the amount of any payments, whether stated as interest or principal, made with respect to the note.

  Acquisition Premium.   A subsequent U.S. holder of a note is generally subject
to the rules for accruing original issue discount described above. However, if the U.S. holder's purchase price for the note exceeds the adjusted issue price but is less than or equal to the sum of all amounts payable on the note after the purchase date, the excess is acquisition premium and is subject to special rules.

  Acquisition premium ratably offsets the amount of accrued original issue discount otherwise includible in the U.S. holder's taxable income, i.e., the U.S. holder may reduce the daily portions of original issue discount by a fraction, the numerator of which is the excess of the U.S. holder's purchase price for the note over the adjusted issue price, and the denominator of which is the excess of the sum of all amounts payable on the note after the purchase date over the note's adjusted issue price. As an alternative to reducing the amount of original issue discount otherwise includible in income by this fraction, the U.S. holder may elect to compute original issue discount accruals by treating the purchase as a purchase at original issuance and applying the constant yield method described above under "Taxation of Original Issue Discount."

  Market Discount.   Under the market discount rules of the Internal Revenue
Code, a U.S. holder who purchases a note at a market discount will generally be required to treat any gain recognized on the disposition of the note as ordinary income to the extent of the lesser of the gain or the portion of the market discount that accrued during the period that the U.S. holder held the note. Market discount is generally defined as the amount by which a U.S. holder's purchase price for a note is less than the revised issue price of the note on the date of purchase, subject to a statutory de minimis exception. A note's revised issue price equals the sum of the issue price of the note and the aggregate amount of the original issue discount includible in the gross income of all holders of the note for periods before the acquisition of the note by the holder, likely reduced, although the Internal Revenue Code does not expressly so provide, by any cash payment in respect of the note. A U.S. holder who acquires a note at a market discount may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or continued to purchase or carry the note until the U.S. holder disposes of the note in a taxable transaction.

  A U.S. holder who has elected under applicable Internal Revenue Code provisions to include market discount in income annually as the discount accrues will not, however, be required to treat any gain recognized as ordinary income or to defer any deductions for interest expense under these rules. A U.S. holder's tax basis in a note is increased by each accrual of amounts treated as market discount. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the taxable year to which the election applies and may not be revoked without the consent of the IRS. Holders should consult their tax advisors as to the portion of any gain that would be taxable as ordinary income under these provisions and any other consequences of the market discount rules that may apply to them in particular.

  Election to Treat All Interest as Original Issue Discount. U.S. holders may elect to include in gross income all amounts in the nature of interest that accrue on a note, including any stated interest, acquisition discount, original issue discount, market discount, de minimis original issue discount, de minimis market discount and unstated interest, as adjusted by amortizable bond premium and acquisition premium, by using the constant yield method described above under "Taxation of Original Issue Discount." An election for a note with amortizable bond premium results in a deemed election to amortize bond premium for all debt instruments owned and later acquired by the U.S. holder with amortizable bond premium and may be revoked only with the permission of the IRS. Similarly, an election for a note with market discount results in a deemed election to accrue market discount in income currently for the note and for all other bonds acquired by the U.S. holder with market discount on or after the first day of the taxable year to which the election first applies, and may be revoked only with permission of the IRS. A U.S. holder's tax basis in a note is increased by each accrual of the amounts treated as original issue discount under the constant yield election described in this paragraph.

  Change of Control.   In the event of a change of control, the holders will
have the right to require us to purchase their notes. The Treasury regulations provide that the right of holders of the notes to require redemption of the notes upon the occurrence of a change of control will not affect the yield or maturity date of the notes unless, based on all the facts and circumstances as of the issue date, it is more likely than not that a change of control giving rise to the redemption right will occur. We do not intend to treat this redemption provision of the notes as affecting the computation of the yield to maturity of the notes.

  Redemption of Notes.   We may redeem the notes at any time on or after a
specified date, and, in some circumstances, may redeem or repurchase all or a portion of the notes any time prior to the maturity date. Under Treasury regulations, we are deemed to exercise any option to redeem if the exercise of the option would lower the yield of the debt instrument. We believe, and intend to take the position, that we will not be treated as having exercised an option to redeem under these rules.

  Sale, Redemption, Exchange or Retirement of the Notes.   Upon the sale,
redemption, exchange or retirement of the notes, a U.S. holder will recognize gain or loss equal to the difference between:

  (1) the amount of cash and the fair market value of property received upon the sale, redemption, exchange or retirement; and

  (2) the U.S. holder's adjusted tax basis in the notes.

  A U.S. holder's adjusted tax basis in the notes will generally be the U.S. holder's cost therefor increased by the amount of original issue discount previously accrued on the notes through the sale, redemption, exchange or retirement date and decreased by the amount of all prior cash payments received with respect to the notes.

  Gain or loss recognized by a U.S. holder on the sale, redemption, exchange, or retirement of the notes will be capital gain or loss, except to the extent it constitutes accrued but unrecognized market discount, and will be long-term capital gain or loss if the notes have been held by the U.S. holder for more than one year.

U.S. Tax Consequences to Non-U.S. Holders

  For purposes of the following discussion, interest income, original issue discount and gain on the sale, redemption, exchange or retirement of a note will be U.S. trade or business income if the income or gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States.

  Interest and Original Issue Discount.   In general, any interest or original
issue discount paid to a non-U.S. holder of a note will not be subject to U.S. federal income tax if:

  (1) the interest or original issue discount is not U.S. trade or business income; and

  (2) the interest or original issue discount qualifies as portfolio interest.

  Interest or original issue discount on the notes generally will qualify as portfolio interest if:

  (1) the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

  (2) the non-U.S. holder is not a controlled foreign corporation as defined in the Internal Revenue Code with respect to which we are a related person within the meaning of the Internal Revenue Code; and

  (3) either:

     (A) the non-U.S. holder certifies to us or our agent under penalties of perjury that it is not a U.S. person and the certificate provides the non-U.S. holder's name and address, or

     (B) in the case of a note held by a securities clearing organization or bank that holds customers' securities in the ordinary course of its trade or business, the financial institution certifies to us or our agent under penalties of perjury that the certificate has been received from the non-U.S. holder by it or by another financial institution and the financial institution furnishes the payor with a copy of the non-U.S. holder's certificate.

  Under recently finalized Treasury Regulations, the certification requirements described above may also be satisfied with other documentary evidence for interest paid after January 1, 2001, with respect to an offshore account or through foreign intermediaries.

  If the interest or original issue discount neither qualifies as portfolio interest nor is treated as U.S. trade or business income, the gross amount of the payment generally will be subject to U.S. withholding tax at the rate of 30% unless the rate is reduced or eliminated by an applicable income tax treaty. U.S. trade or business income generally will be subject to U.S. federal income tax at regular rates in the same manner as if the non-U.S. holder were a U.S. holder, and, in the case of a non-U.S. holder that is a corporation, the income, under some circumstances, may be subject to an additional branch profits tax at a 30% rate or the lower rate as may be applicable under an income tax treaty, but the income generally will not be subject to the 30% withholding tax. To claim the benefit of a lower or zero withholding rate under an income tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the non-U.S. holder must provide the payor with a properly executed IRS Form 1001 or 4224, respectively or, in the case of payments after December 31, 1999, IRS Form W-8, prior to the payment of interest or original issue discount.

  Sale, Exchange, Redemption, or Other Disposition of a Note.   Any gain
realized by a non-U.S. holder on the sale, redemption, exchange or other disposition of a note generally will not be subject to U.S. federal income or withholding taxes unless:

  (1) the gain is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder; or

  (2) in the case of an individual, the non-U.S. holder is present in the United States for 183 days or more and other conditions are met.

  U.S. Federal Estate Tax.   In general, notes held by an individual who is
neither a citizen nor a resident of the United States for U.S. federal estate tax purposes at the time of the individual's death will not be subject to U.S. federal estate tax unless the income from the notes was effectively connected with a U.S. trade or business of the individual or would not qualify as portfolio interest, without regard to the certification requirements, if received by the individual at the time of his or her death.

Information Reporting and Backup Withholding

  We will be required to report annually to the IRS, and to each holder of record, the amount of original issue discount paid on the notes, and the amount withheld for federal income taxes, if any, for each calendar year, except as to exempt holders, generally, corporations, tax-exempt organizations, qualified pension and profit-sharing trusts, individual retirement accounts, or nonresident aliens who provide certification as to their status. Each holder, other than holders who are not subject to the reporting requirements, will be required to provide to us, under penalties of perjury, a certificate containing the holder's name, address, correct federal taxpayer identification number and a statement that the holder is not subject to backup withholding. Should a nonexempt holder fail to provide the required certificate, we will be required to withhold 31% of the original issue discount otherwise payable to the holder and to remit the withheld amount to the IRS as a credit against the holder's federal income tax liability.

  In the case of payments of original issue discount to non-U.S. holders, temporary Treasury regulations provide that the 31% backup withholding tax and information reporting will not apply to the payments with respect to which the requisite certification, as described above, for the exemption from the 30% withholding tax, has been received or an exemption has otherwise been established; provided that neither we nor our payment agent have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not in fact satisfied. Under temporary Treasury regulations, these information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to a non-U.S. holder on the disposition of notes by or through a U.S. office of a U.S. or foreign broker, unless the holder certifies to the broker under penalties of perjury as to its name, address and status as a foreign person or the holder otherwise establishes an exemption. Information reporting requirements will also apply to a payment of the proceeds of a disposition of notes by or through a foreign office of a U.S. broker or foreign brokers with particular types of relationships to the United States unless the broker has documentary evidence in its file that the holder is not a U.S. person, and the broker has no actual knowledge to the contrary, or the holder establishes an exception; backup withholding will not apply to the payment, absent actual knowledge that the holder is a U.S. holder. Neither information reporting nor backup withholding generally will apply to a payment of the proceeds of a disposition of notes by or through a foreign office of a foreign broker not subject to the previous sentence.

  The Treasury Department recently promulgated final regulations regarding the withholding and information reporting rules relating to non-U.S. holders discussed above. In general, the final regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. The final regulations are generally effective for payments made after January 1, 2001, subject to transition rules. Non-U.S. holders should consult their own tax advisors with respect to the impact, if any, of the new final regulations.

Applicable High Yield Discount Obligations

  The Internal Revenue Code provides that the yield with respect to applicable high yield discount obligations will be bifurcated into two elements:

  (1) an interest element that is deductible by the issuer only when paid, generally in cash; and

  (2) a disqualified portion, if any, for which the issuer receives no deduction.

A U.S. holder of an applicable high yield discount obligation must continue to include interest or original issue discount on the obligation in income as it accrues. A corporate U.S. holder of the obligation, however, is allowed to claim a dividends-received deduction for the part of the disqualified portion, if any, that would have been treated as a dividend had it been distributed to the holder by the issuing corporation with respect to its stock.

  The deduction by us of original issue discount on the notes will be limited if the notes constitute applicable high yield discount obligations. A note will be an applicable high yield discount obligation if:

  (1) its yield to maturity equals or exceeds the sum of:

      (x) the long-term applicable federal rate for the month in which it was issued; and

      (y) 5%; and

  (2) the note has significant original issue discount.

A note will have significant original issue discount if:

  (1) the aggregate amount that would be included in gross income with respect to the note for periods before the close of any accrual period that ends more than five years after the date of issue exceeds

  (2) the sum of:

      (x) the aggregate amount of interest to be paid, generally in cash, under the note before the close of the accrual period; and

      (y) the product of the note's issue price and its yield to maturity.

If the notes are applicable high yield discount obligations, the disqualified portion of original issue discount will equal the lesser of:

      (x) the amount of the original issue discount on the note; and

      (y) the product of the total original issue discount on the notes and a fraction, the numerator of which is:

          (a) the yield to maturity; minus

          (b) the sum of 6% and the long-term applicable federal rate in effect for the month in which the notes are issued,

      and the denominator of which is the yield to maturity.

  Corporate U.S. holders generally will be eligible for the dividends-received deduction with respect to any disqualified portion of original issue discount on a note to the extent of our accumulated or current earnings and profits, if any. The availability of the dividends-received deduction is subject to a number of complex limitations. Although the issue is not totally clear, any amount qualifying as a dividend should not be subject to extraordinary dividend treatment under the Internal Revenue Code. Corporate U.S. holders should consult their tax advisors concerning the availability of the dividends-received deduction.

                         BOOK-ENTRY; DELIVERY AND FORM

  The notes are represented by a permanent global certificate in definitive, fully registered form. The global note is registered in the name of a nominee of the Depository Trust Company.

Book-Entry Procedures for the Global Notes

  The descriptions of the operations and procedures of the Depository Trust Company, Euroclear and Cedel described below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems, and are subject to change by them from time to time. Neither we nor any of the initial purchasers of the outstanding notes takes any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

  The Depository Trust Company has advised us that it is:

     .       a limited purpose trust company organized under the laws of the
          State of New York;

     .       a "banking organization" within the meaning of the New York Banking
          Law;

     .       a member of the Federal Reserve System;

     .       a "clearing corporation" within the meaning of the Uniform
          Commercial Code; and

     .       a "clearing agency" registered under the Exchange Act.

  The Depository Trust Company was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, eliminating the need for physical transfer and delivery of certificates. The Depository Trust Company's participants include securities brokers and dealers, including the initial purchasers, banks and trust companies, clearing corporations and other organizations. Indirect access to the Depository Trust Company's system is also available to indirect participants such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by, or on behalf of the Depository Trust Company only through participants or indirect participants.

  We expect that under procedures established by the Depository Trust Company:

  (1) upon deposit of each global note, the Depository Trust Company will credit the accounts of participants designated by the initial purchasers of the outstanding notes with an interest in the global note; and

  (2) ownership of the notes will be shown on, and the transfer of ownership of the notes will be effected only through, records maintained by the Depository Trust Company, with respect to the interests of participants and the records of participants and the indirect participants, with respect to the interests of persons other than participants.

  The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to these persons may be limited. In addition, because the Depository Trust Company can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in the notes represented by a global note to pledge or transfer the interest to persons or entities that do not participate in the Depository Trust Company's system, or to otherwise take actions in respect of the interest, may be affected by the lack of a physical definitive security in respect of the interest.

  So long as the Depository Trust Company or its nominee is the registered owner of a global note, the Depository

Trust Company or the nominee, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have the notes represented by the global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of the Depository Trust Company and, if the holder is not a participant or an indirect participant, on the procedures of the participant through which the holder owns its interest, to exercise any rights of a holder of the notes under the indenture or the global note. We understand that, under existing industry practice, if we request any action of holders of the notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that the Depository Trust Company, as the holder of the global note, is entitled to take, the Depository Trust Company would authorize the participants to take the action and the participants would authorize holders owning through the participants to take the action or would otherwise act upon the instruction of the holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, the notes by the Depository Trust Company, or for maintaining, supervising or reviewing any records of the Depository Trust Company relating to these notes.

  Payments with respect to the principal and interest, and premium, if any, and liquidated damages, if any, on any notes represented by a global note registered in the name of the Depository Trust Company or its nominee on the applicable record date will be payable by the trustee to, or at the direction of, the Depository Trust Company or its nominee in its capacity as the registered holder of the global note representing the notes under the indenture. Under the terms of the indenture, we and the trustee will be permitted to treat the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payment and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee have or will have any responsibility or liability for the payment of the amounts to owners of beneficial interests in a global note, including principal, premium, if any, liquidated damages, if any, and interest. Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice, and will be the responsibility of the participants or the indirect participants and the Depository Trust Company.

  Transfers between participants in the Depository Trust Company will be effected in accordance with the Depository Trust Company's procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

  Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in the Depository Trust Company, on the one hand, and Euroclear or Cedel participants on the other hand, will be effected through the Depository Trust Company in accordance with the Depository Trust Company's rules on behalf of Euroclear or Cedel, as the case may be.
These cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in the system in accordance with the rules and procedures, and within the established Brussels time deadlines, of the system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to effect final settlement on its behalf, by delivering or receiving interests in the relevant global notes in the Depository Trust Company and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depository Trust Company. Euroclear participants and Cedel participants may not deliver instructions directly to the depositaries for Euroclear or Cedel.

  Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a global note from a participant in the Depository Trust Company will be credited, and any crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day, which must be a business day for Euroclear or Cedel, as the case may be, immediately following the settlement date of the Depository Trust Company. Cash received by Euroclear or Cedel as a result of sales of interests in a global note by or through a Euroclear or Cedel participant to a participant in the Depository Trust Company will be received with value on the settlement date of the Depository Trust Company, but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel, as the case may be, following the Depository Trust Company's settlement date.

  Although the Depository Trust Company, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in the Depository Trust Company, Euroclear and Cedel, they are under no obligation to perform or to continue to perform these procedures, and these procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by the Depository Trust Company, Euroclear or Cedel, or their respective participants or indirect participants, of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

  If:

          .         we notify the trustee in writing that the Depository Trust
            Company is no longer willing or able to act as a depositary, or the Depository Trust Company ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of the notice or cessation;

          .         we, at our option, notify the trustee in writing that we
            elect to cause the issuance of the notes in definitive form under the indenture; or

          .         upon the occurrence of other events as provided in the
            indenture,

then, upon surrender by the Depository Trust Company of the global notes, certificated notes will be issued to each person that the Depository Trust Company identifies as the beneficial owner of the notes represented by the global notes. Upon any the issuance, the trustee is required to register the certificated notes in the name of the person or persons, or the nominee of any the person, and cause the same to be delivered to the person.

  Neither we nor the trustee shall be liable for any delay by the Depository Trust Company or any participant or indirect participant in identifying the beneficial owners of the related notes, and each person may conclusively rely on, and shall be protected in relying on, instructions from the Depository Trust Company for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

                              PLAN OF DISTRIBUTION

     Chase Securities Inc. may use this prospectus in connection with offers and sales of the notes in market-making transactions at negotiated prices relating to prevailing market prices at the time of sale. Chase Securities Inc. must deliver this prospectus because, by virtue of the ownership of some of our equity by affiliates of Chase Securities Inc., we may be deemed to be affiliates. Chase Securities Inc. may act as principal or agent in the transaction. For as long as a market-making prospectus is required to be delivered, the ability of Chase Securities Inc. to make a market in the notes may in part depend on our ability to maintain a current market-making prospectus.

     The notes have no established trading market and we do not intend to list the notes on any securities exchange. Any trading that does develop will occur on the over-the-counter market. Chase Securities Inc. makes a market in the notes, but it has no obligation to do so. Chase Securities Inc. may discontinue any market-making at any time. A liquid market may not develop for the notes, you may not be able to sell your notes at a particular time and the prices that you receive when you sell may not be favorable. Future trading prices of the notes will depend on many factors, including our operating performance and financial condition, prevailing interest rates and the market for similar securities.

     Chase Securities Inc. acted as an initial purchaser in connection with the initial private offering of the notes, and received customary compensation in connection with the offering. Chase Securities Inc. and its affiliates perform various investment banking and commercial banking services from time to time for us and our affiliates. The Chase Manhattan Bank, an affiliate of Chase Securities Inc., is the agent bank and a lender under our senior credit facilities. Mr. Michael R. Hannon, a member of our board, is a General Partner of Chase Capital Partners, an affiliate of Chase Securities Inc. In addition, affiliates of Chase Capital Partners own a portion of our common stock. For further information concerning these relationships, see "Securities Ownership of Beneficial Owners and Management."

     Although there are no agreements to do so, Chase Securities Inc., and others, may act as a broker or dealer in connection with the sale of notes contemplated by this prospectus and may receive fees or commissions in connection with sales.

     We have agreed to indemnify Chase Securities Inc. against some liabilities under the Securities Act or to contribute to payments that Chase Securities Inc. may have to make in respect of such liabilities.

                                 LEGAL MATTERS

   Certain legal matters with regard to the validity of the notes were passed upon for us by McDermott, Will & Emery, New York, New York. Mr. Sullivan, our Executive Vice President, Chief Financial Officer and a member of our board was counsel to McDermott, Will & Emery until October 1999 and a partner of McDermott, Will & Emery prior to July 1998.

                                    EXPERTS

   The consolidated financial statements of TeleCorp PCS, Inc. and Subsidiaries and Predecessor Company as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 and the consolidated balance sheet of TeleCorp-Tritel Holding Company as of April 28, 2000, both included in this prospectus, have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated balance sheets of Tritel, Inc. and subsidiaries as of December 31, 1998 and 1999, and the consolidated statements of operations, members' and stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, included in this prospectus have been audited by KPMG LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

   We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the notes. As permitted by the rules and regulations of the SEC, this prospectus omits some information, exhibits and undertakings contained in the registration statement. For further information with respect to us and the notes, you should review the registration statement, including the exhibits and the financial statements to the registration statement and the notes and schedules filed as a part of the registration statement. This prospectus incorporates important business and financial information about the Company that is not included or delivered with this prospectus. The registration statement and the exhibits and schedules to the registration statement, as well as the periodic reports, proxy statements and other information filed with the SEC by us, as well as Tritel, may be inspected and copied at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549 and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials may be obtained from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549, and its public reference facilities in New York, New York at the prescribed rates. You may obtain information as to the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov that contains periodic reports, proxy and information statements and other information regarding registrants that file documents electronically with the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of contract or document filed as an exhibit to the registration statement, each statement being qualified in all respects by reference. Under the indenture, we have agreed to file with the SEC and provide to the holders of the notes annual reports and the information, documents and other reports which are specified in the disclosure and reporting provisions of the Exchange Act.

   The information with respect to Tritel included herein has not been independently verified and we make no representation or warranty as to the accuracy or completeness of this information.

                          GLOSSARY OF SELECTED TERMS

ANALOG.......................  A method of transmission where the wave form of the output signal is analogous to the wave form of the input signal.

BANDWIDTH....................  The number of bits of information which can move through a communications medium in a given amount of time; the capacity of a telecommunications network to carry voice, data and video information.

BASE STATION.................  A fixed site with network equipment that is used for radio frequency communications with mobile stations, and is part of a cell, or sector within a cell.

BLOCK........................  The distinct radio frequency block in which one-way radio applications, such as paging or beeper services, and two-way radio applications such as wireless communications, cellular telephone and ESMR networks, are licensed and operate. Blocks are categorized as A-, B-, C-, D-, E- or F- Blocks.

                               A- and B- Blocks are each PCS 30 MHz licenses covering an MTA. C-Block is a PCS 30 MHz license covering a BTA. D-, E- and F- Block are each PCS 10 MHz licenses covering a BTA.

BTA..........................  One of the 493 basic trading areas, which are smaller than MTAs, into which the licensing for broadband PCS has been divided based on the geographic divisions in the 1992 Rand McNally Commercial Atlas & Marketing Guide, as modified by the Federal Communications Commission.

CALLER ID....................  Caller identification. A service to telephone customers that allows each such customer to know the identity of incoming callers.

CDMA.........................  Code division multiple access. A digital spread-spectrum wireless technology which allows a large number of users to access a single frequency band that assigns a code to all speech bits, sends a scrambled transmission of the encoded speech over the air, and reassembles the speech to its original format.

CELL SITE....................  The location of a transmitting/receiving station serving a given geographic area in a cellular communications system.

CELLULAR.....................  Domestic public cellular radio communications service authorized by the Federal
                               Communications Commission in the 824-893 MHz band, in which each of two licensees per market employs 25 MHz of spectrum to provide wireless services.

CMRS.........................  Commercial mobile radio service.

COVERED POPS.................  The number of Pops in a defined area for whom a cellular or PCS signal is accessible.

DIGITAL......................  A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission and switching technologies employ a sequence of discrete, distinct pulses to represent information, as opposed to the continuously variable analog signal. Digital wireless networks use digital transmission.

DUAL-MODE....................  A wireless phone which is capable of operating on both digital and analog technologies.

ESMR.........................  Enhanced specialized mobile radio. A radio communications system that employs digital technology with multi-site configuration that permits frequency reuse, offering enhanced dispatch services to traditional analog SMR users.

FREQUENCY....................  The number of cycles per second, measured in hertz, of a periodic oscillation or wave in radio propagation.

GSM..........................  Global system for mobile communications. The standard digital cellular telephone service in Europe and Japan, guided by a set of standards specifying the infrastructure for digital cellular service, including the radio interface (900 MHz), switching, signaling and intelligent network.

HAND-OFF.....................  The act of transferring communication with a mobile unit from one base station to another. A hand-off transfers a call from the current base station to the new base station. A "soft" hand-off establishes communications with a new cell before terminating communications with the old cell, which prevents call cut-off.

INTERCONNECTION..............  Any variety of arrangements that permit the connection of communications equipment to a common carrier network such as a public switched telephone network, and which defines the terms of revenue-sharing. Terms of interconnection are either negotiated between the network operators or imposed by regulatory authorities.

LICENSED POPS................  The number of Pops in the area covered by a license (cellular or PCS).

MHZ..........................  Megahertz. A unit of measurement of bandwidth in the radiowave spectrum.

MICROWAVE RELOCATION.........  The transferal of the business and public safety agencies which currently utilize radio spectrum within or adjacent to the spectrum allocated to PCS licensees by the Federal Communications Commission.

MTA..........................  One of the major trading areas into which the licensing for the A- and B-Blocks of broadband PCS spectrum has been divided based on the geographic divisions in the Rand McNally 1992 Commercial Atlas & Guide, as modified by the Federal Communications Commission.

NOC..........................  A network operations center from which a wireless communications network is monitored and maintained.

PBX..........................  Private branch exchange.

POPS.........................  A shorthand abbreviation for the population covered by a license or group of licenses.

RESELLER.....................  A provider of PCS services that does not hold a
                               Federal Communications Commission PCS license or own PCS facilities. The reseller purchases blocks of PCS numbers and capacity from a licensed carrier and resells service through its own distribution network to the public. Consequently, a reseller is both a customer of PCS licensee's services and a competitor of that licensee.

ROAMING......................  A service offered by mobile communications network operators which allows a subscriber to use his or her handset while in the service area of another carrier. Roaming requires an agreement between operators of different individual markets to permit customers of either operator to access the other's system.

SMR..........................  Specialized mobile radio. A two-way analog mobile radio telephone system typically used for dispatch services such as truck and taxi fleets.

SPECTRUM.....................  The range of electromagnetic frequencies available for use for telecommunications services.

SWITCH.......................  A device that opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is the process of interconnecting circuits to form a transmission path between users.

TDMA.........................  Time division multiple access. A digital spread-spectrum technology which allocates a discrete amount of frequency bandwidth to each user to permit more than one simultaneous conversation on a single radio frequency channel.

TRI-MODE.....................  A wireless phone which is capable of operating on either different digital protocols or both digital and analog technologies.

WIRELESS LOCAL LOOP..........  A system that eliminates the need for a wire
                               (loop) connecting users to the public switched telephone network, which is used in conventional wired telephone systems, by transmitting voice messages over radio waves for the "last mile" connection between the location of the customer's telephone and a base station connected to the network equipment.

                           FINANCIAL STATEMENTS INDEX


                                                                         Page
                                                                         ----

        TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

Report of Independent Accountants........................................ F-2
Consolidated Balance Sheets.............................................. F-3
Consolidated Statements of Operations.................................... F-4
Consolidated Statement of Changes in Stockholders' Equity (Deficit)...... F-5
Consolidated Statements of Cash Flows.................................... F-6
Notes to Consolidated Financial Statements............................... F-8

             TRITEL, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                                                                          Page
                                                                          ----

Independent Auditor's Report............................................. F-49
Consolidated Balance Sheets.............................................. F-50
Consolidated Statements of Operations.................................... F-51
Consolidated Statements of Members' and Stockholders' Equity............. F-52
Consolidated Statements of Cash Flows.................................... F-53
Notes to Consolidated Financial Statements............................... F-54


               TELECORP-TRITEL HOLDING COMPANY AND SUBSIDIARIES

                                                                          Page
                                                                          ----

Report of Independent Accountants........................................ F-85
Consolidated Balance Sheet............................................... F-86
Notes to Consolidated Balance Sheet.......................................F-87


        TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY UNAUDITED PROFORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Description of Unaudited Proforma Condensed Combined Financial State-
 ments................................................................... F-89
Unaudited Proforma Condensed Combined Balance Sheet as of March 31,
 2000.................................................................... F-90
Unaudited Proforma Condensed Combined Statement of Operations for the
 three months ended March 31, 2000....................................... F-91
Unaudited Proforma Condensed Combined Statement of Operations for the
 year ended December 31, 1999............................................ F-92
Notes to Unaudited Proforma Condensed Combined Financial Statements...... F-93

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
TeleCorp PCS, Inc. and Subsidiaries and Predecessor Company:

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of TeleCorp PCS, Inc. and Subsidiaries and Predecessor Company (the Company) at December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
McLean, Virginia
March 10, 2000, except for paragraphs two through four of
 Note 20 for which the date is April 27, 2000 and paragraph one of
 Note 20 for which the date is July 11, 2000.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
                          CONSOLIDATED BALANCE SHEETS

                    ($ in thousands, except per share data)

                                                   December 31,
                                                -------------------
                                                                      March 31,
                                                  1998      1999        2000
                                                --------  ---------  -----------
                                                                     (unaudited)
                    ASSETS
Current assets:
  Cash and cash equivalents...................  $111,733  $ 182,330   $ 94,606
  Accounts receivable, net....................       --      23,581     31,068
  Inventory...................................       778     15,802     22,315
  Prepaid expenses and other current assets...     3,404      3,828      3,937
                                                --------  ---------   --------
   Total current assets.......................   115,915    225,541    151,926
Property and equipment, net...................   197,469    400,450    461,742
PCS licenses and microwave relocation costs,
 net..........................................   118,107    267,682    273,396
Intangible assets--AT&T agreements, net.......    26,285     37,908     36,119
Deferred financing costs, net.................     8,585     19,577     18,999
Other assets..................................       283      1,044      6,472
                                                --------  ---------   --------
   Total assets...............................  $466,644  $ 952,202   $948,654
                                                ========  =========   ========
LIABILITIES, MANDATORILY REDEEMABLE PREFERRED
                     STOCK
      AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable............................  $ 14,592  $  38,903   $ 27,017
  Accrued expenses............................    94,872     51,977     79,146
  Microwave relocation obligation, current
   portion....................................     6,636     36,122     30,753
  Long-term debt, current portion.............       --       1,361      1,461
  Accrued interest............................     4,491      1,387      2,190
  Deferred revenue............................       --       1,709      2,907
                                                --------  ---------   --------
   Total current liabilities..................   120,591    131,459    143,474
Long-term debt................................   243,385    639,210    649,864
Microwave relocation obligation...............     2,481      2,365      2,365
Accrued expenses and other....................       196      6,541      7,877
                                                --------  ---------   --------
   Total liabilities..........................   366,653    779,575    803,580
                                                --------  ---------   --------
Mandatorily redeemable preferred stock, issued
 255,999, 382,539 and 382,539 shares,
 respectively; and outstanding, 255,215,
 382,539 and 382,539 shares, respectively,
 (liquidation preference $397,309 as of March
 31, 2000, unaudited).........................   240,409    360,182    367,915
Deferred compensation.........................        (4)       --         --
Treasury stock, 784 shares, none and none,
 respectively, at cost........................       --         --         --
Preferred stock subscriptions receivable......   (75,914)   (97,001)   (97,001)
                                                --------  ---------   --------
   Total mandatorily redeemable preferred
    stock, net................................   164,491    263,181    270,914
                                                --------  ---------   --------
Commitments and contingencies
Stockholders' equity (deficit):
  Series F preferred stock, par value $.01 per
   share, 10,308,676, 14,912,778 and
   14,912,778 shares issued and outstanding,
   respectively (liquidation preference $1 as
   of March 31, 2000, unaudited)..............       103        149        149
  Common stock, par value $.01 per share
   issued 49,357,658, 85,592,221 and
   87,837,221 shares, respectively; and
   outstanding 48,805,184, 85,592,221 and
   87,837,221 shares, respectively............       493        856        878
  Additional paid-in capital..................       --     267,442    306,011
  Deferred compensation.......................        (7)   (42,811)   (42,189)
  Common stock subscriptions receivable.......       (86)      (191)      (191)
  Treasury stock, 552,474 shares, none and
   none, respectively, at cost................       --         --         --
  Accumulated deficit.........................   (65,003)  (315,999)  (390,498)
                                                --------  ---------   --------
   Total stockholders' equity (deficit).......   (64,500)   (90,554)  (125,840)
                                                --------  ---------   --------
   Total liabilities, mandatorily redeemable
    preferred stock and stockholders' equity
    (deficit).................................  $466,644  $ 952,202   $948,654
                                                ========  =========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    ($ in thousands, except per share data)

                                                            For the three months ended
                           For the year ended December 31,         March 31,
                          --------------------------------  --------------------------
                            1997       1998        1999        1999           2000
                          --------  ----------  ----------  -----------    -----------
                                                            (unaudited)    (unaudited)
Revenue:
  Service...............  $    --   $      --   $   41,319  $      504     $   36,937
  Roaming...............       --           29      29,010       1,878         11,452
  Equipment.............       --          --       17,353       1,858          7,057
                          --------  ----------  ----------  ----------     ----------
    Total revenue.......       --           29      87,682       4,240         55,446
                          --------  ----------  ----------  ----------     ----------
Operating expenses:
  Cost of revenue.......       --          --       39,259       2,684         19,026
  Operations and
   development
   (including non cash
   stock compensation of
   $0, $0, $1,472, $0
   (unaudited) and $207
   (unaudited),
   respectively)........       --        9,772      35,979       7,702         10,966
  Selling and marketing
   (including non cash
   stock compensation of
   $0, $0, $937, $0
   (unaudited) and $132
   (unaudited),
   respectively)........       304       6,325      71,180       7,855         34,625
  General and
   administrative
   (including non cash
   stock compensation of
   $0, $0, $29,408, $0
   (unaudited) and
   $4,738 (unaudited),
   respectively)........     2,637      26,239      92,585      10,179         27,276
  Depreciation and
   amortization.........        11       1,584      55,110       2,764         23,468
                          --------  ----------  ----------  ----------     ----------
    Total operating
     expenses...........     2,952      43,920     294,113      31,184        115,361
                          --------  ----------  ----------  ----------     ----------
    Operating loss......    (2,952)    (43,891)   (206,431)    (26,944)       (59,915)
Other (income) expense:
  Interest expense......       396      11,934      51,313       6,320         16,990
  Interest income.......       (13)     (4,697)     (6,464)     (1,041)        (2,384)
  Other expense
   (income).............       --           27        (284)         70            (22)
                          --------  ----------  ----------  ----------     ----------
    Net loss............    (3,335)    (51,155)   (250,996)    (32,293)       (74,499)
Accretion of mandatorily
 redeemable
 preferred stock........      (726)     (8,567)    (24,124)     (4,267)        (7,733)
                          --------  ----------  ----------  ----------     ----------
    Net loss
     attributable to
     common equity......  $ (4,061) $  (59,722) $ (275,120) $  (36,560)    $  (82,232)
                          ========  ==========  ==========  ==========     ==========
Net loss attributable to
 common equity per
 share--basic and
 diluted................  $(111.74) $    (2.19) $    (3.58) $    (0.62)    $    (0.83)
                          ========  ==========  ==========  ==========     ==========
Weighted average common
 equity shares
 outstanding--basic and
 diluted................    36,340  27,233,786  76,895,391  59,037,842     99,556,975
                          ========  ==========  ==========  ==========     ==========

  The accompanying notes are an integral part of these consolidated financial statements.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                               ($ in thousands)

                      Series F                                                    Common
                   Preferred Stock    Common Stock     Additional                  Stock     Treasury Stock
                  ----------------- ------------------  Paid-in     Deferred   Subscriptions ---------------- Accumulated
                    Shares   Amount   Shares    Amount  Capital   Compensation  Receivable    Shares   Amount   Deficit
                  ---------- ------ ----------  ------ ---------- ------------ ------------- --------  ------ -----------
Balance,
December 31,
1996............         --   $--       43,124   $  2   $    --     $    --        $ --           --    $--    $    (814)
Issuance of
common stock for
cash............         --    --        6,875    --         --          --          --           --     --          --
Accretion of
mandatorily
redeemable
preferred
stock...........         --    --          --     --         --          --          --           --     --         (726)
Noncash
redemption of
equity
interests.......         --    --      (30,664)    (1)       --          --          --           --     --          --
Net loss........         --    --          --     --         --          --          --           --     --       (3,335)
                  ----------  ----  ----------   ----   --------    --------       -----     --------   ----   ---------
Balance,
December 31,
1997............         --    --       19,335      1        --          --          --           --     --       (4,875)
Noncash
redemption of
equity
interests.......         --    --      (19,335)    (1)       --          --          --           --     --          --
Issuance of
preferred and
common stock for
cash, licenses
and AT&T
agreements......  10,308,676   103  46,262,185    462        --          --          (86)         --     --         (383)
Accretion of
mandatorily
redeemable
preferred
stock...........         --    --          --     --         --          --          --           --     --       (8,567)
Noncash issuance
of restricted
stock to
employees.......         --    --    3,095,473     31        --          (10)        --           --     --          (21)
Repurchase of
common stock for
cash............         --    --          --     --         --            2         --      (552,474)   --           (2)
Compensation
expense related
to restricted
stock awards....         --    --          --     --         --            1         --           --     --          --
Net loss........         --    --          --     --         --          --          --           --     --      (51,155)
                  ----------  ----  ----------   ----   --------    --------       -----     --------   ----   ---------
Balance,
December 31,
1998............  10,308,676   103  49,357,658    493        --           (7)        (86)    (552,474)   --      (65,003)
Issuance of
preferred stock
and common stock
for cash and
licenses........   4,604,102    46  23,231,331    233     21,550         --         (105)         --     --          --
Issuance of
common stock in
initial public
offering........         --    --   10,580,000    106    197,211         --          --           --     --          --
Costs associated
with initial
public
offering........         --    --          --     --      (1,801)        --          --           --     --          --
Deferred
compensation
expense related
to stock option
grants and
restricted stock
awards..........         --    --          --     --      73,049     (73,049)        --           --     --          --
Compensation
expense related
to stock option
grants and
restricted stock
awards..........         --    --          --     --         --       31,817         --           --     --          --
Non-cash
issuance of
restricted
stock...........         --    --    2,423,232     24      1,558      (1,573)        --       959,259    --          --
Repurchase of
common stock for
cash............         --    --          --     --          (1)          1         --      (406,785)   --          --
Accretion of
mandatorily
redeemable
preferred
stock...........         --    --          --     --     (24,124)        --          --           --     --          --
Net loss........         --    --          --     --         --          --          --           --     --     (250,996)
                  ----------  ----  ----------   ----   --------    --------       -----     --------   ----   ---------
Balance,
December 31,
1999............  14,912,778   149  85,592,221    856    267,442     (42,811)       (191)         --     --     (315,999)
Issuance of
common stock for
cash
(unaudited).....         --    --    2,245,000     22     41,847         --          --           --     --          --
Deferred
compensation
expense related
to stock option
grants and
restricted stock
awards
(unaudited).....         --    --          --     --       4,455      (4,455)        --           --     --          --
Compensation
expense related
to stock option
grants and
restricted stock
awards
(unaudited).....         --    --          --     --         --        5,077         --           --     --          --
Accretion of
mandatorily
redeemable
preferred stock
(unaudited).....         --    --          --     --      (7,733)        --          --           --     --          --
Net loss
(unaudited).....         --    --          --     --         --          --          --           --     --      (74,499)
                  ----------  ----  ----------   ----   --------    --------       -----     --------   ----   ---------
Balance, March
31, 2000
(unaudited).....  14,912,778  $149  87,837,221   $878   $306,011    $(42,189)      $(191)         --     --    $(390,498)
                  ==========  ====  ==========   ====   ========    ========       =====     ========   ====   =========
                    Total
                  ----------
Balance,
December 31,
1996............  $    (812)
Issuance of
common stock for
cash............        --
Accretion of
mandatorily
redeemable
preferred
stock...........       (726)
Noncash
redemption of
equity
interests.......         (1)
Net loss........     (3,335)
                  ----------
Balance,
December 31,
1997............     (4,874)
Noncash
redemption of
equity
interests.......         (1)
Issuance of
preferred and
common stock for
cash, licenses
and AT&T
agreements......         96
Accretion of
mandatorily
redeemable
preferred
stock...........     (8,567)
Noncash issuance
of restricted
stock to
employees.......        --
Repurchase of
common stock for
cash............        --
Compensation
expense related
to restricted
stock awards....          1
Net loss........    (51,155)
                  ----------
Balance,
December 31,
1998............    (64,500)
Issuance of
preferred stock
and common stock
for cash and
licenses........     21,724
Issuance of
common stock in
initial public
offering........    197,317
Costs associated
with initial
public
offering........     (1,801)
Deferred
compensation
expense related
to stock option
grants and
restricted stock
awards..........        --
Compensation
expense related
to stock option
grants and
restricted stock
awards..........     31,817
Non-cash
issuance of
restricted
stock...........          9
Repurchase of
common stock for
cash............        --
Accretion of
mandatorily
redeemable
preferred
stock...........    (24,124)
Net loss........   (250,996)
                  ----------
Balance,
December 31,
1999............    (90,554)
Issuance of
common stock for
cash
(unaudited).....     41,869
Deferred
compensation
expense related
to stock option
grants and
restricted stock
awards
(unaudited).....        --
Compensation
expense related
to stock option
grants and
restricted stock
awards
(unaudited).....      5,077
Accretion of
mandatorily
redeemable
preferred stock
(unaudited).....     (7,733)
Net loss
(unaudited).....    (74,499)
                  ----------
Balance, March
31, 2000
(unaudited).....  $(125,840)
                  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                ($ in thousands)

                             For the year ended         For the three months ended
                                December 31,                     March 31,
                         -----------------------------  -----------------------------
                          1997      1998       1999         1999            2000
                         -------  ---------  ---------  -------------   -------------
                                                         (unaudited)     (unaudited)
Cash flows from
 operating activities:
  Net loss.............. $(3,335) $ (51,155) $(250,996)  $     (32,293)  $    (74,499)
  Adjustment to
   reconcile net loss to
   net cash used in
   operating activities:
   Depreciation and
    amortization........      11      1,584     55,110           2,764         23,468
   Noncash compensation
    expense related to
    stock option grants
    and restricted stock
    awards..............     --           2     31,817             --           5,077
   Noncash interest
    expense.............     134      1,182     32,718             753         11,089
   Bad debt expense.....     --         --       2,962             --           1,661
   Noncash general and
    administrative
    expense charge by
    affiliates..........     --         197        --              --             --
  Changes in cash flow
   from operations
   resulting from
   changes in assets and
   liabilities:
   Accounts receivable..     --         --     (23,581)         (3,057)        (7,487)
   Inventory............     --        (778)   (15,024)         (6,923)        (6,513)
   Prepaid expenses and
    other current
    assets..............     (52)    (3,331)      (424)            775           (109)
   Other assets.........     (27)      (256)      (761)           (559)          (347)
   Accounts payable.....     619     11,586     24,808          13,656        (11,886)
   Accrued expenses.....     --       9,145     17,831           5,132         (1,011)
   Accrued interest.....     258      2,046     (3,104)        (1,758)            803
   Deferred revenue.....     --         --       1,709             --           1,198
                         -------  ---------  ---------   -------------   ------------
    Net cash used in
     operating
     activities.........  (2,392)   (29,778)  (126,935)        (21,510)       (58,556)
                         -------  ---------  ---------   -------------   ------------
Cash flows from
 investing activities:
  Expenditures for
   network under
   development, wireless
   network and property
   and equipment........  (1,134)  (107,542)  (298,506)       (112,233)       (52,549)
  Capitalized interest
   on network under
   development and
   wireless network.....     --        (227)    (5,317)         (1,273)          (622)
  Expenditures for
   microwave
   relocation...........     --      (3,340)    (5,654)         (1,187)          (369)
  Purchase of PCS
   licenses.............     --     (21,000)  (114,238)        (17,819)       (12,081)
  Partial refund of
   deposit on PCS
   licenses.............   1,561        --         --              --             --
  Purchase of
   intangibles--AT&T
   agreements...........     --         --     (17,310)            --             --
  Capitalized Tritel
   acquisition costs....     --         --         --              --          (5,081)
                         -------  ---------  ---------   -------------   ------------
    Net cash provided by
     (used in) investing
     activities.........     427   (132,109)  (441,025)       (132,512)       (70,702)
                         -------  ---------  ---------   -------------   ------------
Cash flows from
 financing activities:
  Proceeds from sale of
   mandatorily
   redeemable preferred
   stock................   1,500     26,661     70,323             --             --
  Receipt of preferred
   stock subscription
   receivable...........     --         --       9,414             --             --
  Direct issuance costs
   from sale of
   mandatorily
   redeemable preferred
   stock................     --      (1,027)    (2,500)          3,500            --
  Proceeds from sale of
   common stock and
   series F preferred
   stock................     --          38     21,724             --          41,869
  Proceeds from long-
   term debt............   2,809    257,492    407,635          50,000            --
  Proceeds associated
   with initial public
   offering.............     --         --     197,317             --             --
  Direct issuance cost
   from the initial
   public offering......     --         --      (1,801)            --             --
  Payments on long term
   debt.................     --      (2,073)   (50,451)            --            (335)
  Payments of deferred
   financing costs......     --      (9,110)   (12,742)            --             --
  Net increase in
   amounts due to
   affiliates...........     171       (928)      (362)            --             --
                         -------  ---------  ---------   -------------   ------------
  Net cash provided by
   financing
   activities...........   4,480    271,053    638,557          53,500         41,534
                         -------  ---------  ---------   -------------   ------------
  Net increase in cash
   and cash
   equivalents..........   2,515    109,166     70,597        (100,522)       (87,724)
Cash and cash
 equivalents at the
 beginning of period....      52      2,567    111,733         111,733        182,330
                         -------  ---------  ---------   -------------   ------------
Cash and cash
 equivalents at the end
 of period.............. $ 2,567  $ 111,733  $ 182,330   $      11,211   $     94,606
                         =======  =========  =========   =============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
               CONSOLIDATED STATEMENTS OF CASH FLOWS--(Continued)

                                ($ in thousands)

                                                           For the three months
                         For the year ended December 31,      ended March 31,
                         -------------------------------- -----------------------
                           1997       1998        1999       1999        2000
                         --------------------- ---------- ----------- -----------
                                                          (unaudited) (unaudited)
Supplemental disclosure
 of cash flow
 Information:
  Cash paid for income
   taxes................ $     --  $       --  $      --    $  --       $   --
  Cash paid for
   interest.............       --        9,786     24,342      --         5,187
Supplemental disclosure
 of non-cash investing
 and financing
 activities:
  Network under
   development and
   microwave relocation
   costs included in
   accounts payable and
   accrued expenses.....     2,485      98,092     32,424      825       61,473
  Issuance of
   mandatorily
   redeemable preferred
   stock and preferred
   stock in exchange for
   PCS licenses and AT&T
   agreements...........       --      100,900      2,674      --           --
  Issuance of
   mandatorily
   redeemable preferred
   stock and common
   stock in exchange for
   stock subscriptions
   receivable...........       --       76,000     27,191      --           --
  U.S. Government
   financing of PCS
   licenses.............     9,193         --      11,551      --           --
  Discount on U.S.
   Government
   financing............     1,600         --       1,631      --           --
  Conversion of notes
   payable to
   stockholders into
   preferred stock......       499      25,300        --       --           --
  Accretion of preferred
   stock dividends......       726       8,567     24,124      104        7,733
  Redemption of equity
   interests............     6,370         --         --       --           --
  Distribution of net
   assets to
   affiliates...........     3,645         --         --       --           --
  Notes payable to
   affiliates...........     2,725         --         --       --           --
  Capitalized interest.. $     131 $     2,055 $    5,409   $2,604      $   622


  The accompanying notes are an integral part of these consolidated financial statements.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    ($ in thousands, except per share data)


1. Organization and Business

   TeleCorp Holding Corp., Inc. (Holding) was incorporated in the State of Delaware on July 29, 1996 (date of inception). Holding was formed to participate in the Federal Communications Commission's (FCC) Auction of F-Block Personal Communications Services (PCS) licenses (the Auction) in April 1997. Holding successfully obtained licenses in the New Orleans, Memphis, Beaumont, Little Rock, Houston, Tampa, Melbourne and Orlando Basic Trading Areas (BTAs). Holding qualifies as a Designated Entity and Very Small Business under Part 24 of the rules of the FCC applicable to broadband PCS.

   In April 1997, Holding entered into an agreement to transfer the PCS licenses for the Houston, Tampa, Melbourne and Orlando BTAs to four newly-formed entities created by Holding's existing stockholder group: THC of Houston, Inc.; THC of Tampa, Inc.; THC of Melbourne, Inc.; and THC of Orlando, Inc. These licenses were transferred along with the related operating assets and liabilities in exchange for investment units consisting of Class A, B and C common stock and Series A preferred stock in August 1997.

   TeleCorp PCS, Inc. (TeleCorp) was incorporated in the State of Delaware on November 14, 1997 by the controlling stockholders of Holding. TeleCorp is the exclusive provider of wireless mobility services using equal emphasis co-branding with AT&T in its licensed regions in connection with a strategic alliance with AT&T Wireless and its affiliates (collectively AT&T). Upon finalization of the AT&T Transaction, Holding became a wholly-owned subsidiary of TeleCorp (see Note 9). TeleCorp and Holding are hereafter referred to as the Company.

   TeleCorp PCS, Inc. is the largest AT&T Wireless affiliate in the United States in terms of licensed population, with licenses covering markets where approximately 16.7 million people reside. The Company provides wireless personal communication services, or PCS, in selected markets in the south-central and northeast United States and in Puerto Rico, encompassing eight of the 100 largest metropolitan areas in the United States.

   Under the terms of the AT&T strategic alliance, the Company is AT&T's exclusive provider of wireless mobility services in the eight covered markets, using equal emphasis co-branding with AT&T subject to AT&T's right to resell services on the Company's network. The Company has the right to use the AT&T brand name and logo together with the SunCom brand name and logo, giving equal emphasis to each in its covered markets. The Company is AT&T's preferred roaming partner for digital customers in the Company's markets. Additionally, the Company's relationship with AT&T provides coast-to-coast coverage to TeleCorp customers.

2. Summary of Significant Accounting Policies

 Unaudited Interim Financial Information

   The unaudited consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the three months ended March 31, 1999 and 2000, the unaudited consolidated balance sheet as of March 31, 2000, and related footnotes, have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. In the opinion of management, the interim data includes all adjustments (consisting of only normal recurring adjustments) necessary for a fair statement of the results for the interim period.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)

 Basis of Presentation

   Holding was formed to explore various business opportunities in the wireless telecommunications industry. TeleCorp was formed to continue the activity of Holding through its strategic alliance with AT&T. For purposes of the accompanying financial statements, Holding has been treated as a "predecessor" entity. Therefore, the financial statements for the year ended December 31, 1997 include the historical financial information of Holding, the predecessor entity. The financial statements as of and for the year ended December 31, 1998 and for all periods thereafter, include the historical financial information of Holding and TeleCorp. The Chief Executive Officer and President of Holding maintain the positions of Chief Executive Officer and Executive Vice President and Chief Financial Officer, respectively, of TeleCorp. In addition, these officers own a majority of the voting stock of TeleCorp and, prior to the finalization of the AT&T Transaction, owned a majority of the voting stock of Holding. As a result of this relationship, certain financing relationships and the similar nature of business activities, Holding and TeleCorp were considered companies under common control.

 Risks and Uncertainties

   The Company expects to continue to incur significant operating losses and to generate negative cash flow from operating activities for at least the next several years while it constructs its network and develops its customer base. The Company's ability to eliminate operating losses and to generate positive cash flow from operations in the future will depend upon a variety of factors, many of which it is unable to control. These factors include: (1) the cost of constructing its network, (2) changes in technology, (3) changes in governmental regulations, (4) the level of demand for wireless communications services, (5) the product offerings, pricing strategies and other competitive factors of the Company's competitors and (6) general economic conditions. If the Company is unable to implement its business plan successfully, it may not be able to eliminate operating losses, generate positive cash flow or achieve or sustain profitability which would materially adversely affect its business, operations and financial results as well as its ability to make payments on its debt obligations.

 Consolidation

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, which includes TeleCorp Communications, Inc., TeleCorp LLC and Holding. All intercompany accounts and transactions have been eliminated in consolidation.

 Development Stage Company

   Prior to January 1, 1999, the Company's activities principally were planning and participation in the Auction, initiating research and development, conducting market research, securing capital and developing its proposed service and network. Since the Auction, the Company has been relying on the borrowing of funds and the issuance of common and preferred stock rather than recurring revenues, for its primary sources of cash flow. Accordingly, the Company's financial statements for all periods prior to January 1, 1999 were presented as a development stage enterprise, as prescribed by Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises." In the first quarter of 1999, the Company commenced operations and began providing wireless mobility services for its customers. As a result, the Company exited the development stage in the quarter ended March 31, 1999.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)


 Fair Value of Financial Instruments

   The Company believes that the carrying amount of its financial instruments approximate fair value.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities on the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

 Concentration of Credit Risk

   Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. The Company sells products and services to various customers throughout many regions in the United States and Puerto Rico. The Company routinely assesses the strength of its customers and maintains allowances for anticipated losses.

   For the years ended December 31, 1997, 1998, 1999 and the three months ended March 31, 2000 and 1999, no one customer accounted for 10% or more of total revenues or accounts receivable.

 Cash Equivalents

   The Company considers all highly liquid instruments with a maturity from purchase date of three months or less to be cash equivalents. Cash equivalents consist of overnight sweep accounts and U.S. Treasury obligations.

 Inventory

   Inventory, consisting of handsets and accessories, is valued at the lower of average cost or market and is recorded net of an allowance for obsolescence, if required.

 Property and Equipment and Network Under Development

   Property and equipment are recorded at cost and depreciation is computed using the straight-line method over the following estimated useful lives:

   Computer equipment.............. 3 to 5 years
   Network under development and
    wireless network............... 5 to 10 years upon commencement of service
   Internal use software........... 3 years
   Furniture, fixtures and office
    equipment...................... 5 years
   Leasehold improvements.......... Lesser of useful life or lease term

   Expenditures for repairs and maintenance are charged to operations when incurred. Gains and losses from disposals, if any, are included in the statements of operations. Network under development includes all costs related to engineering, cell site acquisition, site development, interest expense and other development costs being incurred to ready the Company's wireless network for use.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)


   Internal and external costs incurred to develop the Company's billing, financial systems and other internal applications during the application development stage are capitalized as internal use software. All costs incurred prior to the application development stage are expensed as incurred. Training costs and all post implementation internal and external costs are expensed as incurred.

 PCS Licenses and Microwave Relocation Costs

   PCS licenses include costs incurred, including capitalized interest related to the U.S. Government financing, to acquire FCC licenses in the 1850-1990 MHz radio frequency band. Interest capitalization on the U.S. Government financing began when the activities necessary to get the Company's network ready for its intended use were initiated and concluded when the wireless networks were ready for intended use. The PCS licenses are issued conditionally for ten years. Historically, the FCC has granted license renewals providing the licensees have complied with applicable rules, policies and the Communications Act of 1934, as amended. The Company believes it has complied with and intends to continue to comply with these rules and policies.

   As a condition of each PCS license, the FCC requires each license-holder to relocate existing microwave users (Incumbents) within the awarded spectrum to microwave frequencies of equal capacity. Microwave relocation costs include the actual and estimated costs incurred to relocate the Incumbent's microwave links affecting the Company's licensed frequencies.

   The Company began amortizing the cost of the PCS licenses, microwave relocation costs, and capitalized interest in March 1999, when PCS services commenced in certain BTAs. Amortization is calculated using the straight-line method over 40 years.

 Intangible assets--AT&T Agreements

   The AT&T Agreements consist of the fair value of various agreements with AT&T exchanged for mandatorily redeemable preferred stock and Series F preferred stock (see Notes 9 and 10). The AT&T Agreements are amortized on a straight-line basis over the related contractual terms, which range from three to ten years.

 Long-Lived Assets

   The Company periodically evaluates the recoverability of the carrying value of property and equipment, network under development, intangible assets, PCS licenses and microwave relocation costs. The Company considers historical performance and anticipated future results in its evaluation of potential impairment. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of these assets in relation to the operating performance of the business and future and undiscounted cash flows expected to result from the use of these assets. Impairment losses are recognized when the sum of the present value of expected future cash flows are less than the assets' carrying value. No such impairment losses have been recognized to date.

 Deferred Financing Costs

   Deferred finance costs are capitalized and amortized as a component of interest expense over the term of the related debt.

 Revenue Recognition

   The Company earns revenue by providing wireless mobility services to both its subscribers and subscribers of other wireless carriers traveling in the Company's service area, as well as sale of equipment and accessories.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)


   Wireless mobility services revenue consists of monthly recurring and non-recurring charges for local, long distance, roaming and airtime used in excess of pre-subscribed usage. Generally, access fees, airtime roaming and long distance charges are billed monthly and are recognized when service is provided. Prepaid service revenue is collected in advance, recorded as deferred revenue, and recognized as service is provided.

   Roaming revenue consists of the airtime and long distance charged to the subscribers of other wireless carriers for use of the Company's network while traveling in the Company's service area and is recognized when the service is provided.

   Equipment revenue is recognized upon delivery of the equipment to the customer and when future obligations are no longer significant.

 Advertising Costs

   The Company expenses production costs of print, radio and television advertisements and other advertising costs as such costs are incurred.

 Income Taxes

   The Company accounts for income taxes in accordance with the liability method. Deferred income taxes are recognized for tax consequences in future years for differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end, based on enacted laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce net deferred tax assets to the amount expected to be realized. The provision for income taxes consists of the current tax provision and the change during the period in deferred tax assets and liabilities.

 Accounting for Stock-Based Compensation

   SFAS No. 123, "Accounting for Stock-Based Compensation", requires disclosure of the fair value method of accounting for stock options and other equity instruments. Under the fair value method, compensation cost is measured at grant date based on the fair value of the award and is recognized over the service period which is usually the vesting period. The Company has chosen, under provisions of SFAS No. 123, to continue to account for employee stock-based compensation under Accounting Principles Board (APB) No. 25, "Accounting for Stock Issued to Employees". The Company discloses in Note 11 to the financial statements the pro forma net loss and the pro forma basic and diluted net loss per share as if the Company had applied the method of accounting prescribed by SFAS No. 123.

   The Company periodically issues restricted stock awards and stock option grants to its employees. Upon reaching a measurement date, the Company records deferred compensation equal to the difference between the strike price and the estimated fair value of the stock award. Deferred compensation is amortized to compensation expense over the related vesting period.

 Interest Rate Swaps

   The Company uses interest rate swaps to hedge the effects of fluctuations in interest rates from their Senior Credit Facility (see Note 8). These transactions meet the requirements for hedge accounting, including designation and correlation. The interest rate swaps are managed in accordance with the Company's policies and procedures. The Company does not enter into these transactions for trading purposes. The resulting gains or losses, measured by quoted market prices, are accounted for

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)

as part of the transactions being hedged, except that losses not expected to be recovered upon the completion of hedged transactions are expensed. Gains or losses associated with interest rate swaps are computed as the difference between the interest expense per the amount hedged using the fixed rate compared to a floating rate over the term of the swap agreement.

 Net Loss Attributable to Common Equity Per Share

   The Company computes net loss attributable to common equity per share in accordance with SFAS No. 128, "Earnings Per Share", and SEC Staff Accounting Bulletin No. 98 (SAB 98). Under the provisions of SFAS No. 128 and SAB 98, basic net loss attributable to common equity per share is computed by dividing the net loss attributable to common equity for the period by the weighted average number of common equity shares outstanding during the period. The weighted average number of common shares outstanding includes the Series F Preferred Stock, which is a participating stock and has no preferential rights over Common Stock, and all classes of Common Stock. Diluted net loss attributable to common equity per share is computed by dividing the net loss attributable to common equity for the period by the weighted average number of common and dilutive common equivalent shares outstanding during the period. As the Company had a net loss attributable to common equity in each of the periods presented, basic and diluted net loss attributable to common equity per share are the same.

 Segment Reporting

   The Company presently operates in a single business segment as a provider of wireless mobility services in its licensed regions primarily in the south-central and northeastern United States and Puerto Rico. The Company operates in various MTAs including New Orleans, LA, Memphis, TN, Little Rock, AR, Boston, MA and San Juan, Puerto Rico.

 Reclassifications

   Certain amounts in the 1997, 1998, and 1999 consolidated financial statements have been reclassified to conform with the presentations of the consolidated financial statements as of and for the three months ended March 31, 2000.

 Recently Issued Accounting Standards

   In July 1999, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 137, "Deferral of the Effective Date of FAS 133" which defers the effective date of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 30, 2000. The Company is in the process of determining the effect of adopting this standard.

   In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin (SAB) Number 101, "Revenue Recognition in Financial Statements." This bulletin will become effective for the Company no later than the quarter ending December 31, 2000. This bulletin establishes more clearly defined revenue recognition criteria than previously existing accounting pronouncements, and specifically addresses revenue recognition requirements for nonrefundable fees, such as activation fees, collected by a company upon entering into an arrangement with a customer, such as an arrangement to provide telecommunications services. The Company is currently evaluating the full impact of this bulletin to determine the impact on its financial position and results of operations.

   In March 2000, the FASB issued Interpretation (FIN) No. 44, "Accounting for Certain Transactions Involving Stock Compensation--An Interpretation of APB Opinion No. 25." FIN 44 clarifies the application of APB Opinion No. 25 and, among other issues, clarifies the following: the definition of an

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)

employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a non-compensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. The Company does not expect the application of FIN 44 to have a material impact on its financial position or results of operations.

3. Accounts Receivable

   Accounts receivables consists of the following:

                                                  December 31,
                                                ------------------   March 31,
                                                  1998      1999       2000
                                                --------  --------  -----------
                                                                    (unaudited)
   Accounts receivable......................... $    --   $ 26,203   $ 33,985
   Allowance for doubtful accounts.............      --     (2,622)    (2,917)
                                                --------  --------   --------
                                                $    --   $ 23,581   $ 31,068
                                                ========  ========   ========

   Bad debt expense for the year ended December 31, 1999 and the three months ended March 31, 2000 was $2,962 and $1,661 (unaudited), respectively.

4. Inventory

   Inventory consists of the following:

                                                  December 31,
                                                ------------------   March 31,
                                                  1998      1999       2000
                                                --------  --------  -----------
                                                                    (unaudited)
   Handsets.................................... $    778  $ 15,090   $ 21,395
   Accessories.................................      --        712        920
                                                --------  --------   --------
                                                $    778  $ 15,802   $ 22,315
                                                ========  ========   ========

5. Property and Equipment

   Property and equipment consists of the following:

                                                  December 31,
                                                ------------------   March 31,
                                                  1998      1999       2000
                                                --------  --------  -----------
                                                                    (unaudited)
   Wireless network............................ $    --   $364,491   $439,718
   Network under development...................  170,886    21,758     22,543
   Computer equipment..........................   10,115    16,888     17,940
   Internal use software.......................   11,161    21,648     22,898
   Leasehold improvements......................    3,205    12,011     13,358
   Furniture, fixtures and office equipment....    2,924    10,855     12,792
   Land........................................      --         49         49
                                                --------  --------   --------
                                                 198,291   447,700    529,298
   Accumulated depreciation....................     (822)  (47,250)   (67,556)
                                                --------  --------   --------
                                                $197,469  $400,450   $461,742
                                                ========  ========   ========

   Depreciation expense for the years ended December 31, 1997, 1998, 1999 and the three months ended March 31, 2000 was $11, $811, $46,428 and $20,306 (unaudited), respectively.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)


6. PCS Licenses and Microwave Relocation Costs

   PCS licenses, microwave relocation costs, and capitalized interest consist of the following:

                                                    December 31,
                                                  -----------------   March 31,
                                                    1998     1999       2000
                                                  -------- --------  -----------
                                                                     (unaudited)
   PCS licenses.................................. $104,737 $221,650   $233,720
   Microwave relocation costs....................   12,457   47,835     42,835
   Capitalized interest..........................      913    1,005      1,005
                                                  -------- --------   --------
                                                   118,107  270,490    277,560
   Accumulated amortization......................      --    (2,808)    (4,164)
                                                  -------- --------   --------
                                                  $118,107 $267,682   $273,396
                                                  ======== ========   ========

   Amortization expense related to PCS licenses, its related capitalized interest, and microwave relocation costs for the years ended December 31, 1997, 1998, 1999 and the three months ended March 31, 2000 was $0, $0, $2,808 and $1,356 (unaudited), respectively.

7. Accrued Expenses and Other

   Accrued expenses and other consist of the following:

                                                     December 31,
                                                   -----------------  March 31,
                                                     1998     1999      2000
                                                   -------- -------- -----------
                                                                     (unaudited)
   Property and equipment......................... $ 85,635 $ 32,725  $ 50,414
   Sales taxes....................................      --     8,263    11,908
   Merger costs...................................      --       --      3,925
   Bonuses and vacation...........................    2,386    6,079     2,548
   Selling and marketing..........................      347    3,496     5,421
   Other accrued expenses.........................    6,700    7,955    12,807
                                                   -------- --------  --------
                                                     95,068   58,518    87,023
   Less: non-current portion......................      196    6,541     7,877
                                                   -------- --------  --------
                                                   $ 94,872 $ 51,977  $ 79,146
                                                   ======== ========  ========

8. Long-term Debt

   Long-term debt consists of the following:

                                                     December 31,
                                                   -----------------  March 31,
                                                     1998     1999      2000
                                                   -------- -------- -----------
                                                                     (unaudited)
   Senior subordinated discount notes............. $    --  $354,291  $364,341
   Senior credit facilities.......................  225,000  225,000   225,000
   Lucent notes payable...........................   10,460   43,504    44,426
   U.S. Government financing......................    7,925   17,776    17,558
                                                   -------- --------  --------
                                                    243,385  640,571   651,325
   Less: current portion..........................      --     1,361     1,461
                                                   -------- --------  --------
                                                   $243,385 $639,210  $649,864
                                                   ======== ========  ========

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)

 Senior Subordinated Discount Notes

   On April 23, 1999, the Company completed the issuance and sale of 11 5/8% Senior Subordinated Discount Notes (the Notes) with an aggregate principal amount at maturity of $575,000. The total gross proceeds from the sale of the Notes were $327,635. Offering expenses consisting of underwriting, printing, legal and accounting fees totaled $10,999. The Notes mature April 15, 2009, unless previously redeemed by the Company. As interest accrues, it will be added to the principal as an increase to interest expense and the carrying value of the Notes until April 15, 2004. The Company will begin paying interest semi-annually beginning October 15, 2004. The Notes are not collateralized. The Notes are subordinate to all of the Company's existing and future senior debt and ranks equally with all other senior subordinated debt, and ranks senior to all of the Company's existing and future subordinated debt. The Notes are guaranteed by the Company's wholly owned subsidiary, TeleCorp Communications, Inc. (see Note 19). As of December 31, 1999 and March 31, 2000 accrued interest added to the principal was $26,656 and $10,049 (unaudited), respectively. In October 1999, the Company registered the Notes with the Securities and Exchange Commission to become publicly traded securities. Offering expenses totaled $917 and are accounted for as debt issuance costs.

 Senior Credit Facilities

   In July 1998, the Company entered into a credit facility (the Senior Credit Facility) with a group of commercial lenders, under which the Company may borrow up to $525,000, in the aggregate, consisting of (i) up to $150,000 in revolving loans (the Senior Revolving Credit Facility) with a maturity date of January 2007, (ii) a $150,000 term loan (the Tranche A Term Loan) with a maturity date of January 2007, and (iii) a $225,000 term loan (the Tranche B Term Loan) with a maturity date of January 2008. In October 1999, the Company entered into amendments to increase the amount of credit available to $560,000. A total of $225,000 of indebtedness from the Tranche B Term Loan was outstanding as of December 31, 1998, 1999 and March 31, 2000. The Senior Credit Facility also provides for an uncommitted $40,000 senior term loan (the Expansion Facility).

   Beginning in September 2002, principal repayments will be made in 18 quarterly installments for the Tranche A Term Loan and 22 quarterly installments for the Tranche B Term Loan. Quarterly principal repayments for the Tranche A Term Loan are as follows: first six, $3,750; next four, $9,375; last eight, $11,250. Quarterly principal repayments for the Tranche B Term Loan are as follows: first 18, $562, last four, $53,721. Interest payments on the senior credit facility are made quarterly. The Senior Credit Facility contains a prepayment provision whereby certain amounts borrowed must be repaid upon the occurrence of certain specified events.

   The commitment to make loans under the Tranche A Term loan will terminate in July 2001, or earlier if elected by the Company. Beginning in April 2005, the commitment to make loans under the Senior Revolving Credit Facility will be permanently reduced on a quarterly basis through April 2007 as follows: first four reductions, $12,500; last four reductions $25,000. The unpaid principal on the Senior Revolving Credit Facility is due January 2007. In July 2000, if the undrawn portion of the Tranche A Term Loan exceeds $50,000 the amount of the Tranche A Term Loan will be automatically reduced by such excess.

   The interest rate applicable to the Senior Credit Facility is based on, at the Company's option, (i) LIBOR (Eurodollar Loans) plus the Applicable Margin, as defined, or (ii) the higher of the administrative agent's prime rate or the Federal Funds Effective Rate (ABR Loans), plus the Applicable Margin, as defined. The Applicable Margin for Eurodollar Loans will range from 125 to 325 basis points based

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)

upon certain events by the Company, as specified. The Applicable Margin for ABR Loans will range from 25 to 225 basis points based upon certain events by the Company, as specified. At December 31, 1998, the interest rate applicable to the Tranche B Term Loan was 8.75% and interest incurred for the year ended December 31, 1998 was $9,210 of which $7,710 was expensed and $1,500 was capitalized. At December 31, 1999, the interest rate applicable to the Tranche B Term Loan was 9.12%, and for the year ended December 31, 1999 interest incurred on the Tranche B Term Loan was $19,110 of which $13,793 was expensed and $5,317 was capitalized. At March 31, 2000, the interest rate applicable to the Tranche B Term Loan was 9.12%, and for the three months ended March 31, 2000 interest incurred on the Tranche B Term Loan was $4,576 (unaudited) of which $3,954 (unaudited) was expensed and $622 (unaudited) was capitalized.

   The loans from the Senior Credit Facility are subject to an annual commitment fee which ranges from 0.50% to 1.25% of the available portion of the Tranche A Term Loan and the Senior Revolving Credit Facility. The Company has expensed $3,306, $3,817 and $954 (unaudited) for the year ended December 31, 1998, 1999 and the three months ended March 31, 2000, respectively, related to these bank commitment fees. The Senior Credit Facility requires the Company to purchase interest rate hedging contracts covering amounts equal to at least 50% of the total amount of the outstanding indebtedness of the Company. As of December 31, 1998, 1999 and March 31, 2000, the Company hedged 100% of its outstanding indebtedness of $225,000 to take advantage of favorable interest rate swaps. The six outstanding interest rate swap contracts fix LIBOR at annual interest rates from 5.20% to 5.26%. The contracts mature in September of 2003.

   Initially, borrowings under the Senior Credit Facility are subject to a maximum Senior Debt to Total Capital ratio, as defined, of 50%. This ratio has been increased to 55% because certain specified operating benchmarks have been achieved. In addition, the Company must comply with certain financial and operating covenants. The financial covenants include various debt to equity, debt to EBITDA, interest coverage, and fixed charge coverage ratios, as defined in the Senior Credit Facility. The operating covenants include minimum subscribers, minimum aggregate service revenue, minimum coverage of population and maximum capital expenditure thresholds. As of December 31, 1998, 1999, and March 31, 2000 the Company was in compliance with these covenants.

   The Company may utilize the Expansion Facility as long as the Company is not in default of the Senior Credit Facility and is in compliance with each of the financial covenants. However, none of the lenders are required to participate in the Expansion Facility.

   The Senior Credit Facility is collateralized by substantially all of the assets of the Company. In addition, the Senior Credit Facility has been guaranteed by the Company's subsidiaries and shall be guaranteed by subsequently acquired or organized domestic subsidiaries of the Company.

 Lucent Notes Payable

   In May 1998, the Company entered into a Note Purchase Agreement (the Lucent Note Agreement) with Lucent Technologies, Inc. (Lucent) which provides for the issuance of increasing rate 8.5% Series A (the Series A Notes) and 10.0% Series B (the Series B Notes) junior subordinated notes (the Subordinated Notes) with an aggregate face value of $80,000. The aggregate face value of the Subordinated Notes shall decrease dollar for dollar, upon the occurrence of certain events as defined in the Lucent Note Agreement. The proceeds of the Subordinated Notes are to be used to develop the Company's network in certain designated areas. As of December 31, 1998, 1999 and March 31, 2000

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)

the Company had $10,460, $43,504 and $44,426 (unaudited), respectively outstanding under the Series A Notes. During the year ended December 31, 1999, the Company borrowed and repaid $40,000 on the Lucent Series B Notes plus $228 of accrued interest. Interest expense for the years ended December 31, 1998, 1999 and the three months ended March 31, 2000 was $460, $3,044, and $921 (unaudited), respectively.

   The Series A and Series B Notes will not amortize and will have a maturity date six months after the final maturity of the Company's high yield debt offering, but in no event later than May 1, 2012. The Series A Notes will have a mandatory redemption at par plus accrued interest from the proceeds of a subsequent equity offering to the extent the net proceeds exceed an amount identified in the Lucent Note Agreement. If the Series A Notes and Series B Notes are not redeemed in full by January 2001 and January 2000, respectively, the interest rate on each note will increase by 1.5% per annum on January 1. However, the interest rate applicable to the Subordinated Notes shall not exceed 12.125%. Interest payable on the Series A Notes and the Series B Notes on or prior to May 11, 2004 shall be payable in additional Series A and Series B Notes. Thereafter, interest shall be paid in arrears in cash on each six month and yearly anniversary of the Series A and Series B closing date or, if cash interest payments are prohibited under the Senior Credit Facility and/or the Senior Subordinated Discount Notes, in additional Series A and Series B Notes. As of December 31, 1998, 1999 and March 31, 2000 interest accrued under the Series A Notes of $460, $3,504 and $4,426 (unaudited), respectively has been included in long-term debt.

   The Company may redeem the Subordinated Notes held by Lucent or any of its affiliates at any time. The Series A Notes that are not held by Lucent or any of its affiliates may be redeemed by the Company prior to May 2002 and after May 2007. The Series B Notes that are not held by Lucent or any of its affiliates may be redeemed by the Company prior to May 2000 and after May 2005. Any redemption after May 2007, in the case of the Series A Notes, and May 2005, in the case of the Series B Notes, shall be subject to an interest rate premium, as specified. All of the outstanding notes under the Lucent Note Agreement as of December 31, 1998 and 1999 are held by Lucent. The Company must comply with certain operating covenants. As of December 31, 1998, 1999 and March 31, 2000, the Company was in compliance with these operating covenants.

   In October 1999, the Company entered into an amended and restated note purchase agreement with Lucent for the issuance of up to $12,500 of new series A notes and up to $12,500 of new series B notes under a vendor expansion facility in connection with prior acquisitions of licenses in certain markets. The terms of these notes issued under these facilities are identical to the original Lucent series A and series B notes.

   In addition, pursuant to the amended and restated note purchase agreement, Lucent has agreed to make available up to an additional $50.0 million of new vendor financing not to exceed an amount equal to 30% of the value of equipment, software and services provided by Lucent in connection with any additional markets the Company acquires. This $50.0 million of availability is subject to a reduction up to $20.0 million on a dollar for dollar basis of any additional amounts Lucent otherwise lends to the Company for such purposes under the Company's senior credit facilities. Any notes purchased under this facility would be divided equally between Lucent series A and series B notes. The terms of Lucent series A and series B notes issued under these expansion facilities would be identical to the terms of the original Lucent series A and series B notes as amended, including a maturity date of October 23, 2009.

   In addition, any Lucent series B notes issued under the vendor expansion facility will mature and will be subject to mandatory prepayment on a dollar for dollar basis out of the net proceeds of any

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)

future public or private offering or sale of debt securities, exclusive of any private placement of notes issued to finance any additional markets and borrowings under the senior credit facilities or any replacement facility.

 U.S. Government financing

   As of December 31, 1998, 1999 and March 31, 2000 the Company owes the U.S. Government $9,192, $20,247 and $19,957 (unaudited) less a discount of $1,268, $2,471 and $2,399 (unaudited) respectively, for the acquisition of PCS licenses.

   The terms of the notes related to the PCS licenses in New Orleans, Memphis, Beaumont and Little Rock obtained during the 1997 F-Block auction include: an interest rate of 6.25%, quarterly interest payments which commenced in July 1998 and continue for the one year thereafter, then quarterly principal and interest payments for the remaining nine years. The promissory notes are collateralized by the underlying PCS licenses.

   During the year ended December 31, 1999, the Company completed the acquisition of additional PCS licenses from Digital PCS, LLC and Wireless 2000, Inc. (see Note 10). As part of these acquisitions, the Company assumed additional U.S. Government financing with the FCC amounting to $11,551, less a discount of $1,631. The terms of the notes include an interest rate of 6.125% for notes assumed from Digital PCS, LLC and 7.00% for notes assumed from Wireless 2000, Inc., quarterly interest payments for a two-year period and then quarterly principal and interest payments for the remaining eight years.

   The notes were discounted using management's best estimate of the prevailing market interest rate at the time of issuance of 10.25%.

   In connection with entering into the senior credit facilities and the senior-subordinated discount notes, the Company incurred certain debt issuance costs. The Company capitalized debt issuance costs of $9,110, $12,742, and $0 (unaudited) during the years ended December 31, 1998, 1999 and the three months ended March 31, 2000, respectively. The financing costs are being amortized using the straight-line method over the term of the related debt. For the years ended December 31, 1998, 1999 and the three months ended March 31, 2000, the Company recorded interest expense related to the amortization of the deferred financing costs of $525, $1,750 and $578 (unaudited), respectively.

   As of March 31, 2000, minimum required annual principal repayment (undiscounted) under all of the Company's outstanding debt obligations were as follows (unaudited):

       April-December 2000............................................ $  1,037
       For the year ending December 31,
         2001.........................................................    1,448
         2002.........................................................    2,102
         2003.........................................................    5,561
         2004.........................................................    5,785
         2005.........................................................    6,037
         Thereafter...................................................  842,414
                                                                       --------
         Total........................................................ $864,384
                                                                       ========

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)


   As of December 31, 1999, minimum required annual principal repayment (undiscounted) under all of the Company's outstanding debt obligations were as follows:

       For the year ending December 31,
         2000......................................................... $  1,361
         2001.........................................................    1,448
         2002.........................................................    2,102
         2003.........................................................    5,561
         2004.........................................................    5,785
         Thereafter...................................................  847,494
                                                                       --------
         Total........................................................ $863,751
                                                                       ========

9. AT&T Transaction

   In January 1998, the Company entered into a Securities Purchase Agreement (the Securities Purchase Agreement) with AT&T Wireless PCS, Inc. and TWR Cellular Inc. (both subsidiaries of AT&T Corporation and collectively referred to as AT&T), the stockholders of Holding and various venture capital investment firms (the Cash Equity Investors). The Securities Purchase Agreement allows the Company to be a provider of wireless mobility services in its licensed regions utilizing the AT&T brand name.

   Upon the receipt of FCC approval in July 1998, the Company finalized the transaction contemplated in the Securities Purchase Agreement (the AT&T Transaction). As a result, the Company (i) issued preferred stock and paid AT&T $21,000 in exchange for 20 MHz PCS licenses with a fair value of $94,850 and certain operating agreements with AT&T for exclusivity, network membership, long distance and roaming with a fair value of $27,050 (ii) issued preferred and common stock for 100% of the outstanding ownership interests in Holding, which includes 10 MHz PCS licenses which was recorded at historical cost; and (iii) issued preferred and common stock for a cash commitment from the initial investors other than AT&T Wireless of $128,000 to be paid over a three year term plus an additional $5,000 upon the closing of the Digital PCS, Inc. transaction (see Note 10).

   The general terms of the operating agreements with AT&T are summarized below:

  AT&T Exclusivity: The Company will be AT&T's exclusive facilities-based provider of mobile wireless telecommunications services within the Company's BTAs for an initial ten year period. This agreement will automatically renew for a one-year term and then operate on a year-to-year basis unless one party terminates at least ninety (90) days prior to the end of any one-year term.

  The Company has determined the fair value of this agreement to be $11,870 and is amortizing this value over the initial 10 year term.

  Network Membership License Agreement: The Network Membership License Agreement (the License Agreement) defines that AT&T will make available to the Company use of the AT&T logo and the right to refer to itself as a "Member of the AT&T Wireless Network" to market its PCS services. Through the use of these rights, the Company expects to participate in and benefit from AT&T promotional and marketing efforts. The License Agreement has an initial five-year term with a five-year renewal term if both the Company and AT&T elect to renew at least ninety 90 days prior to the expiration of the initial term. The Company determined the fair value of this agreement to be $8,480 and is amortizing this value over the initial five-year term.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)


  Intercarrier Roamer Services Agreement: AT&T and the Company have entered into a twenty-year reciprocal roaming agreement provided that their customers who own tri-mode phones will roam on the other's mobile wireless systems at commercially reasonable rates to the extent commercially and technologically feasible. Thereafter, this agreement shall renew automatically on a year-to-year basis unless either the Company or AT&T terminates this agreement by written notice at least 90 days prior to the conclusion of the original or any subsequent term. After ten years, this agreement may be terminated by the Company or AT&T at any time upon 90 days prior written notice.

  The Company has determined the value of this roaming agreement to be $3,500 and is amortizing this value over the initial 10-year term.

  Long Distance Agreement: The long distance agreement provides that AT&T will be the exclusive provider for long distance services to the Company's customers within the Company's licensed regions for an initial three year period. The long distance agreement requires that the Company meet a minimum traffic volume commitment during the term of the agreement. If the Company fails to meet such volume commitments, the Company must pay to AT&T the difference between the expected fee based on the volume of the commitment and the fees based on actual volume.

  The Company had determined the fair value of this agreement to be $3,200 and is amortizing this value over the initial three-year term.

   Triton PCS, Inc. (Triton), Tritel Communications (Tritel), and the Company have adopted a common brand, SunCom, which is co-branded with equal emphasis with the AT&T brand name and logo. On April 16, 1999, Triton, Tritel and TeleCorp Communications formed a new company, Affiliate License Co., L.L.C., to own, register and maintain the marks SunCom, SunCom Wireless and other SunCom and Sun formative marks (SunCom Marks) and to license the SunCom Marks to Triton, Tritel and the Company. Triton, Tritel and TeleCorp Communications each have a 33% membership interest in Affiliate License Co., L.L.C. On April 16, 1999, Triton entered into an agreement to settle a potential dispute regarding prior use of the SunCom brand. In connection with this settlement, Triton agreed to pay $975 to acquire the SunCom Marks that were contributed to Affiliate License Co., L.L.C. The Company paid $325 in royalty payments to reimburse Triton for the contributed SunCom marks.

10. Acquisitions

   On April 20, 1999, the Company completed the acquisition of 10 MHz PCS licenses covering the Baton Rouge, Houma, Hammond and Lafayette, Louisiana BTA's from Digital PCS, LLC. The total purchase price of $6,114 was comprised of $2,335 of mandatorily redeemable preferred stock and common stock of the Company, the assumption of U.S. Government financing with the FCC of $4,102 less a discount of $609, and $286 in cash as reimbursement to Digital PCS, LLC, for interest due to the FCC incurred prior to close and legal costs. The entire purchase price has been allocated to the PCS license.

   As a result of completing the transaction with Digital PCS, LLC, the Cash Equity Investors have irrevocably committed to contribute $5,000 in exchange for mandatorily redeemable preferred stock and common stock over a two year period from the close of this transaction. As of March 31, 2000 the Company has received $2,200 of the $5,000 commitment.

   On May 24, 1999, the Company sold mandatorily redeemable preferred stock and preferred stock to AT&T for $40,000. On May 25, 1999, the Company acquired from AT&T 20 MHz PCS licenses

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)

covering the San Juan MTA, 27 constructed cell sites, a switching facility, leases for additional cell sites, the extension of the Network Membership License Agreement, Long Distance Agreement, Intercarrier Roamer Services Agreement and AT&T Exclusivity Agreement and the reimbursement of AT&T for microwave relocation costs, salary and lease payments (the Puerto Rico Transaction) incurred prior to acquisition. The total purchase price of this asset acquisition was $99,694 in cash plus legal fees of $252. The purchase price has been allocated to the assets acquired, based upon their estimated fair value as follows:

     PCS licenses..................................................... $70,421
     Intangible assets--AT&T Agreements...............................  17,310
     Cell sites site acquisition, switching facility assets and other
      assets..........................................................   9,015
     Microwave relocation costs.......................................   3,200
                                                                       -------
                                                                       $99,946
                                                                       =======

   As a result of completing this transaction, the Company's available borrowings under the Lucent Note Agreement increased by $15,000 ($7,500 of Series A and $7,500 of Series B) and certain Cash Equity Investors committed $39,997 in cash in exchange for mandatorily redeemable preferred and common stock. The Cash Equity Investors cash commitment of $39,997 will be funded over a three-year period from the close of this transaction. As of December 31, 1999, the Company received $17,999 of this cash commitment. As a part of obtaining this additional preferred and common stock financing, the Company paid $2,000 to a Cash Equity Investor upon the closing of the transaction. In addition, certain officers, the Chief Executive Officer and the Executive Vice President and Chief Financial Officer of the Company were issued fixed and variable awards of 5,318 and 2,380,536 restricted shares of mandatorily redeemable Series E preferred stock and Class A common stock, respectively, in exchange for their interest in Puerto Rico Acquisition Corporation. Puerto Rico Acquisition Corporation was a special purpose entity wholly-owned by the Company's Chief Executive Officer and Executive Vice President and Chief Financial Officer. The fixed awards typically vest over a five-year period. The estimated fair value of these shares has been recorded as deferred compensation and is being amortized over the related vesting periods. The variable awards vested based upon the completion of the Company's initial public offering.

   On June 2, 1999 the Company acquired from Wireless 2000, Inc. 15 MHz PCS licenses in the Alexandria, Lake Charles and Monroe, Louisiana BTAs. The total purchase price of $7,448 was comprised of $371 of mandatorily redeemable preferred stock and common stock of the Company, the assumption of U.S. Government financing with the FCC of $7,449 less a discount of $1,022 and $650 in cash as reimbursement of microwave relocation costs and reimbursement of FCC interest and legal costs. The entire purchase price has been allocated to the PCS licenses acquired.

   In February 1999, Viper Wireless, Inc. (Viper), was formed to participate in the C-Block PCS license reauction for additional spectrum in most of the Company's markets. Viper was initially capitalized for $100 and was equally-owned by the Company's Chief Executive Officer and Executive Vice President-Chief Financial Officer. In order to participate in the reauction, the Company paid the FCC an initial deposit of $17,819, on behalf of Viper. Simultaneously, the Company transferred this initial deposit to Viper in exchange for an 85% ownership interest which represented a 49.9% voting interest.

   On April 15, 1999, the FCC announced Viper was the high bidder for 15 MHz licenses in New Orleans, Houma and Alexandria, Louisiana, San Juan, Puerto Rico and Jackson, Tennessee and 30 MHz licenses in Beaumont, Texas. The total auction price is $32,286 plus legal fees of $47. During

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)

the year ended December 31, 1999, the FCC refunded $11,361 of the initial deposit; however, the Company was required to pay the FCC $11,059 as a final deposit on behalf of Viper. As of and for the year ended December 31, 1999, Viper had no financial activity other than its capitalization which includes the transfer of the initial deposit to Viper. The Company received final regulatory approval of the license transfer from the FCC on September 9, 1999. The entire purchase price has been allocated to the PCS licenses acquired.

   AT&T and certain of the Company's other stockholders have committed an aggregate of up to approximately $32,300 in exchange for additional shares of mandatorily redeemable preferred stock, Series F preferred stock and Class A common stock of the Company. As part of this financing, the Company paid approximately $500 to an affiliate of a Cash Equity Investor for closing this preferred and common stock financing. In May and July 1999, AT&T and certain Cash Equity Investors funded approximately $17,516 of their commitment to the Company. The Company made its final payment of $14,770 to the FCC on September 13, 1999 with respect to these licenses and received the remaining funding commitments from AT&T and the certain Cash Equity Investors on September 29, 1999.

11. Mandatorily Redeemable Preferred Stock and Stockholders' Equity

 Holding

   Holding's authorized capital stock consisted of 6,000 shares of no par value mandatorily redeemable Series A preferred stock, 125,000 shares of no par value Class A common stock, 175,000 shares of no par value Class B common stock and 175,000 shares of no par value Class C common stock. This capital stock was in existence during 1996, 1997, and through July 1998, the closing of the AT&T Transaction, at which time Holding became a wholly-owned subsidiary of the Company. Subsequent to the AT&T Transaction, the authorized and outstanding shares of Holding were cancelled and replaced with 1,000 authorized shares of common stock of which 100 shares were issued to the Company.

 TeleCorp

   On May 14, 1999, TeleCorp restated its Certificate of Incorporation, which was subsequently amended. The Restated Certificate of Incorporation, as amended, provides the Company with the authority to issue 918,339,090 shares of common stock, consisting of the following:

                          Par    Shares
    Preferred Stock      Value Authorized
    ---------------      ----- ----------
Mandatorily redeemable
 Series A............... $0.01    100,000
Mandatorily redeemable
 Series B............... $0.01    200,000
Mandatorily redeemable
 Series C............... $0.01    215,000
Mandatorily redeemable
 Series D............... $0.01     50,000
Mandatorily redeemable
 Series E............... $0.01     30,000
Series F................ $0.01 15,450,000
                               ----------
  Total.................       16,045,000
                               ==========

                         Par    Shares
      Common Stock      Value Authorized
      ------------      ----- -----------
Class A................ $0.01 608,550,000
Class B................ $0.01 308,550,000
Class C tracked........ $0.01     309,000
Class D tracked........ $0.01     927,000
Voting Preference...... $0.01       3,090
                              -----------
  Total................       918,339,090
                              ===========

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)


   The following schedules represent the transactions that took place with respect to Holding's mandatorily redeemable preferred stock and common stock for the year ended December 31, 1998.

                                                     Series A Preferred stock
                                                     --------------------------
                                                       Shares        Amount
                                                     ------------ -------------
   Balance, December 31, 1997.......................         367  $       4,144
   Accretion of preferred stock dividends...........         --             224
   Recapitalization of Holding......................        (367)        (4,368)
                                                      ----------  -------------
   Balance, December 31, 1998.......................         --   $         --
                                                      ==========  =============

                            Class A         Class B        Class C
                         Common Stock    Common Stock    Common Stock   Common Stock
                         --------------  -------------- --------------- -------------
                         Shares  Amount  Shares  Amount Shares   Amount Shares Amount Total
                         ------  ------  ------  ------ -------  ------ ------ ------ -----
Balance, December 31,
 1997...................  4,834  $ 856    1,974  $ --    12,527  $ --     --   $ --   $ 856
Recapitalization of
 Holding................ (4,834)  (856)  (1,974)   --   (12,527)   --     100    --    (856)
Elimination of 100% of
 equity interests in
 Holding................    --     --       --     --       --     --    (100)   --     --
                         ------  -----   ------  -----  -------  -----   ----  -----  -----
Balance, December 31,
 1998...................    --   $ --       --   $ --       --   $ --     --   $ --   $ --
                         ======  =====   ======  =====  =======  =====   ====  =====  =====

   The following schedule represents the transactions that took place with respect to TeleCorp's mandatorily redeemable preferred stock, Series F preferred stock and common stock for the period July 1998 to March 31, 2000.

                             Series A         Series C         Series D        Series E
                          Preferred stock Preferred stock  Preferred stock  Preferred stock
                          --------------- ---------------- ---------------- ----------------
                          Shares  Amount  Shares   Amount  Shares   Amount  Shares   Amount    Total
                          ------ -------- ------- -------- ------- -------- -------  -------  --------
Mandatorily redeemable
 preferred stock
Issuance of preferred
 stock to AT&T PCS for
 licenses and AT&T
 agreements.............  66,723 $ 66,723     --  $    --   34,267 $ 34,143     --   $   --   $100,866
Issuance of preferred
 stock to initial
 investors other than
 AT&T Wireless, net of
 issuance costs of
 $1,028.................     --       --  128,000  126,848     --       --      --       --    126,848
Accretion of preferred
 stock dividends........     --     3,040     --     3,819     --       946     --       541     8,346
Noncash issuance of
 restricted stock.......     --       --      --       --      --       --    5,505        6         6
Repurchase of restricted
 stock for cash.........     --       --      --       --      --       --     (784)      (1)       (1)
Noncash issuance of
 preferred stock for
 equity of Holding......     --       --    7,348    4,334     --       --   14,156       10     4,344
                          ------ -------- ------- -------- ------- -------- -------  -------  --------
Balance, December 31,
 1998...................  66,723   69,763 135,348  135,001  34,267   35,089  18,877      556   240,409
Issuance of preferred
 stock for cash, net of
 issuance costs
 of $2,500..............  30,750   30,454  72,382   51,089  15,150   11,080     --       --     92,623
Issuance of preferred
 stock for PCS licenses
 and operating
 agreements.............     --       --    2,878    2,674     --       --      --       --      2,674
Accretion of preferred
 stock dividends........     --     9,124     --    10,939     --     2,646     --     1,415    24,124
Noncash issuance of
 restricted stock.......     --       --      --       --      --       --    6,741      353       353
Repurchase of restricted
 stock or cash..........     --       --      --       --      --       --     (577)      (1)       (1)
                          ------ -------- ------- -------- ------- -------- -------  -------  --------
Balance, December 31,
 1999...................  97,473  109,341 210,608  199,703  49,417   48,815  25,041    2,323   360,182
Accretion of preferred
 stock dividends
 (unaudited)............     --     2,765     --     3,723     --       844     --       401     7,733
                          ------ -------- ------- -------- ------- -------- -------  -------  --------
Balance, March 31, 2000
 (unaudited)............  97,473 $112,106 210,608 $203,426  49,417 $ 49,659  25,041  $ 2,724  $367,915
                          ====== ======== ======= ======== ======= ======== =======  =======  ========

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)

                                                                                                      Voting
                              Series F           Class A       Class C tracked   Class D tracked    Preference
                           Preferred stock    Common stock       Common stock      Common stock    Common stock
                          ----------------- ------------------ ----------------- ----------------- -------------
                            Shares   Amount   Shares    Amount  Shares   Amount   Shares   Amount  Shares Amount Total
                          ---------- ------ ----------  ------ --------- ------- --------- ------- ------ ------ ------
Series F preferred and
 common stock
Issuance of common stock
 to initial investors
 other than AT&T
 Wireless for cash......         --   $--   37,540,390   $375    110,549     $1    827,487     $8    --     $--  $  384
Issuance of preferred
 stock to AT&T PCS for
 licenses and AT&T
 agreements.............  10,308,676   103         --     --         --     --         --     --     --     --      103
Exchange of 100% of
 equity interests in
 Predecessor Company for
 equity in the Company..         --    --    7,583,463     76    173,264      2     23,942    --   3,090    --       78
Noncash issuance of
 restricted stock.......         --    --    3,095,473     31        --     --         --     --     --     --       31
Repurchase of restricted
 stock for cash.........         --    --     (552,474)   --         --     --         --     --     --     --      --
                          ----------  ----  ----------   ----  ---------  -----  ---------  -----  -----   ----  ------
Balance, December 31,
 1998...................  10,308,676   103  47,666,852    482    283,813      3    851,429      8  3,090            596
Issuance of common stock
 and preferred stock for
 cash...................   4,604,102    46  22,366,242    224        --     --         --     --     --     --      270
Issuance of common stock
 in initial public
 offering...............         --    --   10,580,000    106        --     --         --     --     --     --      106
Issuance of common stock
 for PCS licenses and
 operating agreements...         --    --      865,089      9        --     --         --     --     --     --        9
Noncash issuance of
 restricted stock.......         --    --    3,382,493     24        --     --         --     --     --     --       24
Repurchase of restricted
 stock for cash.........         --    --     (406,787)   --         --     --         --     --     --     --      --
                          ----------  ----  ----------   ----  ---------  -----  ---------  -----  -----   ----  ------
Balance, December 31,
 1999...................  14,912,778   149  84,453,889    845    283,813      3    851,429      8  3,090    --    1,005
Issuance of common stock
 in concurrent AT&T
 offering (unaudited)...         --    --    2,245,000     22        --     --         --     --     --     --       22
                          ----------  ----  ----------   ----  ---------  -----  ---------  -----  -----   ----  ------
Balance, March 31, 2000
 (unaudited)............  14,912,778  $149  86,698,889   $867    283,813     $3    851,429     $8  3,090   $--   $1,027
                          ==========  ====  ==========   ====  =========  =====  =========  =====  =====   ====  ======

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)


 Stock Split

   On August 27, 1999 and on November 5, 1999, the Company filed amendments to its certificate of incorporation with the Delaware Secretary of State to effect a 100 for 1 stock split and 3.09 for 1 stock split respectively, of its outstanding and authorized Series F preferred stock and all classes of its common stock. The stock splits have been retroactively reflected in the financial statements for all periods presented. In addition, the amendment to the Company's certificate of incorporation increased the authorized number of shares of each of the Class A common stock and the Class B common stock by 15 million. In addition, the Board of Directors and the stockholders approved further amendments and restatements to the Company's certificate of incorporation becoming effective upon the closing of the Company's initial public offering, including a 300 million increase in the number of authorized shares of the Company's class A common stock.

 Initial Public Offering and Concurrent Offering

   On November 23, 1999 in an initial public offering of 10.58 million shares of Class A common stock for $20.00 per share, the Company raised proceeds of approximately $197,317, net of underwriter's discount of $14,283. Offering costs, including legal, accounting and printing costs associated with the offering totaled $1,801, and these costs were charged directly against paid-in capital.

   In a concurrent offering to AT&T Wireless, the Company issued 2,245,000 shares of Class A common stock for $18.65 per share. The Company raised proceeds of $41,869, which was received on January 18, 2000.

   There are no issued or outstanding shares of Series B preferred stock, Senior common stock or Class B common stock as of December 31, 1999 or March 31, 2000.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)


   The conversion features and conversion prices of the Company's issued stock are summarized below:

     Convertible
      Security             Convertible Into              Conversion Price
 ------------------- ----------------------------  ----------------------------
 Series A preferred  After July 2006, at the       The Series A conversion rate
  stock              holders' option, into Class   is equal to the liquidation
                     A common stock                Preference of the Series A
                                                   preferred stock on the
                                                   conversion date divided by
                                                   the market price of the
                                                   Class A common stock on the
                                                   Conversion date.


 Series C preferred  At the option of the Company  The liquidation preference
  stock              at the IPO price of A or B    of the Series C preferred
                     common stock                  stock divided by the IPO
                                                   price of $20.00 per share.

 Series D preferred  If Series C preferred stock   The liquidation preference
  stock              is Converted then             divided by the IPO price of
                     automatically at the IPO      $20.00 per share.
                     date into Senior common
                     stock

 Series E preferred  At the option of the Company  The liquidation preference
  stock              at the IPO date into either   of the Series E preferred
                     Class A or Class B common     stock divided by the IPO
                     stock                         price of $20.00 per share.

 Series F preferred  At the holders' option, into  One share of Series F
  stock and Senior   Class A, Class B or Class D   preferred stock or Senior
  common stock       common stock, depending upon  common stock for one share
                     the occurrence of certain     of either Class A, Class B
                     defined events                or Class D common stock.

 Class A common      At the holders' option into   One share of Class B common
  stock              Class B common stock          stock for one share of Class
                                                   A Common stock.


 Class C tracked     Subject to FCC constraints    One share of Class A or
  common stock       and Board approval, at the    Class B common stock for one
                     holders' option and by        share of Class C tracked
                     affirmative vote of at least  common stock.
                     66 2/3% of Class A common
                     stock into Class A or Class
                     B common stock

 Class D tracked     Subject to FCC constraints    One share of Class A or
  common stock       and Board approval, at the    Class B common stock for one
                     holders' option and by        share of Class D tracked
                     affirmative vote of at least  common stock.
                     66 2/3% of Class A common
                     stock into Class A or Class
                     B common stock

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)


   The conversion features and conversion prices of the Company's issued stock are summarized below:

 Liquidation rights

   In the event of any liquidation, dissolution or winding up of the Company, as defined, the stockholders of the Company are entitled to liquidation preferences as follows:

      Order of
    Distribution            Stock Classification         Distribution Preference
 ------------------- ---------------------------------  ------------------------
 First               Series A and Series B preferred    $1,000 per share plus
                     stock                              accrued and unpaid
                                                        dividends.


 Second              Series C and Series D preferred    Series C: actual paid-in
                     stock                              capital per share plus
                                                        accrued and unpaid
                                                        dividends plus interest
                                                        of 6% per annum on the
                                                        actual paid-in capital,
                                                        compounded quarterly,
                                                        less amount of dividends
                                                        declared and paid.

                                                        Series D: $1,000 per
                                                        share plus accrued and
                                                        unpaid dividends plus an
                                                        amount equal to interest
                                                        on $1,000 per share at a
                                                        rate of 6% per annum,
                                                        compounded quarterly,
                                                        less amount of dividends
                                                        declared and paid.

 Third               Series E preferred stock           Accrued and unpaid
                                                        dividends, plus an
                                                        amount equal to interest
                                                        on $1,000 per share at
                                                        6% per annum, compounded
                                                        quarterly, less
                                                        dividends declared and
                                                        paid.

 Fourth              Series F preferred stock and       Series F preferred:
                     Senior common stock                $0.000032 per share plus
                                                        accrued and unpaid
                                                        dividends.


                                                        Senior common stock: The
                                                        sum of the liquidation
                                                        preference of each share
                                                        of Series D and Series F
                                                        preferred stock
                                                        converted in Senior
                                                        common stock divided by
                                                        the aggregate number of
                                                        shares of Senior common
                                                        stock issued upon
                                                        conversion of shares of
                                                        Series D and Series F
                                                        preferred stock.

 Dividends and voting rights

   The holders of the Series A and Series B preferred stock are entitled to cumulative quarterly cash dividends at an annual rate of 10% of the liquidation preference of the then outstanding shares. The holders of the remaining shares of preferred and common stock are entitled to dividends if and when declared.

   The Class A common stock has 4,990,000 voting rights and the Voting Preference common stock has 5,010,000 voting rights. The remaining shares of preferred and common stock shall have no voting rights, except as provided by law or in certain limited circumstances.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)


 Call and redemption features

   The preferred stock is callable at the option of the Company at a price equal to the liquidation preference on the redemption date. The Series A preferred stock is callable thirty days after the 10th anniversary of the issuance of such shares. The Series B preferred stock is callable at any time. The Series C and Series D preferred stock are callable at any time, provided that the Series C and Series D Preferred Stock are called concurrently.

   The Series A, Series B, Series C, Series D and Series E preferred stock are redeemable thirty days after the 20th anniversary of the issuance of such shares at the option of the holder at a price equal to the liquidation preference on the redemption date. The Series F preferred stock is not redeemable. Pursuant to a Management Agreement, the Company may redeem certain shares of Class A common stock and Series E preferred stock held by the Company's Chief Executive Officer and Executive Vice President (the TeleCorp Management Company officers). For the period from the finalization of the AT&T Transaction to December 31, 1998, the Company accreted $8,345 of dividends in connection with this redemption feature.

 Tracked common stock

   The Class C and Class D common stock have been designated as Tracked common stock. The holders of the Tracked common stock are entitled to a dividend, when available, equal to the excess of the fair value of the net assets of Holding over the aggregate par value of the outstanding shares of the Tracked common stock. After all other preferential liquidating distributions have been made, the holders of the Tracked common stock will be entitled to a liquidation preference equal to the excess of the fair value of the net assets of Holding.

 Participating stock

   The Series F preferred stock, the Senior common stock and the Class A and B common stock are participating stock, and the Board of Directors may not declare dividends on or redeem, purchase or otherwise acquire for consideration any shares of the Participating Stock, unless the Board of Directors makes such declaration or payment on the same terms with respect to all shares of participating stock, ratably in accordance with each class and series of participating stock then outstanding.

 Net Loss Per Share

   The following table sets forth the computation of basic and diluted net loss per share:

                                                                     For the
                                                                  three months
                             For the year ended December 31,     ended March 31,
                             ----------------------------------  ---------------
                               1997       1998         1999           2000
                             --------  -----------  -----------  ---------------
                                                                   (unaudited)
   Numerator:
     Net loss..............  $ (3,335) $   (51,155) $  (250,996)   $   (74,499)
   Less: accretion of
    mandatorily redeemable
    preferred stock........      (726)      (8,567)     (24,124)        (7,733)
                             --------  -----------  -----------    -----------
     Net loss attributable
      to common equity.....  $ (4,061) $   (59,722) $  (275,120)   $   (82,232)
                             ========  ===========  ===========    ===========

   Denominator:
   Basic and diluted net
    loss per share--
    weighted average
    shares.................    36,340   27,233,786   76,895,391     99,556,975
                             ========  ===========  ===========    ===========
   Net loss attributable to
    common equity per
    share--basic and
    diluted................  $(111.74) $     (2.19) $     (3.58)   $     (0.83)
                             ========  ===========  ===========    ===========

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)


   The following equity instruments were not included in the diluted net loss per share calculation because their effect would be anti-dilutive:

                                           For the year
                                               ended            For the
                                           December 31,    three months ended
                                         -----------------     March 31,
                                         1997 1998  1999          2000
                                         ---- ---- ------- ------------------
                                                              (unaudited)
   Mandatorily redeemable preferred
    stock series A...................... --   --    97,473        97,473
   Stock options........................ --   --   545,497       779,599
   Contingently returnable Class A
    common stock........................ --   --       --      2,748,958

12. Restricted Stock Plan and Restricted Stock Awards

   In July 1998, the Company adopted a Restricted Stock Plan (the Plan) to attract and retain key employees and to reward outstanding performance. Key employees selected by management may elect to become participants in the Plan by entering into an agreement which provides for issuance of fixed and variable units consisting of Series E mandatorily redeemable preferred stock and Class A common stock. The fixed units typically vest over a five or six year period. The variable units vest based upon certain events taking place, such as buildout milestones, Pop coverage, the completion of an initial public offering and other events. Unvested shares are forfeited upon termination of employment. The shares issued under the Plan shall consist of units transferred to participants without payment as additional compensation for their services to the Company. The total number of units that may be awarded to key employees shall not exceed 7,085 units and 4,000,000 shares of Series E preferred stock and Class A common stock, respectively, as determined upon award. Any units not granted on or prior to July 17, 2003 shall be awarded to two officers of the Company. Each participant has voting, dividend and distribution rights with respect to all shares of both vested and unvested common stock. After the Class A shares become publicly traded, the right of first offer will no longer exist for the Series E preferred shares. In addition the shares contain rights of inclusion and first negotiation. The Company may repurchase unvested shares, and under certain circumstances, vested shares of participants whose employment with the Company terminates. The repurchase price is equal to $0.01 and $0.00003 per share for the Series E preferred and common stock, respectively.

   Activity under the Plan is as follows:

                              Series E    Estimated                 Estimated
                              preferred  fair value     Class A     fair value
                                stock     per share   common stock  per share
                              --------- ------------- ------------ ------------
     Shares awarded.........    5,505   $        1.00  3,095,473   $       .003
     Repurchases............     (784)            --    (552,474)           --
                                -----                  ---------
     Balance, December 31,
      1998..................    4,721   $        1.00  2,542,999         $ .003
     Shares awarded.........    2,677   $52.00-$72.98  1,748,609   $.003-$20.00
     Repurchases............     (577)            --    (406,787)           --
                                -----                  ---------
     Balance, December 31,
      1999..................    6,821   $ 1.00-$72.98  3,884,821   $.003-$20.00
     Shares awarded (unau-
      dited)................      --              --         --             --
     Repurchases (unaudited)
      ......................      --              --         --             --
                                -----                  ---------
     Balance, March 31, 2000
      (unaudited)...........    6,821   $ 1.00-$72.98  3,884,821   $.003-$20.00
                                =====                  =========

   Deferred compensation and compensation expense related to the issuance of restricted stock to employees, based on the estimated fair value of the preferred and common stock, was immaterial for the year ended December 31, 1998.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)


   Certain awards granted under the Plan were variable awards. Upon the initial offering, the variable stock awards became fixed. At that point, the Company recorded deferred compensation expense based on the difference between the estimated fair value and the exercise price of the award in the amount of $61,999. For the year ended December 31, 1999 and the three months ended March 31, 2000, the Company recorded compensation expense related to those restricted stock awards of $30,115 and $4,107 (unaudited), respectively. The remaining deferred compensation balance related to the restricted stock awards of $32,670 and $28,563 (unaudited) at December 31, 1999 and March 31, 2000, respectively, will be recognized as compensation expense over the remaining vesting period. Outstanding fixed awards and variable awards as of December 31, 1998, 1999 and March 31, 2000 are as follows:

                                           December 31, December 31,  March 31,
                                               1998         1999        2000
                                           ------------ ------------ -----------
                                                                     (unaudited)
   Series E preferred stock:
     Fixed awards.........................      3,664        6,821        6,821
     Variable awards......................      1,057          --           --
                                            ---------    ---------    ---------
       Total Series E awards..............      4,721        6,821        6,821
                                            =========    =========    =========
   Class A common stock:
     Fixed awards.........................  1,152,605    3,884,821    3,884,821
     Variable awards......................  1,390,394          --           --
                                            ---------    ---------    ---------
       Total Class A awards...............  2,542,999    3,884,821    3,884,821
                                            =========    =========    =========

   The Chief Executive Officer and the Executive Vice President were issued variable restricted stock awards outside of the Restricted Stock Plan. Upon the initial public offering, the variable stock awards became fixed. At that point, the Company recorded deferred compensation expense based the difference between the estimated fair value and the exercise price of the award. The company recorded $28,823 as deferred compensation related to these awards and will recognize that as compensation expense over the related vesting periods, of which $14,809 and $1,201 (unaudited) was recorded as compensation expense for the year ended December 31, 1999 and the three months ended March 31, 2000, respectively.

13. Employee and Director Stock Option Plan

   On July 22, 1999, the Company implemented the 1999 Stock Option Plan to allow employees and members of the Board of Directors to acquire shares of Class B common stock. The options have an option term of 10 years, ratable vesting over a three to four year period, exercise prices equal to the estimated fair value of the underlying Class B common stock on the date of award and restrictions on exercisability until (i) a qualified initial public offering (IPO) to which the Class A voting common stock has been registered under the Securities Act of 1933 for aggregate proceeds of $20,000, (ii) the sale of all or substantially all of the assets of the Company or (iii) the sale of all or substantially all of the outstanding capital stock of the Company. The Company has reserved 1,814,321 shares of Class A common stock for issuance under this plan.

   The 581,967 stock options awarded during the period from July 22, 1999 to November 23, 1999 represented variable awards since their exercisability was restricted until the completion of the initial public offering, sale of assets or sale of the Company. Therefore, the measurement date occurred when the exercisability restrictions were relieved, upon the initial public offering. At that point, the Company recorded deferred compensation expense based on the difference between the initial public offering of $20.00 per share and the exercise price of the award. All awards after the initial public offering are fixed awards. The Company recorded $11,050 as deferred compensation related to the

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)

stock option awards and will recognize expense over the related vesting periods, of which $1,709 and $970 (unaudited) was recorded as compensation expense for the year ended December 31, 1999 and the three months ended March 31, 2000, respectively.

   A summary of the status of the Company's stock option plan is presented below:

                                                            Weighted
                                                             Average
                                                            Remaining  Weighted
                                                           Contractual Average
                                            Option Price      Life     Exercise
                                  Shares   Range per share   (Years)    Price
                                  -------  --------------- ----------- --------
Outstanding at December 31,
 1998...........................      --   $           --      --      $   --
  Granted.......................  611,967  $0.0065--$37.88     9.6     $  1.28
  Exercised.....................      --               --      --          --
  Forfeited.....................  (66,470) $        0.0065     9.6     $0.0065
                                  -------
Outstanding at December 31,
 1999...........................  545,497  $0.0065--$37.88     9.6     $  1.43
                                  -------
  Granted.......................  247,500  $         20.00     9.8     $ 20.00
  Exercised.....................      --               --      --          --
  Forfeited.....................  (13,398) $        0.0065     9.3     $0.0065
                                  -------
Outstanding at March 31, 2000
 (unaudited)....................  779,599  $0.0065--$37.88     9.5     $  7.35
                                  =======
Options vested at March 31, 2000
 (unaudited)....................   76,801  $        0.0065     9.3     $0.0065
                                  =======

   No options were exercisable as of December 31, 1999 and March 31, 2000.

                   Options Outstanding at December 31, 1999
                      -----------------------------------

                                                                     Weighted Average
                                                                        Remaining
         Weighted Average                                            Contractual Life
          Exercise Price            Number of Shares                     (Years)
         ----------------           ----------------                 ----------------
             $0.0065                    515,497                             9.1
             $ 20.00                     20,000                            10.0
             $ 37.88                     10,000                            10.0
                                        -------
             $  1.43                    545,497                             9.2
                                        =======


               Options Outstanding at March 31, 2000 (unaudited)
                  ------------------------------------------

                                                                     Weighted Average
                                                                        Remaining
         Weighted Average                                            Contractual Life
          Exercise Price            Number of Shares                     (Years)
         ----------------           ----------------                 ----------------
             $0.0065                    502,099                            9.3
             $ 20.00                     20,000                            9.8
             $ 37.88                     10,000                            9.8
             $ 20.00                    247,500                            9.8
                                        -------
             $  7.35                    779,599                            9.5
                                        =======

   During the year ended December 31, 1999, the Company granted options to purchase 611,967 shares of common stock, of which options to purchase 601,967 shares of common stock were granted at exercise prices below fair market value.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)


   During the three months ended March 31, 2000 the Company granted options to purchase 247,500 shares of common stock, of which all was granted at an exercise price below fair market value.

             Options Granted for the Year Ended December 31, 1999
                ----------------------------------------------

                              Market Price                 Weighted Average
            Weighted Average  of Stock on     Fair Value    Remaining Life
   Shares    Exercise Price    Grant Date     of Options        (year)
   ------   ----------------  ------------    ----------   ----------------
   581,967      $0.0065          $20.00         $20.00           9.3
    10,000      $ 20.00          $20.00         $18.34           9.8
    10,000      $ 20.00          $36.97         $34.82           9.8
    10,000      $ 37.88          $39.25         $36.09           9.8
   -------
   611,967      $  1.28      $20.00--$39.25 $18.34--$36.09       9.2
   =======

     Options Granted for the Three months Ended March 31, 2000 (unaudited)
     -------------------------------------------------------------

                                   Market Price                    Weighted Average
              Weighted Average     of Stock on      Fair Value      Remaining Life
   Shares      Exercise Price       Grant Date      of Options          (year)
   ------     ----------------     ------------     ----------     ----------------
   247,500         $20.00             $37.87          $35.70             9.8
   -------
   247,500         $20.00             $37.87          $35.70             9.8
   =======

   As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," the Company has elected to continue to follow the provisions of Accounting Principle Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees," and to adopt the disclosure only provision of SFAS No. 123. If compensation expense had been recorded based on the fair value at the grant dates for awards under the Plan, the Company's pro forma net loss, pro forma net loss per share basic and diluted would have been $82,552 and $0.83, respectively, for the three months ended March 31, 2000. If compensation expense had been recorded based on the fair value at the grant dates for awards under the Plan for the years ended December 31, 1997, 1998 and 1999 and for the three months ended March 31, 1999, the Company's pro forma net loss, pro forma basic net loss per share and pro forma diluted net loss per share would have been the same as their respective reported balances disclosed in the financial statements for such periods.

   The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants issued during the year ended December 31, 1999 and the three months ended March 31, 2000: volatility factor of 100%, weighted average expected life of 10 years, weighted-average risk free interest rate of 6%, and no dividend yield. The weighted average fair value of grants made during the year ended December 31, 1999 and the three months ended March 31, 2000 was $20.52 and $35.70 (unaudited), respectively.

14. Mandatorily Redeemable Preferred and Common Stock Subscriptions Receivable

   In connection with the AT&T Transaction described in Note 9 and the acquisitions described in Note 10, the Company received various cash commitments from the Cash Equity Investors in exchange for Series C preferred stock and various classes of common stock. The Company has recorded a preferred stock subscription receivable of $75,914, $97,001 and $97,001 (unaudited) as of

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)

December 31, 1998, 1999 and March 31, 2000, respectively, as a reduction to the mandatorily redeemable preferred stock and a common stock subscription receivable of $86, $191 and $191 (unaudited) as of December 31, 1998, 1999 and March 31, 2000, respectively, as a reduction to stockholders' equity (deficit) for the unpaid commitment.

   As of December 31, 1999 and March 31, 2000, the agreements require the initial investors other than AT&T Wireless to fund their unconditional and irrevocable obligations in installments in accordance with the following schedules:

     For the year ended December 31,                                    Amount
     -------------------------------                                    -------
     2000.............................................................. $37,650
     2001..............................................................  48,542
     2002..............................................................  11,000
                                                                        -------
       Total........................................................... $97,192
                                                                        =======

15. Income Taxes

   There was no provision for income tax for the years ended December 31, 1997, 1998 and 1999, respectively. The tax effect of temporary differences which gives rise to significant portions of the deferred tax assets as of December 31, 1998, 1999 and March 31, 2000, respectively, are as follows:

                                                   December 31,
                                                -------------------   March 31,
                                                  1998      1999        2000
                                                --------  ---------  -----------
                                                                     (unaudited)
   Capitalized start-up costs.................. $ 17,599  $  13,517   $ 12,673
   Net operating losses........................    3,635     92,579    112,183
   Depreciation and amortization...............      289    (14,180)   (15,716)
   Original Issue Discount.....................      175     11,461     19,671
   Other.......................................     (843)     1,402       (252)
                                                --------  ---------   --------
                                                  20,855    104,779    128,559
   Less valuation allowance....................  (20,855)  (104,779)  (128,559)
                                                --------  ---------   --------
                                                $    --   $     --    $    --
                                                ========  =========   ========

   For federal income tax purposes, start-up costs are being amortized over five years starting January 1, 1999 when active business operations commenced. As of March 31, 2000, the Company had approximately $295,000 (unaudited) of net operating losses. The net operating losses will begin to expire in 2012. There may be a limitation on the annual utilization of net operating losses and capitalized start-up costs as a result of certain ownership changes that have occurred since the Company's inception. A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. Based on the Company's financial results, management has concluded that a full valuation allowance for all of the Company's deferred tax assets is appropriate.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)


   A reconciliation between income taxes from operations computed using the federal statutory income tax rate and the Company's effective tax rate is as follows:

                                                        December 31,  March 31,
                                                            1999        2000
                                                        ------------ -----------
                                                                     (unaudited)
         Federal tax at statutory rates................    34.0%        34.0%
         State tax expense.............................     3.5%         3.5%
         Stock based compensation......................    (4.1%)       (4.1%)
         Change in valuation allowance.................   (33.4%)      (33.4%)
                                                          -------      -------
                                                            0.0%         0.0%
                                                          =======      =======

16. Commitments

   In May 1998, the Company entered into a vendor procurement contract (the Vendor Procurement Contract) with Lucent, pursuant to which the Company may purchase up to $285,000 of radio, switching and related equipment and services for the development of the Company's wireless communications network. At December 31, 1998, 1999, and March 31, 2000, the Company has purchased approximately $90,900, $294,500, and $295,700 (unaudited), respectively, of equipment and services from Lucent since the inception of the Vendor Procurement Contract.

   The Company has operating leases primarily related to retail store locations, distribution outlets, office space, and rent for the Company's network build-out. The terms of some of the leases include a reduction of rental payments and scheduled rent increases at specified intervals during the term of the leases. The Company is recognizing rent expense on a straight-line basis over the life of the lease, which establishes deferred rent on the balance sheet. As of March 31, 2000, the aggregate minimum rental commitments under non-cancelable operating leases are as follows (unaudited):

       For the Period April 1--December 31, 2000...................... $ 18,634
       For the Year Ended December 31;
         2001.........................................................   24,581
         2002.........................................................   24,216
         2003.........................................................   21,301
         2004.........................................................   11,880
         2005.........................................................    7,801
         Thereafter...................................................   24,398
                                                                       --------
           Total...................................................... $132,811
                                                                       ========

   As of December 31, 1999, the aggregate minimum rental commitments under non-cancelable operating leases are as follows:

       For the Year Ended December 31;
         2000......................................................... $ 21,605
         2001.........................................................   21,375
         2002.........................................................   21,057
         2003.........................................................   18,374
         2004.........................................................   10,330
         Thereafter...................................................   27,999
                                                                       --------
           Total...................................................... $120,740
                                                                       ========

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)


   Rental expense was approximately $157, $3,193, $13,792 and $4,949 (unaudited) for the years ended December 31, 1997, 1998, 1999, and the three months ended March 31, 2000 respectively.

   The Company has entered into letters of credit to facilitate local business activities. The Company is liable under the letters of credit for nonperformance of certain criteria under the individual contracts. The total amount of outstanding letters of credit was $1,425, $1,576 and $1,762 (unaudited) at December 31, 1998, 1999 and March 31, 2000, respectively. The outstanding letters of credit reduce the amount available to be drawn under the Senior Credit Facility (see Note 8). The Company is unaware of any events that would have resulted in nonperformance of a contract during the years ended December 31, 1998, 1999 or the three months ended March 31, 2000.

   The Company has minimum purchase commitments of 15 million roaming minutes from July 1999 to January 2002 from another wireless provider in Puerto Rico relating to customers roaming outside its coverage area. The Company believes it will be able to meet these minimum requirements.

   Additionally, the Company has an obligation to AT&T Wireless to purchase a minimum number of minutes of traffic annually over a specified time period and a specified number of dedicated voice and data leased lines in order for it to retain preferred pricing rates. The Company believes it will be able to meet these minimum requirements.

17. Related Parties

   The Company receives site acquisition, construction management, program management, microwave relocation, and engineering services pursuant to a Master Services Agreement with WFI. The Chief Executive Officer and Executive Vice President and Chief Financial Officer of the Company were formerly stockholders and senior officers of WFI. Fees for the above services are as follows: $12 per site for site acquisition services, $7 per site for construction management services, $9 per site for program management and $1 for microwave relocation services for all of the Company's existing regions. Fees for engineering services are based upon WFI's customary hourly rates. For the years ended December 31, 1997, 1998, 1999 and the three months ended March 31, 2000. the Company paid $1,940, $30,720, $75,975 and $9,836 (unaudited), respectively, to WFI for these services. As of December 31, 1997, 1998, 1999 and March 31, 2000, the Company owed WFI $171, $21,178, $15,053 and $669
(unaudited), respectively. Subsequent to December 31, 1997, the Chief Executive Officer and Executive Vice President sold 100% of their interests in WFI.

   In April 1997, Holding entered into an agreement to transfer PCS licenses, operating assets, liabilities and U.S. Government financing, for the Houston, Tampa, Melbourne and Orlando BTAs to four newly-formed entities created by Holding's existing stockholder group: THC of Houston, Inc.; THC of Tampa, Inc.; THC of Melbourne, Inc.; and THC of Orlando, Inc. (the THC entities). These assets and liabilities were transferred in exchange for investment units of the newly-formed THC entities which consisted of Class A, B and C common stock and Series A preferred stock in August 1997. The carrying amount of the total assets and liabilities transferred was $15,679 and $12,034, respectively. Simultaneously, Holding reacquired shares of its preferred and common stock in a $6,370 partial stock redemption through the exchange of the investment units in the newly-formed companies of $3,645, which represented the net difference between the cost of the assets and liabilities transferred and the issuance of an aggregate of $2,725, of notes payable to those newly-formed THC entities.

   As a result of this transfer, Holding no longer retains any ownership interest in the THC entities. Because this transaction was non-monetary in nature and occurred between entities with the same stockholder group, the transaction was recorded at historical cost. Subsequent to the transfer, the Company reduced the notes payable by $653 which represented certain costs incurred by the

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)

Company on behalf of the THC entities for the year ended December 31, 1997 pursuant to Transfer Agreements and Management Agreements. The combined amounts owed THC Houston, Inc., THC Tampa, Inc., THC Melbourne, Inc., and THC Orlando, Inc. of $2,073 as of December 31, 1997 were repaid in full during 1998. As of December 31, 1998, 1999 and March 31, 2000, the combined amounts owed by the Company to THC Houston, Inc., THC Tampa, Inc., THC Melbourne, Inc., and THC Orlando, Inc. were $547, $0 and $0 (unaudited), respectively.

   The Executive Vice President serves as a consultant to ML Strategies, a division of the law firm, Mintz, Levin, Cohn, Ferris, Glozsky, and Popeo, PC (the Firm). The Firm also provides services for the Company. The Company incurred $506 and $951(unaudited) during the year ended December 31, 1999 and the three months ended March 31, 2000, respectively, for related services performed by the Firm and the Company owed the Firm $50 and $0 (unaudited) at December 31, 1999 and March 31, 2000, respectively.

   As of December 31, 1997, the Company had amounts payable of $824, to TeleCorp WCS, Inc. (WCS), an affiliate, formerly TeleCorp Management Corporation, Inc. The amount payable to WCS represented $1,200 of funds received by the Company on behalf of WCS related to wireless communications service licenses owned by WCS reduced by expenses and other payments owed by WCS to the Company. The entire balance due WCS as of December 31, 1997 was repaid during 1998.

   Pursuant to a Management Agreement, TeleCorp Management Corp. (TMC) provides assistance to the Company in the form of administrative, operational, marketing, regulatory and general business services. For these services, beginning in July 1998, the Company pays a management fee to TMC of $550 per year plus reimbursement of certain business expenses, payable in equal monthly installments, plus an annual bonus. The management agreement has a five-year term, but may be terminated by the Company upon the occurrence of certain defined events. TMC may terminate the agreement at any time with proper notice. The Officers of TMC own all of the ownership interest in TMC. For the years ended December 31, 1998, 1999 and the three months ended March 31, 2000, the Company paid approximately $533, $1,665 and $276 (unaudited), respectively, to TMC for these services.

   The Company has entered into a Master Site Lease Agreement with American Towers, Inc., a company partially owned by certain stockholders of the Company. Under this arrangement American Towers provides network site leases for PCS deployment. The Company has incurred $17, $77 and $99 (unaudited) expense for the years ended December 31, 1998, 1999 and the three months ended March 31, 2000, respectively.

18. Defined Contribution Plan

   During 1998, the Company established the TeleCorp Communications, Inc. 401(k) Plan (the 401(k) Plan), a defined contribution plan in which all employees over the age of 21 are immediately eligible to participate in the 401(k) Plan. TeleCorp Communications, Inc. is a wholly-owned subsidiary of the Company. Under the 401(k) Plan, participants may elect to withhold up to 15% of their annual compensation, limited to $160 of total compensation as adjusted for inflation. The Company may make a matching contribution based on a percentage of the participant's contributions. Participants vest in the Company's matching contributions as follows: 20% after one year; 60% after two years and 100% after three years. Total Company contributions to the 401(k) Plan were $505, $888 and $452 (unaudited) for the years ended December 31, 1998, 1999 and the three months ended March 31, 2000, respectively.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)


19. Subsidiary Guarantee

   On April 23, 1999, the Company completed the issuance and sale of 11 5/8% Senior Subordinated Discount Notes. The Notes are fully and unconditionally guaranteed on a joint and several basis by TeleCorp Communications, Inc., one of the Company's wholly-owned subsidiaries. Summarized financial information of TeleCorp, TeleCorp Communications, Inc. and non-guarantor subsidiaries as of December 31, 1998, 1999 and March 31, 2000 and for the years ended December 31, 1998, 1999 and for the three months ended March 31, 2000 are as follows:

Balance Sheet Information as of December 31, 1998:

                                         TeleCorp
                                      Communications,
                                      Inc.--Guarantor Non-Guarantor
                            TeleCorp    Subsidiary    Subsidiaries  Eliminations Consolidated
                            --------  --------------- ------------- ------------ ------------
          ASSETS
 Current assets:
  Cash and cash
   equivalents...........   $ 93,047     $ 21,441       $ (2,755)    $     --      $111,733
  Accounts receivable....        --           --             --            --           --
  Inventory..............        --           778            --            --           778
  Intercompany
   receivables...........    279,078          --             --       (279,078)         --
  Prepaid expenses and
   other current assets..        637        1,393          1,374           --         3,404
                            --------     --------       --------     ---------     --------
   Total current assets..    372,762       23,612         (1,381)     (279,078)     115,915
 Property and equipment,
  net....................      1,499       90,072        105,915           (17)     197,469
 PCS licenses and
  microwave relocation
  Costs..................        --        12,457        105,650           --       118,107
 Intangible assets--AT&T
  agreements.............        --           --          26,285           --        26,285
 Deferred financing
  costs, net.............      8,585          --             --            --         8,585
 Other assets............      4,370            7            276        (4,370)         283
                            --------     --------       --------     ---------     --------
   Total assets..........   $387,216     $126,148       $236,745     $(283,465)    $466,644
                            ========     ========       ========     =========     ========
 LIABILITIES, MANDATORILY
   REDEEMABLE PREFERRED
  STOCK AND SHAREHOLDERS'
     EQUITY (DEFICIT)
 Current liabilities:
  Due to affiliates......   $    --      $ 92,923       $186,155     $(279,078)    $    --
  Accounts payable.......        --         8,331          6,261           --        14,592
  Accrued expenses.......         13       41,645         53,214           --        94,872
  Microwave relocation
   obligation............        --         6,636            --            --         6,636
  Accrued interest.......      3,992          --             499           --         4,491
                            --------     --------       --------     ---------     --------
   Total current
    liabilities..........      4,005      149,535        246,129      (279,078)     120,591
 Long-term debt..........    235,460          --           7,925           --       243,385
 Microwave relocation
  obligation.............        --         2,481            --            --         2,481
 Accrued expenses and
  other..................        --           --             196           --           196
                            --------     --------       --------     ---------     --------
   Total liabilities.....    239,465      152,016        254,250      (279,078)     366,653
                            --------     --------       --------     ---------     --------
 Mandatorily redeemable
  preferred stock........    240,409          --             --            --       240,409
 Deferred compensation...        --            (4)           --            --            (4)
 Treasury stock..........        --           --             --            --           --
 Preferred stock
  subscriptions
  receivable.............    (75,914)         --             --            --       (75,914)
                            --------     --------       --------     ---------     --------
   Total mandatorily
    redeemable preferred
    stock................    164,495           (4)           --            --       164,491
                            --------     --------       --------     ---------     --------
 Series F preferred
  stock..................        103          --             --            --           103
 Common stock............        493          --             --            --           493
 Additional paid in
  capital................        --           --           4,370        (4,370)         --
 Deferred compensation...        --            (7)           --            --            (7)
 Common stock
  subscriptions
  receivable.............        (86)         --             --            --           (86)
 Accumulated deficit.....    (17,254)     (25,857)       (21,875)          (17)     (65,003)
                            --------     --------       --------     ---------     --------
   Total shareholders'
    equity (deficit).....    (16,744)     (25,864)       (17,505)       (4,387)     (64,500)
                            --------     --------       --------     ---------     --------
   Total liabilities and
    shareholders' equity
    (deficit)............   $387,216     $126,148       $236,745     $(283,465)    $466,644
                            ========     ========       ========     =========     ========

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)


Balance Sheet Information as of December 31, 1999:

                                           TeleCorp
                                        Communications,
                                        Inc.--Guarantor Non-Guarantor
                             TeleCorp     Subsidiary    Subsidiaries  Eliminations Consolidated
                            ----------  --------------- ------------- ------------ ------------
          ASSETS
 Current assets:
  Cash and cash
   equivalents...........   $  186,110     $  (2,724)     $  (1,056)    $    --     $ 182,330
  Accounts receivable....          --         23,443            138          --        23,581
  Inventory..............          --         15,802            --           --        15,802
  Intercompany
   receivables...........      831,623      (415,728)      (415,895)         --           --
  Prepaid expenses and
   other current assets..          146         1,325          2,357          --         3,828
                            ----------     ---------      ---------     --------    ---------
   Total current assets..    1,017,879      (377,882)      (414,456)         --       225,541
 Property and equipment,
  net....................        6,058       176,116        218,347          (71)     400,450
 PCS licenses and
  microwave relocation
  costs..................        2,119        47,835        217,728          --       267,682
 Intangible assets--AT&T
  agreements.............          --            --          37,908          --        37,908
 Deferred financing
  costs, net.............       19,389           188            --           --        19,577
 Other assets............        4,385           601         17,944      (21,886)       1,044
                            ----------     ---------      ---------     --------    ---------
   Total assets..........   $1,049,830     $(153,142)     $  77,471     $(21,957)   $ 952,202
                            ==========     =========      =========     ========    =========
 LIABILITIES, MANDATORILY
   REDEEMABLE PREFERRED
  STOCK AND SHAREHOLDERS'
     EQUITY (DEFICIT)
 Current liabilities:
  Accounts payable.......   $       96     $  12,222      $  26,585     $    --     $  38,903
  Accrued expenses.......          (23)       48,983          3,017          --        51,977
  Microwave relocation
   obligation............          --         36,122            --           --        36,122
  Long-term debt, current
   portion...............          --            --           1,361          --         1,361
  Accrued interest.......          675           --             712          --         1,387
  Deferred revenue.......          --          1,709            --           --         1,709
                            ----------     ---------      ---------     --------    ---------
   Total current
    liabilities..........          748        99,036         31,675          --       131,459
 Long-term debt..........      622,795           --          16,415          --       639,210
 Microwave relocation
  obligation.............          --          2,365            --           --         2,365
 Accrued expenses........          --            --           6,541          --         6,541
                            ----------     ---------      ---------     --------    ---------
   Total liabilities.....      623,543       101,401         54,631          --       779,575
                            ----------     ---------      ---------     --------    ---------
 Mandatorily redeemable
  preferred stock........      360,182           --             --           --       360,182
 Preferred stock
  subscriptions
  receivable.............      (97,001)          --             --           --       (97,001)
                            ----------     ---------      ---------     --------    ---------
   Total mandatorily
    redeemable preferred
    stock................      263,181           --             --           --       263,181
                            ----------     ---------      ---------     --------    ---------
 Stockholders' equity
  (deficit):
  Series F preferred
   stock.................          149           --             --           --           149
  Common stock...........          856           --             --           --           856
  Additional paid in
   capital...............      267,442           --          21,886      (21,886)     267,442
  Deferred compensation..      (42,811)          --             --           --       (42,811)
  Common stock
   subscriptions
   receivable............         (191)          --             --           --          (191)
  Accumulated deficit....      (62,339)     (254,543)           954          (71)    (315,999)
                            ----------     ---------      ---------     --------    ---------
   Total shareholders'
    equity (deficit).....      163,106      (254,543)        22,840      (21,957)     (90,554)
                            ----------     ---------      ---------     --------    ---------
   Total liabilities,
    mandatorily
    redeemable preferred
    stock and
    shareholders' equity
    (deficit)............   $1,049,830     $(153,142)     $  77,471     $(21,957)   $ 952,202
                            ==========     =========      =========     ========    =========

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)

Balance Sheet Information as of March 31, 2000 (Unaudited):

                                                    TeleCorp
                                                 Communications,
                                                 Inc.--Guarantor Non-Guarantor
                                      TeleCorp      Subsidiary   Subsidiaries  Eliminations Consolidated
                                     ----------  --------------- ------------- ------------ ------------
              ASSETS
Current assets:
 Cash and cash equivalents.........  $  113,488     $ (16,450)     $  (2,432)    $    --      $ 94,606
 Accounts receivable, net..........         --         30,904            164          --        31,068
 Inventory.........................         --         22,315            --           --        22,315
 Intercompany receivables..........     947,844      (471,227)      (476,617)         --           --
 Prepaid expenses and other current
  assets...........................          88         1,577          2,272          --         3,937
                                     ----------     ---------      ---------     --------     --------
Total current assets...............   1,061,420      (432,881)      (476,613)         --       151,926
Property and equipment, net........       6,339       213,726        241,748          (71)     461,742
PCS licenses and microwave
 relocation costs, net.............       2,105       110,981        160,310          --       273,396
Intangible assets--AT&T agreements,
 net...............................         --            --          36,119          --        36,119
Deferred financing costs, net......      18,811           188            --                     18,999
Other assets.......................       8,354         2,081         17,923      (21,886)       6,472
                                     ----------     ---------      ---------     --------     --------
  Total assets.....................  $1,097,029     $(105,905)     $ (20,513)    $(21,957)    $948,654
                                     ==========     =========      =========     ========     ========
LIABILITIES, MANDATORILY REDEEMABLE
        PREFERRED STOCK AND
   STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable..................  $      --      $  14,243      $  12,774     $    --      $ 27,017
 Accrued expenses..................       3,925        71,074          4,147          --        79,146
 Microwave relocation obligation,
  current portion..................         --         30,753            --           --        30,753
 Long-term debt, current portion...         --            --           1,461          --         1,461
 Accrued interest..................       1,546           --             644          --         2,190
 Deferred revenue..................         --          2,907            --           --         2,907
                                     ----------     ---------      ---------     --------     --------
  Total current liabilities........       5,471       118,977         19,026          --       143,474
                                     ----------     ---------      ---------     --------     --------
Long-term debt.....................     633,766           --          16,098          --       649,864
Microwave relocation obligation....         --          2,365            --           --         2,365
Accrued expenses...................         --            --           7,877          --         7,877
                                     ----------     ---------      ---------     --------     --------
  Total liabilities................     639,237       121,342         43,001          --       803,580
                                     ----------     ---------      ---------     --------     --------
Mandatorily redeemable preferred
 stock.............................     367,915           --             --           --       367,915
Preferred stock subscriptions
 receivable........................     (97,001)          --             --           --       (97,001)
                                     ----------     ---------      ---------     --------     --------
  Total mandatorily redeemable
   preferred
   stock, net......................     270,914           --             --           --       270,914
                                     ----------     ---------      ---------     --------     --------
Commitments and Contingencies
Stockholders' equity (deficit):
 Series F preferred stock..........         149           --             --           --           149
 Common stock......................         878           --             --           --           878
 Additional paid-in capital........     306,011           --          21,886      (21,886)     306,011
 Deferred compensation.............     (42,182)           (7)           --           --       (42,189)
 Common stock subscriptions
  receivable.......................        (191)          --             --           --          (191)
 Accumulated deficit...............     (77,787)     (227,240)       (85,400)         (71)    (390,498)
                                     ----------     ---------      ---------     --------     --------
  Total stockholders' equity
   (deficit).......................     186,878      (227,247)       (63,514)     (21,957)    (125,840)
                                     ----------     ---------      ---------     --------     --------
  Total liabilities, mandatorily
   redeemable preferred stock and
   stockholders' equity
   (deficit).......................  $1,097,029     $(105,905)     $ (20,513)    $(21,957)    $948,654
                                     ==========     =========      =========     ========     ========

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)
Statement of Operations Information for the year ended December 31, 1998:

                                       TeleCorp
                                    Communications,
                                    Inc.--Guarantor Non-Guarantor
                          TeleCorp    Subsidiary    Subsidiaries  Eliminations Consolidated
                          --------  --------------- ------------- ------------ ------------
Revenue:
  Service...............  $    --      $    --        $    --       $   --       $    --
  Roaming...............       --            29            --           --             29
  Equipment.............       --           777            261       (1,038)          --
                          --------     --------       --------      -------      --------
    Total revenue.......       --           806            261       (1,038)           29
                          --------     --------       --------      -------      --------
Operating expenses:
  Cost of revenue.......       --           --             --           --            --
  Operations and
   development..........       --         5,218          4,675         (121)        9,772
  Selling and
   marketing............       --         4,920          1,405          --          6,325
  General and
   administrative.......       975       16,137         10,027         (900)       26,239
  Depreciation and
   amortization.........       --           459          1,125          --          1,584
                          --------     --------       --------      -------      --------
    Total operating
     expense............       975       26,734         17,232       (1,021)       43,920
                          --------     --------       --------      -------      --------
    Operating loss......      (975)     (25,928)       (16,971)         (17)      (43,891)
Other (income) expense:
  Interest expense......    11,923          --              11          --         11,934
  Interest income.......    (4,427)         (87)          (183)         --         (4,697)
  Other expense.........        21            5              1          --             27
                          --------     --------       --------      -------      --------
    Net loss............    (8,492)     (25,846)       (16,800)         (17)      (51,155)
Accretion of mandatorily
 redeemable preferred
 stock..................    (8,567)         --             --           --         (8,567)
                          --------     --------       --------      -------      --------
    Net loss
     attributable to
     common equity......  $(17,059)    $(25,846)      $(16,800)     $   (17)     $(59,722)
                          ========     ========       ========      =======      ========

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)

Statement of Operations Information for the year ended December 31, 1999:

                                        TeleCorp
                                     Communications,
                                     Inc.--Guarantor Non-Guarantor
                          TeleCorp     Subsidiary    Subsidiaries  Eliminations Consolidated
                          ---------  --------------- ------------- ------------ ------------
Revenue:
  Service...............  $     --      $  41,100      $  4,282      $(4,063)    $  41,319
  Roaming...............        --         29,010           --           --         29,010
  Equipment.............        --         17,353           --           --         17,353
                          ---------     ---------      --------      -------     ---------
    Total revenue.......        --         87,463         4,282       (4,063)       87,682
Operating expenses:
  Cost of revenue.......        --         39,259           --           --         39,259
  Operations and
   development..........      1,472        26,833        11,682       (4,008)       35,979
  Selling and
   marketing............        937        69,514           729          --         71,180
  General and
   administrative.......     30,579        59,296         2,710          --         92,585
  Depreciation and
   amortization.........        787        20,910        33,413          --         55,110
                          ---------     ---------      --------      -------     ---------
    Total operating
     expense............     33,775       215,812        48,534       (4,008)      294,113
                          ---------     ---------      --------      -------     ---------
    Operating loss......    (33,775)     (128,349)      (44,252)         (55)     (206,431)
Other (income) expense:
  Interest expense......     49,356            15         1,942          --         51,313
  Interest income.......     (6,200)         (243)          (21)         --         (6,464)
  Other expense.........        --           (147)         (137)         --           (284)
                          ---------     ---------      --------      -------     ---------
    Net loss............    (76,931)     (127,974)      (46,036)         (55)     (250,996)
Accretion of mandatorily
 redeemable preferred
 stock..................    (24,124)          --            --           --        (24,124)
                          ---------     ---------      --------      -------     ---------
    Net loss
     attributable to
     common equity......  $(101,055)    $(127,974)     $(46,036)     $   (55)    $(275,120)
                          =========     =========      ========      =======     =========

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)


Statement of Operations Information for the three months ended March 31, 2000 (Unaudited):

                                       TeleCorp
                                    Communications,
                                         Inc.--
                                       Guarantor    Non-Guarantor
                          TeleCorp     Subsidiary   Subsidiaries  Eliminations Consolidated
                          --------  --------------- ------------- ------------ ------------
Revenue:
  Service...............  $    --      $ 36,757       $  1,837      $(1,657)     $ 36,937
  Roaming...............       --        11,452            --           --         11,452
  Equipment.............       --         7,057            --           --          7,057
                          --------     --------       --------      -------      --------
    Total revenue.......       --        55,266          1,837       (1,657)       55,446
                          --------     --------       --------      -------      --------
Operating expenses:
  Cost of revenue.......       --        19,026            --           --         19,026
  Operations and
   development..........       --         8,795          2,171          --         10,966
  Selling and
   marketing............       --        34,093            532          --         34,625
  General and
   administrative.......       322       26,273            681          --         27,276
  Depreciation and
   amortization.........       355        9,349         13,764          --         23,468
                          --------     --------       --------      -------      --------
    Total operating
     expenses...........       677       97,536         17,148          --        115,361
                          --------     --------       --------      -------      --------
    Operating loss......      (677)     (42,270)       (15,311)      (1,657)      (59,915)
Other expense (income):
  Interest expense......    16,458          --             532          --         16,990
  Interest income.......    (2,329)         (40)           (15)         --         (2,384)
  Other income..........       --           --             (22)         --            (22)
                          --------     --------       --------      -------      --------
    Net loss............   (14,806)     (42,230)       (15,806)      (1,657)      (74,499)
Accretion of mandatorily
 redeemable preferred
 stock..................    (7,733)         --             --           --         (7,733)
                          --------     --------       --------      -------      --------
    Net loss
     attributable to
     common equity......  $(22,539)    $(42,230)      $(15,806)     $(1,657)     $(82,232)
                          ========     ========       ========      =======      ========

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)

Cash Flow Information for the year ended December 31, 1998:

                                                                    TeleCorp
                                                                 Communications,
                                                                 Inc.--Guarantor
                                                      TeleCorp     Subsidiary
                                                      ---------  ---------------
Cash flows from operating activities:
Net loss............................................  $  (8,496)    $(26,645)
Adjustment to reconcile net loss to net cash used in
 operating activities:
  Depreciation and amortization.....................        --           581
  Noncash interest expense associated with Lucent
   notes and senior subordinated debt...............        460          --
  Amortization of deferred financing costs..........        525          --
Changes in cash flow from operations resulting from
 changes in assets and liabilities:
  Accounts receivable...............................        (57)        (473)
  Inventory.........................................        --          (778)
  Prepaid expenses and other current assets.........       (580)        (920)
  Other assets......................................        --            (7)
  Accounts payable..................................        --         2,260
  Accrued expenses..................................         13       16,211
  Accrued interest..................................      3,992          --
                                                      ---------     --------
    Net cash used in operating activities...........     (4,143)      (9,771)
                                                      ---------     --------
Cash flows from investing activities:
  Expenditures for network under development,
   wireless network and property and equipment......        --       (58,205)
  Capitalized interest on network under development
   and wireless network.............................       (227)         --
  Expenditures for microwave relocation.............        --        (3,339)
  Purchase of PCS licenses..........................    (21,000)         --
  Partial refund of deposit on PCS licenses.........        --           --
                                                      ---------     --------
    Net cash used in investing activities...........    (21,227)     (61,544)
                                                      ---------     --------
Cash flows from financing activities:
  Proceeds from sale of mandatorily redeemable
   preferred stock..................................     26,661          --
  Direct issuance costs from sale of mandatorily
   redeemable preferred stock.......................     (1,027)         --
  Proceeds from sale of common stock................         38          --
  Proceeds from long-term debt......................    235,000          --
  Payments of deferred financing costs..............     (9,109)         --
  Proceeds from cash transfers from and expenses
   paid by affiliates...............................      1,069      121,750
  Payments on behalf of and transfers to
   affiliates.......................................   (134,215)     (28,994)
                                                      ---------     --------
    Net cash provided by financing activities.......    118,417       92,756
                                                      ---------     --------
Net increase in cash and cash equivalents...........     93,047       21,441
Cash and cash equivalents at the beginning of
 period.............................................        --           --
                                                      ---------     --------
Cash and cash equivalents at the end of period......  $  93,047     $ 21,441
                                                      =========     ========

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)

Cash Flow Information for the year ended December 31, 1999:

                                                                    TeleCorp
                                                                 Communication,
                                                                     Inc.--
                                                                   Guarantor
                                                      TeleCorp     Subsidiary
                                                      ---------  --------------
Cash flows from operating activities:
 Net loss............................................ $ (76,931)   $(127,974)
 Adjustment to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization......................       787       18,102
  Noncash compensation expense associated with the
   issuance of restricted common stock and preferred
   stock.............................................    31,817          --
  Noncash interest expense associated with Lucent
   Notes and High Yield facility.....................    26,895          --
  Noncash general and administrative expense charged
   by affiliates.....................................       --         2,962
 Changes in cash flow from operations resulting from
  changes in assets and liabilities:
  Accounts receivable................................       --       (23,443)
  Inventory..........................................       --       (15,024)
  Prepaid expenses and other current assets..........       491           68
  Other assets.......................................       (15)       6,343
  Accounts payable...................................        96        3,891
  Accrued expenses...................................       (36)       7,338
  Accrued interest...................................    (3,317)         --
  Deferred revenue...................................       --         1,709
                                                      ---------    ---------
    Net cash used in operating activities............   (20,213)    (126,028)
                                                      ---------    ---------
Cash flows from investing activities:
  Expenditures for network under development,
   wireless network and property and equipment.......    (5,016)     (92,575)
  Capitalized interest on network under development
   and wireless network..............................    (5,317)         --
  Expenditures for microwave relocation..............       --        (5,654)
  Purchase of PCS licenses...........................    (2,146)         --
                                                      ---------    ---------
    Net cash used in investing activities............   (12,479)     (98,229)
                                                      ---------    ---------
Cash flows from financing activities:
  Proceeds from sale of mandatorily redeemable
   preferred stock...................................    70,323          --
  Proceeds from sale of common stock and series F
   preferred stock...................................    21,725          --
  Receipt of preferred stock subscription
   receivable........................................     9,414          --
  Direct issuance costs from sale of mandatorily
   redeemable preferred stock........................    (2,500)         --
  Proceeds associated with initial public offering...   197,317          --
  Costs associated with initial public offering......    (1,801)         --
  Proceeds from long-term debt.......................   236,502          --
  Payments of deferred financing costs...............   (12,742)         --
  Proceeds from cash transfers from and expenses paid
   by affiliates.....................................  (392,483)     200,092
                                                      ---------    ---------
    Net cash provided by financing activities........   125,755      200,092
                                                      ---------    ---------
Net increase in cash and cash equivalents............    93,063      (24,165)
Cash and cash equivalents at the beginning of
 period..............................................    93,047       21,441
                                                      ---------    ---------
Cash and cash equivalents at the end of period....... $ 186,110    $  (2,724)
                                                      =========    =========

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)

Cash Flow Information for the three months ended March 31, 2000 (Unaudited):

                                                                   TeleCorp
                                                                Communications,
                                                                Inc.--Guarantor
                                                     TeleCorp     Subsidiary
                                                     ---------  ---------------
Cash flows from operating activities:
 Net loss........................................... $ (14,806)    $(42,230)
 Adjustment to reconcile net loss to net cash (used
  in) provided by operating activities:
  Depreciation and amortization.....................       355        9,349
  Noncash compensation expense......................     5,077          --
  Noncash interest expense..........................    11,089          --
  Bad debt expense..................................       --         1,661
 Changes in cash flow from operations resulting from
  changes in assets and liabilities:
  Accounts receivable...............................       --        (7,487)
  Intercompany receivables..........................  (116,221)      55,499
  Inventory.........................................       --        (6,513)
  Prepaid expenses and other current assets.........       (58)        (102)
  Other assets......................................    (3,969)      (1,480)
  Accounts payable..................................       (96)       2,021
  Accrued expenses..................................     8,970       21,967
  Accrued interest..................................       871          --
  Deferred revenue..................................       --         1,198
                                                     ---------     --------
    Net cash (used in) provided by operating
     activities.....................................  (108,788)      33,883
                                                     ---------     --------
Cash flows from investing activities:
  Expenditures for property and equipment...........       --       (46,905)
  Capitalized interest..............................      (622)         --
  Expenditures for microwave relocation.............       --          (369)
  Capitalized Tritel acquisition costs..............    (5,081)         --
                                                     ---------     --------
    Net cash used in investing activities...........    (5,703)     (47,274)
                                                     ---------     --------
Cash flows from financing activities:
  Proceeds from sale of common stock................    41,869          --
  Payments on long term debt........................       --          (335)
                                                     ---------     --------
    Net cash provided by (used in) financing
     activities.....................................    41,869         (335)
                                                     ---------     --------
Net decrease in cash and cash equivalents...........   (72,622)     (13,726)
Cash and cash equivalents at the beginning of
 period.............................................   186,110       (2,724)
                                                     ---------     --------
Cash and cash equivalents at the end of period...... $ 113,488     $(16,450)
                                                     =========     ========

20. Subsequent Events

 Offering

   On July 11, 2000, the Company circulated an offering memorandum for the issuance of Senior Subordinated Notes (Subordinated Notes) in the amount of $450,000. The Subordinated Notes will be subject to optional redemption, restrictive covenants, an exchange offer, registration rights and transfer restrictions.

 Acquisitions

   On April 7, 2000, the Company completed its acquisition of TeleCorp LMDS, Inc. (TeleCorp LMDS) through an exchange of all of the outstanding stock of TeleCorp LMDS for 878,400 shares of the Company's class A common stock valued at $45,896. TeleCorp LMDS's stockholders are Mr. Vento, Mr. Sullivan and three of the Company's initial investors. As Mr. Vento and Mr. Sullivan have voting

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)
control of the Company and TeleCorp LMDS, the acquisition is accounted for as an acquisition between companies under common control. The licenses acquired will be recorded by the Company at $2,707 which represents the cost basis of TeleCorp LMDS. The remaining $43,189 is considered a distribution to shareholders of TeleCorp LMDS. By acquiring TeleCorp LMDS, TeleCorp gained local multipoint distribution service licenses covering 1100 MHz of airwaves in the Little Rock, Arkansas basic trading area and 150 MHz of airwaves in each of the Beaumont, Texas; New Orleans, Louisiana; San Juan and Mayaguez, Puerto Rico; and U.S. Virgin Islands basic trading areas.

   On April 11, 2000, the Company completed its acquisition of the 15% of Viper Wireless, Inc. (Viper Wireless) that it did not already own from Mr. Vento and Mr. Sullivan in exchange for an aggregate of 323,372 shares of TeleCorp's class A common stock and 800 shares of its series E preferred stock. The Company acquired 85% of Viper Wireless on March 1, 1999 in exchange for $32,286 contributed by AT&T and certain of the Company's other initial investors for additional shares of its preferred and common stock. Viper Wireless used the proceeds to participate in the Federal Communications Commission's reauction of PCS licenses. Viper Wireless was subsequently granted six PCS licenses in the reauction. In connection with the final closing, the Company recognized compensation expense of $15,297 based on the fair value of the class A common stock and series E preferred stock at the date of issuance.

   On April 27, 2000, the Company completed its acquisition of 15 MHz of additional airwaves in the Lake Charles, Louisiana basic trading area from Gulf Telecom, LLC (Gulf Telecom). As consideration for the additional airwaves the Company paid Gulf Telecom $262 in cash, assumed approximately $2,400 in Federal Communications Commission debt related to the license and reimbursed Gulf Telecom $471 for interest it paid to the Federal Communications Commission on the debt related to the license from June 1998 through March 2000. The entire purchase price will be allocated to acquired licenses.

 Tritel Merger and Contribution and Exchange with AT&T Wireless

   On February 28, 2000, the Company agreed to merge with Tritel, Inc. (Tritel) through a merger of each of the Company and Tritel into a newly formed subsidiary of a new holding company (Holding Company). The merger will result in exchange of 100% of the outstanding common and preferred stock of the Company and Tritel for common and preferred stock of the newly formed entity, to be called TeleCorp PCS, Inc. The new entity will be controlled by the Company's voting preference common stockholders. Both the Company and Tritel will become subsidiaries of the holding company.

   This transaction will be accounted for using the purchase method of accounting. The purchase price for Tritel will be determined based on the fair value of the shares of the new holding company issued to the former shareholders of Tritel plus cash, the fair value associated with the conversion of outstanding Tritel options and warrants to holding company options and warrants, liabilities assumed, and merger related costs. The fair value of the shares issued will be determined based on the existing market price of the Company's class A common stock, which is publicly traded, and, for those shares that do not have a readily available market price, through valuation by an investment banking firm. The purchase price for this transaction will be allocated to the assets acquired based on their estimated fair values. The excess of the purchase price over the assets acquired will be recorded as goodwill and amortized over 20 years.

   The proposed merger has been unanimously approved by the Company's and Tritel's board of directors, with three of the Company's directors abstaining. In addition, shareholders with greater than 50% of the voting power of each company have agreed to vote in favor of the merger. The merger is subject to regulatory approval and other conditions and is expected to close in the last quarter of 2000.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)

   In connection with the Company's merger with Tritel, AT&T has agreed to contribute certain assets and rights to the Company. This contribution will result in the Company acquiring various assets in exchange for the consideration issued as follows:

    The Company acquires:

      .  $20,000 cash from AT&T Wireless Services.

      . The right to acquire all of the common and preferred stock of Indus, Inc. (Indus).

      . The right to acquire additional wireless properties and assets from Airadigm Communications, Inc. (Airadigm).

      . The two year extension and expansion of the AT&T network membership licenses agreement to cover all people in Holding Company's markets.

    Consideration issued:

      . 9,272,740 shares of class A common stock of the new holding company formed from the Tritel merger to AT&T Wireless Services.

   Separately, AT&T Wireless and the Company entered into an Asset Exchange Agreement pursuant to which the Company has agreed to exchange certain assets with AT&T Wireless, among other consideration.

   The Company is receiving certain consideration in exchange for assets as follows:

    The Company acquires:

      .  $80,000 in cash from AT&T Wireless.

      . AT&T Wireless 10 MHZ PCS licenses in the areas covering part of the Wisconsin market, in addition to adjacent licenses.

      . AT&T Wireless's existing 10 MHZ PCS licenses in Fort Dodge, and Waterloo, Iowa.

      . The right to acquire additional wireless properties from Polycell Communications, Inc. (Polycell) and ABC Wireless, L.L.C. (ABC Wireless).

    Consideration issued:

      .  The Company's New England Market Segment to AT&T Wireless.

      .  Cash or class A common stock to Polycell and cash to ABC
         Wireless.

   Further, AT&T has agreed to extend the term of the roaming agreement and to expand the geographic Coverage of the AT&T operating agreements with TeleCorp to include the new markets, either through amending TeleCorp's existing agreements or by entering into new agreements with Holding Company on substantially the same terms as TeleCorp's existing agreements. In addition, TeleCorp has granted AT&T Wireless a "right of first refusal" with respect to certain markets transferred by AT&T Wireless Services or AT&T Wireless triggered in the event of a sale of the Company to a third party.

   These transactions will be accounted for as an asset purchase and disposition and recorded at fair value. The purchase price will be determined based on cash paid, the fair value of the Class A common stock issued, and the fair value of the assets relinquished. The purchase price will be proportionately allocated to the noncurrent assets acquired based on their estimated fair values. A gain is recognized as the difference between the fair value of the New England assets disposed and their net book value. This transaction is also subject to regulatory approval and other conditions and is expected to close in the second half of 2000. The failure of these transactions to occur does not prevent the Tritel merger from occurring.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Tritel, Inc.:

   We have audited the accompanying consolidated balance sheets of Tritel, Inc. and subsidiaries (the Company) as of December 31, 1998 and 1999, and the related consolidated statements of operations, members' and stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tritel, Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1999 in conformity with generally accepted accounting principles.

                                          KPMG LLP

Jackson, Mississippi
February 18, 2000, except with
 respect to Note 21 which is
 as of February 28, 2000

                                  TRITEL, INC.

                          CONSOLIDATED BALANCE SHEETS
           December 31, 1998 and 1999 and March 31, 2000 (unaudited)
                   (amounts in thousands, except share data)

                                                  December 31,
                                               --------------------   March 31,
                                                 1998       1999        2000
                                               --------  ----------  -----------
                                                                     (unaudited)
                   ASSETS
Current assets:
  Cash and cash equivalents..................  $    846  $  609,269  $  482,459
  Due from affiliates........................       241       2,565       2,962
  Accounts receivable, net...................       --        5,040       8,708
  Inventory..................................       --        8,957      16,410
  Prepaid expenses and other current assets..       719       4,733       5,226
                                               --------  ----------  ----------
    Total current assets.....................     1,806     630,564     515,765
                                               --------  ----------  ----------
Restricted cash..............................       --        6,594       6,125
Property and equipment, net..................    13,816     262,343     292,215
Federal Communications Commission licensing
 costs, net..................................    71,466     201,946     203,107
Intangible assets, net.......................       --       59,508      58,077
Other assets.................................     1,933      35,407      34,585
                                               --------  ----------  ----------
    Total assets.............................  $ 89,021  $1,196,362  $1,109,874
                                               ========  ==========  ==========
   LIABILITIES, REDEEMABLE PREFERRED STOCK
           AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable..............................  $ 22,405  $      --   $      --
  Current maturities of long-term debt.......       --          923         960
  Accounts payable...........................     8,221     103,677      45,807
  Accrued liabilities........................     2,285       9,647      18,311
                                               --------  ----------  ----------
    Total current liabilities................    32,911     114,247      65,078
                                               --------  ----------  ----------
Non-current liabilities:
  Long-term debt.............................    51,599     557,716     564,483
  Note payable to related party..............     6,270         --          --
  Deferred income taxes and other
   liabilities...............................       224      37,367      38,891
                                               --------  ----------  ----------
    Total non-current liabilities............    58,093     595,083     603,374
                                               --------  ----------  ----------
    Total liabilities........................    91,004     709,330     668,452
                                               --------  ----------  ----------
Series A 10% redeemable convertible preferred
 stock.......................................       --       99,586     101,853
Stockholders' equity:
  Preferred stock, 3,100,000 shares
   authorized:
    Series D, 46,374 shares outstanding at
     December 31, 1999.......................       --       46,374      46,374
  Common stock, 30 shares issued and
   outstanding at December 31, 1998..........       --          --          --
  Common stock issued and outstanding at
   December 31, 1999
    Class A Voting--97,796,906 shares; Class
     B Non-voting--2,927,120 shares; Class
     C--1,380,448 shares; Class D--4,962,804
     shares; Voting Preference--6 shares.....       --        1,071       1,071
  Contributed capital--Predecessor
   Companies.................................    13,497         --          --
  Additional paid in capital.................       --      611,277     719,563
  Accumulated deficit........................   (15,480)   (271,276)   (427,439)
                                               --------  ----------  ----------
    Total stockholders' equity (deficit).....    (1,983)    387,446     339,569
                                               --------  ----------  ----------
    Total liabilities, redeemable preferred
     stock and stockholders' equity..........  $ 89,021  $1,196,362  $1,109,874
                                               ========  ==========  ==========

          See accompanying notes to consolidated financial statements.

                                  TRITEL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
            For the Years Ended December 31, 1997, 1998 and 1999 and
                 the Three Months Ended March 31, 1999 and 2000
                 (amounts in thousands, except per share data)

                                                            Three Months
                                                                Ended
                           Years Ended December 31,           March 31,
                          ----------------------------  ----------------------
                           1997      1998      1999       1999        2000
                          -------  --------  ---------  ---------  -----------
                                                             (unaudited)
Revenues................. $   --   $    --   $   6,759  $     --   $    15,499
                          -------  --------  ---------  ---------  -----------
Operating expenses:
  Cost of services and
   equipment.............     --        --       6,966        --        13,703
  Technical operations...     104     1,939     18,459      1,956       10,192
  General and
   administrative........   3,123     4,947     22,915      2,890        9,328
  Sales and marketing....      28       452     20,404      1,016       12,139
  Stock-based
   compensation..........     --        --     190,664        --       108,297
  Depreciation and
   amortization..........      20       348     12,839      1,609       10,551
                          -------  --------  ---------  ---------  -----------
    Total operating
     expenses............   3,275     7,686    272,247      7,471      164,210
                          -------  --------  ---------  ---------  -----------
  Operating loss.........  (3,275)   (7,686)  (265,488)    (7,471)    (148,711)
Interest income..........     121        77     16,791      1,127        8,669
Financing cost...........     --        --      (2,230)    (2,230)         --
Interest expense.........     --       (722)   (24,970)       --       (14,360)
                          -------  --------  ---------  ---------  -----------
  Loss before
   extraordinary item and
   income taxes..........  (3,154)   (8,331)  (275,897)    (8,574)    (154,402)
Income tax benefit.......     --        --      28,443      2,327          506
                          -------  --------  ---------  ---------  -----------
  Loss before
   extraordinary items...  (3,154)   (8,331)  (247,454)    (6,247)    (153,896)
Extraordinary item--
  Loss on return of
   spectrum..............     --     (2,414)       --         --           --
                          -------  --------  ---------  ---------  -----------
  Net loss...............  (3,154)  (10,745)  (247,454)    (6,247)    (153,896)
Series A preferred
 dividend requirement....     --        --      (8,918)    (2,087)      (2,267)
                          -------  --------  ---------  ---------  -----------
Net loss available to
 common stockholders..... $(3,154) $(10,745) $(256,372) $  (8,334) $  (156,163)
                          =======  ========  =========  =========  ===========
Basic and diluted net
 loss per share..........                    $  (33.25) $   (2.80) $     (1.32)
                                             =========  =========  ===========
Weighted average common
 shares outstanding......                    7,710,649  2,985,177  118,136,289
                                             =========  =========  ===========


          See accompanying notes to consolidated financial statements.

                                  TRITEL, INC.

          CONSOLIDATED STATEMENTS OF MEMBERS' AND STOCKHOLDERS' EQUITY
            For the Years Ended December 31, 1997, 1998 and 1999 and
                  the Three Month Period Ended March 31, 2000

                                                        Additional             Members' and
                          Preferred  Common Contributed  Paid in   Accumulated Stockholders'
                            Stock    Stock    Capital    Capital     Deficit      Equity
                          ---------  ------ ----------- ---------- ----------- -------------
                                               (amounts in thousands)
Balance at December 31,
 1996...................  $     --   $  --   $  7,255    $    --    $  (1,581)   $   5,674
Contributed capital, net
 of expenses of $148....        --      --      5,437         --          --         5,437
Conversion of debt to
 members' equity........        --      --        805         --          --           805
Net loss................        --      --        --          --       (3,154)      (3,154)
                          ---------  ------  --------    --------   ---------    ---------
Balance at December 31,
 1997...................        --      --     13,497         --       (4,735)       8,762
Net loss................        --      --        --          --      (10,745)     (10,745)
                          ---------  ------  --------    --------   ---------    ---------
Balance at December 31,
 1998...................        --      --     13,497         --      (15,480)      (1,983)
Conversion of debt to
 members' equity in
 Predecessor Company....        --      --      8,976         --          --         8,976
Series C Preferred Stock
 issued to Predecessor
 Company, including
 distribution of assets
 and liabilities........     17,193     --    (22,473)        --          576       (4,704)
Series C Preferred Stock
 issued in exchange for
 cash...................    163,370     --        --          --          --       163,370
Payment of preferred
 stock issuance costs...     (8,507)    --        --          --          --        (8,507)
Series C Preferred Stock
 issued to Central
 Alabama in exchange for
 net assets.............      2,602     --        --          --          --         2,602
Series D Preferred Stock
 issued to AT&T Wireless
 in exchange for
 licenses and other
 agreements.............     46,374     --        --          --          --        46,374
Grant of unrestricted
 rights in common stock
 to officer.............        --      --        --        4,500         --         4,500
Conversion of preferred
 stock into common
 stock..................   (174,658)    783       --      173,875         --           --
Sale of common stock,
 net of issuance costs
 of $15,338.............        --      288       --      242,238         --       242,526
Stock-based
 compensation...........        --      --        --      190,664         --       190,664
Accrual of dividends on
 Series A redeemable
 preferred stock........        --      --        --          --       (8,918)      (8,918)
Net loss................        --      --        --          --     (247,454)    (247,454)
                          ---------  ------  --------    --------   ---------    ---------
Balance at December 31,
 1999...................     46,374   1,071       --      611,277    (271,276)     387,446
                          ---------  ------  --------    --------   ---------    ---------
Unaudited:
 Stock issuance costs...        --      --        --          (62)        --           (62)
 Exercise of stock
  options...............        --      --        --           51         --            51
 Stock-based
  compensation..........        --      --        --      108,297         --       108,297
 Accrual of dividends on
  Series A redeemable
  preferred stock.......        --      --        --          --       (2,267)      (2,267)
 Net loss...............        --      --        --          --     (153,896)    (153,896)
                          ---------  ------  --------    --------   ---------    ---------
Balance, March 31, 2000
 (unaudited)............  $  46,374  $1,071  $    --     $719,563   $(427,439)   $ 339,569
                          =========  ======  ========    ========   =========    =========

          See accompanying notes to consolidated financial statements.

                                  TRITEL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
   For the Years Ended December 31, 1997, 1998 and 1999, and the Three Months
                         Ended March 31, 1999 and 2000
                             (amounts in thousands)

                                                            Three Months Ended
                               Years Ended December 31,         March 31,
                              ----------------------------  -------------------
                               1997      1998      1999       1999      2000
                              -------  --------  ---------  --------  ---------
                                                               (unaudited)
Cash flows from operating
 activities:
  Net loss..................  $(3,154) $(10,745) $(247,454) $ (6,247) $(153,896)
  Adjustments to reconcile
   net loss to net cash used
   in operating activities:
    Loss on return of
     spectrum...............      --      2,414        --        --         --
    Financing costs.........      --        --       2,230     2,230        --
    Depreciation and
     amortization...........       20       348     12,839     1,609     10,551
    Stock-based compensation
     and grant of
     unrestricted rights in
     common stock to
     officer................      --        --     195,164       --     108,297
    Accretion of discount on
     debt and amortization
     of debt issue costs....      --        --      10,608       --       6,472
    Deferred income tax
     benefit................      --        --     (28,443)   (2,327)      (506)
    Changes in operating
     assets and liabilities:
      Inventory.............      --        --      (8,957)      --      (7,453)
      Accounts payable and
       accrued expenses.....       45      (180)    24,659    (3,870)   (10,935)
      Other current assets
       and liabilities......     (814)     (333)   (11,721)      404     (4,368)
                              -------  --------  ---------  --------  ---------
        Net cash used in
         operating
         activities.........   (3,903)   (8,496)   (51,075)   (8,201)   (51,838)
                              -------  --------  ---------  --------  ---------
Cash flows from investing
 activities:
  Capital expenditures......       (6)   (5,970)  (172,448)  (22,358)   (73,166)
  Payment for Federal
   Communications Commission
   licenses.................   (3,935)      --         --        --         --
  Refund of Federal
   Communications Commission
   deposit..................    1,376       --         --        --         --
  Advance under notes
   receivable...............      --        --      (7,550)   (7,500)       --
  Capitalized interest on
   network construction and
   Federal Communications
   Commission licensing
   costs....................     (415)   (2,905)   (13,623)   (3,715)    (1,806)
  (Increase) decrease in
   restricted cash..........      --        --      (6,594)   (8,393)       568
  Other.....................      (72)      --        (614)      --        (144)
                              -------  --------  ---------  --------  ---------
        Net cash used in
         investing
         activities.........   (3,052)   (8,875)  (200,829)  (41,966)   (74,548)
                              -------  --------  ---------  --------  ---------
Cash flows from financing
 activities:
  Proceeds from notes
   payable to related
   parties..................    5,700       --         --        --         --
  Proceeds from notes
   payable..................    5,000    38,705        --        --         --
  Proceeds from (repayment
   of) long-term debt.......      --        --     300,000   200,000       (215)
  Proceeds from senior
   subordinated discount
   notes....................      --        --     200,240       --         --
  Repayments of notes
   payable..................   (6,200)  (21,300)   (22,100)  (22,100)       --
  Payment of preferred stock
   issuance costs...........      --        --      (8,507)      --         --
  Payment of debt issuance
   costs and other deferred
   charges..................   (1,251)     (951)   (30,202)  (27,201)      (199)
  Proceeds from vendor
   discount.................      --        --      15,000    15,000        --
  Issuance of preferred
   stock....................      --        --     163,370   113,623        --
  Issuance of common stock,
   net of issuance costs....      --        --     242,526       --         (10)
  Capital contributions, net
   of related expenses......    5,437       --         --        --         --
                              -------  --------  ---------  --------  ---------
        Net cash provided by
         financing
         activities.........    8,686    16,454    860,327   279,322       (424)
                              -------  --------  ---------  --------  ---------
Net increase (decrease) in
 cash and cash equivalents..    1,731      (917)   608,423   229,155   (126,810)
Cash and cash equivalents at
 beginning of period........       32     1,763        846       846    609,269
                              -------  --------  ---------  --------  ---------
Cash and cash equivalents at
 end of period..............  $ 1,763  $    846  $ 609,269  $230,001  $ 482,459
                              =======  ========  =========  ========  =========

          See accompanying notes to consolidated financial statements.

                         TRITEL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (All information subsequent to December 31, 1999 is unaudited)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Principles of Consolidation

   Airwave Communications, LLC ("Airwave Communications") (formerly Mercury PCS, LLC) and Digital PCS, LLC ("Digital PCS") (formerly Mercury PCS II, LLC) were formed on July 27, 1995 and July 29, 1996, respectively, to acquire for development Personal Communications Services ("PCS") licenses in markets in the south-central United States. Airwave Communications and Digital PCS are referred to collectively as "the Predecessor Company" or "the Predecessor Companies."

   Tritel, Inc. ("Tritel") was formed on April 23, 1998 by the controlling shareholders of Airwave Communications and Digital PCS to develop PCS markets in the south-central United States. Tritel's 1998 activities consisted of $1.5 million in capital expenditures and $32,000 in net loss. On January 7, 1999, the Predecessor Companies transferred substantially all of their assets and liabilities at historical cost to Tritel in exchange for 18,262 shares of series C preferred stock in Tritel. The controlling shareholders of the Predecessor Companies control Tritel. Tritel will continue the activities of the Predecessor Companies and, for accounting purposes, this transaction was accounted for as a reorganization of the Predecessor Company into a C corporation and a name change to Tritel. Tritel and the Predecessor Company, together with Tritel's subsidiaries, are referred to collectively as "the Company."

   Tritel began commercial operations during the fourth quarter of 1999. Prior to that time, Tritel and the Predecessor Companies were considered to be in the development stage.

   The consolidated accounts of the Company include its subsidiaries, Tritel PCS, Inc. ("Tritel PCS"); Tritel A/B Holding Corp.; Tritel C/F Holding Corp.; Tritel Communications, Inc.; Tritel Finance, Inc.; and others. All significant intercompany accounts or balances have been eliminated in consolidation.

Cash and Cash Equivalents

   For purposes of financial statement classification, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Accounts Receivable

   Accounts receivable balances are presented net of allowances for losses. The Company's allowance for losses was $42,000 and $230,000 as of December 31, 1999 and March 31, 2000, respectively.

Inventory

   Inventory consisting primarily of wireless telephones and telephone accessories is stated at cost.

Restricted Cash

   On March 31, 1999, the Company entered into a deposit agreement with Toronto Dominion (Texas), Inc., as administrative agent, on behalf of the depository bank and the banks and other financial institutions who are a party to the bank facility described in Note 8. Under the terms of the agreement, the Company has placed on deposit $6,594,000 and $6,125,000 at December 31, 1999 and March 31, 2000, respectively, with the depository bank, which will be used for the payment of interest and/or commitment fees due under the bank facility.

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)

Property and Equipment

   Property and equipment are stated at cost, less accumulated depreciation. When assets are placed in service, depreciation is calculated using the straight-line method over the estimated useful lives of the assets, generally seven years for wireless network assets and three years for information systems assets. Leasehold improvements are amortized over the lease term. The Company capitalizes interest on certain of its wireless network construction activities. Routine expenditures for repairs and maintenance are charged to expense as incurred.

Federal Communications Commission Licensing Costs

   Licensing costs are accounted for in accordance with industry standards and include the value of license fees at date of acquisition and the direct costs incurred to obtain the licenses. Licensing costs also include capitalized interest during the period of time necessary to build out the wireless network.

   The Federal Communications Commission grants licenses for terms of up to ten years, and generally grants renewals if the licensee has complied with its license obligations. The Company believes it will be able to secure renewal of its PCS licenses. Amortization of such license costs, which begins for each geographic service area upon commencement of service, is over a period of 40 years. Accumulated amortization on Federal Communications Commission licensing costs at December 31, 1999 and March 31, 2000 was $597,000 and $1,414,000,
respectively.

   The Company evaluates the propriety of the carrying amounts of its Federal Communications Commission licensing costs whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. There have been no impairments through March 31, 2000.

Derivative Financial Instruments

   Derivative financial instruments in the form of interest rate swap agreements are entered into by the Company to manage interest rate exposure. These are contractual agreements between counterparties to exchange interest streams based on notional principal amounts over a set period of time. Interest rate swap agreements normally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. The notional or principal amount does not represent the amount at risk, but is used only as a basis for determining the actual interest cash flows to be exchanged related to the interest rate contracts. Market risk, due to potential fluctuations in interest rates, is inherent in swap agreements. Amounts paid or received under these agreements are included in interest expense during the period accrued or earned.

Interest Capitalization

   In accordance with Statement of Financial Accounting Standards ("SFAS") No. 34, Tritel capitalizes interest expense related to the construction or purchase of certain assets including its Federal Communications Commission licenses which constitute activities preliminary to the commencement of the planned principal operations. Interest capitalized in the years ended December 31, 1997, 1998, and 1999 was $7,214,000, $10,545,000 and $23,685,000, respectively.
Interest capitalized in the three months ended March 31, 2000 was $3,287,000.

Income Taxes

   Because the Predecessor Company was a nontaxable entity, operating results prior to January 7, 1999 were included in the income tax returns of its members. Therefore, the accompanying consolidated financial

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)

statements do not include any provision for income tax benefit for the years ended December 31, 1997 and 1998 or any deferred income taxes on any temporary differences in asset bases as of December 31, 1998.

   As of January 7, 1999, the Company accounts for income taxes in accordance with SFAS No. 109, which requires the use of the asset and liability method in accounting for deferred taxes.

Revenue Recognition

   The Company earns revenue by providing wireless services to both its subscribers and subscribers of other wireless carriers traveling in the Company's service area, as well as sale of equipment and accessories. Generally, access fees, airtime and long distance are billed monthly and are recognized as service is provided. Revenue from the sale of equipment is recognized when sold to the customer.

Advertising Costs

   The Company expenses advertising costs as incurred. Advertising costs totaled $6.2 million for the year ended December 31, 1999 and $3.4 million for the three months ended March 31, 2000. No advertising costs were incurred prior to 1999.

Stock-Based Compensation

   SFAS No. 123, "Accounting for Stock-Based Compensation" encourages, but does not require, companies to record compensation cost for stock-based compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." See Note 12.

Use of Estimates

   The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. A significant estimate impacting the preparation of the consolidated financial statements is the estimated useful life of Federal Communications Commission licensing costs. Actual results could differ from those estimates.

Per Share Amounts

   The Company computes net loss per common share in accordance with SFAS No. 128, "Earnings per Share" and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic and diluted net loss per common share is computed by dividing the net loss available to common shareholders for the period by the weighted average number of shares of all classes of common stock outstanding during the period. For purposes of this calculation, common stock issued on January 7, 1999 was assumed to be outstanding as of January 1, 1999. Series D preferred stock was included in the computation of common shares outstanding after December 13, 1999, as 19,712,328 shares of common stock are issuable upon the conversion of series D preferred stock. Such conversion can be made at any time at the option of the holder and the number of shares to be received upon conversion is fixed. In accordance with SFAS No. 128, outstanding stock options and nonvested restricted stock grants have been excluded from these calculations as the effect would be antidilutive.

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)

   Net loss per common share has not been reflected in the accompanying financial statements for periods prior to 1999 because the Predecessor Companies were limited liability corporations and did not have the existing capital structure.

Comprehensive Income

   Comprehensive income is the total of net income (loss) and all other non-owner changes in stockholders' equity in a given period. The Company had no comprehensive income components for the periods ended December 31, 1997, 1998, and 1999 and March 31, 2000; therefore, comprehensive loss is the same as net loss for all periods.

Segment Reporting

   The Company presently operates in a single business segment as a provider of wireless services in its licensed regions in the south-central United States.

Stock Split

   On November 19, 1999, the board of directors approved a 400-for-1 stock split for class A, class B, class C and class D common stock effective immediately prior to the initial public offering. All common stock share data have been retroactively adjusted to reflect this change.

Recently Issued Accounting Standards

   In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS 133 will significantly change the accounting treatment of derivative instruments and, depending upon the underlying risk management strategy, these accounting changes could affect future earnings, assets, liabilities, and shareholders' equity. The Company is closely monitoring the deliberations of the FASB's derivative implementation task force. With the issuance of SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133, which delayed the effective date of SFAS 133, the Company will be required to adopt SFAS 133 on January 1, 2001. Presently, the Company has not yet quantified the impact that the adoption will have on its consolidated financial statements.

(2) LIQUIDITY

   As reflected in the accompanying consolidated financial statements, the Company began commercial operations in certain of its markets late in 1999 and, therefore, has limited revenues to fund expenditures. The Company expects to grow rapidly while it develops and constructs its PCS network and builds its customer base. The Company expects this growth to strain its financial resources and result in significant operating losses and negative cash flows.

   The planned high level of indebtedness could have a material adverse effect on the Company, including the effect of such indebtedness on: (i) the Company's ability to fund internally, or obtain additional debt or equity financing in the future for capital expenditures, working capital, debt service requirements, operating losses, acquisitions and other purposes; (ii) the Company's ability to dedicate funds for the wireless network buildout, operations or other purposes, due to the need to dedicate a substantial portion of operating cash flow to fund interest payments; (iii) the Company's flexibility in planning for, or reacting to, changes in its business

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)

and market conditions; (iv) the Company's ability to compete with less highly leveraged competitors; and (v) the Company's financial vulnerability in the event of a downturn in its business or the economy.

   The Company believes that the proceeds from the equity offerings in December 1999, together with the proceeds from the sale of senior subordinated discount notes, the financing made available to it by the Federal Communications Commission, borrowings under its bank credit facility and the equity investment it has received, will provide it with sufficient funds to build out its existing network as planned and fund operating losses until it completes its planned network buildout and generate positive cash flow. There can be no assurance that such funds will be adequate to complete the buildout of the Company's PCS network. Under those circumstances, the Company could be required to change its plans relating to the buildout of the network.

(3) PROPERTY AND EQUIPMENT

   Major categories of property and equipment are as follows:

                                                    December 31,
                                                  -----------------   March 31,
                                                   1998      1999       2000
                                                  -------  --------  -----------
                                                    (dollars in
                                                     thousands)      (unaudited)
   Furniture and fixtures........................ $ 1,779  $ 14,853   $ 16,169
   Network construction and development..........  11,416   230,777    266,800
   Leasehold improvements........................     728    22,082     23,933
                                                  -------  --------   --------
                                                   13,923   267,712    306,902
   Less accumulated depreciation.................    (107)   (6,834)   (15,196)
   Deposits on equipment.........................     --      1,465        509
                                                  -------  --------   --------
                                                  $13,816  $262,343   $292,215
                                                  =======  ========   ========

(4) FEDERAL COMMUNICATIONS COMMISSION LICENSING COSTS

   During 1996 and 1997, the Federal Communications Commission granted to the Predecessor Company as the successful bidder C-, D-, E- and F-Block licenses with an aggregate license fee of $106,716,000 after deducting a 25% small business discount.

   The Federal Communications Commission provided below market rate financing for a portion of the bid price of the C-and F-Block licenses. Based on the Company's estimates of borrowing costs for similar debt, the Company discounted the face amount of the debt to yield a market rate and the discount was applied to reduce the carrying amount of the licenses and the debt. Accordingly, the licenses were recorded at $90,475,000.

   During July 1998, the Company took advantage of a reconsideration order by the Federal Communications Commission allowing companies holding C-Block PCS licenses several options to restructure their license holdings and associated obligations. The Company elected the disaggregation option and returned one-half of the broadcast spectrum originally acquired for each of the C-Block license areas. As a result, the Company reduced the carrying amount of the related licenses by one-half, or $35,442,000, and reduced the discounted debt and accrued interest due to the Federal Communications Commission by $33,028,000. As a result of the disaggregation election, the Company recognized an extraordinary loss of approximately $2,414,000.

   AT&T Wireless contributed certain A- and B-Block PCS licenses to the Company on January 7, 1999 in exchange for preferred stock. The Company recorded such licenses at $127,307,000 including related costs of the acquisition. Also, in an acquisition of Central Alabama Partnership, LP 132, the Company acquired certain C-Block licenses with an estimated fair value of $9,284,000, exclusive of $6,072,000 of debt to the Federal Communications Commission.

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)


   Additionally on January 7, 1999, licenses with a carrying amount, including capitalized interest and costs, totaling $21,874,000 were retained by the Predecessor Company (see Note 15). The assets and liabilities retained by the Predecessor Company have been reflected in these financial statements as a distribution to the Predecessor Company.

   Each of the Company's licenses is subject to an Federal Communications Commission requirement that the Company construct wireless network facilities offering coverage to certain percentages of the population within certain time periods following the grant of such licenses. Failure to comply with these requirements could result in the revocation of the related licenses or the imposition of fines on the Company by the Federal Communications Commission.

(5) AT&T TRANSACTION

   On May 20, 1998, the Predecessor Company and Tritel entered into a Securities Purchase Agreement with AT&T Wireless and the other stockholders of Tritel, whereby the Company agreed to construct a PCS network and provide wireless services using the AT&T and SunCom brand names, giving equal emphasis to each, in the south-central United States. On January 7, 1999, the parties closed the transactions contemplated in the Securities Purchase Agreement.

   At the closing, Tritel issued preferred stock to AT&T Wireless in exchange for 20 MHz A- and B-Block PCS licenses which were assigned to the Company, and for certain other agreements covering the Company's markets, including the following agreements.

License Agreement

   Pursuant to a Network Membership License Agreement, dated January 7, 1999 (the "License Agreement"), between AT&T Corp. and the Company, AT&T granted to the Company a royalty-free, nontransferable, non-exclusive, nonsublicensable, limited right, and license to use certain licensed marks solely in connection with certain licensed activities. The licensed marks include the logo containing AT&T and the globe design and the expression "Member of the AT&T Wireless Network." The "Licensed Activities" include (i) the provision to end-users and resellers, solely within the territory as defined in the License Agreement, of Company communications services as defined in the License Agreement on frequencies licensed to the Company for Commercial Mobile Radio Services ("CMRS") provided in accordance with the License Agreement (collectively, the "Licensed Services") and (ii) marketing and offering the Licensed Services within the territory. The License Agreement also grants to the Company the right and license to use licensed marks on certain permitted mobile phones.

   The License Agreement contains numerous restrictions with respect to the use and modification of any of the licensed marks. Furthermore, the Company is obligated to use commercially reasonable efforts to cause all Licensed Services marketed and provided using the licensed marks to be of comparable quality to the Licensed Services marketed and provided by AT&T and its affiliates in areas that are comparable to the territory taking into account, among other things, the relative stage of development of the areas. The License Agreement also sets forth specific testing procedures to determine compliance with these standards, and affords the Company with a grace period to cure any instances of alleged noncompliance therewith.

   The Company may not assign or sublicense any of its rights under the License Agreement; provided, however, that the License Agreement may be assigned to the Company's lenders under the Bank Facility and after the expiration of any applicable grace and cure periods under the Bank Facility, such lenders may enforce the Company's rights under the License Agreement and assign the License Agreement to any person with AT&T's consent.

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)


   The term of the License Agreement is for five years and renews for an additional five-year period if each party gives the other notice to renew the Agreement. The License Agreement may be terminated by AT&T at any time in the event of a significant breach by the Company, including the Company's misuse of any licensed marks, the Company's licensing or assigning any of the rights in the License Agreement, the Company's failure to maintain AT&T's quality standards or if a change in control of the Company occurs. After the initial five-year term, AT&T may also terminate the License Agreement upon the occurrence of certain transactions described in the Stockholders' Agreement.

   The License Agreement, along with the exclusivity provisions of the Stockholders' Agreement and the Resale Agreement will be amortized on a straight-line basis over the ten-year term of the agreement. Accumulated amortization related to these agreements at December 31, 1999 and March 31, 2000 was approximately $4.8 million and $6.0 million, respectively.

Roaming Agreement

   Pursuant to the Intercarrier Roamer Service Agreement, dated as of January 7, 1999 (the "Roaming Agreement"), between AT&T Wireless, the Company, and their affiliates, each party agrees to provide (each in its capacity as serving provider, the "Serving Carrier") mobile wireless radio telephone service for registered customers of the other party's (the "Home Carrier") customers while such customers are out of the Home Carrier's geographic area and in the geographic area where the Serving Carrier (itself or through affiliates) holds a license or permit to construct and operate a mobile wireless radio/telephone system and station. Each Home Carrier whose customers receive service from a Serving Carrier shall pay to such Serving Carrier 100% of the Serving Carrier's charges for wireless service and 100% of pass-through charges (i.e., toll or other charges). Each Serving Carrier's service charges for use per minute or partial minute for the first three years will be at a fixed rate, and thereafter may be adjusted to a lower rate as the parties may negotiate from time to time. Each Serving Carrier's toll charges per minute of use for the first three years will be at a fixed rate, and thereafter such other rates as the parties negotiate from time to time.

   The Roaming Agreement has a term of 20 years, unless terminated earlier by a party due to the other party's uncured breach of any term of the Roaming Agreement.

   Neither party may assign or transfer the Roaming Agreement or any of its rights thereunder except to an assignee of all or part of its license or permit to provide CMRS, provided that such assignee expressly assumes all or the applicable part of the obligations of such party under the Roaming Agreement.

   The Roaming Agreement will be amortized on a straight-line basis over the 20-year term of the agreement. Accumulated amortization related to this agreement at December 31, 1999 and March 31, 2000 was approximately $800,000 and $1.0 million, respectively.

(6) NOTE RECEIVABLE

   On March 1, 1999, the Company entered into agreements with AT&T Wireless, Lafayette Communications Company L.L.C. ("Lafayette") and ABC Wireless L.L.C. ("ABC") whereby the Company, AT&T Wireless and Lafayette would lend $29,500,000 to ABC to fund its participation in the re-auction of Federal Communications Commission licenses that were returned to the Federal Communications Commission by various companies under the July 1998 reconsideration order. The Company's portion of this loan was $7,500,000 and was recorded in Other Assets. Subsequent to closing of the agreements, ABC was the successful bidder for licenses covering the Tritel markets with an aggregate purchase price of $7,789,000. The Company has agreed, subject to Federal Communications Commission approval, to purchase these licenses for $7,789,000. If the licenses are not purchased by March 1, 2004, the note will mature on that date. The note has a stated interest rate of 16% per year. There are no required payments of principal or interest on the note until

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)

maturity. The note is secured by all assets of ABC, including, if permitted by the Federal Communications Commission, the Federal Communications Commission licenses awarded in the re-auction, and ranks pari passu with the notes to AT&T Wireless and Lafayette.

(7) INCOME TAXES

   On January 7, 1999 the Company recorded a deferred tax liability of $55,100,000 primarily related to the difference in asset bases on the assets acquired from AT&T Wireless.

   Because the Predecessor Company was a nontaxable entity, the results presented below relate solely to the year ended December 31, 1999. Components of income tax benefit for the year ended December 31, 1999 are as follows:

                                                        For the Year Ended
                                                         December 31, 1999
                                                     --------------------------
                                                     Current Deferred   Total
                                                     ------- --------  --------
                                                      (dollars in thousands)
   Federal..........................................  $--    $(24,725) $(24,725)
   State............................................   --      (3,718)   (3,718)
                                                      ----   --------  --------
     Total..........................................  $--    $(28,443) $(28,443)
                                                      ====   ========  ========

   Actual tax benefit differs from the "expected" tax benefit using the federal corporate rate of 35% as follows:

                                                          December 31, 1999
                                                        ----------------------
                                                        (dollars in thousands)
   Computed "expected" tax benefit.....................        $(96,564)
   Reduction (increase) resulting from:
   Change in valuation allowance for deferred tax
    assets.............................................           1,020
   Nondeductible compensation related expense..........          68,308
   Nontaxable loss of Predecessor Company..............             780
   Nondeductible portion of discount accretion.........             557
   State income taxes, net of federal tax benefit......          (2,496)
   Other...............................................             (48)
                                                               --------
                                                               $(28,443)
                                                               ========

   The tax effects of temporary differences that give rise to significant portions of the deferred tax liability at December 31, 1999 are as follows:

                                                          December 31, 1999
                                                        ----------------------
                                                        (dollars in thousands)
   Deferred tax assets:
     Net operating loss carryforward...................        $25,232
     Tax basis of capitalized start-up costs in excess
      of book basis....................................         11,533
     Discount accretion in excess of tax basis.........          5,700
     Tax basis of property and equipment in excess of
      book basis.......................................          1,865
     Other.............................................            785
                                                               -------
   Total gross deferred tax assets.....................         45,115
     Less: valuation allowance.........................         (1,020)
                                                               -------
   Net deferred tax assets.............................         44,095
                                                               -------

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)

                                                          December 31, 1999
                                                        ----------------------
                                                        (dollars in thousands)
   Deferred tax liabilities:
     Intangible assets book basis in excess of tax
      basis............................................        $22,646
     Federal Communications Commission licenses book
      basis in excess of tax basis.....................         32,245
     Capitalized interest book basis in excess of tax
      basis............................................         12,779
     Discount accretion book basis in excess of tax
      basis............................................          2,130
                                                               -------
   Total gross deferred tax liabilities................         69,800
                                                               -------
   Net deferred tax liability..........................        $25,705
                                                               =======

   At December 31, 1999, the Company has net operating loss carryforwards for federal income tax purposes of $65,965,000 which are available to offset future federal taxable income, if any, through 2019.

   The valuation allowance for the gross deferred tax asset at December 31, 1999 was $1,020,000. No valuation allowance has been provided for the remaining gross deferred tax asset principally due to the existence of a deferred tax liability which was recorded upon the closing of the AT&T Wireless transaction on January 7, 1999. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considered the scheduled reversal of deferred tax liabilities in making this assessment. Based upon anticipated future taxable income over the periods in which the deferred tax assets are realizable, management believes it is more likely than not the Company will realize the benefits of these deferred tax assets.

(8) NOTES PAYABLE AND LONG-TERM DEBT

   A summary of long-term debt is as follows:

                                                     December 31,
                                                   ----------------  March 31,
                                                    1998     1999       2000
                                                   ------- --------  ----------
                                                     (dollars in
                                                      thousands)     (unaudited)
   Bank facility.................................. $   --  $300,000   $300,000
   Senior Subordinated Discount Notes.............     --   216,734    223,510
   Federal Communications Commission debt.........  51,599   41,905     41,933
                                                   ------- --------   --------
                                                    51,599  558,639    565,443
   Less current maturities........................     --      (923)      (960)
                                                   ------- --------   --------
                                                   $51,599 $557,716   $564,483
                                                   ======= ========   ========

Bank Facility

   During 1999, the Company entered into a loan agreement (the "Bank Facility"), which provides for (i) a $100,000,000 senior secured term loan (the "Term Loan A"), (ii) a $200,000,000 senior secured term loan (the "Term Loan B") and (iii) a $250,000,000 senior secured reducing revolving credit facility (the "Revolver"). Tritel PCS Inc., Toronto Dominion (Texas), Inc., as Administrative Agent, and certain banks and other financial institutions are parties thereto.

   The commitment to make loans under the Revolver automatically and permanently reduces, quarterly beginning on December 31, 2002. The quarterly reductions in the commitment are $6.25 million on December

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)

31, 2002, $7.4 million for each quarter in 2003, $11.3 million for each quarter in 2004, $13.3 million for each quarter in 2005, $16.0 million for each quarter in 2006, and $25.8 million for the first two quarters of 2007.

   Interest on the Revolver, Term Loan A and Term Loan B accrues, at the Company's option, either at a LIBOR rate plus an applicable margin or the higher of the issuing bank's prime rate and the Federal Funds Rate (as defined in the Bank Facility) plus 0.5%, plus an applicable margin. The borrowings outstanding at March 31, 2000 carried a 10.29% average interest rate as of that date. The Revolver requires an annual commitment fee ranging from 0.50% to 1.75% of the unused portion of the Bank Facility.

   The Bank Facility also required the Company to purchase an interest rate hedging contract covering an amount equal to at least 50% of the total amount of the outstanding indebtedness of the Company (other than indebtedness which bears interest at a fixed rate). In May 1999, Tritel entered into such interest rate hedging contracts which are further described in Note 9.

   The Term Loans are required to be prepaid and commitments under the Revolving Bank Facility reduced in an aggregate amount equal to 50% of excess cash flow of each fiscal year commencing with the fiscal year ending December 31, 2001; 100% of the net proceeds of asset sales, in excess of a yearly threshold, outside the ordinary course of business or unused insurance proceeds; and 50% of the net cash proceeds of issuances of equity by Tritel PCS or its subsidiaries.

   All obligations of the Company under the facilities are unconditionally and irrevocably guaranteed by Tritel and all subsidiaries of Tritel PCS. The bank facilities and guarantees, and any related hedging contracts provided by the lenders under the Bank Facility, are secured by substantially all of the assets of Tritel PCS and certain subsidiaries of Tritel PCS, including a first priority pledge of all of the capital stock held by Tritel or any of its subsidiaries, but excluding the Company's PCS licenses. The PCS licenses will be held by one or more single purpose subsidiaries of the Company and, in the future if the Company is permitted to pledge its PCS licenses, they will be pledged to secure the obligations of the Company under the Bank Facility.

   The Bank Facility contains covenants customary for similar facilities and transactions, including covenants relating to the amounts of indebtedness that the Company may incur, limitations on dividends and distributions on, and redemptions and repurchases of, capital stock and other similar payments and various financial maintenance covenants. The Bank Facility also contains covenants relating to the population covered by the Company's network and number of customers, as well as customary representations, warranties, indemnities, conditions precedent to borrowing, and events of default.

   Loans under the Bank Facility are available to fund capital expenditures related to the construction of the Company's PCS network, the acquisition of related businesses, working capital needs of the Company, and customer acquisition costs. All indebtedness under the Bank Facility will constitute senior debt.

   The terms of the Bank Facility allow the Company to incur senior subordinated debt with gross proceeds of not more than $250,000,000.

   As of March 31, 2000, the Company has drawn $300,000,000 of advances under Term Loan A and Term Loan B.

Senior Subordinated Discount Notes

   On May 11, 1999, Tritel PCS, Inc. ("Tritel PCS"), a wholly-owned subsidiary of the Company, issued unsecured senior subordinated discount notes with a principal amount at maturity of $372,000,000. Such notes were issued at a discount from their principal amount at maturity for proceeds of $200.2 million. No interest

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)

will be paid on the notes prior to May 15, 2004. Thereafter, Tritel PCS will be required to pay interest semiannually at 12 3/4% per annum beginning on November 15, 2004 until maturity of the notes on May 15, 2009.

   The notes are fully unconditionally guaranteed on a joint and several basis by the Company and by Tritel Communications, Inc. and Tritel Finance, Inc., both of which are wholly-owned subsidiaries of Tritel PCS. (See Note 20.) The notes are subordinated in right of payment to amounts outstanding under the Company's Bank Facility and to any future subordinated indebtedness of Tritel PCS or the guarantors.

   The indenture governing the notes limit, among other things, the Company's ability to incur additional indebtedness, pay dividends, sell or exchange assets, repurchase its stock, or make investments.

Federal Communications Commission Debt

   The Federal Communications Commission provided below market rate financing for 90% of the bid price of the C-Block PCS licenses and 80% of the bid price of the F-Block PCS licenses. Such Federal Communications Commission debt is secured by all of the Company's rights and interest in the licenses financed.

   The debt incurred in 1996 by the Company for the purchase of the C-Block PCS licenses totaled $63,890,000 (undiscounted). The debt bears interest at 7%; however, based on the Company's estimate of borrowing costs for similar debt, a rate of 10% was used to determine the debt's discounted present value of $52,700,000. As discussed in Note 4, the Company elected to disaggregate and return one-half of the broadcast spectrum of the C-block licenses. The Federal Communications Commission permitted such spectrum to be returned effective as of the original purchase. As a result, the Company reduced the discounted debt due to the Federal Communications Commission for such licenses by $27,410,000.

   F-Block licenses were granted in 1997. The debt incurred by the Company for the purchase of such licenses totaled $28,167,000 (undiscounted). The debt bears interest at 6.125%, however; based on the Company's estimate of borrowing costs for similar debt, a rate of 10% was used to determine the debt's discounted present value of $23,116,000.

   In the acquisition of Central Alabama Partnership, LP 132 on January 7, 1999, the Company assumed debt of $6,072,000 payable to the Federal Communications Commission for the licenses acquired.

   Additionally, certain licenses and the related Federal Communications Commission debt for those licenses were retained by the Predecessor Company. The discounted carrying amount of the debt for the licenses retained by the Predecessor Company was $15,889,000.

   All the scheduled interest payments on the Federal Communications Commission debt were suspended for the period from January 1997 through March 1998 by the Federal Communications Commission. Payments of such suspended interest resumed in July 1998 with the total suspended interest due in eight quarterly payments through April 30, 2000. The Company is required to make quarterly principal and interest payments on the Federal Communications Commission debt.

Notes Payable

   At December 31, 1998, the Company had $22,100,000 payable under a $28,500,000 loan agreement with a supplier. The loan agreement was secured by a pledge of the membership equity interests of certain members of Predecessor Company management and the interest rate was 9%. Amounts outstanding under this loan agreement were repaid in January 1999.

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)


   At December 31, 1998, the Predecessor Company had a $1,000,000 line of credit with a commercial bank, that expired July 27, 1999 bearing interest at the bank's prime rate of interest plus 1% at December 31, 1998. The amount outstanding on the line of credit was $305,000 at December 31, 1998. This line of credit related specifically to licenses that were retained by the Predecessor Company. Amounts outstanding under this loan agreement were repaid in January 1999.

Notes Payable to Related Party

   In March 1997, the Predecessor Company entered into a loan agreement for a $5,700,000 long-term note payable to Southern Farm Bureau Life Insurance Company ("SFBLIC"). SFBLIC was a member of Mercury Southern, LLC, which was a member of the Predecessor Company. This note was secured by a pledge of the membership equity interests of certain members of Predecessor Company management and interest accrued annually at 10% on the anniversary date of the note. At December 31, 1998, the balance of the note was $6,270,000 as a result of the capitalization of the first year's interest. The indebtedness under the note was convertible into equity at the face amount at any time at the option of SFBLIC, subject to Federal Communications Commission equity ownership limitations applicable to entrepreneurial block license holders. The Predecessor Company and SFBLIC subsequently negotiated a revised arrangement under which the amount due of $6,270,000 plus accrued interest of $476,000 was not paid but instead was converted into $8,976,000 of members' equity in the Predecessor Company on January 7, 1999. The $2,230,000 preferred return to the investor was accounted for as a financing cost during the year ended December 31, 1999. The interest accrued at the contractual rate was capitalized during the accrual period.

   As of December 31, 1999, the following is a schedule of future minimum principal payments of the Company's long-term debt due within five years and thereafter:

                                                            December 31, 1999
                                                          ----------------------
                                                          (dollars in thousands)
   December 31, 2000.....................................       $     923
   December 31, 2001.....................................           1,004
   December 31, 2002.....................................           5,567
   December 31, 2003.....................................          23,548
   December 31, 2004.....................................          30,483
   Thereafter............................................         657,950
                                                                ---------
                                                                  719,475
   Less unamortized discount.............................        (160,836)
                                                                ---------
   Total.................................................       $ 558,639
                                                                =========

(9) INTEREST RATE SWAP AGREEMENTS

   As of March 31, 2000, the Company was a party to interest rate swap agreements with a total notional amount of $200 million. The agreements establish a fixed effective rate of 9.05% on $200.0 million of the current balance outstanding under the Bank Facility through the earlier of March 31, 2002 or the date on which the Company achieves operating cash flow breakeven.

(10) REDEEMABLE PREFERRED STOCK

Series A Preferred Stock

   The series A preferred stock, with respect to dividend rights and rights on liquidation, dissolution or winding up, ranks on a parity basis with the series B preferred stock, and ranks senior to series C preferred

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)

stock, series D preferred stock and common stock. The holders of series A preferred stock are entitled to receive cumulative quarterly cash dividends at the annual rate of 10% multiplied by the liquidation preference, which is equal to $1,000 per share plus declared but unpaid dividends. Tritel may elect to defer payment of any such dividends until the date on which the 42nd quarterly dividend payment is due, at which time, and not earlier, all deferred payments must be made. Except as required by law or in certain circumstances, the holders of the series A preferred stock do not have any voting rights. The series A preferred stock is redeemable, in whole but not in part, at the option of Tritel on or after January 15, 2009 and at the option of the holders of the series A preferred stock on or after January 15, 2019. Additionally, on or after January 15, 2007, AT&T Wireless, and qualified transferees, have the right to convert each share of series A preferred stock into shares of class A common stock. The number of shares the holder will receive upon conversion will be the liquidation preference per share divided by the market price of class A common stock times the number of shares of series A preferred stock to be converted.

   The Company issued 90,668 shares of series A preferred stock with a stated value of $90,668,000 to AT&T Wireless on January 7, 1999.

Series B Preferred Stock

   The series B preferred stock ranks on a parity basis with the series A preferred stock and is identical in all respects to the series A preferred stock, except:

  . the series B preferred stock is redeemable at any time at the option of Tritel,

  . the series B preferred stock is not convertible into shares of any other security issued by Tritel, and

  . the series B preferred stock may be issued by Tritel pursuant to an exchange event as defined in the Restated Certification of Incorporation.

   No series B preferred stock has been issued by the Company.

(11) STOCKHOLDERS' EQUITY

   The Predecessor Companies were organized as limited liability corporations
(LLC) and as such had no outstanding stock. Owners (members) actually held a membership interest in the LLC. As a result, the investment of those members in the Predecessor Companies is reflected as contributed capital--Predecessor Company in the accompanying balance sheet.

   On January 7, 1999, the Company issued stock to the Predecessor Company as well as other parties as described herein.

Preferred Stock

   Following is a summary of the preferred stock of the Company:

   3,100,000 shares of authorized preferred stock, par value $.01 per share (the "preferred stock"), 1,100,000 of which have been designated as follows:

  . 200,000 shares designated "Series A Convertible Preferred Stock" (the "series A preferred stock"), 10% redeemable convertible, $1,000 stated and liquidation value (See Note 10);

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)


  . 300,000 shares designated "Series B Preferred Stock" (the "series B preferred stock"), 10% cumulative, $1,000 stated and liquidation value (See Note 10);

  . 500,000 shares designated "Series C Convertible Preferred Stock" (the "series C preferred stock"), 6.5% cumulative convertible, $1,000 stated and liquidation value; and

  . 100,000 shares designated "Series D Convertible Preferred Stock" (the "series D preferred stock"), 6.5% cumulative convertible, $1,000 stated and liquidation value.

 Series C Preferred Stock

   Series C preferred stock (1) ranks junior to the series A preferred stock and the series B preferred stock with respect to dividend rights and rights on liquidation, dissolution or winding up, (2) ranks junior to the series D preferred stock with respect to rights on a statutory liquidation, (3) ranks on a parity basis with the series D preferred stock with respect to rights on liquidation, dissolution or winding up, except a statutory liquidation, (4) ranks on a parity basis with series D preferred stock and common stock with respect to dividend rights, and (5) ranks senior to the common stock and any other series or class of the Company's common or preferred stock, now or hereafter authorized, other than series A preferred stock, series B preferred stock or series D preferred stock, with respect to rights on liquidation, dissolution and winding up.

   Holders of series C preferred stock are entitled to dividends in cash or property when, as and if declared by the Board of Directors of Tritel. Upon any liquidation, dissolution or winding up of Tritel, holders of series C preferred stock are entitled to receive, after payment to any stock ranking senior to the series C preferred stock, a liquidation preference equal to (1) the quotient of the aggregate paid-in-capital of all series C preferred stock held by a stockholder divided by the total number of shares of series C preferred stock held by that stockholder plus (2) declared but unpaid dividends on the series C preferred stock, if any, plus (3) an amount equal to interest on the invested amount at the rate of 6 1/2% per annum, compounded quarterly. The holders of the series C preferred stock have the right at any time to convert each share of series C preferred stock, and upon the initial public offering in December 1999, each share of series C preferred stock automatically converted into shares of class A common stock of and class D common stock. The number of shares the holder received upon conversion was determined by dividing the aforementioned liquidation preference by the conversion price in effect at the time of $2.50. On all matters to be submitted to the stockholders of Tritel, the holders of series C preferred stock shall have the right to vote on an as-converted basis as a single class with the holders of the common stock. Additionally, the affirmative vote of the holders of a majority of the series C preferred stock is required to approve certain matters. The series C preferred stock is not redeemable.

   The Company issued 18,262 shares of series C preferred stock with a stated value of $18,262,000 to the Predecessor Company on January 7, 1999 in exchange for certain of its assets, liabilities and continuing operations. The stock was recorded at the historical cost of the assets and liabilities acquired from the Predecessor Company since, for accounting purposes, this transaction was accounted for as a reorganization of the Predecessor Company into a C corporation and a name change to Tritel.

   The Company also issued 14,130 shares of series C preferred stock with a stated value of $14,130,000 to the Predecessor Company on January 7, 1999 in exchange for cash of $14,130,000. In the same transaction, the Company also issued 149,239 shares of series C preferred stock with a stated value of $149,239,000 to investors on January 7, 1999 in exchange for cash. The stock was recorded at its stated value and the costs associated with this transaction have been offset against equity.

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)

   Additionally, the Company issued 2,602 shares of series C preferred stock with a stated value of $2,602,000 to Central Alabama Partnership, LP 132 on January 7, 1999 in exchange for its net assets. The stock was recorded at its stated value and the assets and liabilities were recorded at estimated fair values.

   All of the series C preferred stock outstanding converted into 73,349,620 shares of class A and 4,962,804 shares of class D common stock upon the closing of the initial public offering on December 13, 1999.

 Series D Preferred Stock

   The series D preferred stock (1) ranks junior to the series A preferred stock and the series B preferred stock with respect to dividend rights and rights on liquidation, dissolution or winding up, (2) ranks senior to the series C preferred stock with respect to rights on a statutory liquidation, (3) ranks on a parity basis with series C preferred stock with respect to rights on liquidation, dissolution and winding up, except a statutory liquidation, (4) ranks on a parity basis with series C preferred stock and common stock with respect to dividend rights, and (5) ranks senior to the common stock and any other series or class of Tritel's common or preferred stock, now or hereafter authorized, other than series A preferred stock, series B preferred stock or series C preferred stock, with respect to rights on liquidation, dissolution and winding up. Subject to the preceding sentence, the series D preferred stock is identical in all respects to the series C preferred stock, except:

  . the series D preferred stock is convertible into an equivalent number of shares of series C preferred stock at any time. This stock is then convertible to common stock at the conversion rate of the original series C preferred stock set forth on the date of the initial public offering, or 18,463,121 shares of class A common stock and 1,249,207 shares of class D common stock;

  . the liquidation preference for series D preferred stock equals $1,000 per share plus declared but unpaid dividends plus an amount equal to interest on $1,000 at the rate of 6 1/2% per annum, compounded quarterly, from the date of issuance of such share to and including the date of the payment;

  . the holders of series D preferred stock do not have any voting rights, other than those required by law or in certain circumstances; and

  . shares of series D preferred stock are not automatically convertible upon an initial public offering of the Company's stock.

   The Company issued 46,374 shares of series D preferred stock with a stated value of $46,374,000 to AT&T Wireless on January 7, 1999.

Common Stock

   Following is a summary of the common stock of the Company:

  . 1,016,000,009 shares of common stock, par value $.01 per share (the "common stock"), which have been designated as follows:

  . 500,000,000 shares designated "Class A Voting Common Stock" (the "class A common stock"),

  . 500,000,000 shares designated "Class B Non-Voting Common Stock" (the "class B common stock"),

  . 4,000,000 shares designated "Class C Common Stock" (the "class C common stock"),

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)


  . 12,000,000 shares designated "Class D Common Stock" (the "class D common stock") and

  . nine shares designated "Voting Preference Common Stock" (the "voting preference common stock")

   The common stock of Tritel is divided into two groups, the "non-tracked common stock," which is comprised of the class A common stock, the class B common stock and the voting preference common stock, and the "tracked common stock," which is comprised of the class C common stock and class D common stock. Each share of common stock is identical, and entitles the holder thereof to the same rights, powers and privileges of stockholders under Delaware law, except:

  . dividends on the tracked common stock track the assets and liabilities of Tritel C/F Holding Corp., a subsidiary of Tritel;

  . rights on liquidation, dissolution or winding up of Tritel of the tracked common stock track the assets and liabilities of Tritel C/F Holding Corp.;

  . the class A common stock, together with the series C preferred stock, has 4,990,000 votes, the class B common stock has no votes, the class C common stock has no votes, the class D common stock has no votes and the voting preference common stock has 5,010,000 votes, except that in any matter requiring a separate class vote of any class of common stock or a separate vote of two or more classes of common stock voting together as a single class, for the purposes of such a class vote, each share of common stock of such classes will be entitled to one vote per share;

  . in the event the Federal Communications Commission indicates that the class A common stock and the voting preference stock (1) may be voted as a single class on all matters, (2) may be treated as a single class for all quorum requirements and (3) may have one vote per share, then, absent action by the Board of Directors and upon an affirmative vote of 66 2/3% or more of the class A common stock, Tritel must seek consent from the Federal Communications Commission to permit the class A common stock and the voting preference common stock to vote and act as a single class in the manner described above;

  . the holders of shares of class B common stock shall be entitled to vote as a separate class on any amendment, repeal or modification of any provision of the restated certificate of incorporation that adversely affects the powers, preferences or special rights of the holders of the class B common stock;

  . each share of class B common stock may be converted, at any time at the holder's option, into one share of class A common stock;

  . each share of class A common stock may be converted, at any time at the holder's option, into one share of class B common stock; and

  . in the event the Federal Communications Commission indicates that it will permit the conversion of tracked common stock into either class A common stock or class B common stock, then, absent action by the Board of Directors and upon an affirmative vote of 66 2/3% or more of the class A common stock, such conversion will be allowed by Tritel at the option of the holders of the tracked common stock.

   As of December 31, 1999, the Company has issued 10,981,932 shares of class A common stock, 1,380,448 shares of class C common stock and 6 shares of voting preference common stock to certain members of management of the Company. The class A and class C common stock issued to management are restricted shares subject to repurchase agreements which require the holders to sell to the Company at a $0.01 repurchase

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)

price per share, the number of shares that would be equal to $2.50 per share on specified "Trigger Dates" including a change of control, termination of employment, or the seventh anniversary of the agreement. On the "Trigger Date," the holders must sell to the Company the number of shares necessary, based on the then current fair value of the stock based on the average closing price for the most recent ten trading days, to reduce the number of shares of stock held by an amount equal to the number of shares then held by the holder times $2.50 per share (in essence, requiring the holders to pay $2.50 per share for their shares of stock). Also, in the event the Company does not meet certain performance measurements, certain members of management will be required to sell to the Company a fixed number of shares at $0.01 per share.

   Based on the terms of the repurchase agreement, this plan is being accounted for as a variable stock plan. Accordingly, the Company will record Stock-based Compensation Expense over the vesting period for the difference between the quoted market price of the Company's stock at each measurement date and the current fair value of the stock to be repurchased from the individuals. Subsequent to year end, the Board of Directors approved a plan to modify these awards to remove the provision that requires management to surrender a portion of their shares. This modification, which was completed during the second quarter of 2000, established the measurement date upon which the value of the awards were fixed. Based on the market price of Tritel's common stock at the measurement date, Tritel will record additional non-cash compensation expense related to these shares for the period from 2000 to 2004 of approximately $112.0 million. In addition, Tritel will record a maximum of $26.0 million in cash compensation expense during the period from 2000 to 2004 to reimburse the participants for the tax consequences of the modification of these awards.

   In conjunction with the Company's agreement with Mr. Sullivan (see Note 17), the Company agreed to repurchase 1,276,000 shares of the officer's stock at $0.01 per share and allow the officer to become fully vested in his remaining
1.8 million shares without restriction or repurchase rights. As a result, the Company recorded $4.5 million as compensation expense and additional paid in capital. Such amount represents the fair value of the stock at the time of the agreement without restrictions or repurchase rights.

(12) STOCK OPTION PLANS

   In January 1999, the Company adopted a stock option plan for employees and a stock option plan for non-employee directors.

   Tritel's 1999 Stock Option Plan (the "Stock Option Plan") authorizes the grant of certain tax-advantaged stock options, nonqualified stock options and stock appreciation rights for the purchase of an aggregate of up to 10,462,400 shares of common stock of Tritel. The Stock Option Plan benefits qualified officers, employee directors and other key employees of, and consultants to, Tritel and its subsidiaries in order to attract and retain those persons and to provide those persons with appropriate incentives. The Stock Option Plan also allows grants or sales of common stock to those persons. The maximum term of any stock option to be granted under the Stock Option Plan is ten years. Grants of options under the Stock Option Plan are determined by the Board of Directors or a compensation committee designated by the Board.

   The exercise price of incentive stock options under the Stock Option Plan must not be less than the fair market value of the common stock on the grant date and the exercise price of all other options must not be less that 75% of such fair market value. The Stock Option Plan will terminate in 2009 unless extended by amendment.

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)


   As of December 31, 1999, 4,585,028 restricted shares and 2,081,422 stock options with an average exercise price of $18.05 were granted under the Stock Option Plan. The restricted stock is subject to the repurchase agreements as discussed in Note 11. The restricted shares will vest in varying percentages, up to 80% vesting, over five years. The remaining 20% will vest if the Company meets certain performance benchmarks for development and construction of its wireless PCS network. Stock options generally vest 25% on each of the first four anniversaries of the date of the grant. A portion of the stock options granted to employees in connection with the initial public offering vest 25% on the thirty-first day after grant and 25% on each of the first three anniversaries of the date of the grant. The stock options outstanding as of December 31, 1999 vest 100% upon a change of control.

   Tritel's 1999 Stock Option Plan for Non-employee Directors (the "Non-employee Directors Plan") authorizes the grant of certain nonqualified stock options for the purchase of an aggregate of up to 100,000 shares of common stock of Tritel. The Non-employee Directors Plan benefits non-employee directors of Tritel in order to attract and retain those persons and to provide those persons with appropriate incentives. The maximum term of any stock option to be granted under the Non-employee Directors Plan is ten years. Grants of options under the Non-employee Directors are determined by the Board of Directors.

   The exercise price of nonqualified stock options granted under the Non-employee Directors Plan must not be less than the fair market value of the common stock on the grant date. The Non-employee Directors Plan will terminate in 2009 unless extended by amendment.

   As of December 31, 1999, 45,000 options with an exercise price of $18 per share were outstanding under the Non-employee Directors Plan. These options vest 20% on the date of grant and an additional 20% on each of the first four anniversaries of the date of the grant and fully vest upon a change of control.

   The Company has adopted the disclosure only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation has been recognized for the stock options. If compensation cost had been determined based on the fair value at grant date for awards in 1999 in accordance with SFAS No. 123, the Company's net loss and net loss per share would have increased to the pro forma amounts indicated below (dollars in thousands):

   Net loss--As reported.............................................. $247,454
   Net loss--Pro forma................................................  250,608
   Net loss per share--As reported....................................    33.25
   Net loss per share--Pro forma......................................    33.66

   The fair value of each option on the date of grant is estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

   Expected life......................................................  5 Years
   Risk-free interest rate............................................    6.16%
   Expected volatility................................................      56%
   Dividend yield.....................................................       0%

   The weighted average fair value of options granted during 1999 was $8.52 per share. At December 31, 1999, 9,000 options were exercisable.

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)


   The following table summarizes information about stock options outstanding at December 31, 1999:

        Exercise                   Number of                               Remaining
         Price                Options Outstanding                       Contractual Life
        --------              -------------------                       ----------------
        $18.00                     2,119,572                                10 years
         31.69                         6,850                                10 years

(13) FAIR VALUE OF FINANCIAL INSTRUMENTS

   The following disclosure of the estimated fair value of financial instruments is made pursuant to SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." Fair value estimates are subject to inherent limitations. Estimates of fair value are made at a specific point in time, based on relevant market information and information about the financial instrument. The estimated fair values of financial instruments are not necessarily indicative of amounts the Company might realize in actual market transactions. Estimates of fair value are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. The carrying amounts at December 31, 1998 and 1999 for cash and cash equivalents, accounts receivable, notes receivable, accounts payable, accrued liabilities, notes payable, and variable rate long-term debt are reasonable estimates of their fair values. The carrying amount of fixed-rate long-term debt is believed to approximate fair value because such debt was discounted to reflect market interest rate at inception and such discount is believed to be approximate for valuation of this debt.

(14) RELATED PARTY TRANSACTIONS

   On January 7, 1999, the Company entered into a secured promissory note agreement under which it agreed to lend up to $2,500,000 to the Predecessor Company. Interest on advances under the loan agreement is 10% per year. The interest will compound annually and interest and principal are due at maturity of the note. The note is secured by the Predecessor Company's ownership interest in the Company. Any proceeds from the sales of licenses by the Predecessor Company, net of the repayment of any Federal Communications Commission debt, are required to be applied to the note balance. If the note has not been repaid within five years, it will be repaid through a reduction of the Predecessor Company's interest in the Company based on a valuation of the Company's stock at that time. The balance of this note at December 31, 1999 was approximately $2.3 million.

(15) ASSETS AND LIABILITIES RETAINED BY PREDECESSOR COMPANY

   Certain assets and liabilities, with carrying amounts of $22,070,000 and $17,367,000, respectively, principally for certain Federal Communications Commission licenses and related Federal Communications Commission debt, which were retained by the Predecessor Company have been reflected in these financial statements as a distribution to the Predecessor Company. The Predecessor Company is holding such assets and liabilities but is not currently developing the PCS markets. Of the assets retained by the Predecessor Company, Tritel was granted an option to acquire certain PCS licenses for approximately 1.2 million shares of class A common stock. During May 1999, Tritel notified the Predecessor Company of its intent to exercise this option. Such licenses will be transferred to Tritel after approval by the Federal Communications Commission. Tritel has committed to sell to AT&T Wireless or its designee such licenses.

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)


(16) LEASES

   The Company leases office space, equipment, and co-location tower space under noncancelable operating leases. Expense under operating leases was $3,000, $334,000 and $7.2 million for 1997, 1998 and 1999, respectively.
Management expects that in the normal course of business these leases will be renewed or replaced by similar leases. The leases extend through 2008.

   Future minimum lease payments under these leases at December 31, 1999 are as follows:

                                                                       (dollars
                                                                          in
                                                                      thousands)
     2000............................................................  $13,940
     2001............................................................   13,846
     2002............................................................   13,731
     2003............................................................   13,239
     2004............................................................    8,955
     Thereafter......................................................    8,881
                                                                       -------
       Total.........................................................  $72,592
                                                                       =======

(17) COMMITMENTS AND CONTINGENCIES

   Effective September 1, 1999, Tritel, Inc. and Jerry M. Sullivan entered into an agreement to redefine Mr. Sullivan's relationship with Tritel, Inc. and its subsidiaries. Mr. Sullivan has resigned as an officer and a director of Tritel, Inc. and all of its subsidiaries. Mr. Sullivan will retain the title Executive Vice President of Tritel, Inc. through December 31, 2001; however, under the agreement, he is not permitted to represent the Company nor will he perform any functions for Tritel, Inc. As part of the agreement, Mr. Sullivan will also receive an annual salary of $225,000 and an annual bonus of $112,500 through December 31, 2002. Mr. Sullivan became fully vested in 1,800,000 shares of class A common stock and returned all other shares held by him, including his voting preference common stock to Tritel, Inc. Accordingly, the Company has recorded $5.8 million in additional compensation expense during 1999. The $5.8 million was determined pursuant to the settlement of Mr. Sullivan's employment relationship with the Company, and includes $4.5 million for the grant of additional stock rights, $225,000 annual salary and $112,500 annual bonus through December 31, 2002, and other related amounts.

   Mr. Sullivan had served as Director, Executive Vice President and Chief Operating Officer of Tritel, Inc. since 1993. The foregoing agreements supersede the employment relationship between Tritel, Inc. and Mr. Sullivan defined by the Management Agreement and Mr. Sullivan's employment agreement.

   In December 1998, the Company entered into an acquisition agreement with an equipment vendor whereby the Company agreed to purchase a minimum of $300,000,000 of equipment, software and certain engineering services over a five-year period in connection with the construction of its wireless telecommunications network. The Company agreed that the equipment vendor would be the exclusive provider of such equipment during the term of the agreement. As part of this agreement, the vendor advanced $15,000,000 to the Company at the closing of the transactions described herein. The $15,000,000 deferred credit is accounted for as a reduction in the cost of the equipment as the equipment is purchased.

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)


(18) QUARTERLY FINANCIAL DATA (UNAUDITED)

   Selected unaudited quarterly financial data is as follows:

                                             For the Quarters Ended
                         ----------------------------------------------------------------------
                           March 31         June 30         September 30        December 31
                         --------------  ---------------  -----------------  ------------------
                         1998    1999    1998     1999     1998      1999     1998      1999
                         -----  -------  -----  --------  -------  --------  -------  ---------
                                  (dollars in thousands except per share data)
Revenues................ $      $        $      $         $        $    179  $        $   6,580
Operating loss..........  (763)  (7,471)  (997)   (8,801)  (1,390)  (22,305)  (4,536)  (226,911)
Loss before extraordi-
 nary item..............  (743)  (8,247)  (990)  (10,027)  (1,398)  (10,482)  (5,200)  (218,698)
Net loss................  (743)  (8,247)  (990)  (10,027)  (3,812)  (10,482)  (5,200)  (218,698)
Net loss per common
 share..................        $ (2.76)        $  (3.30)          $  (3.45)          $   (9.20)

(19) SUPPLEMENTAL CASH FLOW INFORMATION

                                                             Three Months Ended
                                    Years Ended December 31,      March 31,
                                    ------------------------ --------------------
                                     1997    1998     1999    1999     2000
                                    ------- ------- -------- -------  -------
                                                               (unaudited)
                                             (dollars in thousands)
Cash paid for interest, net of
 amounts capitalized..............  $   --  $   --  $ 14,362 $   --   $ 7,888
Significant non-cash investing and
 financing activities:
  Long-term debt incurred to
   obtain Federal Communications
   Commission licenses, net of
   discount.......................   23,116     --       --      --       --
  Capitalized interest and
   discount on debt...............    6,799   7,614   10,062     221    1,481
  Deposits applied to purchase of
   Federal Communications
   Commission licenses............    5,000     --       --      --       --
  Capital expenditures included in
   accounts payable...............      --    5,762   81,913  (5,762)  43,642
  Election of Federal
   Communications Commission
   disaggregation option for
   return of spectrum:
    Reduction in Federal
     Communications Commission
     licensing costs..............      --   35,442      --      --       --
    Reduction in accrued interest
     payable and long-term debt...      --   33,028      --      --       --
Preferred stock issued in exchange
 for assets and liabilities.......      --      --   156,837     --       --

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)


(20) CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

   The following condensed consolidating financial statements as of December 31, 1999 and March 31, 2000 and for the year ended December 31, 1999 and for the three months ended March 31, 1999 and 2000, are presented for Tritel, Tritel PCS, those subsidiaries of Tritel PCS who serve as guarantors and those subsidiaries who do not serve as guarantors of the senior subordinated discount notes.

                     Condensed Consolidating Balance Sheet
                            As of December 31, 1999

                                    Tritel
                          Tritel,    PCS,    Guarantor   NonGuarantor              Consolidated
                            Inc.     Inc.   Subsidiaries Subsidiaries Eliminations Tritel, Inc.
                          -------- -------- ------------ ------------ ------------ ------------
                                                 (dollars in thousands)
Current assets:
  Cash and cash
   equivalents..........  $    --  $613,999   $ (4,730)    $    --     $     --     $  609,269
  Other current assets..     2,462    1,407     17,426          --           --         21,295
  Intercompany
   receivables..........     1,799  210,673        --           --      (212,472)          --
                          -------- --------   --------     --------    ---------    ----------
    Total current
     assets.............     4,261  826,079     12,696          --      (212,472)      630,564
Restricted cash.........       --     6,594        --           --           --          6,594
Property and equipment,
 net....................       --       --     262,343          --           --        262,343
Licenses and other
 intangibles............    59,508      --         --       201,946          --        261,454
Investment in
 subsidiaries...........   445,301   73,286        --           --      (518,587)          --
Other long term assets..       --    62,633         82          --       (27,308)       35,407
                          -------- --------   --------     --------    ---------    ----------
    Total assets........  $509,070 $968,592   $275,121     $201,946    $(758,367)   $1,196,362
                          ======== ========   ========     ========    =========    ==========
Current liabilities:
  Accounts payable,
   accrued expenses and
   other current
   liabilities..........  $     29 $  1,240   $111,257     $  1,721    $     --     $  114,247
  Intercompany
   payables.............       --       --     196,950       15,522     (212,472)          --
                          -------- --------   --------     --------    ---------    ----------
    Total current
     liabilities........        29    1,240    308,207       17,243     (212,472)      114,247
Non-current liabilities:
  Long-term debt........       --   516,734     27,121       40,982      (27,121)      557,716
  Deferred income taxes
   and other............    22,009    5,318    (20,024)      30,251         (187)       37,367
                          -------- --------   --------     --------    ---------    ----------
    Total liabilities...    22,038  523,292    315,304       88,476     (239,780)      709,330
Series A redeemable
 convertible preferred
 stock..................    99,586      --         --           --           --         99,586
                          -------- --------   --------     --------    ---------    ----------
Stockholders' equity
 (deficit)..............   387,446  445,300    (40,183)     113,470     (518,587)      387,446
                          -------- --------   --------     --------    ---------    ----------
    Total liabilities
     and equity.........  $509,070 $968,592   $275,121     $201,946    $(758,367)   $1,196,362
                          ======== ========   ========     ========    =========    ==========

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)

                     Condensed Consolidating Balance Sheet
                              As of March 31, 2000

                                     Tritel
                           Tritel,    PCS,    Guarantor   NonGuarantor              Consolidated
                            Inc.      Inc.   Subsidiaries Subsidiaries Eliminations Tritel, Inc.
                          --------- -------- ------------ ------------ ------------ ------------
                                                  (Dollars in thousands)
                                                       (unaudited)
Current assets:
  Cash and cash
   equivalents..........  $     --  $472,193   $ 10,266     $    --     $     --     $  482,459
  Other current assets..      2,926    2,407     27,973          --           --         33,306
  Intercompany
   receivables..........        443  345,696        --           --      (346,139)          --
                          --------- --------   --------     --------    ---------    ----------
    Total current
     assets.............      3,369  820,296     38,239          --      (346,139)      515,765
Restricted cash.........        --     6,125        --           --           --          6,125
Property and equipment,
 net....................        --       --     292,215          --           --        292,215
Licenses and other
 intangibles............     58,077      --         --       203,107          --        261,184
Investment in
 subsidiaries...........    401,979   34,126        --           --      (436,105)          --
Other long term assets..        --    70,354        424          --       (36,193)       34,585
                          --------- --------   --------     --------    ---------    ----------
    Total assets........  $ 463,425 $930,901   $330,878     $203,107    $(818,437)   $1,109,874
                          ========= ========   ========     ========    =========    ==========
Current liabilities:
  Accounts payable,
   accrued expenses and
   other current
   liabilities..........  $      20 $  1,117   $ 62,219     $  1,722    $     --     $   65,078
  Intercompany
   payables.............        --       --     328,793       17,346     (346,139)          --
                          --------- --------   --------     --------    ---------    ----------
    Total current lia-
     bilities...........         20    1,117    391,012       19,068     (346,139)       65,078
Non-current liabilities:
  Long-term debt........        --   523,510     35,371       40,973      (35,371)      564,483
  Deferred income taxes
   and other
   liabilities..........     21,983    4,295    (16,809)      30,244         (822)       38,891
                          --------- --------   --------     --------    ---------    ----------
    Total liabilities...     22,003  528,922    409,574       90,285     (382,332)      668,452
                          --------- --------   --------     --------    ---------    ----------
Series A redeemable
 convertible preferred
 stock..................    101,853      --         --           --           --        101,853
                          --------- --------   --------     --------    ---------    ----------
Stockholders' equity
 (deficit)..............    339,569  401,979    (78,696)     112,822     (436,105)      339,569
                          --------- --------   --------     --------    ---------    ----------
    Total liabilities
     and equity.........  $ 463,425 $930,901   $330,878     $203,107    $(818,437)   $1,109,874
                          ========= ========   ========     ========    =========    ==========

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)

                Condensed Consolidating Statement of Operations
                      For the Year Ended December 31, 1999

                                     Tritel
                          Tritel,     PCS,     Guarantor   NonGuarantor              Consolidated
                           Inc.       Inc.    Subsidiaries Subsidiaries Eliminations Tritel, Inc.
                         ---------  --------  ------------ ------------ ------------ ------------
                                                 (dollars in thousands)
Revenues................ $     --   $    --     $  7,974      $1,038      $(2,253)    $   6,759
                         ---------  --------    --------      ------      -------     ---------
Operating Expenses:
  Cost of services and
   equipment............       --        --        6,966         --           --          6,966
  Technical operations..       --        --       18,459         --           --         18,459
  General and
   administrative.......        56        45      25,065           2       (2,253)       22,915
  Sales and marketing...       --        --       20,404         --           --         20,404
  Stock-based
   compensation.........   190,664       --          --          --           --        190,664
  Depreciation and
   amortization.........     5,620       --        6,621         598          --         12,839
                         ---------  --------    --------      ------      -------     ---------
    Total operating
     expenses...........   196,340        45      77,515         600       (2,253)      272,247
                         ---------  --------    --------      ------      -------     ---------
Operating loss..........  (196,340)      (45)    (69,541)        438          --       (265,488)
Interest income.........       170    16,553         255         --          (187)       16,791
Financing cost..........       --        --       (2,230)        --           --         (2,230)
Interest expense........       --    (24,924)       (233)        --           187       (24,970)
                         ---------  --------    --------      ------      -------     ---------
Income (loss) before
 income taxes...........  (196,170)   (8,416)    (71,749)        438          --       (275,897)
Income tax benefit
 (expense)..............     2,051     3,135      23,420        (163)         --         28,443
                         ---------  --------    --------      ------      -------     ---------
    Net loss............ $(194,119) $ (5,281)   $(48,329)     $  275      $   --      $(247,454)
                         =========  ========    ========      ======      =======     =========

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)

                Condensed Consolidating Statement of Operations
                   For the Three-Months Ended March 31, 1999

                                  Tritel
                         Tritel,   PCS,    Guarantor   NonGuarantor              Consolidated
                          Inc.     Inc.   Subsidiaries Subsidiaries Eliminations Tritel, Inc.
                         -------  ------  ------------ ------------ ------------ ------------
                                               (Dollars in thousands)
                                                    (unaudited)
Revenues................ $  --    $  --     $   --        $ --         $ --        $   --
                         ------   ------    -------       -----        -----       -------
Operating Expenses
  Cost of services and
   equipment............    --       --         --          --           --
  Technical operations..    --       --       1,956         --           --          1,956
  General and
   administrative.......    --       --       2,890         --           --          2,890
  Sales and marketing...    --       --       1,016         --           --          1,016
  Depreciation and
   amortization.........    980      384        245         --           --          1,609
                         ------   ------    -------       -----        -----       -------
    Total operating
     expenses...........    980      384      6,107         --           --          7,471
  Operating loss........   (980)    (384)    (6,107)        --           --         (7,471)
  Interest income.......     38    1,052         37         --           --          1,127
  Financing cost........    --       --      (2,230)        --           --         (2,230)
  Interest expense......    --       --         --          --           --            --
                         ------   ------    -------       -----        -----       -------
  Income (loss) before
   income taxes.........   (942)     668     (8,300)        --           --         (8,574)
Income tax benefit
 (expense)..............    361     (256)     2,222         --           --          2,327
                         ------   ------    -------       -----        -----       -------
Net loss................ $ (581)  $  412    $(6,078)      $ --         $ --        $(6,247)
                         ======   ======    =======       =====        =====       =======

                Condensed Consolidating Statement of Operations
                   For the Three-Months Ended March 31, 2000

                                    Tritel
                          Tritel,    PCS,     Guarantor   NonGuarantor              Consolidated
                           Inc.      Inc.    Subsidiaries Subsidiaries Eliminations Tritel, Inc.
                         ---------  -------  ------------ ------------ ------------ ------------
                                                (Dollars in thousands)
                                                      (unaudited)
Revenues................ $     --   $   --     $ 15,499      $1,309      $(1,309)    $  15,499
                         ---------  -------    --------      ------      -------     ---------
Operating Expenses
  Cost of services and
   equipment............       --       --       13,703         --           --         13,703
  Technical operations..       --       --       10,192         --           --         10,192
  General and
   administrative.......     1,002      --        9,635         --        (1,309)        9,328
  Sales and marketing...       --       --       12,139         --           --         12,139
  Stock-based
   compensation.........   108,297      --          --          --           --        108,297
  Depreciation and
   amortization.........     1,431      --        8,304         816          --         10,551
                         ---------  -------    --------      ------      -------     ---------
    Total operating
     expenses...........   110,730      --       53,973         816       (1,309)      164,210
                         ---------  -------    --------      ------      -------     ---------
  Operating income
   (loss)...............  (110,730)     --      (38,474)        493          --       (148,711)
  Interest income.......        66    9,006         231         --          (634)        8,669
  Interest expense......       --   (13,206)       (640)     (1,148)         634       (14,360)
                         ---------  -------    --------      ------      -------     ---------
  Income (loss) before
   income taxes.........  (110,664)  (4,200)    (38,883)       (655)         --       (154,402)
Income tax benefit......        26       39         433           8          --            506
                         ---------  -------    --------      ------      -------     ---------
Net loss................ $(110,638) $(4,161)   $(38,450)     $ (647)     $   --      $(153,896)
                         =========  =======    ========      ======      =======     =========

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)

                Condensed Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 1999

                           Tritel,    Tritel     Guarantor   NonGuarantor              Consolidated
                            Inc.     PCS, Inc.  Subsidiaries Subsidiaries Eliminations Tritel, Inc.
                          ---------  ---------  ------------ ------------ ------------ ------------
                                                  (dollars in thousands)
Net cash provided by
 (used in) operating
 activities.............  $  (3,648) $   3,554   $ (50,981)    $   --         $--       $ (51,075)
                          ---------  ---------   ---------     -------        ----      ---------
Cash flows from
 investing activities:
  Capital expenditures..        --         --     (172,448)        --          --        (172,448)
  Advance under notes
   receivable...........        --      (7,500)        (50)        --          --          (7,550)
  Investment in
   subsidiaries.........   (376,718)   376,718         --          --          --             --
  Capitalized interest
   on debt..............        --         --       (3,863)     (9,760)        --         (13,623)
  Decrease in other
   assets...............       (325)    (6,883)        --          --          --          (7,208)
                          ---------  ---------   ---------     -------        ----      ---------
Net cash provided by
 (used in) investing
 activities:............   (377,043)   362,335    (176,361)     (9,760)        --        (200,829)
                          ---------  ---------   ---------     -------        ----      ---------
Cash flows from
 financing activities:
  Proceeds from long
   term debt............        --     300,000         --          --          --         300,000
  Proceeds from senior
   subordinated debt....        --     200,240         --          --          --         200,240
  Repayments of notes
   payable..............    (22,100)       --          --          --          --         (22,100)
  Payment of debt
   issuance costs and
   other deferred
   charges..............     (8,507)   (30,202)        --          --          --         (38,709)
  Intercompany
   receivable/payable...      4,556   (236,928)    222,612       9,760         --             --
  Proceeds from vendor
   discount.............        --      15,000         --          --          --          15,000
  Issuance of preferred
   stock................    163,370        --          --          --          --         163,370
  Issuance of common
   stock, net...........    242,526        --          --          --          --         242,526
                          ---------  ---------   ---------     -------        ----      ---------
Net cash provided by
 financing activities:..    379,845    248,110     222,612       9,760         --         860,327
                          ---------  ---------   ---------     -------        ----      ---------
Net increase (decrease)
 in restricted cash,
 cash and cash
 equivalents............       (846)   613,999      (4,730)        --          --         608,423
Cash and cash
 equivalents at
 beginning of period....        846        --          --          --          --             846
                          ---------  ---------   ---------     -------        ----      ---------
Cash and cash
 equivalents at End of
 period.................  $     --   $ 613,999   $  (4,730)    $   --         $--       $ 609,269
                          =========  =========   =========     =======        ====      =========

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)

                Condensed Consolidating Statement of Cash Flows
                   For the Three Months Ended March 31, 1999

                                    Tritel
                         Tritel,     PCS,     Guarantor   NonGuarantor              Consolidated
                           Inc.      Inc.    Subsidiaries Subsidiaries Eliminations Tritel, Inc.
                         --------  --------  ------------ ------------ ------------ ------------
                                                (dollars in thousands)
                                                      (unaudited)
Net cash provided by
 (used in) operating
 activities............. $     37  $  1,052    $ (9,290)    $   --         $--        $ (8,201)
                         --------  --------    --------     -------        ----       --------
Cash flows from
 investing activities:
  Capital expenditures..      --        --      (22,358)        --          --         (22,358)
  Advance under notes
   receivable...........      --     (7,500)        --          --          --          (7,500)
  Increase in restricted
   cash.................      --     (8,393)        --          --          --          (8,393)
  Capitalized interest
   on debt..............      --        --         (483)     (3,232)        --          (3,715)
                         --------  --------    --------     -------        ----       --------
Net cash provided by
 (used in) investing
 activities:                  --    (15,893)    (22,841)     (3,232)        --         (41,966)
                         --------  --------    --------     -------        ----       --------
Cash flows from
 financing activities:
  Proceeds from long
   term debt............      --    200,000         --          --          --         200,000
  Repayments of notes
   payable..............  (22,100)      --          --          --          --         (22,100)
  Payment of debt
   issuance costs and
   other deferred
   charges..............      --    (27,201)        --          --          --         (27,201)
  Intercompany
   receivable/payable...   57,594   (94,955)     34,129       3,232         --             --
  Proceeds from vendor
   discount.............      --     15,000         --          --          --          15,000
  Issuance of preferred
   stock................  113,623       --          --          --          --         113,623
                         --------  --------    --------     -------        ----       --------
Net cash provided by
 financing activities:    149,117    92,844      34,129       3,232         --         279,322
                         --------  --------    --------     -------        ----       --------
Net increase (decrease)
 in restricted cash,
 cash and cash
 equivalents............  149,154    78,003       1,998         --          --         229,155
Cash and cash
 equivalents at
 beginning of period....      846       --          --          --          --             846
                         --------  --------    --------     -------        ----       --------
Cash and cash
 equivalents at end of
 period................. $150,000  $ 78,003    $  1,998     $   --         $--        $230,001
                         ========  ========    ========     =======        ====       ========

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)

                Condensed Consolidating Statement of Cash Flows
                   For the Three-Months Ended March 31, 2000

                         Tritel,   Tritel     Guarantor   NonGuarantor              Consolidated
                          Inc.    PCS, Inc.  Subsidiaries Subsidiaries Eliminations Tritel, Inc.
                         -------  ---------  ------------ ------------ ------------ ------------
                                                (dollars in thousands)
                                                      (unaudited)
Net cash provided by
 (used in) operating
 activities............. $(1,409) $   1,464    $(51,893)    $   --        $ --       $ (51,838)
                         -------  ---------    --------     -------       -----      ---------
Cash flows from
 investing activities:
  Capital expenditures..     --         --      (73,166)        --          --         (73,166)
  Investment in
   subsidiaries.........     --         --                      --          --             --
  Decrease in other
   assets...............     --         568        (144)        --          --             424
  Capitalized interest
   on debt..............     --         --         (719)     (1,087)        --          (1,806)
                         -------  ---------    --------     -------       -----      ---------
Net cash provided by
 (used in) investing
 activities:                 --         568     (74,029)     (1,087)        --         (74,548)
                         -------  ---------    --------     -------       -----      ---------
Cash flows from
 financing activities:
  Repayment of long term
   debt.................     --         --          --         (215)        --            (215)
  Payment of debt
   issuance costs and
   other deferred
   charges..............     --        (199)        --          --          --            (199)
  Intercompany
   receivable/payable...   1,419   (143,639)    140,918       1,302         --             --
  Payment of stock
   issuance costs.......     (61)       --          --          --          --             (61)
  Proceeds from exercise
   of stock options.....      51        --          --          --          --              51
                         -------  ---------    --------     -------       -----      ---------
Net cash provided by
 (used in) financing
 activities:               1,409   (143,838)    140,918       1,087         --            (424)
                         -------  ---------    --------     -------       -----      ---------
Net increase (decrease)
 in restricted cash,
 cash and cash
 equivalents............     --    (141,806)     14,996         --          --        (126,810)
Cash and cash
 equivalents at
 beginning of period....     --     613,999      (4,730)        --          --         609,269
                         -------  ---------    --------     -------       -----      ---------
Cash and cash
 equivalents at end of
 period................. $   --   $ 472,193    $ 10,266     $   --        $ --       $ 482,459
                         =======  =========    ========     =======       =====      =========

   The condensed combining financial statements for 1998 of Tritel, Inc. and the Predecessor Companies have been provided below to comply with the current requirement to show consolidating data for guarantors and non-guarantors for all periods presented. While Tritel, Inc. and its subsidiaries were formed during 1998, their only activities in 1998 were the acquisition of property and equipment approximating $1.5 million and losses totaling $32,000. The assets of the Predecessor Companies and the assets acquired from AT&T Wireless and Central Alabama were transferred to Tritel, Inc. and its subsidiaries during 1999. Therefore, the following statements do not correspond with the current corporate structure and do not show data by guarantor and non-guarantor relationship to the senior subordinated discount notes.

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)

                            Combining Balance Sheet
                            As of December 31, 1998

                                     Predecessor
                                      Companies  Tritel  Eliminations Combined
                                     ----------- ------  ------------ --------
                                              (dollars in thousands)
               ASSETS
Current assets:
  Cash and cash equivalents.........  $    845   $    1    $   --     $    846
  Due from affiliates...............     1,817      --      (1,576)        241
  Other current assets..............       719      --         --          719
                                      --------   ------    -------    --------
    Total current assets............     3,381        1     (1,576)      1,806
                                      --------   ------    -------    --------
Property and equipment, net.........    12,263    1,553        --       13,816
Federal Communications Commission
 licensing costs....................    71,466      --         --       71,466
Other assets........................     1,933      --         --        1,933
                                      --------   ------    -------    --------
    Total assets....................  $ 89,043   $1,554    $(1,576)   $ 89,021
                                      ========   ======    =======    ========
  LIABILITIES AND MEMBERS' EQUITY
              (DEFICIT)
Current liabilities:
  Notes payable.....................  $ 22,405   $  --     $   --     $ 22,405
  Due to affiliates.................       --     1,576     (1,576)        --
  Accounts payable and accrued
   expenses.........................    10,496       10        --       10,506
                                      --------   ------    -------    --------
    Total current liabilities.......    32,901    1,586     (1,576)     32,911
                                      --------   ------    -------    --------
Non-current liabilities:
  Long-term debt....................    51,599      --         --       51,599
  Note payable to related party.....     6,270      --         --        6,270
  Other liabilities.................       224      --         --          224
                                      --------   ------    -------    --------
    Total non-current liabilities...    58,093      --         --       58,093
                                      --------   ------    -------    --------
    Total liabilities...............    90,994    1,586     (1,576)     91,004
Contributed capital, net............    13,497      --         --       13,497
Deficit accumulated during
 development stage..................   (15,448)     (32)       --      (15,480)
                                      --------   ------    -------    --------
    Total members' equity
     (deficit)......................    (1,951)     (32)       --       (1,983)
                                      --------   ------    -------    --------
    Total liabilities and members'
     equity (deficit)...............  $ 89,043   $1,554    $(1,576)   $ 89,021
                                      ========   ======    =======    ========

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)

                       Combining Statement of Operations
                      For the Year Ended December 31, 1998

                                                   Predecessor
                                                    Companies  Tritel Combined
                                                   ----------- ------ --------
                                                     (dollars in thousands)
Revenues:                                           $    --     $--   $    --
                                                    --------    ----  --------
Operating expenses:
  Technical operations............................     1,918      21     1,939
  General and administrative......................     4,937      10     4,947
  Sales and marketing.............................       451       1       452
  Depreciation and amortization...................       348     --        348
                                                    --------    ----  --------
                                                       7,654      32     7,686
                                                    --------    ----  --------
Operating loss....................................    (7,654)    (32)   (7,686)
Interest income...................................        77     --         77
Interest expense..................................      (722)    --       (722)
                                                    --------    ----  --------
Loss before extraordinary item....................    (8,299)    (32)   (8,331)
Loss on return of spectrum........................    (2,414)    --     (2,414)
                                                    --------    ----  --------
Net loss..........................................  $(10,713)   $(32) $(10,745)
                                                    ========    ====  ========

                       Combining Statement of Cash Flows
                      For the Year Ended December 31, 1998

                                                  Predecessor
                                                   Companies  Tritel   Combined
                                                  ----------- -------  --------
                                                     (dollars in thousands)
Net cash used in operating activities...........   $(10,039)  $ 1,543  $ (8,496)
                                                   --------   -------  --------
Cash flows from investing activities:
  Purchase of property and equipment............     (4,428)   (1,542)   (5,970)
  Capitalized interest on debt used to obtain
   Federal Communications Commission licenses...     (2,905)      --     (2,905)
                                                   --------   -------  --------
Net cash used in investing activities...........     (7,333)   (1,542)   (8,875)
                                                   --------   -------  --------
Cash flows from financing activities:
  Proceeds from notes payable to others.........     38,705       --     38,705
  Repayments of notes payable to others.........    (21,300)      --    (21,300)
  Payment of debt issuance costs and other
   deferred charges.............................       (951)      --       (951)
                                                   --------   -------  --------
Net cash provided by financing activities.......     16,454       --     16,454
                                                   --------   -------  --------
Net increase (decrease) in cash and cash
 equivalents....................................       (918)        1      (917)
Cash and cash equivalents at beginning of year..      1,763       --      1,763
                                                   --------   -------  --------
Cash and cash equivalents at end of year........   $    845   $     1  $    846
                                                   ========   =======  ========

   Tritel, Inc. was formed during 1998. Therefore, the 1997 combining financial information is identical to the Consolidated Financial Statements.

                         TRITEL, INC. AND SUBSIDIARIES

         (All information subsequent to December 31, 1999 is unaudited)

(21) SUBSEQUENT EVENT

   On February 28, 2000, the Company announced an agreement to merge with TeleCorp PCS, Inc., headquartered in Arlington, Virginia. This merger is expected to take place during the second half of 2000 and is a tax-free exchange of stock with Tritel shareholders receiving 0.76 shares of the new entity's stock in exchange for each of their Tritel shares. The exchange ratio is fixed regardless of future stock price movement. This transaction is expected to be accounted for as a purchase business combination.

   On the closing of the merger, AT&T will extend its initial five-year brand sharing agreement for an additional two years.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholder
TeleCorp-Tritel Holding Company:

   In our opinion, the accompanying consolidated balance sheet presents fairly, in all material respects, the financial position of TeleCorp-Tritel Holding Company at April 28, 2000 in conformity with accounting principles generally accepted in the United States. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
McLean, Virginia
May 10, 2000

                        TELECORP-TRITEL HOLDING COMPANY
                           CONSOLIDATED BALANCE SHEET

                                                                       April 28,
                                                                         2000
                                                                       ---------
                                ASSETS
Total current assets..................................................   $ --
                                                                         -----
Total assets..........................................................   $ --
                                                                         =====

            LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Total current liabilities.............................................   $ --
                                                                         -----
Total liabilities.....................................................     --
Stockholders equity (deficit):
  Common Stock, par value $.01 per share 1,000 shares authorized, no
   shares issued and outstanding......................................     --
Total stockholders' equity (deficit)..................................     --
                                                                         -----
Total liabilities and stockholders' equity (deficit)..................   $ --
                                                                         =====





 The accompanying notes are an integral part of the consolidated balance sheet.

                        TELECORP-TRITEL HOLDING COMPANY
                      NOTES TO CONSOLIDATED BALANCE SHEET

1. The Company

   TeleCorp-Tritel Holding Company (Holding Company) was formed on April 28, 2000 in order to give effect to the Tritel Inc. (Tritel) merger with TeleCorp PCS, Inc. (TeleCorp) and the AT&T exchange and contribution (see Note 3). To date, the Holding Company has not conducted any activities other than those incident to its formation. Upon completion of the merger, TeleCorp and Tritel will become wholly owned subsidiaries of Holding Company. The business of Holding Company will be the combined businesses currently conducted by TeleCorp and Tritel.

2. Significant Accounting Policies

 Basis of presentation

   Holding Company has no assets, liabilities, stockholders' equity (deficit), revenue or expenses and no principal activities. In addition, Holding Company has not yet issued any equity securities.

 Use of Estimates

   The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. The estimates involve judgments with respect to, among other things, various future factors which are difficult to predict and are beyond the control of Holding Company. Actual amounts could differ from these estimates.

3. Tritel Merger with TeleCorp and AT&T Contribution and Exchange

   On February 28, 2000, Telecorp agreed to merge with Tritel, through a merger of each of Telecorp and Tritel into a newly formed subsidiary of Holding Company. The merger will result in exchange of 100% of the outstanding common and preferred stock of Telecorp and Tritel for common and preferred stock of Holding Company. The new entity will be controlled by the TeleCorp's voting preference common stockholders, and Telecorp and Tritel will become subsidiaries of Holding Company.

   This transaction will be accounted for using the purchase method of accounting. The purchase price for Tritel will be determined based on the fair value of the shares of Holding Company issued to the former shareholders of Tritel plus cash, the fair value associated with the conversion of outstanding Tritel options to Holding Company options, liabilities assumed, and merger related costs. The fair value of the shares issued was determined based on the existing market price of TeleCorp's class A common stock, which is publicly traded, and, for those shares that do not have a readily available market price, through valuation by an investment banking firm. The purchase price for this transaction will be allocated to the assets acquired based on their estimated fair values. The excess of the purchase price over the assets acquired will be recorded as goodwill and amortized over 20 years. The purchase price has been preliminarily estimated to be approximately $6.6 billion with estimated residual goodwill of $2.3 billion after allocation of the purchase price to the acquired assets, including identifiable intangible assets.

   The proposed merger has been unanimously approved by TeleCorp's and Tritel's board of directors, with three of TeleCorp's directors abstaining. In addition, shareholders with greater than 50% of the voting power of TeleCorp and Tritel have agreed to vote in favor of the merger. The merger is subject to regulatory approval and other conditions and is expected to close in the last quarter of 2000.

                        TELECORP-TRITEL HOLDING COMPANY
                NOTES TO CONSOLIDATED BALANCE SHEET--(Continued)


   In connection with TeleCorp's merger with Tritel, AT&T has agreed to contribute certain assets to TeleCorp. This contribution will result in Holding Company acquiring various assets in exchange for the consideration issued as follows:

   TeleCorp acquires:

  .  $20.0 million cash from AT&T Wireless Services.

  . The right to acquire all of the common and preferred stock of Indus, Inc. (Indus).

  . The right to acquire additional wireless properties and assets from Airadigm Communications, Inc. (Airadigm).

  . The two year extension and expansion of the AT&T network membership licenses agreement to cover all people in Holding Company's markets.

   Consideration issued:

  . 9,272,740 shares of Class A common stock of Holding Company from the Tritel merger to AT&T Wireless Services.

   Separately, AT&T Wireless and the Company entered into an Asset Exchange Agreement pursuant to which the Company has agreed to exchange certain assets with AT&T Wireless, among other consideration.

   The Company is receiving certain consideration in exchange for assets as follows:

     Holding Company acquires:

    .  $80.0 million in cash from AT&T Wireless.

    . AT&T Wireless 10 MHZ PCS licenses in the areas covering part of the Wisconsin market, in addition to adjacent licenses.

    . AT&T Wireless's existing 10 MHZ PCS licenses in Fort Dodge, and Waterloo, Iowa.

    . The right to acquire additional wireless properties from Polycell and ABC Wireless.

     Consideration issued:

    .  TeleCorp's New England market segment to AT&T Wireless.

     .  Cash or class A common stock to Polycell and cash to ABC Wireless.

   Further, AT&T has agreed to extend the term of the roaming agreement and to expand the geographic coverage of the AT&T operating agreements with TeleCorp to include the new markets either through amending TeleCorp's existing agreements or by entering into new agreements with Holding Company on substantially the same terms as TeleCorp's existing agreements. In addition, TeleCorp has granted AT&T Wireless a "right of first refusal" with respect to certain markets transferred by AT&T Wireless Services or AT&T Wireless triggered in the event of a sale of Holding Company to a third party.

   These transactions will be accounted for as an asset purchase and disposition and recorded at fair value. The purchase price will be determined based on cash paid, the fair value of the class A common stock issued, and the fair value of the assets relinquished. The purchase price will be proportionately allocated to the noncurrent assets acquired based on their estimated fair values. A gain is recognized as the difference between the fair value of the New England assets disposed and their net book value.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

  Description of Unaudited Pro Forma Condensed Combined Financial Statements

   The following unaudited pro forma condensed combined financial statements combine the historical consolidated balance sheets and consolidated statements of operations of the Company, Tritel, Indus and Airadigm. These unaudited pro forma financial statements give effect to the merger with Tritel, referred to as the Merger, the contribution from AT&T, the acquisition of the common and preferred stock of Indus, the acquisition of additional wireless properties and assets from Airadigm, referred to as the Contribution, the exchange with AT&T which includes the acquisition of PCS licenses from ABC Wireless and Polycell, referred to as the Exchange, the offering of Senior Subordinated Notes, other transactions and pro forma inter-company eliminations.

   This information was derived from the audited consolidated financial statements of the Company and Tritel as of and for the year ended December 31, 1999, the unaudited consolidated financial statements of the Company and Tritel as of and for the three months ended March 31, 2000, and from the unaudited financial statements of Indus and Airadigm as of December 31, 1999 and March 31, 2000 and for the year ended December 31, 1999 and the three months ended March 31, 2000, respectively. The Company's financial information is only a summary and should be read in conjunction with the historical consolidated financial statements and related notes of the Company elsewhere in this document. Tritel's financial information is only a summary and should be read in conjunction with their historical financial statements and related notes as filed on Form 10-K and Form 10-Q with the Securities and Exchange Commission on March 30, 2000 and May 15, 2000, respectively.

   The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999 and for the three months ended March 31, 2000 assumes each of the transactions was effected on January 1, 1999. The unaudited pro forma condensed combined balance sheet as of March 31, 2000, gives effect to each transaction as if it had occurred on March 31, 2000. The accounting policies of the Company, Tritel, Indus and Airadigm are substantially comparable. Certain reclassifications have been made to Tritel's, Indus' and Airadigm's historical presentation to conform to the Company's presentation. These reclassifications do not materially impact Tritel's, Indus', or Airadigm's operations or financial position for the period presented.

   The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only. The companies may have performed differently had they always been combined. The unaudited pro forma condensed combined financial statements do not purport to be indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                March 31, 2000
                              ($'s in thousands)
                                  (unaudited)

                                                            Contribution and Exchange
                                                      -------------------------------------------
                                                                                       Pro forma             Other
                     Telecorp   Offering   Subtotal     Indus     Airadigm            Adjustments         Transactions  Subtotal
                    ----------  --------- ----------  ---------- ----------           -----------         ------------ ----------
                    (Note 1a.)  (Note 7.)             (Note 1c.) (Note 1d.)            (Note 3.)           (Note 5.)
Assets
 Current assets:
 Cash and cash
 equivalents......  $  94,606   $437,000  $  531,606   $    335   $  1,351  3d.(i)     $ (20,656) 5c.       $   (262)  $  512,374
 Accounts
 receivable, net..     31,068        --       31,068        --         818                   --                  --        31,886
 Other current
 assets...........     26,252        --       26,252        620      1,174  3d.(ii)       (1,794)                --        26,252
                    ---------   --------  ----------   --------   --------             ---------            --------   ----------
  Total current
  assets..........    151,926    437,000     588,926        955      3,343               (22,450)               (262)     570,512
 Property and
 equipment, net...    461,742        --      461,742        982     40,954  3d.(iii)     (99,201)                --       404,477
 PCS licenses and
 microwave
 relocation costs,
 net..............    273,396        --      273,396     70,333     75,379  3d.(iv)      708,640  5d.(i)       5,840    1,133,588
 Intangible
 assets, net......     36,119        --       36,119        --         --   3d.(v)       322,176                 --       358,295
 Other assets.....     25,471     13,000      38,471      1,222      2,974  3d.(vi)       (4,196)                --        38,471
 Goodwill.........        --         --          --         --         --                    --                  --           --
                    ---------   --------  ----------   --------   --------             ---------            --------   ----------
  Total assets....  $ 948,654   $450,000  $1,398,654   $ 73,492   $122,650             $ 904,969            $  5,578   $2,505,343
                    =========   ========  ==========   ========   ========             =========            ========   ==========
Liabilities,
mandatorily
redeemable
preferred stock
and stockholders'
equity (deficit)
 Current
 liabilities:
 Accounts payable
 and accrued
 liabilities......  $ 106,163   $    --   $  106,163   $  5,369   $  7,928  3d.(vii)   $  (7,928)           $    --    $  111,532
 Other current
 liabilities......     35,850        --       35,850      9,873     28,561  3d.(viii)    (28,561)                --        45,723
 Current portion
 of long-term
 debt.............      1,461        --        1,461        --       4,448  3d.(ix)        5,837                 --        11,746
                    ---------   --------  ----------   --------   --------             ---------            --------   ----------
  Total current
  liabilities.....    143,474        --      143,474     15,242     40,937               (30,652)                --       169,001
 Long-term debt...    649,864    450,000   1,099,864     88,281    157,626  3d.(x)      (110,936) 5c.          2,871    1,237,706
 Microwave
 relocation
 obligation.......      2,365        --        2,365        --         --                    --                  --         2,365
 Other long term
 liabilities......      7,877        --        7,877      1,803      3,023  3d.(xi)       97,667                 --       110,370
                    ---------   --------  ----------   --------   --------             ---------            --------   ----------
  Total
  liabilities.....    803,580    450,000   1,253,580    105,326    201,586               (43,921)              2,871    1,519,442
                    ---------   --------  ----------   --------   --------             ---------            --------   ----------
 Mandatorily
 redeemable
 preferred stock,
 net..............    270,914        --      270,914        --         --                    --   5a.             58      270,972
                    ---------   --------  ----------   --------   --------             ---------            --------   ----------
 Stockholders'
 equity (deficit)
 Preferred stock..        149        --          149        450        --   3d.(xii)        (450)                --           149
 Common stock, net
 of subscriptions
 receivable.......    306,698        --      306,698     25,426     10,011  3d.(xiii)    444,427  5d.(ii)     17,946      804,508
 Deferred
 compensation.....    (42,189)       --     (42,189)        --         --                    --                  --       (42,189)
 Accumulated
 deficit..........   (390,498)       --     (390,498)   (57,710)   (88,947) 3d.(xiv)     504,913  5a.        (15,297)     (47,539)
                    ---------   --------  ----------   --------   --------             ---------            --------   ----------
  Total
  stockholders'
  equity
  (deficit).......   (125,840)       --     (125,840)   (31,834)   (78,936)              948,890               2,649      714,929
                    ---------   --------  ----------   --------   --------             ---------            --------   ----------
  Total
  liabilities,
  mandatorily
  redeemable
  preferred stock
  and
  stockholders'
  equity
  (deficit).......  $ 948,654   $450,000  $1,398,654   $ 73,492   $122,650             $ 904,969            $  5,578   $2,505,343
                    =========   ========  ==========   ========   ========             =========            ========   ==========
                              Merger
                    ---------------------------------
                                          Pro forma
                      Tritel             Adjustments    Total
                    -----------          ------------ -----------
                    (Note 1b.)            (Note 2.)
Assets
 Current assets:
 Cash and cash
 equivalents......  $  482,459  2r.(i)   $  (38,000)  $  956,833
 Accounts
 receivable, net..       8,708                  --        40,594
 Other current
 assets...........      24,598                  --        50,850
                    -----------          ------------ -----------
  Total current
  assets..........     515,765              (38,000)   1,048,277
 Property and
 equipment, net...     292,215                  --       696,692
 PCS licenses and
 microwave
 relocation costs,
 net..............     203,107  2r.(ii)   2,739,093    4,075,788
 Intangible
 assets, net......      58,077  2r.(iii)    424,723      841,095
 Other assets.....      40,710                  --        79,181
 Goodwill.........         --   2o.       2,263,896    2,263,896
                    -----------          ------------ -----------
  Total assets....  $1,109,874           $5,389,712   $9,004,929
                    ===========          ============ ===========
Liabilities,
mandatorily
redeemable
preferred stock
and stockholders'
equity (deficit)
 Current
 liabilities:
 Accounts payable
 and accrued
 liabilities......  $   64,118           $      --    $  175,650
 Other current
 liabilities......         --                   --        45,723
 Current portion
 of long-term
 debt.............         960                  --        12,706
                    -----------          ------------ -----------
  Total current
  liabilities.....      65,078                  --       234,079
 Long-term debt...     564,483  2i.          16,160    1,818,349
 Microwave
 relocation
 obligation.......         --                   --         2,365
 Other long term
 liabilities......      38,891  2r.(iv)   1,074,479    1,223,740
                    -----------          ------------ -----------
  Total
  liabilities.....     668,452            1,090,639    3,278,533
                    -----------          ------------ -----------
 Mandatorily
 redeemable
 preferred stock,
 net..............     101,853  2r.(v)         (438)     372,387
                    -----------          ------------ -----------
 Stockholders'
 equity (deficit)
 Preferred stock..      46,374  2r.(vi)     670,176      716,699
 Common stock, net
 of subscriptions
 receivable.......     720,634  2r.(vii)  3,246,896    4,772,038
 Deferred
 compensation.....         --   2n.         (45,000)     (87,189)
 Accumulated
 deficit..........    (427,439) 1b.         427,439      (47,539)
                    -----------          ------------ -----------
  Total
  stockholders'
  equity
  (deficit).......     339,569            4,299,511    5,354,009
                    -----------          ------------ -----------
  Total
  liabilities,
  mandatorily
  redeemable
  preferred stock
  and
  stockholders'
  equity
  (deficit).......  $1,109,874           $5,389,712   $9,004,929
                    ===========          ============ ===========

   The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                   For the three months ended March 31, 2000
                   ($'s in thousands, except per share data)
                                  (unaudited)

                                                             Contribution and Exchange
                                                     ------------------------------------------
                                                                                     Proforma          Other
                    TeleCorp    Offering   Subtotal    Indus     Airadigm           Adjustments     Transactions Subtotal
                   -----------  ---------  --------  ---------- ----------          -----------     ------------ ---------
                   (Note 1a.)   (Note 7)             (Note 1c.) (Note 1d.)           (Note 3)         (Note 5)
Revenue:
 Service.........  $    36,937  $     --   $ 36,937   $    --    $  1,951  3a.(vii)  $ (3,177)         $ --         35,711
 Roaming.........       11,452        --     11,452        --         --   3a.(vii)    (1,845)           --          9,607
 Equipment.......        7,057        --      7,057        --         444  3a.(vii)      (953)           --          6,548
                   -----------  ---------  --------   --------   --------            --------          -----     ---------
 Total revenue...       55,446        --     55,446        --       2,395              (5,975)           --         51,866
                   -----------  ---------  --------   --------   --------            --------          -----     ---------
Operating
expenses:
 Cost of
 revenue.........       19,026        --     19,026        --         862  3a.(vii)    (2,580)           --         17,308
 Operations and
 development.....       10,966        --     10,966        693        --   3a.(vii)    (1,884)           --          9,775
 Sales and
 marketing.......       34,625        --     34,625         57        210  3a.(vii)    (2,337)           --         32,555
 General and
 administrative..       27,276        --     27,276        180      3,315  3a.(vii)      (870)           --         29,901
 Depreciation and
 amortization....       23,468        --     23,468        478      2,219  3c.(i)        (112)  5c.       20        26,073
                   -----------  ---------  --------   --------   --------            --------          -----     ---------
 Total operating
 expenses........      115,361        --    115,361      1,408      6,606              (7,783)            20       115,612
                   -----------  ---------  --------   --------   --------            --------          -----     ---------
Operating loss...      (59,915)       --    (59,915)    (1,408)    (4,211)              1,808            (20)      (63,746)
Other income
(expense):
 Interest
 expense.........      (16,990)   (12,278)  (29,268)    (2,187)    (3,359) 3c.(ii)       (672)  5c.      (67)      (35,553)
 Interest income
 and other.......        2,406        --      2,406          5        129                 --             --          2,540
                   -----------  ---------  --------   --------   --------            --------          -----     ---------
Loss before
income taxes.....      (74,499)   (12,278)  (86,777)    (3,590)    (7,441)              1,136            (87)      (96,759)
Income tax
benefit..........          --         --        --         --         --                  --             --            --
                   -----------  ---------  --------   --------   --------            --------          -----     ---------
Net loss.........      (74,499)   (12,278)  (86,777)    (3,590)    (7,441)              1,136            (87)      (96,759)
Accretion of
mandatorily
redeemable
preferred stock..       (7,733)       --     (7,733)       --         --                  --             --         (7,733)
                   -----------  ---------  --------   --------   --------            --------          -----     ---------
Net loss
attributable to
common
stockholders.....  $   (82,232) $ (12,278) $(94,510)  $ (3,590)  $ (7,441)           $  1,136          $ (87)    $(104,492)
                   ===========  =========  ========   ========   ========            ========          =====     =========
Net loss
attributable to
common equity per
share
outstanding--
basic and
diluted..........  $     (0.83)
                   ===========
Weighted average
common equity
shares
outstanding--
basic and
diluted..........   99,556,975
                   ===========
Pro forma net
loss attributable
to common equity
per share--basic
and diluted......
Pro forma
weighted average
common equity
shares
outstanding--
basic and
diluted..........
                              Merger
                   -----------------------------    Inter-
                                      Proforma     Company
                      Tritel         Adjustments Eliminations    Total
                   -------------     ----------- ------------ -------------
                    (Note 1b.)        (Note 2)     (Note 4)
Revenue:
 Service.........  $      6,815       $     --      $  --     $     42,526
 Roaming.........         5,901             --        (362)         15,146
 Equipment.......         2,783             --         --            9,331
                   -------------     ----------- ------------ -------------
 Total revenue...        15,499             --        (362)         67,003
                   -------------     ----------- ------------ -------------
Operating
expenses:
 Cost of
 revenue.........        13,703             --        (362)         30,649
 Operations and
 development.....        20,174             --         --           29,949
 Sales and
 marketing.......        21,883             --         --           54,438
 General and
 administrative..        97,899  2n.      5,625        --          133,425
 Depreciation and
 amortization....        10,551  2q.     59,448        --           96,072
                   -------------     ----------- ------------ -------------
 Total operating
 expenses........       164,210          65,073       (362)        344,533
                   -------------     ----------- ------------ -------------
Operating loss...      (148,711)        (65,073)       --         (277,530)
Other income
(expense):
 Interest
 expense.........       (14,360) 2i.        258        --          (49,655)
 Interest income
 and other.......         8,669             --         --           11,209
                   -------------     ----------- ------------ -------------
Loss before
income taxes.....      (154,402)        (64,815)       --         (315,976)
Income tax
benefit..........           506             --         --              506
                   -------------     ----------- ------------ -------------
Net loss.........      (153,896)        (64,815)       --         (315,470)
Accretion of
mandatorily
redeemable
preferred stock..        (2,267)            --         --          (10,000)
                   -------------     ----------- ------------ -------------
Net loss
attributable to
common
stockholders.....  $   (156,163)      $ (64,815)    $  --     $   (325,470)
                   =============     =========== ============ =============
Net loss
attributable to
common equity per
share
outstanding--
basic and
diluted..........  $      (1.32)
                   =============
Weighted average
common equity
shares
outstanding--
basic and
diluted..........   118,135,081
                   =============
Pro forma net
loss attributable
to common equity
per share--basic
and diluted......                                   Note 6    $      (1.70)
                                                              =============
Pro forma
weighted average
common equity
shares
outstanding--
basic and
diluted..........                                   Note 6     191,403,589
                                                              =============

    The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      For the year ended December 31, 1999
                   ($'s in thousands, except per share data)
                                  (unaudited)

                                                             Contribution and Exchange
                                                     ------------------------------------------
                                                                                     Proforma          Other
                    TeleCorp    Offering  Subtotal     Indus     Airadigm           Adjustments     Transactions Subtotal
                   -----------  --------  ---------  ---------- ----------          -----------     ------------ ---------
                   (Note 1a.)   (Note 7)             (Note 1c.) (Note 1d.)           (Note 3)         (Note 5)
Revenue:
 Service.........  $    41,319  $    --   $  41,319   $    339   $  6,000  3a.(vii)  $ (2,978)         $  --     $  44,680
 Roaming.........       29,010       --      29,010        --         --   3a.(vii)    (5,887)            --        23,123
 Equipment.......       17,353       --      17,353        108      1,701  3a.(vii)    (1,749)            --        17,413
                   -----------  --------  ---------   --------   --------            --------          ------    ---------
 Total revenue...       87,682       --      87,682        447      7,701             (10,614)            --        85,216
                   -----------  --------  ---------   --------   --------            --------          ------    ---------
Operating
expenses:
 Cost of
 revenue.........       39,259       --      39,259        905      5,073  3a.(vii)    (3,855)            --        41,382
 Operations and
 development.....       35,979       --      35,979        --         --   3a.(vii)    (7,573)            --        28,406
 Sales and
 marketing.......       71,180       --      71,180      7,569      1,556  3a.(vii)    (5,581)            --        74,724
 General and
 administrative..       92,585       --      92,585        --      11,909  3a.(vii)    (1,905)            --       102,589
 Depreciation and
 amortization....       55,110       --      55,110      4,061     10,253  3b.(i)       4,301   5c.        62       73,787
 Restructuring
 charges.........          --        --         --      32,000        --                  --              --        32,000
                   -----------  --------  ---------   --------   --------            --------          ------    ---------
 Total operating
 expenses........      294,113       --     294,113     44,535     28,791             (14,613)             62      352,888
                   -----------  --------  ---------   --------   --------            --------          ------    ---------
Operating loss...     (206,431)      --    (206,431)   (44,088)   (21,090)              3,999             (62)    (267,672)
Other income
(expense):
 Interest
 expense.........      (51,313)  (49,113)  (100,426)    (5,944)   (12,583) 3b.(ii)     (2,668)  5c.      (255)    (121,876)
 Interest income
 and other.......        6,748       --       6,748        109        666                 --              --         7,523
                   -----------  --------  ---------   --------   --------            --------          ------    ---------
Loss before
income taxes.....     (250,996)  (49,113)  (300,109)   (49,923)   (33,007)              1,331            (317)    (382,025)
Income tax
benefit..........          --        --         --         533        --                  --              --           533
                   -----------  --------  ---------   --------   --------            --------          ------    ---------
Net loss.........     (250,996)  (49,113)  (300,109)   (49,390)   (33,007)              1,331            (317)    (381,492)
Accretion of
mandatorily
redeemable
preferred stock..      (24,124)      --     (24,124)       --         --                  --              --       (24,124)
                   -----------  --------  ---------   --------   --------            --------          ------    ---------
Net loss
attributable to
common
stockholders.....  $  (275,120) $(49,113) $(324,233)  $(49,390)  $(33,007)           $  1,331          $ (317)   $(405,616)
                   ===========  ========  =========   ========   ========            ========          ======    =========
Net loss
attributable to
common equity per
share
outstanding--
basic and
diluted..........  $     (3.58)
                   ===========
Weighted average
common equity
shares
outstanding--
basic and
diluted..........   76,895,391
                   ===========
Pro forma net
loss attributable
to common equity
per share--basic
and diluted......
Pro forma
weighted average
common equity
shares
outstanding--
basic and
diluted..........
                             Merger
                   ---------------------------    Inter-
                                    Proforma     Company
                     Tritel        Adjustments Eliminations    Total
                   -----------     ----------- ------------ -------------
                   (Note 1b.)       (Note 2)     (Note 4)
Revenue:
 Service.........  $    1,186       $     --     $   --     $     45,866
 Roaming.........       3,421             --      (2,000)         24,544
 Equipment.......       2,152             --         --           19,565
                   -----------     ----------- ------------ -------------
 Total revenue...       6,759             --      (2,000)         89,975
                   -----------     ----------- ------------ -------------
Operating
expenses:
 Cost of
 revenue.........       6,966             --      (2,000)         46,348
 Operations and
 development.....      29,113             --         --           57,519
 Sales and
 marketing.......      32,790             --         --          107,514
 General and
 administrative..     190,539  2n.     22,500        --          315,628
 Depreciation and
 amortization....      12,839  2p.    164,862        --          251,488
 Restructuring
 charges.........         --              --         --           32,000
                   -----------     ----------- ------------ -------------
 Total operating
 expenses........     272,247         187,362     (2,000)        810,497
                   -----------     ----------- ------------ -------------
Operating loss...    (265,488)       (187,362)       --         (720,522)
Other income
(expense):
 Interest
 expense.........     (27,200) 2i.        712        --         (148,364)
 Interest income
 and other.......      16,791             --         --           24,314
                   -----------     ----------- ------------ -------------
Loss before
income taxes.....    (275,897)       (186,650)       --         (844,572)
Income tax
benefit..........      28,443             --         --           28,976
                   -----------     ----------- ------------ -------------
Net loss.........    (247,454)       (186,650)       --         (815,596)
Accretion of
mandatorily
redeemable
preferred stock..      (8,918)            --         --          (33,042)
                   -----------     ----------- ------------ -------------
Net loss
attributable to
common
stockholders.....  $ (256,372)      $(186,650)   $   --     $   (848,638)
                   ===========     =========== ============ =============
Net loss
attributable to
common equity per
share
outstanding--
basic and
diluted..........  $   (33.25)
                   ===========
Weighted average
common equity
shares
outstanding--
basic and
diluted..........   7,710,649
                   ===========
Pro forma net
loss attributable
to common equity
per share--basic
and diluted......                                 Note 6    $      (5.03)
                                                            =============
Pro forma
weighted average
common equity
shares
outstanding--
basic and
diluted..........                                 Note 6     168,742,005
                                                            =============

    The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

          TELECORP PCS. INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS

                   ($'s in thousands, except per share data)

1. HISTORICAL FINANCIAL INFORMATION

1a. Represents the historical consolidated balance sheet and consolidated statement of operations of TeleCorp.

1b. Represents the historical consolidated balance sheet and consolidated statement of operations of Tritel adjusted for certain reclassifications that have been made to conform to TeleCorp's financial statement presentation. These reclassifications do not materially impact Tritel's results of operations or financial position.

1c. Represents the historical balance sheet and statement of operations of Indus adjusted for certain reclassifications that have been made to conform to TeleCorp's financial statement presentation. These reclassifications do not materially impact Indus' results of operations or financial position.

1d. Represents the historical balance sheet and statement of operations of Airadigm adjusted for certain reclassifications that have been made to conform to TeleCorp's financial statement presentation. These reclassifications do not materially impact Airadigm's results of operations or financial position.

2. MERGER

   On February 28, 2000, TeleCorp agreed to merge with Tritel through a merger of each of TeleCorp and Tritel into a newly formed subsidiary of TeleCorp-Tritel Holding Company "Holding Company". The merger will result in the exchange of 100% of the outstanding common and preferred stock of TeleCorp and Tritel for common and preferred stock of Holding Company. The new entity will be controlled by TeleCorp's voting preference common stockholders, and TeleCorp and Tritel will become subsidiaries of Holding Company.

   The Merger will be accounted for using the purchase method of accounting. The purchase price for Tritel will be determined based on the fair value of the shares issued to the former shareholders of Tritel plus cash, the fair value associated with the conversion of outstanding Tritel stock options, liabilities assumed, and merger related costs. The fair value of the shares issued will be determined based on the market price of TeleCorp's Class A common stock, which is publicly traded, and, for those shares that do not have a readily available market price, through valuation by an investment banking firm. The purchase price for this transaction will be allocated to the assets acquired based on their estimated fair values as determined by a valuation services company. The excess of the purchase price over the assets acquired will be recorded as goodwill and amortized over 20 years.

   The proposed merger has been unanimously approved by TeleCorp's and Tritel's board of directors, with three of TeleCorp's directors abstaining. In addition, shareholders with greater than 50% of the voting power of each company have agreed to vote in favor of the merger. The Merger is subject to regulatory approval and other conditions and is expected to close in the last quarter of 2000.

   The unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of operations have been adjusted for the Merger which includes Holding Company's acquisition of Tritel in exchange for stock in Holding Company. The Merger will result in an allocation of the purchase price to the tangible and intangible assets and liabilities of Tritel. Such allocation reflects the estimated fair value of the assets and liabilities acquired by Holding Company

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS--(continued)

                   ($'s in thousands, except per share data)

based upon information available at the date of the preparation of the accompanying unaudited pro forma condensed combined financial statements. Such allocations will be adjusted upon the final determination of such fair values. Management is not aware of any circumstance that would cause the final purchase price allocation to be significantly different from that which is reflected in the accompanying pro forma condensed combined balance sheet. However, actual valuations and allocation may differ from those reflected herein. The aggregate purchase price was calculated as follows:

Tritel common shares outstanding -- Note 2a......................  107,005,121
Tritel common stock exchange ratio per share -- Note 2b..........         0.76
Equivalent Holding Company trading common shares.................   81,323,891
Tritel conversion price -- Note 2c............................... $      47.84
                                                                  ------------
Subtotal (1)..................................................... $  3,890,535
                                                                  ------------
Tritel non-trading common shares outstanding -- Note 2d..........       63,432
Tritel common stock exchange ratio per share -- Note 2b..........         0.76
Equivalent Holding Company non-trading common shares.............       48,208
Tritel conversion price -- Note 2f............................... $      31.10
                                                                  ------------
Subtotal (2)..................................................... $      1,499
                                                                  ------------
Tritel Series A convertible preferred stock outstanding..........       90,668
Tritel Series A convertible preferred stock exchange ratio per
 share -- Note 2e................................................         1.00
Equivalent Holding Company convertible preferred shares..........       90,668
Tritel conversion price -- Note 2f............................... $   1,118.53
                                                                  ------------
Subtotal (3)..................................................... $    101,415
                                                                  ------------
Tritel Series D preferred stock -- Note 2g. (4).................. $    716,550
                                                                  ------------
Fair value of Tritel shares exchanged for Holding Company shares
 (items (1) through (4))......................................... $  4,709,999
Cash consideration -- Note 2h.(i)................................       10,000
Fair value of liabilities of Tritel at March 31, 2000 -- Note
 2i..............................................................      684,612
Option conversion costs -- Note 2j...............................       75,496
Put right -- Note 2h.(ii)........................................       10,000
Merger related costs -- Note 2k..................................       28,000
Assumed deferred tax liability -- Note 2l........................    1,064,479
                                                                  ------------
Total consideration.............................................. $  6,582,586
Less: Fair value of assets acquired:
    Fair value of tangible assets of Tritel -- Note 2m........... $    848,690
    Fair value of PCS licenses -- Note 2m........................    2,942,200
    Fair value of AT&T operating agreements -- Note 2m...........      409,200
    Fair value of other intangibles -- Note 2m...................       73,600
    Deferred compensation -- Note 2n.............................       45,000
                                                                  ------------
    Goodwill -- Note 2o.......................................... $  2,263,896
                                                                  ============

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS--(continued)

                   ($'s in thousands, except per share data)


2a. Tritel common shares outstanding used for purposes of this pro forma presentation are as of February 28, 2000, the date of the announcement. The common shares outstanding of Tritel for purposes of this pro forma include all shares that will be converted into Holding Company trading Class A common shares as follows:

  Tritel Class A voting common stock...............................   97,798,181
  Tritel Class B non voting common stock...........................    2,927,120
  Tritel Class C voting/non voting common stock (i)................    1,366,644
  Tritel Class D voting/non voting common stock (ii)...............    4,913,176
                                                                     -----------
  Total Tritel common shares outstanding...........................  107,005,121
                                                                     ===========


  (i) The terms of the Merger agreement provide that all of the outstanding shares of Tritel Class C common stock will be converted into Holding Company Class A common stock and Holding Company Class E common stock at a ratio of 1.00 to 0.7524 and 1.00 to 0.0076, respectively. Note that only the Tritel Class C common shares converted to Holding Company Class A common stock are included in this chart as they are considered Holding Company trading common shares. The Tritel Class C common stock converted into Holding Company Class E common stock are included in the chart below (2d.) as Holding Company non-trading common stock.

  (ii) The terms of the Merger agreement provide that all of the outstanding shares of Tritel Class D common stock will be converted into Holding Company Class A common stock and Holding Company Class F common stock at a ratio of 1.00 to 0.7524 and 1.00 to 0.0076, respectively. Note that only the Tritel Class D common shares converted to Holding Company Class A common stock are included in this chart as they are considered Holding Company non-trading common shares. The Tritel Class D common stock converted into Holding Company Class F common stock are included in the chart below (2d.) as Holding Company non-trading common stock.

2b. The terms of the Merger agreement provide that the Tritel exchange ratio for shares of Holding Company common stock shall be 1.00 to 0.76.

2c. The conversion price is based on TeleCorp's Class A public trading securities two days before, the day of and two days after the date of the announcement.

2d. Tritel non-trading common shares outstanding used for purposes of this pro forma presentation are as of February 28, 2000, the date of the announcement. The non-trading common shares outstanding of Tritel for purposes of this pro forma presentation include all shares that will be converted into Holding Company non-trading common shares and consist of the following:

   Tritel Class C voting/nonvoting common stock (i)...................... 13,804
   Tritel Class D voting/nonvoting common stock (ii)..................... 49,628
                                                                          ------
   Total Tritel non-trading common stock outstanding..................... 63,432
                                                                          ======

  (i) The terms of the Merger agreement provide that all of the outstanding shares of Tritel Class C common stock will be converted into Holding Company Class A common stock and Holding

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS--(continued)

                   ($'s in thousands, except per share data)

     Company Class E common stock at a ratio of 1.00 to 0.7524 and 1.00 to 0.0076, respectively. Note that only the Tritel Class C common shares converted to Holding Company Class E common stock are included in this chart as they are considered Holding Company non-trading common shares.

  (ii) The terms of the Merger agreement provide that all of the outstanding shares of Tritel Class D common stock will be converted into Holding Company Class A common stock and Holding Company Class F common stock at a ratio of 1.00 to 0.7524 and 1.00 to 0.0076, respectively. Tritel Class D common shares converted to Holding Company Class F common stock are included in this chart as they are considered Holding Company non-trading common shares.

2e. The terms of the Merger provide that all of the outstanding Series A convertible preferred shares of Tritel will be converted into Series B convertible preferred shares of Holding Company at the exchange rate of 1.00 to 1.00.

2f. The conversion price is based on an independent valuation performed by an investment banker.

2g. The terms of the agreement provide that all of the outstanding Series D preferred shares of Tritel will be converted into Series G preferred shares of Holding Company at the exchange ratio of 1.00 to 0.76. Based on the Holding Company stockholders agreement, each share of Series G preferred stock can be immediately converted into 14,971,876 shares of Holding Company Class A common stock and 9,494 shares of Holding Company Class F common stock. For purposes of this pro forma presentation the Tritel Series D preferred stock has been valued based on the number of Holding Company Class A common shares and Holding Company Class F common shares into which the shares will be ultimately converted.

                             Holding Company   Holding Company   Total value of
 Tritel Series D preferred   Class A trading Class F non-trading Tritel Series D
           stock              common stock      common stock     preferred stock
 -------------------------   --------------- ------------------- ---------------
 46,374 shares:
 Pro forma shares
  converted................    14,971,876            9,494
 Tritel conversion price
  (note 2c and note 2f)....    $    47.84          $ 31.10
                               ----------          -------
                               $  716,255          $   295          $ 716,550
                               ==========          =======          =========

2h. Tritel voting preference common stock

  (i) The terms of the Merger provide that all of the outstanding shares of Tritel voting preference common stock owned by E. B. Martin, Jr. shall be converted into and become exchangeable for an aggregate amount of $10,000 in cash.

  (ii) The terms of the Merger provide that all of the outstanding shares of Tritel voting preference common stock owned by William M. Mounger, II shall be converted to 3 shares of Holding Company voting preference common stock. Furthermore, Mr. Mounger received a put right (the "Put Right") to sell his 3 shares of Holding Company voting preference common stock for $10,000 at any time after the first anniversary of the closing of the Merger.

2i. Represents the fair value of Tritel debt, increasing Tritel's historic balance by $16,160 using TeleCorp's incremental borrowing rate of 11.1% at February 28, 2000, the date of the announcement. A reduction of interest expense of $712 was recorded as an adjustment to the unaudited pro forma

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS--(continued)

                   ($'s in thousands, except per share data)

condensed combined statement of operations for the year ended December 31, 1999 to reflect the interest expense related to the incremental debt as if the Merger had occurred on January 1, 1999. A reduction of interest expense of $258 was recorded as an adjustment to the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2000 to reflect the interest expense related to the incremental debt as if the Merger had occurred on January 1, 1999.

2j. Represents the fair value, based on a Black-Scholes valuation, associated with the conversion of outstanding Tritel stock options to equivalent stock options of Holding Company at the time of the agreement based on the number of Tritel stock options outstanding and the closing market price of TeleCorp as of February 28, 2000, the date of the announcement. At the closing of the Merger, each outstanding and unexercised option to purchase shares of Tritel's common stock will be converted into an option to purchase shares of Holding Company common stock. The estimated fair value of these options has been recorded as additional purchase price.

2k. Anticipated costs of the transactions to Holding Company have been included as additional purchase price and are:

   Investment banking fees............................................. $18,000
   Legal, accounting and printing fees................................. $ 8,000
   Other costs......................................................... $ 2,000
                                                                        -------
   Total transaction cost.............................................. $28,000
                                                                        =======

2l. A deferred tax liability has been recorded for the differences between the estimated fair value and tax bases of the Tritel assets acquired and liabilities assumed. The Merger is being accounted for using the purchase method while for tax purposes, the merger is a tax free business combination. The effective tax rate reflects TeleCorp's composite federal and state income tax rate (net of federal tax benefit). The deferred tax liability has been calculated as follows:

                                                           Tax     Temporary
                                             Fair value   Basis    Difference
                                             ----------  --------  ----------
     Property and equipment................. $  292,215  $289,107  $    3,108
     PCS licenses...........................  2,942,200    91,307   2,850,893
     Identifiable intangible assets.........    482,800    28,941     453,859
     Long-term debt.........................   (580,643) (547,500)    (33,143)
     Deferred compensation..................     45,000       --       45,000
     Net operating losses...................        --    113,831    (113,831)
                                             ----------  --------  ----------
     Total.................................. $3,181,572  $(24,314) $3,205,886
                                             ==========  ========
     Effective tax rate.....................                               38%
                                                                   ----------
     Net deferred tax liability.............                       $1,218,237
     Tritel historical net deferred tax
      liability.............................                          (25,199)
     Reversal of TeleCorp historical
      valuation allowance...................                         (128,559)
                                                                   ----------
     Net deferred tax liability related to
      merger................................                       $1,064,479
                                                                   ==========

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS--(continued)

                   ($'s in thousands, except per share data)


2m. The fair value (based on an independent valuation performed by a valuation services company) of Tritel's PCS licenses, AT&T operating agreements and other intangible and tangible assets received by Holding Company as part of the Merger are as follows:

   PCS licenses..................................................... $2,942,200
   AT&T operating agreements........................................    409,200
   Other assets.....................................................    848,690
   Subscriber list..................................................     73,600
                                                                     ----------
   Total fair value of assets acquired by Holding Company........... $4,273,690
                                                                     ==========

   PCS licenses being acquired have an estimated fair value of $2,942,200. As Tritel did not commence service in its BTAs until September 1999, a pro forma adjustment has been made to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999 to record four months of amortization expense totaling $22,835 on these licenses. A pro forma adjustment has been made to the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2000 to record three months of amortization expense totaling $17,119 on these licenses.

   AT&T operating agreements (Network Membership License, Exclusivity, and Roaming) being acquired have an estimated fair value of $409,200. The summary of the characteristics of the AT&T operating agreements historically held by Tritel and obtained by Holding Company is included in Note 4a. The amortization of the Network Membership License Agreement will occur over its term of five years. A pro forma adjustment of $15,400 is included as amortization expense in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999 to reflect the effect of the Merger as if it had occurred on January 1, 1999. A pro forma adjustment of $3,850 is included as amortization expense in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2000 to reflect the effect of the Merger as if it had occurred on January 1, 1999. The amortization of the Exclusivity and Roaming Agreements will commence once PCS service is provided in the related BTAs. As Tritel did not commence service in these BTAs until September 1999, amortization expense has been recorded on the Exclusivity and Roaming agreements in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999 for four months totaling $7,440. Amortization expense has been recorded on the Exclusivity and Roaming agreements in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2000 for three months totaling $5,580.

   Subscriber list held by Tritel has an estimated fair value of $73,600. The subscriber list has an estimated life of four years. As Tritel did not commence service in its BTAs until September 1999, amortization expense has been recorded on the subscriber list in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999 for four months totaling $6,133. Amortization expense has been recorded on the subscriber list in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2000 for three months totaling $4,600.

2n. Represents unvested restricted stock awards granted by Holding Company in exchange for restricted stock awards held by certain employees of Tritel which have been included in the purchase price. However, since service is required subsequent to the consummation date of the merger in order to vest the replacement restricted stock awards, $45,000 of the intrinsic value of the unvested awards

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS--(continued)

                   ($'s in thousands, except per share data)

has been allocated to deferred compensation to be recognized over a two year period. For the year ended December 31, 1999 and the three months ended March 31, 2000, $22,500 and $5,625, of compensation has been recorded respectively.

2o. Goodwill

   The goodwill associated with the Merger of $2,263,896 is recorded as a pro forma adjustment to the unaudited pro forma combined condensed balance sheet as of March 31, 2000. Amortization of goodwill over a twenty year period results in a pro forma adjustment of $28,299 in the unaudited pro forma condensed combined statement of operation for the three months ended March 31, 2000 as if the Merger occurred on January 1, 1999. Amortization of the December 31, 1999 goodwill of $2,261,073 results in a pro forma adjustment of $113,054 in the unaudited pro forma condensed combined statement of operation for the year ended December 31, 1999 as if the merger occurred on January 1, 1999.

2p. Summary of Merger adjustments to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999.

   The following table sets forth the depreciation and amortization pro forma adjustment as presented on the unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999 related to the
Merger:

   Pro forma merger adjustment to amortization expense
   Amortization of:
     PCS licenses............................................ Note 2m. $ 22,835
     Network Membership License agreement.................... Note 2m.   15,400
     Exclusivity and Roaming agreements...................... Note 2m.    7,440
     Subscriber list......................................... Note 2m.    6,133
     Goodwill................................................ Note 2o.  113,054
                                                                       --------
                                                                       $164,862
                                                                       ========

2q. Summary of Merger adjustments to the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2000.

   The following table sets forth the depreciation and amortization pro forma adjustment as presented on the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2000 related to the Merger:

   Pro forma merger adjustment to amortization expense:
     PCS licenses............................................ Note 2m.  $17,119
     Network Membership License agreement.................... Note 2m.    3,850
     Exclusivity and Roaming agreements...................... Note 2m.    5,580
     Subscriber list......................................... Note 2m.    4,600
     Goodwill................................................ Note 2o.   28,299
                                                                        -------
                                                                        $59,448
                                                                        =======

2r. Summary of Merger adjustments to the unaudited pro forma condensed combined balance sheet at March 31, 2000.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(continued)

                   ($'s in thousands, except per share data)


   The following tables set forth the summary of pro forma adjustments as presented on the unaudited pro forma condensed combined balance sheet at March 31, 2000 related to the Merger:

     (i) Cash

   Pro forma Merger adjustment to cash
     Cash consideration........................  Note 2h.(i)        $  (10,000)
     Transaction related costs.................  Note 2k.              (28,000)
                                                                    ----------
                                                                    $  (38,000)
                                                                    ==========

     (ii) PCS licenses

   Pro forma Merger adjustment to PCS licenses
     Fair value................................  Note 2m.           $2,942,200
     Historic cost of Tritel...................  Note 1b.             (203,107)
                                                                    ----------
                                                                    $2,739,093
                                                                    ==========

     (iii) Intangible assets

   Pro forma Merger adjustment to intangible
    assets
     Fair value -- AT&T operating agreements...  Note 2m.           $  409,200
     Subscriber list...........................  Note 2m.               73,600
     Historic cost of Tritel...................  Note 1b.              (58,077)
                                                                    ----------
                                                                    $  424,723
                                                                    ==========

     (iv) Other long term payables

   Pro forma Merger adjustment to other long
    term payables
     Deferred tax liability....................  Note 2l.           $1,064,479
     William M. Mounger II put right...........  Note 2h.(ii)           10,000
                                                                    ----------
                                                                    $1,074,479
                                                                    ==========

     (v) Redeemable preferred stock

   Pro forma Merger adjustment to redeemable
    preferred stock
     Fair value -- redeemable preferred stock..  Note 2 subtotal(3) $  101,415
     Historic cost of Tritel...................  Note 1b.             (101,853)
                                                                    ----------
                                                                    $     (438)
                                                                    ==========

     (vi) Preferred stock

   Pro forma Merger adjustment to preferred
    stock
     Fair value -- preferred stock.............  Note 2g.           $  716,550
     Historic cost of Tritel...................  Note 1b.              (46,374)
                                                                    ----------
                                                                    $  670,176
                                                                    ==========

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS--(continued)

                   ($'s in thousands, except per share data)


     (vii) Common stock

   Pro forma Merger adjustment to common stock
     Fair value -- common stock................ Note 2 subtotal(1) $3,890,535
     Fair value -- common stock................ Note 2 subtotal(2)      1,499
     Fair value -- option conversion cost...... Note 2j.               75,496
     Historic cost of Tritel................... Note 1b.             (720,634)
                                                                   ----------
                                                                   $3,246,896
                                                                   ==========

3. CONTRIBUTION AND EXCHANGE

   In connection with the Merger, AT&T has agreed to contribute certain assets and rights to Holding Company (the Contribution). The Contribution will result in Holding Company acquiring various assets in exchange for the consideration issued as follows:

   Holding Company acquires:

  .  $20,000 cash from AT&T Wireless Services

  .  The right to acquire all of the common and preferred stock of Indus.

  . The right to acquire additional wireless properties and assets from Airadigm.

  . The two year extension and expansion of the AT&T network membership license agreement to cover all people in Holding Company's markets.

   Consideration issued:

  . 9,272,740 shares of Class A common stock of Holding Company formed from the Tritel merger to AT&T Wireless Services.

   Separately, AT&T Wireless and TeleCorp entered into an Asset Exchange Agreement pursuant to which TeleCorp has agreed to exchange certain assets with AT&T Wireless, among other consideration. TeleCorp is receiving certain consideration in exchange for assets as follows:

   TeleCorp acquires:

  . $80,000 in cash from AT&T Wireless less $5,100 and $6,868 paid to Polycell and ABC Wireless, respectively, on behalf of TeleCorp by AT&T Wireless.

  . AT&T Wireless' 10 MHZ PCS licenses in the areas covering part of the Wisconsin market, in addition to adjacent licenses and AT&T Wireless 10MHZ licenses in Fort Dodge and Waterloo, Iowa.

  .  PCS licenses from Polycell.

  .  PCS licenses from ABC Wireless.

   Consideration issued:

  .  TeleCorp's New England market segment to AT&T Wireless.

   Further, AT&T has agreed to extend the term of the roaming agreement and to expand the geographic coverage of the AT&T operating agreements with Telecorp to include the new markets, either through amending Telecorp's existing agreements or by entering into new agreements with Holding Company on substantially the same terms as Telecorp's existing agreements. In addition, TeleCorp has granted AT&T Wireless a "right of first refusal" with respect to certain markets transferred

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS--(continued)

                   ($'s in thousands, except per share data)

by AT&T Wireless Services or AT&T Wireless triggered in the event of a sale of Holding Company to a third party.

   These unaudited pro forma combined condensed financial statements are presented as if TeleCorp exercised its rights to purchase Indus and Airadigm. As such, the following incremental consideration will be given by TeleCorp in exercising the right to purchase Indus and Airadigm:

  .  $34,688 in cash to the shareholders of Indus.

  .  An assumption of Indus' debt and other liabilities of $97,174.

  .  $74,000 in cash to Airadigm.

  .  An assumption of Airadigm's debt and other liabilities of $65,127.

   The Contribution and Exchange from AT&T will be accounted for as an asset purchase and disposition and recorded at fair value. The purchase price will be determined based on cash paid, the fair value of the Class A common stock issued, and the fair value of the assets relinquished. The purchase price will be proportionately allocated to the noncurrent assets acquired based on their estimated fair values. A gain is recognized as the difference between the fair value of the New England assets disposed and their net book value.

   For purposes of these unaudited pro forma combined condensed financial statements, Holding Company exercised its rights to purchase Indus and Airadigm based on incremental cash paid and liabilities assumed based on their estimated fair values. These transactions will be accounted for as asset purchases. The purchase price will be allocated to the assets acquired based on their estimated fair values.

3a. Cost Basis of Assets Received and Gain on Disposal of New England
Operations

   The cost basis of assets received is based on the fair value of the assets relinquished:

   Fair value of Holding Company consideration issued

   Holding Company Class A common stock given to AT&T (i).......... $  479,864
   Fair value of the TeleCorp New England assets transferred to
    AT&T (ii)......................................................    434,900
   Cash paid to Indus (iii)........................................     34,688
   Assumption of Indus' debt and other liabilities (iv)............     97,174
   Cash paid to Airadigm (v).......................................     74,000
   Assumption of Airadigm's debt and other liabilities (vi)........     65,127
   Cash paid to ABC Wireless.......................................      6,868
   Cash paid to Polycell...........................................      5,100
   Assumption of deferred tax liability............................    100,690
                                                                    ----------
     Total fair value.............................................. $1,298,411
                                                                    ==========

   A gain is recognized as the difference between the fair value of the assets relinquished related to TeleCorp New England assets transferred to AT&T and those assets' net book value.

   Fair value of the New England assets transferred to AT&T (ii).... $434,900
   Net book value of the New England assets transferred to AT&T
    (vii)...........................................................  (76,644)
                                                                     --------
   Gain on disposal of New England assets (viii).................... $358,256
                                                                     ========

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS--(continued)

                   ($'s in thousands, except per share data)

   The contribution and the exchange represent the purchase of assets and the disposition of a business. This transaction is accounted for at fair value for book purposes. For tax purposes, these transactions are primarily tax-free and recorded at historical cost. Therefore, this represents an asset purchase whereby the fair value of acquired assets differs from the tax basis of the assets resulting in an adjustment to the carrying amount of the acquired assets and a deferred tax liability of $100,690.

   The purchase price will be allocated to the assets acquired based on their estimated fair values. The following table sets forth the fair values of the assets received:

   Fair value of assets Holding Company received
   Cash from AT&T..................................................  $  100,000
   Cash from historic financial statements of Indus (Note 1c.).....         335
   Cash from historic financial statements of Airadigm (Note 1d.)..       1,351
   Accounts receivable from historic financial statements of
    Airadigm (Note 1d.)............................................         818
   PCS licenses from AT&T (ix).....................................     191,554
   AT&T network membership license agreement extension (x).........     165,000
   AT&T operating agreements (xi)..................................     118,400
   PCS license from ABC Wireless, at cost (xii)....................       6,868
   PCS licenses from Polycell, at cost (xii).......................       5,100
   PCS licenses from Airadigm (xiii)...............................     330,000
   PCS licenses from Indus (xiv)...................................     225,200
                                                                     ----------
     Total fair value of assets received...........................  $1,144,626
                                                                     ==========

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS--(continued)

                   ($'s in thousands, except per share data)


   The difference of the fair value of the assets acquired as compared to the consideration is allocated to increase proportionately the values assigned to non-current assets in determining their cost basis. The following table sets forth the difference of fair value of assets received as compared to the cost and related increase to non-current assets.

   Total fair value of consideration issued........................  $1,298,411
   Total fair value of assets Holding Company received.............   1,144,626
                                                                     ----------
   Difference......................................................  $  153,785
                                                                     ==========

   Proportionate allocation increasing the fair value of noncurrent assets received

   PCS licenses from AT&T (ix).....................................  $   28,595
   AT&T network membership license agreement extension (x).........      24,632
   AT&T operating agreements (xi)..................................      17,675
   PCS license from ABC Wireless, at cost (xii)....................         --
   PCS licenses from Polycell, at cost (xii).......................         --
   PCS licenses from Airadigm (xiii)...............................      49,264
   PCS licenses from Indus (xiv)...................................      33,619
                                                                     ----------
       Increase in fair value of non-current assets................  $  153,785
                                                                     ==========

   Basis of assets Holding Company received

   Cash (from AT&T and historic basis of Indus and Airadigm).......  $  101,686
   Accounts receivable (historical basis of Airadigm)..............         818
   PCS licenses from AT&T (ix).....................................     220,150
   AT&T network membership license agreement extension (x).........     189,632
   AT&T operating agreements (xi)..................................     136,075
   PCS license from ABC Wireless, at cost (xii)....................       6,868
   PCS licenses from Polycell, at cost (xii).......................       5,100
   PCS license from Airadigm (xiii)................................     379,263
   PCS licenses from Indus (xiv)...................................     258,819
                                                                     ----------
     Total basis of assets Holding Company received................  $1,298,411
                                                                     ==========

   The unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of operations have been adjusted for the Contribution and Exchange.

     (i) Holding Company class A common stock given to AT&T

     Holding Company will issue 9,272,740 shares of class A common stock with a fair value of $479,864 as determined by TeleCorp's class A public trading securities on March 31, 2000 which were priced at $51.75 per share. As this is an asset purchase, the fair value of the stock issued will be measured upon close.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS--(continued)

                   ($'s in thousands, except per share data)


     (ii) Fair value of the TeleCorp New England assets transferred to AT&T

     Holding Company will issue to AT&T the New England market segment with a fair value of $434,900 as determined by an independent appraiser. The table below sets forth the components of the value as appraised:

   PCS licenses....................................................... $333,800
   Property and equipment.............................................   79,000
   Subscriber list....................................................   22,100
                                                                       --------
                                                                       $434,900
                                                                       ========

     (iii) Cash paid to Indus

     For the purposes of the unaudited pro forma condensed combined financial statements, we assume the right to purchase Indus was exercised. Of the cash consideration to Indus, $4,000 may be paid as common stock at the option of Indus. For the purpose of the pro forma combined financial statements it was assumed this consideration was paid in cash.

     (iv) Assumption of Indus' debt and other liabilities

     For the purposes of the unaudited pro forma condensed combined financial statements, we assume the right to purchase Indus was exercised. The fair value of Indus long term debt is $80,129, net of a discount of $8,152 using TeleCorp's incremental borrowing rate of 11.1% at February 28, 2000. The fair value of other liabilities assumed by Holding Company from Indus totaled $17,045. Interest expense of $1,237 and $314 was recorded as an adjustment to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999 and the three months ended March 31, 2000, respectively, to reflect the amortization of the debt discount as if the Contribution and Exchange had occurred on January 1, 1999.

     (v) Cash paid to Airadigm

     For the purposes of the unaudited pro forma condensed combined financial statements, we assume the right to purchase Airadigm was exercised.

     (vi) Assumption of Airadigm's debt and other liabilities

     For the purposes of the unaudited pro forma condensed combined financial statements, we assume the right to purchase Airadigm was exercised. In consideration to Airadigm for assets received as part of the Contribution, Holding Company will pay Airadigm cash and assume long term debt of $54,842, net a discount of $9,432 and current liabilities with a fair value of approximately $10,285. Interest expense of $1,431 and $358 was recorded as an adjustment to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999 and the three months ended March 31, 2000, respectively, to reflect the amortization of the debt discount as if the Contribution and Exchange had occurred on January 1, 1999.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS--(continued)

                   ($'s in thousands, except per share data)


     (vii) Net book value of the New England assets transferred to AT&T

     The following table sets forth the historical carrying cost of New England's assets at March 31, 2000

   PCS licenses........................................................ $15,848
   Property and equipment..............................................  57,265
   AT&T operating agreements...........................................   3,531
                                                                        -------
                                                                        $76,644
                                                                        =======

   Property and equipment

   Property and equipment consist of the wireless network, computer equipment, internal use software, furniture, fixtures, office equipment and leasehold improvements related to the Holding Company's New England market. The net book value of the assets recorded in TeleCorp's historical financial statements as of March 31, 2000 was reduced as a pro forma adjustment to reflect the disposition as if it had occurred on March 31, 2000. The related depreciation expense incurred by Telecorp and recorded in TeleCorp's historical financial statements for the year ended December 31, 1999 and the three months ended March 31, 2000 was reduced as a pro forma adjustment to reflect the disposition as if it had occurred on January 1, 1999.

   PCS licenses

   The four PCS licenses conveyed to AT&T are 20 megahertz (MHz) PCS licenses in Manchester, NH, Worcester, Rockingham and, Stafford County and Hyannis, MA. These licenses are currently being amortized over a 40 year life. The net book value of the licenses recorded in TeleCorp's historical balance sheet as of March 31, 2000 was reduced as a pro forma adjustment to reflect the disposition as if it had occurred on March 31, 2000. The related amortization incurred by TeleCorp was reduced in the statements of operations for the year ended December 31, 1999 and the three months ended March 31, 2000 to reflect the disposition as if it had occurred on January 1, 1999.

   AT&T operating agreements

   In January 1998, TeleCorp entered into a Securities Purchase Agreement with AT&T Wireless and TWR Cellular, Inc. whereby TeleCorp, in exchange for securities and cash, received licenses and operating agreements from AT&T. The total value of the operating agreements was allocated to each of TeleCorp's regions based on POP's.

   In connection with this Exchange, as a pro forma adjustment, we removed the net book value of each of the agreements from Holding Company's balance sheet and removed $6,766 and $235 from the Holding Company's statements of operations for the year ended December 31, 1999 and the three months ended March 31, 2000, respectively.

Historical results of operations of New England BTAs

   Services, roaming, and equipment revenues of $2,978, $5,887 and $1,749, respectively, for the year ended December 31, 1999 recorded in TeleCorp's historical financial statements have been eliminated as pro forma adjustments to reflect the disposition of the BTAs underlying assets as if it had occurred on January 1, 1999.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS--(continued)

                   ($'s in thousands, except per share data)


   Cost of revenue, operations and development expense, selling and marketing, general and administration expenses, and depreciation and amortization of $3,855, $7,573, $5,581, $1,905 and $6,766 respectively, for the year ended
December 31, 1999 recorded in TeleCorp's historical financial statements have been eliminated as pro forma adjustments to reflect the disposition of the BTAs underlying assets as if it had occurred on January 1, 1999.

   Services, roaming, and equipment revenues of $3,177, $1,845 and $953, respectively, for the three months ended March 31, 2000 recorded in TeleCorp's historical financial statements have been eliminated as pro forma adjustments to reflect the disposition of the BTAs underlying assets as if it had occurred on January 1, 1999.

   Cost of revenue, operations and development expense, selling and marketing, general and administration expenses, and depreciation and amortization of $2,580, $1,884, $2,337, $870 and $2,991 respectively, for the three months ended March 31, 2000 recorded in TeleCorp's historical financial statements have been eliminated as pro forma adjustments to reflect the disposition of the BTAs underlying assets as if it had occurred on January 1, 1999.

     (viii) Gain on disposal of New England operations

     The gain on the disposal of New England assets of $358,256 is presented in the unaudited pro forma condensed combined balance sheet as if the transaction had occurred on March 31, 2000. The gain is not included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999 or the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2000 as if the transaction had occurred on January 1, 1999 due to its non-recurring nature.

     (ix) PCS licenses from AT&T

     Holding Company acquired PCS licenses from AT&T; 14 D-Block 10 MHz and one E-Block 10 MHz located in Wisconsin, Michigan and Iowa that have a total fair value of $191,554. As part of the proportionate increase in the fair value due to the difference of consideration given, PCS licenses from AT&T were increased $28,595. The cost basis of the PCS licenses from AT&T are recorded in the unaudited pro forma condensed combined balance sheet at $220,150.

     As Holding Company is not planning to commence service in these BTAs within the twelve months following the February 28, 2000 announcement, amortization expenses has not been recorded on these licenses in either of the unaudited pro forma condensed combined statements of operations.

     (x) AT&T network membership license agreement extension

     Holding Company acquired a two year extension of its network membership license agreement with AT&T (discussed elsewhere in this offering memorandum) with a fair value of $165,000. As part of the proportionate increase in the fair value due to the difference of consideration given the AT&T network membership license extension was increased $24,632. The cost basis of the AT&T network membership license extension agreement are recorded in the unaudited pro forma condensed combined balance sheet at $189,632.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS--(continued)

                   ($'s in thousands, except per share data)


     Holding Company will begin amortization of the extension of the network membership license agreement upon expiration of its existing network membership license agreement over its extension term of two years. As the current network membership license agreement will not expire within one year of the February 28, 2000 announcement, no pro forma amortization expense was included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 1999 or the three months ended March 31, 2000 to reflect the effect of the Contribution and Exchange as if it had occurred on January 1, 1999.

     (xi) AT&T operating agreements

     Holding Company acquired operating agreements with AT&T (discussed elsewhere in this prospectus) with a fair value $118,400. These operating agreements are the same agreements held by Holding Company for TeleCorp and Tritel extended to include the BTAs associated with the PCS licenses of Airadigm, Indus, Polycell, ABC Wireless and the licenses obtained from AT&T. As part of the proportionate increase in the fair value due to the difference of consideration given the AT&T operating agreements were increased $17,675. The cost basis of the AT&T operating agreements are recorded in the unaudited pro forma condensed combined balance sheet at $136,075.

   The cost basis of these agreements are as follows:

   Network membership license......................................... $ 57,579
   Exclusivity........................................................   40,455
   Roaming............................................................   38,041
                                                                       --------
                                                                       $136,075
                                                                       ========

     Holding Company's accounting policy will be to begin amortization of the network membership license agreement upon close of the transaction over the remainder of its term of five years. A pro forma adjustment of $11,067 and $2,879 is included as amortization expense in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 1999 and the three months ended March 31, 2000, respectively to reflect the effect of the transactions as if they had occurred on January 1, 1999.

     Holding Company will commence amortization of the Exclusivity and Roaming Agreements once PCS service is provided in the related BTAs. As Holding Company is not projecting to commence service in theses BTAs within the twelve months after the February 28, 2000 announcement, no amortization expense has been recorded on these agreements in either of the unaudited pro forma condensed combined statements of operations.

     (xii) PCS licenses from ABC Wireless and Polycell

     Holding Company obtained PCS licenses from ABC Wireless, a related party controlled by shareholders who also control TeleCorp. Holding Company paid ABC Wireless cash of $6,868 for these licenses (paid by AT&T on behalf of Holding Company). Holding Company obtained PCS licenses from Polycell through rights obtained by ABC Wireless, a related party controlled by shareholders who also control TeleCorp. Holding Company paid Polycell cash of $5,100 for these licenses (paid by AT&T on behalf of Holding Company). The amounts paid on behalf of Holding Company by AT&T reduce the cash consideration received by Holding Company from AT&T.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS--(continued)

                   ($'s in thousands, except per share data)


     The licenses obtained from ABC Wireless were recorded on the unaudited pro forma condensed combined balance sheet at the historic cost of ABC Wireless which also equaled the cash consideration of $6,868. Furthermore, the licenses obtained from Polycell were recorded on the unaudited pro forma condensed combined balance sheet at a value equal to the cash consideration paid of $5,100. As these licenses are recorded at cost, they were not increased by the difference of fair value of consideration given.

     As Holding Company is not projecting to commence service in these BTAs within the twelve months following the February 28, 2000 announcement, no amortization expense has been recorded on these licenses in either of the unaudited pro forma condensed combined statements of operations.

     (xiii) PCS licenses from Airadigm

     For the purposes of the unaudited pro forma condensed combined financial statements, we assume the right to purchase Airadigm was exercised.

     Holding Company acquired PCS licenses from Airadigm that have a total fair value of $330,000. As part of the proportionate increase in the fair value due to the difference of consideration given, PCS licenses from Airadigm were increased $49,264. The cost basis of the PCS licenses from Airadigm are recorded in the unaudited pro forma condensed combined balance sheet at $379,263.

     As Holding Company is not planning to commence service in these BTAs within the twelve months following the February 28, 2000 announcement, amortization expense has not been recorded on these licenses in the unaudited pro forma condensed combined statement of operations.

     (xiv) PCS licenses from Indus

     For the purposes of the unaudited pro forma condensed combined financial statements, we assume the right to purchase Indus was exercised.

     Holding Company acquired PCS licenses from Indus that have a total fair value of $225,200. As part of the proportionate increase in the fair value due to the difference of consideration given, PCS licenses from Indus were increased $33,619. The cost basis of the PCS licenses from Indus are recorded in the unaudited pro forma condensed combined balance sheet at $258,819.

     As Holding Company is not planning to commence service in these BTAs within the twelve months following the February 28, 2000 announcement, amortization expense has not been recorded on these licenses in either of the unaudited pro forma condensed combined statements of operations.

3b. Summary of Contribution and Exchange adjustments to the unaudited pro forma condensed combined statements of operations for the year ended December 31, 1999.

     The following table sets forth the summary of the (i) depreciation and amortization and (ii) interest expense pro forma adjustments as presented on the unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999 related to the Contribution and Exchange.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(continued)

                   ($'s in thousands, except per share data)


     (i) Depreciation and amortization

   Pro forma adjustment to amortization of:
     New England historical results..................... Note 3a.(vii) $(6,766)
     Operating agreements............................... Note 3a.(xi)   11,067
                                                                       -------
                                                                       $ 4,301
                                                                       =======
     (ii) Interest expense

     Pro forma adjustment to interest expense
       Incremental interest related to Indus debt....... Note 3a.(iv)   $1,237
       Incremental interest related to Airadigm debt.... Note 3a.(vi)    1,431
                                                                        ------
                                                                        $2,668
                                                                        ======

3c. Summary of Contribution and Exchange adjustments to the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2000.

     The following table sets forth the summary of the (i) depreciation and amortization and (ii) interest expense pro forma adjustments as presented on the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2000 related to the Contribution and Exchange.

     (i) Depreciation and amortization

     Pro forma adjustment to amortization of:
       New England historical results................... Note 3a.(vii) $(2,991)
       Operating agreements............................. Note 3a.(xi)    2,879
                                                                       -------
                                                                       $  (112)
                                                                       =======
     (ii) Interest expense

     Pro forma adjustment to interest expense
       Incremental interest related to Indus debt....... Note 3a.(iv)     $314
       Incremental interest related to Airadigm debt.... Note 3a.(vi)      358
                                                                          ----
                                                                          $672
                                                                          ====

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(continued)

                   ($'s in thousands, except per share data)


3d. Summary of Contribution and Exchange adjustments to the unaudited pro forma condensed combined balance sheet.

     The following tables set forth the summary of pro forma adjustments as presented on the unaudited Pro forma condensed combined balance sheet related to the Contribution and Exchange.

     (i) Cash

     Pro forma adjustment to cash
       Cash from AT&T................................. Note 3a.      $100,000
       Cash to ABC Wireless........................... Note 3a.(xii)   (6,868)
       Cash to Polycell............................... Note 3a.(xii)   (5,100)
       Cash to Indus.................................. Note 3a.(iii)  (34,688)
       Cash to Airadigm............................... Note 3a.(v)    (74,000)
                                                                     --------
                                                                     $(20,656)
                                                                     ========

     (ii) Other current assets

     Pro forma adjustment to other current assets
       Fair value of other current assets received as
        consideration.................................               $    --
       Historic cost of Indus' other current assets... Note 1c.          (620)
       Historic cost of Airadigm's other current
        assets........................................ Note 1d.        (1,174)
                                                                     --------
                                                                     $ (1,794)
                                                                     ========

     (iii) Property and equipment

     Pro forma adjustment to property and equipment
       Fair value received as consideration...........               $    --
       Historic cost of New England property and
        equipment..................................... Note 3a.(vii)  (57,265)
       Historic cost of Indus' property and
        equipment..................................... Note 1c.          (982)
       Historic cost of Airadigm's property and
        equipment..................................... Note 1d.       (40,954)
                                                                     --------
                                                                     $(99,201)
                                                                     ========

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(continued)

                   ($'s in thousands, except per share data)


     (iv) PCS licenses

     Pro forma adjustment to PCS licenses
       Cost basis of New England PCS licenses........ Note 3a.(vii)  $(15,848)
       Fair value as adjusted of PCS licenses from
        AT&T......................................... Note 3a.(ix)    220,150
       Fair value as adjusted of PCS licenses from
        ABC Wireless................................. Note 3a.(xii)     6,868
       Fair value as adjusted of PCS licenses from
        Polycell..................................... Note 3a.(xii)     5,100
       Fair value as adjusted of PCS licenses
        received from Indus.......................... Note 3a.(xiv)   258,819
       Historic cost of Indus' PCS licenses.......... Note 1c.        (70,333)
       Cost basis PCS license received from
        Airadigm..................................... Note 3a.(xiii)  379,263
       Historic cost of Airadigm's PCS licenses...... Note 1d.        (75,379)
                                                                     --------
                                                                     $708,640
                                                                     ========

     (v) Intangible assets

     Pro forma adjustment to intangible assets
       AT&T network membership license agreement
        extension.................................... Note 3a.(x)    $189,632
       AT&T operating agreements..................... Note 3a.(xi)    136,075
       Historic cost of AT&T operating agreements in
        New England.................................. Note 3a.(vii)    (3,531)
                                                                     --------
                                                                     $322,176
                                                                     ========

     (vi) Other assets

     Pro forma adjustment to other assets
       Fair value of other assets received as
        consideration................................                $    --
       Historic cost of Indus' other assets.......... Note 1c.         (1,222)
       Historic cost of Airadigm's other assets...... Note 1d.         (2,974)
                                                                     --------
                                                                     $ (4,196)
                                                                     ========
     (vii) Accounts payable and accrued expenses

     Pro forma adjustment to accounts payable and
      accrued liabilities
       Fair value of Airadigm accounts payable and
        accrued liabilities..........................                $    --
       Historic cost of Airadigm's accounts payable
        and accrued expenses......................... Note 1d.         (7,928)
                                                                     --------
                                                                     $ (7,928)
                                                                     ========

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(continued)

                   ($'s in thousands, except per share data)


     (viii) Other current liabilities

     Pro forma adjustment to other current
      liabilities
       Fair value of Airadigm's other current
        liabilities..................................                $     --
       Historic cost of Airadigm's other current
        liabilities..................................  Note 1d.        (28,561)
                                                                     ---------
                                                                     $ (28,561)
                                                                     =========
     (ix) Long term debt, current portion

     Pro forma adjustment to long term debt, current
      portion
       Fair value of long term debt, current portion,
        assumed from Airadigm........................  Note 3a. (vi) $  10,285
       Historic cost of Airadigm's long term debt,
        current portion..............................  Note 1d.         (4,448)
                                                                     ---------
                                                                     $   5,837
                                                                     =========

     (x) Long term debt

     Pro forma adjustment to long term debt
       Fair value of Indus' long term debt assumed...  Note 3a. (iv) $  80,129
       Historic cost of Indus' long term debt........  Note 1c.        (88,281)
       Fair value of Airadigm's long term debt
        assumed......................................  Note 3a. (vi)    54,842
       Historic cost of Airadigm's long term debt....  Note 1d.       (157,626)
                                                                     ---------
                                                                     $(110,936)
                                                                     =========
     (xi) Other long term payables

     Pro forma adjustment to other long term payables
       Fair value of other long term payables
        assumed......................................                $     --
       Deferred tax liability........................  Note 3a.        100,690
       Historic cost of Airadigm's other long term
        payables.....................................  Note 1d.         (3,023)
                                                                     ---------
                                                                     $  97,667
                                                                     =========
     (xii) Preferred stock

     Pro forma adjustment to preferred stock
       Elimination of historic cost of Indus'
        preferred stock..............................  Note 1c.      $    (450)
                                                                     ---------
                                                                     $    (450)
                                                                     =========

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS--(continued)

                   ($'s in thousands, except per share data)

     (xiii) Common stock

     Pro forma contribution adjustment to common
      stock
       Fair value of common stock given to AT&T...... Note 3a.(i)    $479,864
       Elimination of historic cost of Indus' common
        stock........................................ Note 1c.        (25,426)
       Elimination of historic cost of Airadigm's
        common stock................................. Note 1d.        (10,011)
                                                                     --------
                                                                     $444,427
                                                                     ========
     (xiv) Accumulated deficit

     Gain on disposal of New England operations...... Note 3a.(viii) $358,256
       Elimination of historic cost of Indus'
        accumulated deficit.......................... Note 1c.         57,710
       Elimination of historic cost of Airadigm's
        accumulated deficit.......................... Note 1d.         88,947
                                                                     --------
                                                                     $504,913
                                                                     ========

4. INTER-COMPANY ELIMINATIONS

4a. Roaming revenue and cost of revenue of $1,000 and $1,000, respectively included on the historical consolidated statement of operations of TeleCorp for the year ended December 31, 1999 relate to amounts earned and expensed by Tritel during 1999. As such, roaming revenue and cost of revenue of $1,000 and $1,000 included on the historical consolidated statement of operations for the year ended December 31, 1999 of Tritel relates to amounts earned and expensed directly with Telecorp. The pro forma inter-company eliminations adjustment of revenue and cost of revenue for the year ended December 31, 1999 of $2,000 is the reduction of such balances as if the transaction occurred on January 1, 1999.

4b. Roaming revenue and cost of revenue of $108 and $254, respectively included on the historical consolidated statement of operations of TeleCorp for the three months ended March 31, 2000 of TeleCorp relate to amounts earned and expensed by Tritel during the three months ended March 31, 2000. As such, roaming revenue and cost of revenue of $108 and $254 included on the historical consolidated statement of operations of Tritel for the three months ended March 31, 2000 relates to amounts earned and expensed directly with Telecorp. The pro forma inter-company eliminations adjustment of revenue and cost of revenue for the three months ended March 31, 2000 of $362 is the reduction of such balances as if the transaction occurred on January 1, 1999.

   No payables, receivables or inter-company investments existed between any of the companies at March 31, 2000. No inter-company eliminations were necessary for the March 31, 2000 unaudited pro forma condensed combined balance sheet.

5. OTHER TRANSACTIONS

   Included in the unaudited pro forma condensed combined financial statements are the following transactions of TeleCorp that closed during April 2000: (a) acquisition of the remaining 15% of Viper Wireless that TeleCorp did not currently own; (b) acquisition of licenses of TeleCorp LMDS, and (c) acquisition of licenses from Gulf Telecom.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS--(continued)

                   ($'s in thousands, except per share data)


5a. Viper Wireless

     On April 11, 2000, the Company completed its acquisition of the 15% of Viper Wireless that it did not already own from Mr. Vento and Mr. Sullivan in exchange for an aggregate of 323,372 shares of TeleCorp's class A common stock and 800 shares of its series E preferred stock. The Company acquired 85% of Viper Wireless on March 1, 1999 in exchange for $32,286 contributed by AT&T and certain of the Company's other initial investors for additional shares of its preferred and common stock. Viper Wireless used the proceeds to participate in the Federal Communications Commission's reauction of PCS licenses. Viper Wireless was subsequently granted six PCS licenses in the reauction.

     An unaudited pro forma condensed combined balance sheet adjustment has been made to include the issuance of 323,372 Holding Company shares of class A common stock at the $47.125 share price on April 11, 2000 for $15,239 and $58 of Holding Company Series E preferred stock. This transaction results in a $15,297 increase in Accumulated Deficit for the recognition of compensation expense as if this transaction occurred on December 31, 1999. As the event will be a non-recurring charge to compensation expense, this information is not included in the unaudited pro forma condensed combined statements of operations as if the transaction occurred on January 1, 1999.

5b. TeleCorp LMDS

     On April 7, 2000, TeleCorp acquired TeleCorp LMDS, Inc. through an exchange of all of the outstanding stock of TeleCorp LMDS for 878,400 shares of our class A common stock. TeleCorp LMDS's stockholders are Mr. Vento, Mr. Sullivan and three of our initial investors. By acquiring TeleCorp LMDS, we gained local multipoint distribution service licenses covering 1100 MHz of airwaves in the Little Rock, Arkansas basic trading area and 150 MHz of airwaves in each of the Beaumont, Texas, New Orleans, Louisiana, San Juan and Mayaguez, Puerto Rico, and U.S. Virgin Islands basic trading areas.

     An unaudited pro forma condensed combined balance sheet adjustment has been made to include the issuance of 878,400 Holding Company Class A common shares at the $52.25 share price on April 7, 2000 for $45,896. As TeleCorp LMDS is a company under common control with TeleCorp, the licenses are recorded on the unaudited pro forma combined condensed balance sheet at the historic cost to TeleCorp LMDS of $2,707. The remaining balance of $43,189 has been accounted for as a distribution to shareholders. The licenses owned by TeleCorp LMDS are intended to be developed to offer fixed wireless broadband services. The Company has not yet begun development of a broadband wireless network. As the service related to the TeleCorp LMDS licenses is not planned to commence within the twelve months following April 7, 2000, no pro forma amortization expense was included in the unaudited pro forma condensed combined statements of operations to reflect the transaction as if it had occurred on January 1, 1999.

5c. Gulf Telecom, L.L.C.

     On April 27, 2000, TeleCorp purchased 15 MHz of additional airwaves in the Lake Charles, Louisiana basic trading area from Gulf Telecom, L.L.C. Total consideration approximated $3,133 and consisted of approximately $262 in cash plus the assumption by Holding Company of approximately $2,871 in Federal Communications Commission debt related to the license.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS--(continued)

                   ($'s in thousands, except per share data)

  Additionally, TeleCorp reimbursed Gulf Telecom for all interest it paid to the Federal Communications Commission on debt related to the license from June 1998 until the date the transaction is completed. The entire purchase price will be allocated to licenses and recorded on the unaudited pro forma condensed combined balance sheet as if the transaction occurred on December 31, 1999. A pro forma adjustment is included on the unaudited pro forma condensed combined statement of operations for 11 months of amortization related to the licenses as if the transaction occurred on January 1, 1999. The Holding Company's accounting policy will be to amortize licenses over its term commencing at a time when PCS service is provided in the related BTAs. As TeleCorp began offering PCS services in the related BTA in February, 1999, the amortization period does not include the entire year of 1999. The amortization expense included as a pro forma adjustment for licenses is $62 and $20 for the year ended December 31, 2000 and the three months ended March 31, 2000, respectively. A pro forma adjustment to interest expense on the unaudited pro forma condensed combined statement of operations was recorded as $255 and $67 for the year ended December 31, 1999 and the three months ended March 31, 2000, respectively, using TeleCorp's incremental borrowing rate at February 28, 2000, the date of the announcement, as if this transaction occurred on January 1, 1999. This transaction closed on April 27, 2000.

5d. Summary of other transaction adjustments to the unaudited pro forma condensed combined balance sheet

     The following tables set forth the summary of pro forma adjustments as presented on the unaudited pro forma condensed combined balance sheet related to these other transactions:

   (i) PCS licenses

   Pro forma other transactions adjustment to PCS licenses
     Fair value acquired from TeleCorp LMDS................. Note 5b. $ 2,707
     Fair value acquired from Gulf Telecom.................. Note 5c.   3,133
                                                                      -------
                                                                      $ 5,840
                                                                      =======

   (ii) Common stock

   Pro forma merger adjustment to common stock
     Fair value of stock consideration to Viper Wireless.... Note 5a. $15,239
     Distribution to shareholders for TeleCorp LMDS......... Note 5b. (43,189)
     Fair value of stock consideration to TeleCorp LMDS..... Note 5b.  45,896
                                                                      -------
                                                                      $17,946
                                                                      =======

6. CALCULATION OF PRO FORMA NET LOSS PER SHARE

   For purposes of calculating pro forma net loss per share for the year ended December 31, 1999, all share issuances and conversions, other than TeleCorp historical weighted average common shares, have been calculated as if the Transaction and other pending transactions occurred on January 1, 1999. Additionally, for pro forma purposes, an assumption was made that all payments to Indus were satisfied in cash (Note 3a.(iv)).

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(continued)

                   ($'s in thousands, except per share data)

   TeleCorp weighted average common shares.........  Note 1a.       76,895,391
   Conversion of Tritel common stock to Holding
    Company trading common stock...................  Note 2         81,323,891
   William M. Mounger, II voting preference stock..  Note 2h.(ii)            3
   Conversion of Tritel outstanding common stock...  Note 2             48,208
   Issuance of common stock to AT&T................  Note 3a.(i)     9,272,740
   Issuance of common stock for Viper Wireless.....  Note 5a.          323,372
   Issuance of common stock for TeleCorp LMDS......  Note 5b.          878,400
                                                                  ------------
     Total weighted average common shares..........                168,742,005
                                                                  ------------
   Holding Company pro forma net loss..............               $   (848,638)
                                                                  ------------
   Basic and diluted net loss per common share.....               $      (5.03)
                                                                  ============

   For purposes of calculating pro forma net loss per share for the three months ended March 31, 2000, all share issuances and conversions, other than TeleCorp historical weighted average common shares, have been calculated as if the Transaction and other pending transactions occurred on January 1, 1999. Additionally, for pro forma purposes, an assumption was made that all payments to Indus were satisfied in cash (Note 3a.(iv)).

   TeleCorp weighted average common shares.........  Note 1a.       99,556,975
   Conversion of Tritel common stock to Holding
    Company trading common stock...................  Note 2         81,323,891
   William M. Mounger, II voting preference stock..  Note 2h.(ii)            3
   Conversion of Tritel outstanding common stock...  Note 2             48,208
   Issuance of common stock to AT&T................  Note 3a.(i)     9,272,740
   Issuance of common stock for Viper Wireless.....  Note 5a.          323,372
   Issuance of common stock for TeleCorp LMDS......  Note 5b.          878,400
                                                                  ------------
     Total weighted average common shares..........                191,403,589
                                                                  ------------
   Holding Company pro forma net loss..............               $   (325,470)
                                                                  ------------
   Basic and diluted net loss per common share.....               $      (1.70)
                                                                  ============

7. OFFERING

   Adjustment to the unaudited condensed combined balance sheet reflects the receipt of $437,000 of proceeds for the sale of the Subordinated Notes from the Offering, net of pro forma deferred financing costs of estimated underwriting discounts and offering expenses of $13,000. Adjustments to interest expense, inclusive of amortization of pro forma deferred financing costs, of $49,113 and $12,278 to the unaudited condensed combined statements of operations for the year ended December 31, 1999 and the three months ended March 31, 2000, respectively, assume the offering had occurred on January 1, 1999.

--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful. The information in this prospectus is current as of __________________, 2000.

                                  ------------

                               TABLE OF CONTENTS


                                         Page
                                         ----

Summary................................

Risk Factors...........................

Use of Proceeds........................

Capitalization.........................

Selected Historical Financial Data.....

Management's Discussion and Analysis
of Financial Condition and Results of
Operations.............................

The Wireless Communications Industry...

Business...............................

Management.............................

Securities Ownership of Certain
Beneficial Owners and Management.......

Certain Relationships and Related
Transactions...........................

The Pending Merger and Related
Transactions...........................

Recent Developments....................

Description of Other Indebtedness......

Description of the Notes...............

Certain U.S. Federal Tax
Considerations.........................

Book-entry; Delivery and Form..........

Plan of Distribution...................

Legal Matters..........................

Experts................................

Available Information..................

Glossary of Selected Terms.............

Financial Statements Index.............

--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Section 145 (a) of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

   Section 145 (b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

   Section 145 (g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

   Article X of the Registrant's by-laws provides for indemnification, at the discretion of the board of directors, to the fullest extent permitted under Delaware law for any person who is or was a director or officer of the Registrant who is or was involved or threatened to be made so involved in any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was serving as a director, officer, employee or agent of the Registrant or was serving at the request of the Registrant as a director, officer, employee or agent of any other enterprise. Such indemnification is provided only if the director, officer, employee or agent acted in good faith and in a manner that the director, officer, employee or agent reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal proceeding, had no reasonable cause to believe that the conduct was unlawful.

   The foregoing statements are subject to the detailed provisions of Section 145 of the Delaware Corporation Law and Article X of the by-laws of the Registrant.

Registrant

Item 21. Exhibits and Financial Statement Schedules.

   (a) The following exhibits are filed herewith

 Exhibit No. Description
 ----------- -----------
   2.1+++    Agreement and Plan of Reorganization and Contribution (included as
             Annex A to the joint proxy statement-prospectus forming a part of the TeleCorp-Tritel Holding Company Registration Statement), dated
             February 28, 2000, by and between TeleCorp PCS, Tritel, Inc. and
             AT&T Wireless Services, Inc.

   2.2+++    Amendment No. 1 to the Agreement and Plan of Reorganization and
             Contribution (included as Annex B to the joint proxy statement-prospectus forming a part of the TeleCorp-Tritel Holding Company
             Registration Statement), dated May 4, 2000, by and between TeleCorp
             PCS, Tritel, Inc. and AT&T Wireless Services, Inc.

   2.3+++    Amendment No. 2 to the Agreement and Plan of Reorganization and
             Contribution (included as Annex C to the joint proxy statement-prospectus forming a part of the TeleCorp-Tritel Holding Company
             Registration Statement), dated June 12, 2000 by and between
             TeleCorp PCS, Tritel, Inc. and AT&T Wireless Services, Inc.

   3.1+++    Certificate of Incorporation of the TeleCorp-Tritel Holding
             Company.

   3.2+++    Form of Restated Certificate of Incorporation of the Registrant
             (included as Annex F to the joint proxy statement-prospectus forming a part of the TeleCorp-Tritel Holding Company Registration
             Statement).

   3.3+++    By-laws of TeleCorp-Tritel Holding Company.

   3.4+++    Form of Restated By-laws of the TeleCorp-Tritel Holding Company
             (included as Annex G to the joint proxy statement-prospectus forming part of the TeleCorp-Tritel Holding Company Registration
             Statement).

   5++++ Opinion of McDermott, Will & Emery regarding the legality of the notes.

  10.1+++    Telecorp PCS, Inc. Voting Agreement, dated February 28, 2000.

  10.2+++    Tritel, Inc. Voting Agreement, dated February 28, 2000.

  10.3+++    Side Letter Agreement regarding Milwaukee Option, dated February
             28, 2000, by and between AT&T Wireless Services, Inc. and Telecorp
             PCS, Inc.

  10.4+++ Asset Exchange Agreement, dated as of February 28, 2000, by and among AT&T Wireless PCS, LLC, Telecorp PCS, Inc., Telecorp PCS,
             LLC, Telecorp Holding Corp, Inc., Telecorp Communications, Inc.,
             Telecorp Equipment Leasing, L.P., and Telecorp Realty, LLC.

  10.5+++    Side Letter regarding Additional Mutual Rights and Obligations in
             Connection with the Asset Exchange Agreement and the Agreement and Plan of Reconstruction and Contribution, dated as of February 28, 2000, by and between AT&T Wireless PCS, LLC and Telecorp PCS, Inc.

  10.6.1+++  License Acquisition Agreement, between Polycell Communications,
             Inc. and ABC Wireless, LLC, dated as of February 28, 2000.

  10.6.2+++  Amended and Restated License Acquisition Agreement among Polycell
             Communications, Inc., Clinton Communications, Inc. and ABC
             Wireless, LLC, dated as of May 3, 2000.

 Exhibit No. Description
 ----------- -----------

  10.7+++    License Acquisition Agreement, between ABC Wireless, LLC and AT&T
             Wireless PCS, LLC, dated as of February 28, 2000.

  10.8+++    Form of Intermediary Agreement, among AT&T Wireless PCS, LLC,
             Telecorp PCS, Inc., Telecorp PCS, LLC, Telecorp Holding Corp,
             Inc., Telecorp Communications, Inc., Telecorp Equipment Leasing,
             L.P., Telecorp Realty, LLC and the Intermediary.

  10.9+++ Transition Services Agreement, dated as of February 28, 2000, by and between AT&T Wireless PCS, LLC and Telecorp PCS, Inc.

  10.10+++ Form of Assignment and Assumption Agreement, by and between Milwaukee PCS, LLC, Milwaukee Acquisition Subsidiary, Inc., and
             Telecorp PCS, Inc.

  10.11+++ Agreement and Plan of Merger, dated February 27, 2000, by and among Milwaukee PCS LLC, Milwaukee Acquisition Subsidiary, Inc.,
             Kailas J. Rao, and Indus, Inc.

  10.12+++   Airadigm Letter of Intent, dated January 24, 2000.

  10.13* General Agreement for Purchase of PCS Systems and Services by and between TeleCorp PCS, Inc. and Lucent Technologies, Inc., dated as of May 12, 1998, as amended.

  10.14*     Securities Purchase Agreement by and among TeleCorp PCS, Inc.,
             AT&T Wireless PCS Inc., TWR Cellular, Inc. and certain Initial investors other than AT&T Wireless, TeleCorp Investors and Management Stockholders identified, dated as of January 23, 1998.

  10.15.1* Network Membership License Agreement, by and among AT&T Corp., including AT&T Wireless Services, Inc., and TeleCorp PCS, Inc., dated as of July 17, 1998.

  10.15.2*   Amendment No. 1 to Network Membership License Agreement, dated
             March 30, 1999.

  10.16+++   Form of Network Membership License Agreement by and between AT&T
             Corp., including AT&T Wireless Services, Inc., and Holding
             Company.

  10.17.1*   Management Agreement by and between TeleCorp Management Corp. and
             TeleCorp PCS, Inc., dated as of July 17, 1998

  10.17.2*   Amendment No. 1 to the Management Agreement between TeleCorp
             Management Corp. and TeleCorp PCS, Inc., dated as of May 25, 1999.

  10.17.3**  Amendment No. 2 to the Management Agreement between TeleCorp
             Management Corp. and TeleCorp PCS, Inc., dated as of October 18,
             1999.

  10.18.1*   Intercarrier Roamer Service Agreement by and between AT&T Wireless
             Services, Inc. and TeleCorp PCS, Inc., dated as of July 17, 1998.

  10.18.2*   Amendment No. 1 to Intercarrier Roamer Service Agreement, dated
             May 25, 1999.

  10.19+++   Form of Intercarrier Roamer Service Agreement, by and between AT&T
             Wireless Services, Inc. and Holding Company.

  10.20*     Roaming Administration Service Agreement by and between AT&T
             Wireless Services, Inc. and TeleCorp PCS, Inc., dated as of July
             17, 1998.

  10.21+++   Form of Roaming Administration Service Agreement, by and between
             AT&T Wireless Services, Inc., and Holding Company.

  10.22.1* Credit Agreement by and among TeleCorp PCS, Inc., the Lenders party to, and the Chase Manhattan Bank, as Administrative Agent and Issuing Bank, TD Securities (USA) Inc., as Syndication Agent, and Bankers Trust Company, as Documentation Agent, dated as of July 17, 1998.

 Exhibit No. Description
 ----------- -----------
  10.22.2*   First Amendment, Consent, and Waiver to the TeleCorp Credit
             Agreement, dated as of December 18, 1998.

  10.22.3* Second Amendment and Waiver to the TeleCorp Credit Agreement, dated as of March 1, 1999.

  10.22.4*   Third Amendment to the TeleCorp Credit Agreement, dated as of
             March 30, 1999.

  10.22.5*   Fourth Amendment to the TeleCorp Credit Agreement, dated as of
             March 31, 1999.

  10.22.6* Fifth Amendment and Acceptance to the TeleCorp Credit Agreement, dated as of April 7, 1999.

  10.22.7*   Sixth Amendment to the TeleCorp Credit Agreement, dated as of
             April 7, 1999.

  10.22.8*   Seventh Amendment to the TeleCorp Credit Agreement, dated as of
             May 21, 1999.

  10.22.9**  Eighth Amendment to the TeleCorp Credit Agreement, dated as of
             October 25, 1999.

  10.22.10** Ninth Amendment to the TeleCorp Credit Agreement, dated as of
             October 26, 1999.

  10.23.1*   Stock Purchase Agreement by and among TeleCorp PCS, Inc., AT&T
             Wireless PCS, Inc. and certain Initial investors other than AT&T
             Wireless identified in, dated as of March 22, 1999.

  10.23.2*   Amendment No. 1 to Stock Purchase Agreement by and among TeleCorp
             PCS, Inc., AT&T Wireless PCS, Inc. and Initial investors other than AT&T Wireless, dated as of March 30, 1999.

  10.23.3*   Amendment No. 2 to Stock Purchase Agreement by and among TeleCorp
             PCS, Inc., AT&T Wireless PCS, Inc. and Initial investors other than AT&T Wireless, dated as of April 6, 1999.

  10.23.4*   Amendment No. 3 to Stock Purchase Agreement by and among TeleCorp
             PCS, Inc., AT&T Wireless PCS, Inc. and Initial investors other than AT&T Wireless, dated as of May 14, 1999.

  10.23.5*   Amendment No. 4 to Stock Purchase Agreement by and among TeleCorp
             PCS, Inc., AT&T Wireless PCS, Inc. and Initial investors other than AT&T Wireless, dated as of July 15, 1999.

  10.24*     Stock Purchase Agreement by and among Viper Wireless, Inc.,
             TeleCorp Holding Corp., Inc. and TeleCorp PCS, Inc., dated as of
             March 1, 1999.

  10.25*     Puerto Rico Stock Purchase Agreement by and among TeleCorp PCS,
             Inc., Puerto Rico Acquisition Corp. and certain Management
             Stockholders and Initial investors other than AT&T Wireless, dated as of March 30, 1999.

  10.26*** Stock Purchase Agreement, dated as of October 18, 1999, by and among Telecorp PCS, Inc., Telecorp Holding Corp., Inc., Gerald T.
             Vento, Thomas H. Sullivan, OneLiberty Fund IV, L.P., Northwood
             Ventures LLC, and Northwood Capital Partners LLC.

  10.27*     Asset Purchase Agreement, dated May 25, 1999, by and between AT&T
             Wireless PCS Inc. and TeleCorp PCS, Inc.

  10.28* Preferred Stock Purchase Agreement, dated May 24, 1999, by and between AT&T Wireless PCS Inc. and TeleCorp PCS, Inc.

  10.29*     License Acquisition Agreement, dated May 15, 1998, by and between
             Mercury PCS II, LLC and TeleCorp PCS, Inc.

  10.30*     License Acquisition Agreement, dated May 15, 1998, by and between
             Wireless 2000, Inc. and TeleCorp PCS, Inc.

  10.31.1* Stockholders' Agreement, dated as of July 17, 1998, by and among AT&T Wireless PCS, Inc., TWR Cellular, Inc., Initial investors other than AT&T Wireless, Management Stockholders, and TeleCorp
             PCS, Inc.

 Exhibit No. Description
 ----------- -----------
  10.31.2*   Amendment No. 1 to Stockholders' Agreement dated May 25, 1999.

  10.31.3*   Amendment No. 2 to Stockholders' Agreement dated November 1, 1999.

  10.32+++   Form of Stockholders' Agreement by and among AT&T Wireless PCS,
             LLC, Initial investors other than AT&T Wireless, Management
             Stockholders, Other Stockholders, and Holding Company, Inc.

  10.33*     Purchase Agreement, dated April 20, 1999, by and among Chase
             Securities Inc., BT Alex. Brown Incorporated, Lehman Brothers
             Inc., TeleCorp PCS, Inc. and TeleCorp Communications, Inc.

  10.34* Exchange and Registration Rights Agreement, dated April 23, 1999, by and among Chase Securities Inc., BT Alex. Brown Incorporated,
             Lehman Brothers Inc., TeleCorp PCS, Inc. and TeleCorp
             Communications, Inc.

  10.35*     Agreement, dated as of July 17, 1998, by and among AT&T Wireless
             PCS Inc., TWR Cellular, Inc., the Initial investors other than
             AT&T Wireless, the TeleCorp Investors and the Management
             Stockholders.

  10.36* Employment Agreement, dated as of July 17, 1998, by and between TeleCorp PCS, Inc. and Julie A. Dobson.

  10.37+++ Amendment to Employment Agreement, dated February 28, 2000, by and between Telecorp PCS, Inc. and Julie A. Dobson.

  10.38*     Share Grant Agreement, dated July 16, 1998, by and between
             TeleCorp PCS, Inc. and Julie A. Dobson.

  10.39* Separation Agreement, dated as of March 8, 1999, by and among TeleCorp PCS, Inc., TeleCorp Communications, Inc. and Robert
             Dowski.

  10.40* Agreement among the Parties, dated as of June 30, 1999, by and among TeleCorp PCS, Inc., the Initial investors other than AT&T
             Wireless, Entergy Technology Holding Company, AT&T Wireless PCS,
             Inc., TWR Cellular Inc. and other stockholders.

  10.41*     Amended and Restated Agreement, dated April 16, 1999, by and among
             TeleCorp Communications, Inc., Triton PCS, Inc., Tritel
             Communications, Inc. and Affiliate License Co, L.L.C.

  10.42*     TeleCorp PCS, Inc. 1998 Restricted Stock Plan, as amended May 20,
             1999.

  10.43** TeleCorp PCS, Inc. 1999 Stock Option Plan, dated June 23, 1999, as amended.

  10.44**    Indenture, dated as of April 23, 1999, by and between Bankers
             Trust Company, as trustee, and TeleCorp PCS, Inc. relating to the 11 5/8% Senior Subordinated Discount Notes due 2009.

  10.45** Form of Indemnification Agreement to be entered into between TeleCorp PCS, Inc. and its directors and executive officers.

  10.46.1++  Stockholders' Agreement by and among AT&T Wireless PCS Inc.,
             Initial investors other than AT&T Wireless, Management
             Stockholders, and Tritel, Inc. dated January 7, 1999.

  10.46.2++  First Amendment to Tritel's Stockholders' Agreement, dated August
             27, 1999.

  10.46.3++  Second Amendment to Tritel's Stockholders' Agreement, dated as of
             September 1, 1999.

  10.46.4+   Third Amendment to Tritel's Stockholders' Agreement, dated November
             18, 1999.

  10.46.5+   Fourth Amendment to Tritel's Stockholders' Agreement, dated
             December 10, 1999.

 Exhibit No. Description
 ----------- -----------
  10.47++    Investors Stockholders' Agreement by and among Tritel, Inc.,
             Washington National Insurance Company, United Presidential Life
             Insurance Company, Dresdner Kleinwort Benson Private Equity
             Partners LP, Toronto Dominion Investments, Inc., Entergy Wireless
             Corporation, General Electric Capital Corporation, Triune PCS,
             LLC, FCA Venture Partners II, L.P., Clayton Associates LLC,
             Trillium PCS, LLC, Airwave Communications, LLC, Digital PCS, LLC,
             and The Stockholders Named Herein dated January 7, 1999.

  10.48+++   Form of Investors Stockholder Agreement, by and among Holding
             Company, Inc. and AT&T Wireless PCS, Inc. CB Capital Investors,
             L.P., Private Equity Investors III, Equity-Linked Investors-II,
             Whitney III, L.P., Whitney Strategic Partners III, L.P.,
             Media/Communications Investors Limited Partnership,
             Media/Communications Partners III Limited Partnership, Toronto
             Dominion Investments, Inc., Northwood Capital Partners LLC,
             OneLiberty Fund III, L.P., Hoak Communications Partners, L.P., HCP
             Capital Fund, L.P., Cich, Incorporated LP, Dresdner Kleinworth
             Benson Private Equity Partners LP, Toronto Dominion Investments,
             Inc., Entergy Wireless Capital Corporation, General Electric
             Capital Corporation, Triune PCS, LLC, FCA Venture Partners II, LP,
             Clayton Associates LLC, Trillium PCS, LLC, Airwave Communications,
             LLC, Digital PCS, LLC, and The Manufacturers Life Insurance
             Company.

  10.49++ AT&T Wireless Services, Inc. Network Membership License Agreement between AT&T Corp. and Tritel, Inc. dated January 7, 1999.

  10.50++    Intercarrier Roamer Service Agreement between AT&T Wireless
             Services, Inc. and Tritel, Inc. dated January 7, 1999.

  10.51++    Amended and Restated Agreement between TeleCorp Communications,
             Inc., Triton PCS, Inc., Tritel Communications, Inc. and Affiliate
             License Co., L.L.C. dated April 16, 1999.

  10.52+++   Form of Employment Agreement, by and between Holding Company and
             William M. Mounger, II.

  10.53+++   Form of Employment Agreement, by and between Holding Company and
             E.B. Martin, Jr.

  10.54+++   Letter Agreement, dated February 28, 2000, by and among William
             Mounger, II, TeleCorp PCS, Inc., Tritel, Inc., Thomas Sullivan, and Gerald Vento.

  10.55+++   Letter Agreement, dated February 28, 2000, by and among E.B.
             Martin, Jr., TeleCorp PCS, Inc., Tritel, Inc., Thomas Sullivan, and Gerald Vento.

  10.56+++ Form of Amended and Restated Restricted Stock Agreement pursuant to the Tritel, Inc. Amended and Restated 1999 Stock Option Plan.

  10.57+ Tritel, Inc. Amended and Restated 1999 Stock Option Plan for Non-employee Directors, effective January 7, 1999.

  10.58++    Amended and Restated Loan Agreement among Tritel Holding Corp.,
             Tritel, Inc., The Financial Institutions Signatory Hereto, and
             Toronto Dominion (Texas), Inc. dated March 31, 1999.

  10.59++    First Amendment to Amended and Restated Loan Agreement among
             Tritel Holding Corp., Tritel, Inc., The Financial Institutions
             Signatory Thereto, and Toronto Dominion (Texas), Inc. dated April
             21, 1999.

  10.60++    Master Lease Agreement between Tritel Communications, Inc. and
             Crown Communication Inc. dated October 30, 1998.

  10.61++    Master Lease Agreement between Signal One, LLC and Tritel
             Communications, Inc. dated December 31, 1998.

  10.62.1++  Management Agreement between Tritel Management, LLC and Tritel,
             Inc. dated January 1, 1999.

 Exhibit No. Description
 ----------- -----------
  10.62.2++  First Amendment to Management Agreement, dated as of September 1,
             1999.

  10.62.3+++ Agreement to Terminate Tritel Management Agreement, dated as of
             February 28, 2000, by and between Tritel Management, LLC.

  10.63++    Master Antenna Site Lease No. D41 between Pinnacle Towers Inc. and
             Tritel Communications, Inc. dated October 23, 1998.

  10.64++ Installment Payment Plan Note made by Mercury PCS, LLC in favor of the Federal Communications Commission in the amount of $42,525,211.95, dated October 9, 1996.

  10.65++    First Modification of Installment Payment Plan Note for Broadband
             PCS F Block by and between Mercury PCS II, L.L.C. and the Federal
             Communications Commission, dated July 2, 1998, effective as of
             July 31, 1998.

  10.66++    Letter Agreement by and between Tritel Communications, Inc. and
             H.S.I. GeoTrans Wireless, dated July 2, 1998, referring to a service agreement covering certain Site Acquisition Services applicable to certain Federal Communications Commission licenses owned or to be acquired by Tritel.

  10.67.1++  Services Agreement by and between Tritel Communications, Inc. and
             Galaxy Personal Communications Services, Inc., which is a wholly owned subsidiary of World Access, Inc., dated as of June 1, 1998.

  10.67.2++  Addendum to June 1, 1998 Services Agreement, dated as of March 23,
             1999.

  10.68++    Services Agreement by and between Tritel Communications, Inc. and
             Galaxy Personal Communications Services, Inc., which is a wholly-owned subsidiary of World Access, Inc., dated as of August 27, 1998.

  10.69++    Agreement by and between BellSouth Telecommunications, Inc. and
             Tritel Communications, Inc., effective as of March 16, 1999.

  10.70++    Agreement for Project and Construction Management Services between
             Tritel Communications, Inc. and Tritel Finance, Inc. and Bechtel
             Corporation, dated November 24, 1998.

  10.71++    Services Agreement by and between Tritel Communications, Inc. and
             Spectrasite Communications, Inc., dated as of July 28, 1998.

  10.72++    Acquisition Agreement Ericsson CMS 8800 Cellular Mobile Telephone
             System by and between Tritel Finance, Inc. and Tritel
             Communications, Inc. and Ericsson Inc., made and effective as of December 30, 1998.

  10.73++    Securities Purchase Agreement by and among AT&T Wireless PCS Inc.,
             TWR Cellular, Inc., Initial investors other than AT&T Wireless,
             Mercury PCS, LLC, Mercury PCS II, LLC, Management Stockholders and
             Tritel, Inc., dated as of May 20, 1998.

  10.74++    Closing Agreement by and among AT&T Wireless PCS, Inc., TWR
             Cellular, Inc., Initial investors other than AT&T Wireless,
             Airwave Communications, LLC, Digital PCS, LLC, Management
             Stockholders, Mercury Investor Indemnitors and Tritel, Inc., dated as of January 7, 1999.

  10.75++    Master Build To Suit And Lease Agreement between Tritel
             Communications, Inc., a Delaware corporation and American Tower,
             L.P., a Delaware limited partnership.

  10.76++    Master Build To Suit And Lease Agreement between Tritel
             Communications, Inc. and SpectraSite Communications, Inc.

  10.77++    Master Build To Suit Services And License Agreement between Tritel
             Communications, Inc. and Crown Communication Inc.

  10.78++    Master Build To Suit And Lease Agreement by and between Tritel
             Communications, Inc. and SBA Towers, Inc.

 Exhibit No. Description
 ----------- -----------

   10.79++   Master Site Agreement between Tritel Communications, Inc. and
             BellSouth Mobility Inc., dated July 2, 1999.

   10.80++   Master Site Agreement between Tritel Communications, Inc. and
             BellSouth Mobility PCS, dated March 10, 1999.

   10.81++   Consent to Exercise of Option between Tritel, Inc., AT&T Wireless
             PCS, Inc., TWR Cellular, Inc. and Management Stockholders dated
             May 20, 1999.

   10.82++   License Purchase Agreement between Digital PCS, LLC and Tritel,
             Inc. dated as of May 20, 1999.

   10.83++   Amended and Restated Employment Agreement of Jerry M. Sullivan,
             Jr., dated as of September 1, 1999.

   10.84++   Stock Purchase Agreement, dated as of September 1, 1999.

   10.85++   Mutual Release and Termination Agreement, dated as of September 1,
             1999.

   10.86+++  Form of Management Agreement between TeleCorp Management Corp,
             Inc. and TeleCorp PCS, Inc.

   10.87+++  Asset Purchase Agreement, dated as of June 2, 2000, between
             Airadigm Communications, Inc. and RW Acquisition L.L.C.

   10.88+++  Contingent Supplement to Asset Purchase Agreement, dated as of
             June 2, 2000, by and between Airadigm Communications, Inc. and RW
             Acquisition L.L.C.

   10.89+++  Letter Agreement by and between RW Acquisition, L.L.C. and
             Airadigm Communications, Inc. regarding Working Capital Loan, dated June 2, 2000.

   10.90+++ Construction Management Agreement, dated as of June 2, 2000, by and between TeleCorp Communications, Inc. and Airadigm
             Communications, Inc.

   10.91+++ Counterpart Signature Page and Joinder to the Agreement and Plan of Reorganization and Contribution, dated May 31, 2000 by
             TeleCorp-Tritel Holding Company.

   10.92+++ Counterpart Signature Page and Joinder to the Agreement and Plan of Reorganization and Contribution, dated May 31, 2000 by TTHC
             First Merger Sub, Inc.

   10.93+++ Counterpart Signature Page and Joinder to the Agreement and Plan of Reorganization and Contribution, dated May 31, 2000 by TTHC
             Second Merger Sub, Inc.

   10.94     Purchase Agreement, dated July 11, 2000, by and among Chase
             Securities Inc., Lehman Brothers Inc., Deutsche Banc Securities,
             Inc., TeleCorp PCS, Inc. and TeleCorp Communications, Inc.

   10.95     Form of Exchange and Registration Rights Agreement, dated _____________, by and among Chase Securities Inc., Lehman Brothers Inc., Deutsche
             Banc Securities, Inc., TeleCorp PCS, Inc. and TeleCorp
             Communications, Inc.

   10.96     Form of Indenture, dated as of _____________, by and among TeleCorp PCS,
             Inc., TeleCorp Communications, Inc. and Bankers Trust Company, as
             Trustee.

   23.1      Consent of PricewaterhouseCoopers LLP.

   23.2      Consent of KPMG LLP.

   23.3      Consent of McDermott, Will & Emery (included in Exhibit 5).

 Exhibit No. Description
 ----------- -----------


    24++++   Power of Attorney.

--------

     * Incorporated by reference to the Registration Statement on Form S-1 (File No. 333-89393) of TeleCorp PCS, Inc.
    ** Incorporated by reference to the Form 10-Q filed on November 15, 1999
       (File No. 333-81313-01) of TeleCorp PCS, Inc.
   *** Incorporated by reference to the Form 10-K filed on March 30, 2000 (File
       No. 000-27901) of TeleCorp PCS, Inc.
     + Incorporated by reference to the Registration Statement on Form S-1
       (File No. 333-91207) of Tritel, Inc.
    ++ Incorporated by reference to the Registration Statement on Form S-4
       (File No. 333-82509) of Tritel PCS, Inc.
   +++ Incorporated by reference to the Registration Statement on Form S-4
       (File No. 333-36954) of TeleCorp-Tritel Holding Company.

  ++++ Previously Filed in the Registration Statement on Form S-4 (File
       No. 333-81313, 333-81313-01) of TeleCorp PCS, Inc.

Item 22. Undertakings

   The undersigned Registrant hereby undertakes:

   (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (b) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered wold not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

     (c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

   (2) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

   (3) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

   (4) that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

   (5) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

   Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. If a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Arlington, Commonwealth of Virginia, on July 12, 2000.


                            TELECORP PCS, INC.


                            By: /s/ Gerald T. Vento
                               ______________________________________
                            Gerald T. Vento
                            Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

July 12, 2000                   Gerald T. Vento                                 By: /s/ Gerald T. Vento
                                                                                   -------------------------------
                                Chief Executive Officer and Chairman
                                (Principal Executive Officer)

July 12, 2000                   Thomas H. Sullivan                              By: /s/ Thomas H. Sullivan *
                                                                                   -------------------------------
                                Executive Vice President, Chief Financial
                                Officer and Director (Principal Financial and
                                Accounting Officer)

July 12, 2000                   Michael R. Hannon                               By: /s/ Thomas H. Sullivan *
                                                                                   -------------------------------
                                Director

July 12, 2000                   Scott Anderson                                  By: /s/ Thomas H. Sullivan *
                                                                                   -------------------------------
                                Director

July 12, 2000              James M. Hoak                   By: /s/ Thomas H. Sullivan *
                                                                   -----------------------------------
                           Director

July 12, 2000              William Kussell                 By: /s/ Thomas H. Sullivan *
                                                                   ---------------------------------
                           Director

July 12, 2000              Michael Schwartz                By: /s/ Thomas H. Sullivan *
                                                                   --------------------------------
                           Director

July 12, 2000              Rohit M. Desai                  By:
                                                                   --------------------------------
                           Director                                Rohit M. Desai

July 12, 2000              William W. Hague                By:
                                                                   --------------------------------
                           Director                                William W. Hague

*  By Thomas H. Sullivan as attorney-in-fact.

                                 EXHIBIT INDEX

 Exhibit No. Description
 ----------- -----------
   2.1+++    Agreement and Plan of Reorganization and Contribution (included as
             Annex A to the joint proxy statement-prospectus forming a part of the TeleCorp-Tritel Holding Company Registration Statement), dated
             February 28, 2000, by and between TeleCorp PCS, Tritel, Inc. and
             AT&T Wireless Services, Inc.

   2.2+++    Amendment No. 1 to the Agreement and Plan of Reorganization and
             Contribution (included as Annex B to the joint proxy statement-prospectus forming a part of the TeleCorp-Tritel Holding Company
             Registration Statement), dated May 4, 2000, by and between TeleCorp
             PCS, Tritel, Inc. and AT&T Wireless Services, Inc.

   2.3+++    Amendment No. 2 to the Agreement and Plan of Reorganization and
             Contribution (included as Annex C to the joint proxy statement-prospectus forming a part of the TeleCorp-Tritel Holding Company
             Registration Statement), dated June 12, 2000 by and between
             TeleCorp PCS, Tritel, Inc. and AT&T Wireless Services, Inc.

   3.1+++    Certificate of Incorporation of TeleCorp-Tritel Holding Company.

   3.2+++    Form of Restated Certificate of Incorporation of the Registrant
             (included as Annex F to the joint proxy statement-prospectus forming a part of the TeleCorp-Tritel Holding Company Registration
             Statement).

   3.3+++    By-laws of TeleCorp-Tritel Holding Company.

   3.4+++    Form of Restated By-laws of TeleCorp-Tritel Holding Company
             (included as Annex G to the joint proxy statement-prospectus forming part of the TeleCorp-Tritel Holding Company Registration
             Statement).

   5++++ Opinion of McDermott, Will & Emery regarding the legality of the notes.

  10.1+++    TeleCorp PCS, Inc. Voting Agreement, dated February 28, 2000.

  10.2+++    Tritel, Inc. Voting Agreement, dated February 28, 2000.

  10.3+++    Side Letter Agreement regarding Milwaukee Option, dated February
             28, 2000, by and between AT&T Wireless Services, Inc. and TeleCorp
             PCS, Inc.

  10.4+++ Asset Exchange Agreement, dated as of February 28, 2000, by and among AT&T Wireless PCS, LLC, TeleCorp PCS, Inc., TeleCorp PCS,
             LLC, TeleCorp Holding Corp, Inc., TeleCorp Communications, Inc.,
             TeleCorp Equipment Leasing, L.P., and TeleCorp Realty, LLC.

  10.5+++    Side Letter regarding Additional Mutual Rights and Obligations in
             Connection with the Asset Exchange Agreement and the Agreement and Plan of Reconstruction and Contribution, dated as of February 28, 2000, by and between AT&T Wireless PCS, LLC and TeleCorp PCS, Inc.

  10.6.1+++  License Acquisition Agreement, between Polycell Communications,
             Inc. and ABC Wireless, LLC, dated as of February 28, 2000.

  10.6.2+++  Amended and Restated License Acquisition Agreement among Polycell
             Communications, Inc., Clinton Communications, Inc. and ABC
             Wireless, LLC, dated as of May 3, 2000.

  10.7+++    License Acquisition Agreement, between ABC Wireless, LLC and AT&T
             Wireless PCS, LLC, dated as of February 28, 2000.

  10.8+++    Form of Intermediary Agreement, among AT&T Wireless PCS, LLC,
             TeleCorp PCS, Inc., TeleCorp PCS, LLC, TeleCorp Holding Corp,
             Inc., TeleCorp Communications, Inc., TeleCorp Equipment Leasing,
             L.P., TeleCorp Realty, LLC and the Intermediary.

 Exhibit No. Description
 ----------- -----------
  10.9+++    Transition Services Agreement, dated as of February 28, 2000, by and between AT&T Wireless PCS, LLC and TeleCorp PCS, Inc.

  10.10+++ Form of Assignment and Assumption Agreement, by and between Milwaukee PCS, LLC, Milwaukee Acquisition Subsidiary, Inc., and
             TeleCorp PCS, Inc.

  10.11+++ Agreement and Plan of Merger, dated February 27, 2000, by and among Milwaukee PCS LLC, Milwaukee Acquisition Subsidiary, Inc.,
             Kailas J. Rao, and Indus, Inc.

  10.12+++   Airadigm Letter of Intent, dated January 24, 2000.

  10.13* General Agreement for Purchase of PCS Systems and Services by and between TeleCorp PCS, Inc. and Lucent Technologies, Inc., dated as of May 12, 1998, as amended.

  10.14*     Securities Purchase Agreement by and among TeleCorp PCS, Inc.,
             AT&T Wireless PCS Inc, TWR Cellular, Inc. and certain Initial investors other than AT&T Wireless, TeleCorp Investors and Management Stockholders identified, dated as of January 23, 1998.

  10.15.1* Network Membership License Agreement by and among AT&T Corp., including AT&T Wireless Services, Inc., and TeleCorp PCS, Inc., dated as of July 17, 1998.

  10.15.2*   Amendment No. 1 to Network Membership License Agreement, dated
             March 30, 1999.

  10.16+++   Form of Network Membership License Agreement, by and between AT&T
             Corp., including AT&T Wireless Services, Inc., and Holding
             Company.

  10.17.1*   Management Agreement by and between TeleCorp Management Corp. and
             TeleCorp PCS, Inc., dated as of July 17, 1998.

  10.17.2*   Amendment No. 1 to the Management Agreement between TeleCorp
             Management Corp. and TeleCorp PCS, Inc., dated as of May 25, 1999.

  10.17.3**  Amendment No. 2 to the Management Agreement between TeleCorp
             Management Corp. and TeleCorp PCS, Inc., dated as of October 18,
             1999.

  10.18.1*   Intercarrier Roamer Service Agreement by and between AT&T Wireless
             Services, Inc. and TeleCorp PCS, Inc., dated as of July 17, 1998.

  10.18.2*   Amendment No. 1 to Intercarrier Roamer Service Agreement, dated
             May 25, 1999.

  10.19+++   Form of Intercarrier Roamer Service Agreement, by and between AT&T
             Wireless Services, Inc. and Holding Company.

  10.20*     Roaming Administration Service Agreement, by and between AT&T
             Wireless Services, Inc. and TeleCorp PCS, Inc., dated as of July
             17, 1998.

  10.21+++   Form of Roaming Administration Service Agreement, by and between
             AT&T Wireless Services, Inc., and Holding Company.

  10.22.1* Credit Agreement by and among TeleCorp PCS, Inc., the Lenders party to, and the Chase Manhattan Bank, as Administrative Agent and Issuing Bank, TD Securities (USA) Inc., as Syndication Agent, and Bankers Trust Company, as Documentation Agent, dated as of July 17, 1998.

  10.22.2*   First Amendment, Consent, and Waiver to the TeleCorp Credit
             Agreement, dated as of December 18, 1998.

  10.22.3* Second Amendment and Waiver to the TeleCorp Credit Agreement, dated as of March 1, 1999.

  10.22.4*   Third Amendment to the TeleCorp Credit Agreement, dated as of
             March 30, 1999.

 Exhibit No. Description
 ----------- -----------
  10.22.5*   Fourth Amendment to the TeleCorp Credit Agreement, dated as of
             March 31, 1999.

  10.22.6* Fifth Amendment and Acceptance to the TeleCorp Credit Agreement, dated as of April 7, 1999.

  10.22.7*   Sixth Amendment to the TeleCorp Credit Agreement, dated as of
             April 7, 1999.

  10.22.8*   Seventh Amendment to the TeleCorp Credit Agreement, dated as of
             May 21, 1999.

  10.22.9**  Eighth Amendment to the TeleCorp Credit Agreement, dated as of
             October 25, 1999.

  10.22.10** Ninth Amendment to the TeleCorp Credit Agreement, dated as of
             October 26, 1999.

  10.23.1*   Stock Purchase Agreement by and among TeleCorp PCS, Inc., AT&T
             Wireless PCS, Inc. and certain Initial investors other than AT&T
             Wireless identified in, dated as of March 22, 1999.

  10.23.2*   Amendment No. 1 to Stock Purchase Agreement by and among TeleCorp
             PCS, Inc., AT&T Wireless PCS, Inc. and Initial investors other than AT&T Wireless, dated as of March 30, 1999.

  10.23.3*   Amendment No. 2 to Stock Purchase Agreement by and among TeleCorp
             PCS, Inc., AT&T Wireless PCS, Inc. and Initial investors other than AT&T Wireless, dated as of April 6, 1999.

  10.23.4*   Amendment No. 3 to Stock Purchase Agreement by and among TeleCorp
             PCS, Inc., AT&T Wireless PCS, Inc. and Initial investors other than AT&T Wireless, dated as of May 14, 1999.

  10.23.5*   Amendment No. 4 to Stock Purchase Agreement by and among TeleCorp
             PCS, Inc., AT&T Wireless PCS, Inc. and Initial investors other than AT&T Wireless, dated as of July 15, 1999.

  10.24*     Stock Purchase Agreement by and among Viper Wireless, Inc.,
             TeleCorp Holding Corp., Inc. and TeleCorp PCS, Inc., dated as of
             March 1, 1999.

  10.25*     Puerto Rico Stock Purchase Agreement by and among TeleCorp PCS,
             Inc., Puerto Rico Acquisition Corp. and certain Management
             Stockholders and Initial investors other than AT&T Wireless, dated as of March 30, 1999.

  10.26*** Stock Purchase Agreement, dated as of October 18, 1999, by and among TeleCorp PCS, Inc., TeleCorp Holding Corp., Inc., Gerald T.
             Vento, Thomas H. Sullivan, OneLiberty Fund IV, L.P., Northwood
             Ventures LLC, and Northwood Capital Partners LLC.

  10.27*     Asset Purchase Agreement, dated May 25, 1999, by and between AT&T
             Wireless PCS Inc. and TeleCorp PCS, Inc.

  10.28* Preferred Stock Purchase Agreement, dated May 24, 1999, by and between AT&T Wireless PCS Inc. and TeleCorp PCS, Inc.

  10.29*     License Acquisition Agreement, dated May 15, 1998, by and between
             Mercury PCS II, LLC and TeleCorp PCS, Inc.

  10.30*     License Acquisition Agreement, dated May 15, 1998, by and between
             Wireless 2000, Inc. and TeleCorp PCS, Inc.

  10.31.1* Stockholders' Agreement, dated as of July 17, 1998, by and among AT&T Wireless PCS, Inc., TWR Cellular, Inc., Initial investors other than AT&T Wireless, Management Stockholders, and TeleCorp
             PCS, Inc.

  10.31.2*   Amendment No. 1 to Stockholders' Agreement dated May 25, 1999.

  10.31.3*   Amendment No. 2 to Stockholders' Agreement dated November 1, 1999.

 Exhibit No. Description
 ----------- -----------
  10.32+++   Form of Stockholders' Agreement, by and among AT&T Wireless PCS,
             LLC, Initial investors other than AT&T Wireless, Management
             Stockholders, Other Stockholders, and Holding Company, Inc.

  10.33*     Purchase Agreement, dated April 20, 1999, by and among Chase
             Securities Inc., BT Alex. Brown Incorporated, Lehman Brothers
             Inc., TeleCorp PCS, Inc. and TeleCorp Communications, Inc.

  10.34* Exchange and Registration Rights Agreement, dated April 23, 1999, by and among Chase Securities Inc., BT Alex. Brown Incorporated,
             Lehman Brothers Inc., TeleCorp PCS, Inc. and TeleCorp
             Communications, Inc.

  10.35*     Agreement, dated as of July 17, 1998, by and among AT&T Wireless
             PCS Inc., TWR Cellular, Inc., the Initial investors other than
             AT&T Wireless, the TeleCorp Investors and the Management
             Stockholders.

  10.36* Employment Agreement, dated as of July 17, 1998, by and between TeleCorp PCS, Inc. and Julie A. Dobson.

  10.37+++ Amendment to Employment Agreement, dated February 28, 2000, by and between TeleCorp PCS, Inc. and Julie A. Dobson.

  10.38*     Share Grant Agreement, dated July 16, 1998, by and between
             TeleCorp PCS, Inc. and Julie A. Dobson.

  10.39* Separation Agreement, dated as of March 8, 1999, by and among TeleCorp PCS, Inc., TeleCorp Communications, Inc. and Robert
             Dowski.

  10.40* Agreement among the Parties, dated as of June 30, 1999, by and among TeleCorp PCS, Inc., the Initial investors other than AT&T
             Wireless, Entergy Technology Holding Company, AT&T Wireless PCS,
             Inc., TWR Cellular Inc. and other stockholders.

  10.41*     Amended and Restated Agreement, dated April 16, 1999, by and among
             TeleCorp Communications, Inc., Triton PCS, Inc., Tritel
             Communications, Inc. and Affiliate License Co, L.L.C.

  10.42*     TeleCorp PCS, Inc. 1998 Restricted Stock Plan, as amended May 20,
             1999.

  10.43** TeleCorp PCS, Inc. Stock Option Plan, dated June 23, 1999, as amended.

  10.44*     Indenture, dated as of April 23, 1999, by and between Bankers
             Trust Company, as trustee, and TeleCorp PCS, Inc. relating to the 11 5/8% Senior Subordinated Discount Notes due 2009.

  10.45** Form of Indemnification Agreement to be entered into between TeleCorp PCS, Inc. and its directors and executive officers.

  10.46.1++  Stockholders' Agreement by and among AT&T Wireless PCS Inc.,
             Initial investors other than AT&T Wireless, Management
             Stockholders, and Tritel, Inc. dated January 7, 1999.

  10.46.2++  First Amendment to Tritel's Stockholders' Agreement, dated August
             27, 1999.

  10.46.3++  Second Amendment to Tritel's Stockholders' Agreement, dated as of
             September 1, 1999.

  10.46.4+   Third Amendment to Tritel's Stockholders' Agreement, dated November
             18, 1999.

  10.46.5+   Fourth Amendment to Tritel's Stockholders' Agreement, dated
             December 10, 1999.

 Exhibit No. Description
 ----------- -----------
  10.47++    Investors Stockholders' Agreement by and among Tritel, Inc.,
             Washington National Insurance Company, United Presidential Life
             Insurance Company, Dresdner Kleinwort Benson Private Equity
             Partners LP, Toronto Dominion Investments, Inc., Entergy Wireless
             Corporation, General Electric Capital Corporation, Triune PCS,
             LLC, FCA Venture Partners II, L.P., Clayton Associates LLC,
             Trillium PCS, LLC, Airwave Communications, LLC, Digital PCS, LLC,
             and The Stockholders Named Herein dated January 7, 1999.

  10.48+++   Form of Investors Stockholder Agreement, by and among Holding
             Company, Inc. and AT&T Wireless PCS, Inc. CB Capital Investors,
             L.P., Private Equity Investors III, Equity-Linked Investors-II,
             Whitney III, L.P., Whitney Strategic Partners III, L.P.,
             Media/Communications Investors Limited Partnership,
             Media/Communications Partners III Limited Partnership, Toronto
             Dominion Investments, Inc., Northwood Capital Partners LLC,
             OneLiberty Fund III, L.P., Hoak Communications Partners, L.P., HCP
             Capital Fund, L.P., Cich, Incorporated LP, Dresdner Kleinworth
             Benson Private Equity Partners LP, Toronto Dominion Investments,
             Inc., Entergy Wireless Capital Corporation, General Electric
             Capital Corporation, Triune PCS, LLC, FCA Venture Partners II, LP,
             Clayton Associates LLC, Trillium PCS, LLC, Airwave Communications,
             LLC, Digital PCS, LLC, and The Manufacturers Life Insurance
             Company.

  10.49++ AT&T Wireless Services, Inc. Network Membership License Agreement between AT&T Corp. and Tritel, Inc. dated January 7, 1999.

  10.50++    Intercarrier Roamer Service Agreement between AT&T Wireless
             Services, Inc. and Tritel, Inc. dated January 7, 1999.

  10.51++    Amended and Restated Agreement between TeleCorp Communications,
             Inc., Triton PCS, Inc., Tritel Communications, Inc. and Affiliate
             License Co., L.L.C. dated April 16, 1999.

  10.52+++   Form of Employment Agreement, by and between Holding Company and
             William M. Mounger, II.

  10.53+++   Form of Employment Agreement, by and between Holding Company and
             E.B. Martin, Jr.

  10.54+++   Letter Agreement, dated February 28, 2000, by and among William
             Mounger, II, TeleCorp PCS, Inc., Tritel, Inc., Thomas Sullivan, and Gerald Vento.

  10.55+++   Letter Agreement, dated February 28, 2000, by and among E.B.
             Martin, Jr., TeleCorp PCS, Inc., Tritel, Inc., Thomas Sullivan, and Gerald Vento.

  10.56+++ Form of Amended and Restated Restricted Stock Agreement pursuant to the Tritel, Inc. Amended and Restated 1999 Stock Option Plan.

  10.57+ Tritel, Inc. Amended and Restated 1999 Stock Option Plan for Non-employee Directors, effective January 7, 1999.

  10.58++    Amended and Restated Loan Agreement among Tritel Holding Corp.,
             Tritel, Inc., The Financial Institutions Signatory Hereto, and
             Toronto Dominion (Texas), Inc. dated March 31, 1999.

  10.59++    First Amendment to Amended and Restated Loan Agreement among
             Tritel Holding Corp., Tritel, Inc., The Financial Institutions
             Signatory Thereto, and Toronto Dominion (Texas), Inc. dated April
             21, 1999.

  10.60++    Master Lease Agreement between Tritel Communications, Inc. and
             Crown Communication Inc. dated October 30, 1998.

  10.61++    Master Lease Agreement between Signal One, LLC and Tritel
             Communications, Inc. dated December 31, 1998.

 Exhibit No. Description
 ----------- -----------
  10.62.1++  Management Agreement between Tritel Management, LLC and Tritel,
             Inc. dated January 1, 1999.

  10.62.2++  First Amendment to Management Agreement, dated as of September 1,
             1999.

  10.62.3+++ Agreement to terminate Tritel Management Agreement, dated as of
             February 28, 2000, by and between Tritel Management, LLC and
             Tritel, Inc.

  10.63++    Master Antenna Site Lease No. D41 between Pinnacle Towers Inc. and
             Tritel Communications, Inc. dated October 23, 1998.

  10.64++ Installment Payment Plan Note made by Mercury PCS, LLC in favor of the Federal Communications Commission in the amount of $42,525,211.95, dated October 9, 1996.

  10.65++    First Modification of Installment Payment Plan Note for Broadband
             PCS F Block by and between Mercury PCS II, L.L.C. and the Federal
             Communications Commission, dated July 2, 1998, effective as of
             July 31, 1998.

  10.66++    Letter Agreement by and between Tritel Communications, Inc. and
             H.S.I. GeoTrans Wireless, dated July 2, 1998, referring to a service agreement covering certain Site Acquisition Services applicable to certain Federal Communications Commission licenses owned or to be acquired by Tritel.

  10.67.1++  Services Agreement by and between Tritel Communications, Inc. and
             Galaxy Personal Communications Services, Inc., which is a wholly owned subsidiary of World Access, Inc., dated as of June 1, 1998.
  10.67.2++  Addendum to June 1, 1998 Services Agreement, dated as of March 23,
             1999.
  10.68++    Services Agreement by and between Tritel Communications, Inc. and
             Galaxy Personal Communications Services, Inc., which is a wholly-owned subsidiary of World Access, Inc., dated as of August 27, 1998.
  10.69++    Agreement by and between BellSouth Telecommunications, Inc. and
             Tritel Communications, Inc., effective as of March 16, 1999.
  10.70++    Agreement for Project and Construction Management Services between
             Tritel Communications, Inc. and Tritel Finance, Inc. and Bechtel
             Corporation, dated November 24, 1998.
  10.71++    Services Agreement by and between Tritel Communications, Inc. and
             Spectrasite Communications, Inc., dated as of July 28, 1998.
  10.72++    Acquisition Agreement Ericsson CMS 8800 Cellular Mobile Telephone
             System by and between Tritel Finance, Inc. and Tritel
             Communications, Inc. and Ericsson Inc., made and effective as of December 30, 1998.
  10.73++    Securities Purchase Agreement by and among AT&T Wireless PCS Inc.,
             TWR Cellular, Inc., Initial investors other than AT&T Wireless,
             Mercury PCS, LLC, Mercury PCS II, LLC, Management Stockholders and
             Tritel, Inc., dated as of May 20, 1998.
  10.74++    Closing Agreement by and among AT&T Wireless PCS, Inc., TWR
             Cellular, Inc., Initial investors other than AT&T Wireless,
             Airwave Communications, LLC, Digital PCS, LLC, Management
             Stockholders, Mercury Investor Indemnitors and Tritel, Inc., dated as of January 7, 1999.
  10.75++    Master Build To Suit And Lease Agreement between Tritel
             Communications, Inc., a Delaware corporation and American Tower,
             L.P., a Delaware limited partnership.
  10.76++    Master Build To Suit And Lease Agreement between Tritel
             Communications, Inc. and SpectraSite Communications, Inc.

 Exhibit No. Description
 ----------- -----------
  10.77++    Master Build To Suit Services And License Agreement between Tritel
             Communications, Inc. and Crown Communication Inc.
  10.78++    Master Build To Suit And Lease Agreement by and between Tritel
             Communications, Inc. and SBA Towers, Inc.
  10.79++    Master Site Agreement between Tritel Communications, Inc. and
             BellSouth Mobility Inc., dated July 2, 1999.
  10.80++    Master Site Agreement between Tritel Communications, Inc. and
             BellSouth Mobility PCS, dated March 10, 1999.
  10.81++    Consent to Exercise of Option between Tritel, Inc., AT&T Wireless
             PCS, Inc., TWR Cellular, Inc. and Management Stockholders dated
             May 20, 1999.
  10.82++    License Purchase Agreement between Digital PCS, LLC and Tritel,
             Inc. dated as of May 20, 1999.
  10.83++    Amended and Restated Employment Agreement of Jerry M. Sullivan,
             Jr., dated as of September 1, 1999.
  10.84++    Stock Purchase Agreement, dated as of September 1, 1999.
  10.85++    Mutual Release and Termination Agreement, dated as of September 1,
             1999.
  10.86+++   Form of Management Agreement between TeleCorp Management Corp,
             Inc. and TeleCorp PCS, Inc.
  10.87+++   Asset Purchase Agreement, dated as of June 2, 2000, between
             Airadigm Communications, Inc. and RW Acquisition L.L.C.
  10.88+++   Contingent Supplement to Asset Purchase Agreement, dated as of
             June 2, 2000, by and between Airadigm Communications, Inc. and RW
             Acquisition L.L.C.
  10.89+++   Letter Agreement by and between RW Acquisition, L.L.C. and
             Airadigm Communications, Inc. regarding Working Capital Loan, dated June 2, 2000.
  10.90+++   Construction Management Agreement, dated as of June 2, 2000, by and between Telecorp Communications, Inc. and Airadigm
             Communications, Inc.
  10.91+++   Counterpart Signature Page and Joinder to the Agreement and Plan
             of Reorganization and Contribution, dated May 31, 2000 by
             TeleCorp-Tritel Holding Company.
  10.92+++   Counterpart Signature Page and Joinder to the Agreement and Plan
             of Reorganization and Contribution, dated May 31, 2000 by TTHC
             First Merger Sub, Inc.
  10.93+++   Counterpart Signature Page and Joinder to the Agreement and Plan
             of Reorganization and Contribution, dated May 31, 2000 by TTHC
             Second Merger Sub, Inc.
  10.94      Purchase Agreement, dated July 11, 2000, by and among Chase
             Securities Inc. Lehman Brothers Inc., Deutsche Banc Securities,
             Inc., TeleCorp PCS, Inc. and TeleCorp Communications, Inc.
  10.95      Form of Exchange and Registration Rights Agreement, dated _______,
             ____, by and among Chase Securities Inc., Lehman Brothers Inc.,
             Deutsche Banc Securities, Inc., TeleCorp PCS, Inc. and TeleCorp
             Communications, Inc.
  10.96      Form of Indenture, dated as of July ________, by and among TeleCorp
             PCS, Inc., TeleCorp Communications, Inc. and Bankers Trust Company,
             as Trustee.
  23.1       Consent of PricewaterhouseCoopers LLP.
  23.2       Consent of KPMG LLP.
  23.3       Consent of McDermott, Will & Emory (included in Exhibit 5)

--------
  * Incorporated by reference to the Registration Statement on Form S-1 (File No. 333-89393) of TeleCorp PCS, Inc.
 ** Incorporated by reference to the Form 10-Q filed on November 15, 1999 (File No. 333-81313-01) of TeleCorp PCS, Inc.
*** Incorporated by reference to the Form 10-K filed on March 30, 2000 (File No. 000-27901) of TeleCorp PCS, Inc.
   + Incorporated by reference to the Registration Statement on Form S-1 (File
     No. 333-91207) of Tritel, Inc.
  ++ Incorporated by reference to the Registration Statement on Form S-4 (File
     No. 333-82509) of Tritel PCS, Inc.

 +++ Incorporated by reference to the Registration Statement on Form S-4 (File
     No. 333-36954) of TeleCorp-Tritel Holding Company.

++++ Previously filed in the Registration Statement on Form S-4 (File No. 333-
     81313, 333-81313-01) of TeleCorp PCS, Inc.